As filed with the Securities and Exchange Commission on October 26, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

IMH FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Governing Instrument)

Delaware	6162	81-0624254
(State or Other Jurisdiction of incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Rd #5000
Scottsdale, Arizona 85251
(480) 840-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Shane C. Albers
Chief Executive Officer
IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, Arizona 85251
(480) 840-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copy to:

Peter T. Healy, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
(415) 984-8833

Approximate Date of Commencement of Proposed Sale of Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $ 0.01 par value per share	$115,000,000	$8,200

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes common shares that the underwriters have the option to purchase solely to cover overallotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission has become effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PROSPECTUS	PRELIMINARY PROSPECTUS DATED OCTOBER 26, 2010

        Shares

Common Stock

We are a real estate finance company based in the southwest United States with over 13 years of experience in the real estate lending and investment process. Our primary near-term future focus is on the acquisition and origination of mini-perm loans, or other short-term financings that are used to pay off construction or commercial property loans and are not reliant on the availability of take-out financing, whole commerical real estate mortgage loans, which may be performing, distressed or non performing, loans and participating interests in performing commercial real estate mortgage loans. We were formed from the conversion of IMH Secured Loan Fund, LLC, a limited liability company that was externally managed by Investors Mortgage Holdings Inc., into an internally managed corporation named IMH Financial Corporation.

This is our initial public offering and no public market currently exists for our common stock. We are offering     shares of our common stock. We expect the initial public offering price to be between $    and $    per common share. We intend to apply to list our common stock on the New York Stock Exchange, or the NYSE under the symbol “IFC”.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 14 of this prospectus for a discussion of the following and other risks that you should consider before investing in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions as set forth above, up to an additional      shares of our common stock to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about     , 2010.

The date of this prospectus is     , 2010.

IMH Asset or Loan Collateral

Four Diamond Resort & Spa
Sedona, Arizona

Office Building
Albuquerque, New Mexico

Medical Office Building
Houston, Texas

You should rely only on the information contained in this prospectus, or in any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We use market data throughout this prospectus. We have obtained certain market data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. Forecasts are based on industry surveys and the preparer’s expertise in the industry and there is no assurance that any of the projected amounts will be achieved. We believe this data others have compiled are reliable, but we have not independently verified this information.

i

SUMMARY

This summary highlights selected information in this prospectus and may not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, and the other documents to which this prospectus refers in order to understand in greater detail this offering. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to IMH Financial Corporation, a Delaware corporation, together with its consolidated subsidiaries. As used in this prospectus, unless the context otherwise requires, the terms “our common stock” or “the common stock” refer to Common Stock, par value $0.01 per share, of IMF Financial Corporation to be sold in this offering, and do not include shares of (i) Class B-1 common stock, par value $0.01 per share, (ii) Class B-2 common stock, par value $0.01 per share, (iii) Class B-3 common stock, par value $0.01 per share, (iv) Class B-4 common stock, par value $0.01 per share, (v) Class C common stock, par value $0.01 per share or (vi) Class D common stock, par value $0.01 per share. Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering is sold at $     per share, which is the midpoint of the range of prices set forth on the cover page of this prospectus and (ii) no exercise by the underwriters of their overallotment option to purchase up to an additional      shares of our common stock, because these documents govern many of the rights of a holder of common stock in IMH Financial Corporation.

Our Company

We are a real estate finance company based in the southwest United States with over 13 years of experience in various and diverse facets of the real estate lending and investment process, including origination, acquisition, underwriting, documentation, servicing, construction, enforcement, development, marketing, and disposition. Although we have historically focused on the origination of senior short-term commercial bridge loans with maturities of 12 to 18 months oriented toward the ability of permanent take-out financing, our primary near-term future focus is on the acquisition and origination of interim loans, or other short-term financings, that are used to pay off construction or commercial or residential property loans and are not reliant on the availability of take-out financing. In addition, we will target the acquisition or financing of whole commercial real estate mortgage loans, which may be performing, distressed or non-performing, and participating interests in performing commercial real estate mortgage loans. Our target transaction size is typically above the upper investment boundary of community banks, but below the lower investment threshold of larger financial institutions, which we believe positions us favorably in an underserved segment of the real estate finance industry.

We combine traditional credit analysis typically performed by banks, with advanced property valuation techniques used by developers, in order to produce a more comprehensive investment decision process. In addition to the property appraisal and underwriting process performed by traditional bank lenders, we build and stress test a property-specific valuation model for each real estate investment we make, based upon, among other factors, acquisition price, carrying cost, development time, potential cost and time overruns, absorption rate, existing and potential rental rates, existing and known planned competing properties, market trends and exit strategy. We test these assumptions with a combination of field inspections and local market analysis, as well as financial, physical, legal and environmental due diligence. Through this process, we have acquired or originated real estate assets as of June 30, 2010 with an original investment basis of $727.5 million and a current carrying value of $273.0 million consisting of commercial real estate mortgage loans with a carrying value of $167.6 million and owned property with a carrying value of $105.4 million. The decline in the carrying value of our real estate assets is reflective of the deterioration of the commercial real estate lending market and the sustained decline in pricing of residential and commercial real estate in recent months together with the continuing downturn in the commercial real estate markets and general economy.

Our senior management team, along with our other investment professionals, have extensive experience analyzing, structuring, negotiating, originating, purchasing and servicing senior-position commercial real estate mortgage loans and related real estate investments. Over the past 13 years, we have built a mortgage lending platform and have made over 500 real estate investments and co-investments, and our senior management team has raised approximately $1 billion of capital. We have extensive long-term relationships with community banks, real estate owners, developers and financial intermediaries, including primary dealers, investment and commercial banks, brokerage firms, real estate investment companies, mortgage lenders and many strategic partners. We believe these relationships give us an extensive network within the real estate and finance industry in the southwestern United States, which includes Arizona, California, Texas and Nevada, and thereby provide us access to a wide array of opportunities and a large volume of attractive potential investments.

We are a Delaware corporation that was formed from the conversion of IMH Secured Loan Fund, LLC, a limited liability company that was externally managed by Investors Mortgage Holdings Inc. Our principal executive offices are located at 4900 N. Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251, and our telephone number is (480) 840-8400. Our website address is www.imhfc.com. This website and the information contained on it or connected to it do not constitute a part of this prospectus.

Our Market Opportunity

We believe there are attractive current and emerging opportunities to acquire whole commercial real estate mortgage loans and other discounted real estate-related assets as a result of the ongoing disruption in the real estate and financial markets, particularly in the southwestern United States where we focus. We believe that some of these assets are attractively priced in relation to their relative risk as a result of the imbalance between supply and demand in the current market environment, which has forced numerous financial institutions to dispose of both financial and physical real estate-related assets in order to meet regulatory or general capital requirements. Although we view opportunities to acquire commercial real estate mortgage loans and other real estate related assets as more attractive for new investments over the short to medium term, we believe that the opportunity to originate commercial real estate mortgage loans remains attractive, particularly for interim loans or other short and intermediate term loans that generally have terms of one to three years and are not reliant upon the immediate availability of permanent financing for takeout. As a result of limited credit availability in the marketplace, we believe that such loans can now be structured on more favorable lender terms than in the past. We believe that we are positioned to capitalize on such opportunities as well as to remain flexible to adapt our investment strategy as market conditions change.

Our Target Assets

Although we have historically focused primarily on the origination of whole senior short-term commercial bridge loans with maturities of 12 to 18 months oriented toward the availability of permanent takeout financing at maturity and our portfolio consists primarily of loans that we originated, we intend to focus our future investments primarily on the following asset classes, which we consider to be our target assets:

•	interim loans, which are loans with terms of 18 to 30 months that are not reliant upon the immediate availability of traditional or permanent financing;
•	whole commercial real estate mortgage loans, which may be performing, distressed or non-performing loans;
•	participating interests in performing commercial real estate mortgage loans; and
•	other types of real estate assets and real estate-related debt instruments we can acquire from time to time as attractive opportunities continue to emerge in the existing economic environment.

Following the closing of this offering, we intend to continue the process of disposing of a significant portion of our existing loans and real estate assets, or REO assets, individually or in bulk, and to reinvest the proceeds from such dispositions and the net proceeds from this offering in our target assets. We intend to diversify our assets further across asset classes, with current target allocations for new investments of approximately 45% of total assets in interim loans or other short-term loans originated by us, 25% in performing whole, or participating interests in, commercial real estate mortgage loans we acquire, 15% in whole non-performing commercial real estate loans we acquire and 15% in other types of real estate-related assets and real estate-related debt instruments (which may include the acquisition of, or financing the acquisition of, residential mortgage-backed securities, commercial mortgage-backed securities and REO assets), although the exact allocations will depend on the investment opportunities we decide to pursue. We expect the diversification of our portfolio to continue to evolve to address market circumstances, including consideration of factors such as asset class, borrower group, geography, transaction size and investment terms.

Once real estate conditions improve, and the availability of permanent financing returns, we believe our experience, industry knowledge and comprehensive underwriting process will allow us to refocus on our historical model of originating short-term senior secured whole commercial real estate mortgage loans.

In addition, we believe opportunities will arise to use our stock or cash to acquire, on attractive terms, real estate-related assets or companies, including real estate investment trusts, or REITs, real estate vehicles, limited partnerships and similar vehicles. Many of these entities are seeking to reposition their portfolios or dispose of assets, and may also have investors who are seeking liquidity or exit options.

Our Competitive Strengths

We believe the following competitive strengths will help us implement our strategies and distinguish ourselves from our competitors:

•	Existing Assets. We believe that we will be able to generate significant liquidity if we can successfully execute our disposition strategy relating to our existing portfolio. We intend to actively market and sell a significant portion of our current loans (in whole or in part) and REO assets, individually or in bulk, over the next 18 months following this offering and redeploy a substantial portion of the sale proceeds in our target assets. As a result of the rapid decline in the economy and substantial disruptions in the real estate and financial markets, we have recorded significant provisions for credit losses on our loans and impairment charges on our REO assets reflecting lower pricing assumptions and a significant increase in discount factors to reflect current market risk. The fair value of our assets is based primarily on third-party valuations obtained for substantially all of our REO assets and the real estate collateral for our mortgage loans and applying management judgment in selecting a single best estimate of value from the third party valuation ranges based on current market conditions. Changes in market conditions may yield materially different values and potentially increase or decrease the valuation allowance. As of August 31, 2010, our aggregate valuations generally fell within the range of values estimated by third party valuation specialists. In applying valuation estimates for our REO assets, we estimate the recoverability of our book basis in such assets based on our anticipated disposition strategy for each asset. However, if we sell our assets in an improving economic climate, we believe that the aggregate potential value of our assets may exceed the current aggregate carrying value of those assets. From the period commencing January 1, 2010 through September 30, 2010, we have sold certain REO assets for $6.8 million and realized a net loss of approximately $1.2 million relative to the carrying values of the assets at the time of sale. Additionally, we have sold certain loans or received certain loan payoffs resulting in proceeds of $6.7 million and realized net gains of approximately $0.4 million relative to the carrying values of the assets at the time of sale or payoff. Further, we believe that the potential value of some of the properties securing our mortgage loans may allow us the flexibility, and motivate our borrowers, to restructure loan terms which may enable us to generate current income and ultimately realize attractive risk-adjusted returns on those loans.
•	Access to Extensive Pipeline of Industry Relationships. We have long-term relationships with an extensive network of community banks, real estate owners, developers and financial intermediaries, particularly in the west and southwest, which we believe has received less attention from larger investors. Our diversified transaction referral network provides us with a significant stream of “first look,” off-market opportunities. We have in the past partnered, on a pari passu basis, with larger financial institutions in order to accommodate loan transaction sizes that exceeded our then-current capacity. Similarly, we have participated in loan transactions of varying size with community and regional banks. We believe these relationships will continue to provide us access to potential attractive lending and acquisition opportunities as a greater number of financial institutions seek to reduce their exposure to commercial real estate in order to reduce leverage and meet various capital or regulatory requirements.
•	Localized Market Expertise. We believe that our specialized knowledge of local market dynamics in our target markets in the Southwest provides a strategic advantage to us in the identification, acquisition and ultimate disposition of our target assets. Our focus for over 13 years on the real estate lending and investment industry in the southwest, along with our extensive network of long-

term relationships with banks, real estate owners and developers, mortgage lenders and other strategic partners focused on our target market provides us with a specialized understanding of the market dynamics and opportunities that we believe is difficult to replicate. Moreover, we believe our specialized focus in our target markets also positions us favorably to engage in repeat business with investment and commercial banks, brokerage firms, public and private real estate investment companies and others that have targeted opportunities in the Southwest, but lack our in-depth understanding of, and access to, opportunities in this market.
•	Experienced Management Team with Expertise in Real Estate. Our senior management team, which is led by Shane Albers, William Meris and Steven Darak, has extensive experience originating, acquiring, managing and investing in commercial mortgage loans and other commercial real estate and real estate-related assets through various credit cycles and market conditions. We believe our senior management team has accumulated a deep and sophisticated understanding of industry trends, market values and the particular characteristics of the regions in which we lend. Members of our senior management team, together with our other professionals, have been engaged in various facets of real estate, such as finance, property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, and other real estate-related services. We believe this broad and diverse experience has equipped our senior management team with a deep understanding of our target assets.
•	Strong Underwriting Capabilities. We have a fully integrated in-house underwriting platform, which has extensive experience underwriting, conducting due diligence and valuing real estate and real estate-related investments. We combine traditional credit analysis typically performed by banks with advanced property valuation techniques used by developers, to produce a more comprehensive investment decision process. In addition to the property appraisal and underwriting process performed by traditional bank lenders, we build and stress test a property-specific valuation model for each real estate loan we originate or acquire. We have enhanced underwriting policies, tailored to the current market environment, by requiring broad portfolio diversification. We believe that these procedures provide an advantage to us relative to the procedures utilized by many of our competitors and enable us to better identify attractive investment opportunities and assess the performance, risk and returns that we should expect from any particular commercial real estate mortgage loan.
•	Value Added Execution and Asset Management Experience. Our asset management team has extensive experience creating capital appreciation opportunities through the active management of distressed and non-performing real estate and real estate-related assets. Working collaboratively with the underwriting team, the asset management team formulates a strategic plan to extract the maximum amount of value from each asset through, among other things, repositioning, restructuring and intensive management. These strategies include the restructuring of non-performing or distressed loans, the negotiation of discounted pay-offs or other modifications of the terms governing a mortgage loan, and the foreclosure and intensive management of assets underlying non-performing mortgage loans in order to seek to reposition them for disposition.
•	Speed of Execution. As a significant number of banks continue to fail, we believe the Federal Deposit Insurance Corporation, or the FDIC, and other government agencies are increasingly likely to value participants who can purchase loans on an accelerated timetable and on a highly reliable basis in order to reduce closing risk. We believe that our market knowledge and experience as a real estate lender allows us to underwrite and execute complex transactions quickly, which will enable us to accommodate accelerated seller timetables and acquire our target assets from these sources.
•	Market-Driven Investment Strategy. Our investment strategy is market-driven, which we believe enables us to adapt to shifts in economic, real estate and market conditions, and to exploit inefficiencies in the applicable markets. We believe this approach allows us to identify and pursue undervalued opportunities in all market cycles. Since 1997, we have made or arranged over 500 real estate investments and co-investments with a focus primarily on markets in the southwestern region of the United States. We believe that limited capital and credit availability in the marketplace allows us to structure loans at even more favorable terms than that which we have been able to achieve historically.
•	Tax Attributes. Due to the significant decline in the real estate markets in recent years, the tax basis of our existing assets exceeds the carrying value of such assets by approximately $267.8 million as of June 30, 2010, which we believe, subject to certain limitations, provides an approximation of the “built-in losses” that may be available to offset future taxable income and gain upon the disposition of such assets as well as potential income and gain from new assets we acquire. To the extent we are able to reduce our taxes payable through the use of our built-in losses, we would be able to invest such amounts in additional assets or pay distributions to our stockholders.

Our Investment Strategy

Our objective is to utilize our real estate lending experience and industry knowledge to generate attractive risk-adjusted returns. We will seek to achieve this objective by acquiring, originating and managing our target assets and executing our disposition strategy to opportunistically sell a significant portion of our existing portfolio, individually or in bulk, to generate capital to deploy in our target assets. We intend to pursue investment opportunities in our target assets by:

•	Repositioning our Existing Portfolio to Income-Generating Assets. We intend to actively market and sell a significant portion of our currently-owned loans (in whole or in part) and REO assets, individually or in bulk, over the next 18 months following this offering and redeploy a substantial proportion of the sale proceeds in our target assets. We are undertaking actions designed to position these assets to maximize their potential value on disposition, including foreclosing on non-performing mortgage loans and active management of the underlying assets in order to seek to reposition them for profitable disposition. We may also reposition and restructure certain non-performing or distressed mortgage loans through negotiating borrower concessions, discounted pay-offs or other modifications of loan terms, or by dividing loans into senior and junior pieces in order to maximize sales price. For existing REO assets, we may revise or complete existing development projects, negotiate with municipalities regarding development plans, seek to extend plat and plan expiration dates, and offer seller financing in certain instances. We plan to use the proceeds from the sale of these primarily non-income earning assets and deploy them in our target assets.
•	Maintaining Investment Discipline. We intend to continue to capitalize on our fully integrated in-house underwriting platform, experience and market knowledge. We will continue to combine traditional credit analysis typically performed by banks with the advanced property valuation techniques used by developers to support a more comprehensive investment decision process, including building and stress testing a property specific underwriting model for each real estate loan we originate or acquire.
•	Selectively Pursuing Opportunities to Acquire Real Estate-Related Companies and Assets. We believe opportunities will emerge to acquire attractively priced real estate-related assets or companies, including REITs, real estate vehicles, limited partnerships and similar vehicles not targeted by larger investors. We believe there are a number of companies with insufficient cash flow to finance their operations and who may also be seeking to sell or otherwise reposition their current assets. Additionally, a number of these companies are under pressure from their investors, who due to limited capital availability, may well be seeking to gain shorter term liquidity or exits from their current investments. We expect that cash or listed public company stock may be an attractive currency for providing liquidity or exit strategies for these investors and thus will enable us to acquire real estate-related assets on attractive terms.
•	Leveraging our Relationships to Generate New Sources of Income. We also believe there may be opportunities to leverage the network of financial advisors that we have built over the years. This network has been responsible for directing considerable investment capital to us and currently provides access to over 40 independent broker dealer firms, through whom we have the ability to reach over 9,000 financial advisors. We believe the opportunity exists to create new revenue streams by providing access to various real-estate-related and other investment opportunities, either structured by us or introduced through our relationships, to our network of financial advisors.

In implementing our investment strategy, we will utilize our management’s expertise in identifying attractive opportunities within the target asset classes, as well as management’s capabilities related to transaction sourcing, underwriting, execution, asset management and disposition. We expect that our management will make decisions based on a variety of factors, including, but not limited to, expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macro-economic conditions.

Unprecedented dislocations in the real estate and capital markets have caused us to incur a significant reduction in loan payoffs from borrowers and an increase in delinquencies, non-performing loans and REO assets, resulting in a substantial reduction in our cash flows. We have taken a number of measures to provide liquidity for us, including, among other things, engaging in efforts to sell whole loans and participation interests in our loans, and to dispose of certain real estate assets. We have also consummated the Conversion Transactions, as described under the heading “ — History and Structure” below, in an effort to position us for this offering.

We expect our primary sources of liquidity over the next twelve months to consist of the proceeds generated by (i) the disposition of our portfolio of loans and REO assets and (ii) this offering. We anticipate redeploying these proceeds to acquire various performing REO assets, the maintenance and ultimate disposition of which we expect will generate ongoing liquidity. In addition, we may address our liquidity needs by periodically accessing the capital markets, lines of credit and credit facilities available to us from time to time, and cash flows from the sales of participations in loans, interest income and loan payoffs from borrowers.

Summary of Risk Factors

An investment in shares of our common stock involves a high degree of risk. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 14 of this prospectus, together with the other information included in this prospectus, before purchasing our common stock. If any of these risks occur, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•	We recorded losses for the years ended December 31, 2008 and 2009, and for the six months ended June 30, 2010 and may continue to do so.
•	Our operating expenses may increase as a result of the recent completion of the Conversion Transactions.
•	We have not yet identified any specific future investments for our portfolio and, therefore, you will be unable to evaluate the allocation of net proceeds from this offering or the economic merits of our investments prior to making an investment decision.
•	We anticipate that a significant portion of our commercial mortgage loans will continue to be in the form of non-performing and distressed commercial mortgage loans, or loans that may become non-performing and distressed, which are subject to increased risks relative to performing mortgage loans.
•	We are subject to litigation or claims, including in connection with the recently consummated Conversion Transactions.
•	If we are required to fund the entire amount of unfunded loans in process, our liquidity may be adversely affected.
•	The risk that our financial condition and results of operations could be harmed if economic conditions in general, and conditions in the commercial real estate market in particular, do not improve.

•	A secondary market for our loans or other assets we acquire may not develop, in which case we may not be able to diversify our assets in response to changes in economic and other conditions, and we may be forced to bear the risk of deteriorating real estate markets, which could increase the borrower’s defaults on our loans and cause us to experience losses.
•	Our access to public capital markets and private sources of financing may be limited and, thus our ability to make or acquire additional loans or other investments may be limited.
•	If we are unable to sell our existing assets, or are only able to do so at a substantial loss, we may be unable to continue as a “going concern” or implement our investment strategy.
•	If we do not resume our mortgage lending activities, we will not be able to grow our business and our financial results and financial condition will be harmed.
•	Our borrowers are exposed to risks associated with owning real estate, and unexpected expenses or liabilities resulting from such ownership could reduce the likelihood that our borrowers will be able to develop or sell the real estate that serves as collateral for our loans, which will increase the likelihood that our borrowers will default on the loans that we fund or acquire.
•	We may not be able to use tax attributes as anticipated.
•	We may experience a further decline in the fair value of our assets, which could harm our results of operations, financial conditions and our ability to make distributions to stockholders.
•	There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering.
•	We have not established a minimum dividend and distribution level and we may not have the ability to pay dividends and other distributions to you in the future.

Investment Company Act Exemption

We operate our business so that we will be exempt from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act. We plan to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act unless we utilize an alternative exemption. We monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we must make investments so that at least 55% of the assets we own on an unconsolidated basis consist of qualifying mortgages and other liens on and interests in real estate, which we refer to as qualifying real estate assets, and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate-related assets, including our qualifying real estate assets. See “Business — Regulation — Investment Company Status.”

Dividend policy

There have been no cash dividends declared on our common stock since our company was formed from our predecessor entity, but our predecessor made periodic distributions to its members prior to suspending distributions in the third quarter of the year ended December 31, 2008. Dividends are declared at the sole discretion of our board of directors. We intend to declare and pay to all shares of our Class B common stock issued and outstanding on the 12-month anniversary of the consummation of this offering a one-time dividend equal to $0.95 per share of Class B common stock, or the Special Dividend. Investors who purchase our common stock in this offering will not be eligible for the Special Dividend. For more information about our dividend policy, see the section entitled “Dividends and Distribution Policy.”

Our History and Structure

We were formed from the conversion of our predecessor entity, IMH Secured Loan Fund, LLC, or the Fund, into a Delaware corporation. The Fund, which was organized in May 2003, commenced operations in August 2003, focusing on investments in senior short-term whole commercial real estate mortgage loans collateralized by first mortgages on real property. The Fund was externally managed by Investors Mortgage Holdings, Inc., or the Manager, which was incorporated in Arizona in June 1997 and is licensed as a mortgage banker by the State of Arizona. Through a series of private placements to accredited investors, the Fund raised

$875 million of equity capital from May 2003 through December 2008. Due to the cumulative number of investors in the Fund, the Fund registered under the Securities Exchange Act of 1934, as amended, on April 30, 2007 and began filing periodic reports with the Securities and Exchange Commission, or the SEC.

As a result of the unprecedented disruptions in the general real estate and related markets and the rapid decline in the global and U.S. economies, on October 1, 2008, pursuant to its operating agreement, the Fund suspended member redemption requests. In order to preserve liquidity in the ongoing credit crisis, the Fund suspended regular monthly distributions to members in the second quarter of 2009. On June 18, 2010, following approval by members representing 89% of membership units of the Fund voting on the matter, the Fund became internally-managed through the acquisition of the Manager and converted into a Delaware corporation, a series of transactions we refer to as the Conversion Transactions. The Fund intended the Conversion Transactions to position the Fund to become a publicly traded corporation listed on the NYSE, create the opportunity for liquidity for Fund members, and create the opportunity to raise additional capital in the public markets, thereby enabling the Fund to better acquire and originate commercial mortgage loans and other real estate related investments with a view to achieving long term value creation through dividends and capital appreciation.

As part of the Conversion Transactions, the Fund offered members seeking shorter-term liquidity the option of receiving shares, referred to as Class C common stock, which are eligible to be redeemed by us at our option from the proceeds of this offering at the initial public offering price less underwriting discounts and commissions. Any shares of Class C common stock not redeemed with the proceeds of this offering will automatically be converted to Class B common stock. Members representing only approximately 5.2% of membership interests in the Fund elected this option and received Class C common stock. The remaining 94.8% received one of three series of Class B common stock (Class B-1, B-2 or B-3) that are subject to restrictions on transfer that lapse, subject to certain exceptions, at various anniversaries following the closing of this offering: 25% at the six month anniversary, 25% upon the nine month anniversary and the remaining 50% on the 12 month anniversary. The restrictions also lapse upon certain change of control events, and are also eligible for conversion and transfer after the five-month anniversary of this offering if the closing price of our common stock price is greater than or equal to 125% of the initial public offering price for 20 consecutive trading days at the option of the holder thereof. Once the sale of all or a portion of the shares of Class B common stock becomes possible, the sale or potential sale of a substantial number of shares of the common stock into which shares of Class B common stock may convert could depress the market price of all common stock and impair our ability to raise capital through the sale of additional shares.

To provide additional incentive for holders of Class B common stock to remain longer-term investors, we agreed to pay, subject to the availability of legally distributable funds, a Special Dividend to Class B stockholders of $0.95 a share to all stockholders who have retained continuous ownership of their shares through the 12 month period following this offering. If the Special Dividend is paid in full and assuming no shares of Class C common stock are redeemed following this offering, we expect the aggregate amount of the Special Dividend to be $16.1 million. If the proceeds from this offering are insufficient to redeem all outstanding shares of Class C common stock, the redemption will be effected on a pro rata basis among the holders of Class C common stock and the remaining shares of Class C common stock will automatically be converted into shares of Class B common stock and will be eligible for the Special Dividend if held continuously through the 12-month period following this offering.

We acquired the Manager, through the issuance of 716,279 shares of Class B common stock to the equity holders of the Manager and its affiliates, on June 18, 2010 as part of the Conversion Transactions. Prior to consummation of the Conversion Transactions, we paid management fees to the Manager to serve as our external manager and the Manager was responsible for managing every aspect of our operations, including identifying and funding new loans, evaluating and acquiring loans held by third parties, and periodically analyzing the composition of our portfolio. The Manager has a wholly-owned subsidiary, Investors Mortgage Holdings California, Inc., which is licensed as a real estate broker by the California Department of Real Estate. In connection with the acquisition, Messrs. Albers and Meris acquired shares of Class B-4 common stock which are subject to additional four-year transfer restrictions. The transfer restrictions applicable to the shares of Class B-4 common stock held by Messrs. Albers and Meris will terminate if, any time after five months from the first day of trading on a national securities exchange, either our market capitalization or book value will have exceeded $730.4 million (subject to upward and downward adjustment upon certain events). The additional four-year transfer restrictions will terminate if the restrictions on the Class B common stock are eliminated as a result of change of control of the shares of Class B common stock under our certificate of incorporation, or if, after entering into an employment agreement approved by our compensation committee, the holder of Class B common stock is terminated without cause, as will be defined in their employment agreements. As part of the Conversion Transactions, the former executive officers and employees of the Manager became our executive officers and employees and assumed the duties previously performed by the Manager. We ceased paying management fees to the Manager and are now entitled to retain all management, origination fees, gains and basis points previously allocated to the Manager.

In the Conversion Transactions, we also acquired IMH Holdings, LLC, or Holdings, which is a Delaware limited liability company and serves as a holding company for two wholly-owned subsidiaries, IMH Management Services, LLC, an Arizona limited liability company, and SWI Management, LLC, an Arizona limited liability company. IMH Management Services, LLC provides us and our affiliates with human resources and administrative services, including the supply of employees, and SWI Management, LLC, or SWIM, acts as the manager for the Strategic Wealth & Income Fund, LLC, or the SWI Fund. At July 31, 2010, the SWI Fund had $11.4 million under management. The SWI Fund is a Delaware limited liability company whose investment strategies and objectives are substantially similar to our historic strategy. We do not own any equity interest in the SWI Fund but we receive fee income for managing SWIM.

Organizational Structure Chart

The following structure chart illustrates the structure and ownership of our company upon completion of this offering, based on the mid-point of the range of prices set forth on the front cover of this prospectus.

(1)	We generally form a new subsidiary for each investment that we make solely to hold that investment.

The Offering

Common stock offered by us
shares of our common stock, $0.01 par value
Common stock to be outstanding after this offering
shares(1)(2)
Use of proceeds
We intend to utilize the net proceeds of this offering for working capital, to fund the acquisition and origination of new investments in our target assets, and for other general corporate purposes. We also plan to use up to 30% of the proceeds of this offering to effect a pro rata redemption of the 838,448 outstanding shares of Class C common stock at the initial public offering price, less underwriting discounts and commissions.
Risk Factors
Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading entitled “Risk Factors” beginning on page 14 and other information included in this prospectus before investing in our common stock.
Proposed New York Stock Exchange symbol
“IFC”.

(1)	The number of shares of common stock to be outstanding after this offering is based on 16,809,766 shares of Class B and Class C common stock outstanding as of October 26, 2010 that are convertible into 16,809,766 shares of our Common Stock, $0.01 par value, and excludes any shares to be reserved for issuance under our 2010 IMH Financial Corporation Stock Incentive Plan, or our 2010 Stock Incentive Plan.
(2)	Excludes (i) shares of common stock issuable upon the exercise of the underwriters’ overallotment option, (ii) 150,000 shares of common stock issuable upon conversion of warrants to be issued upon consummation of this offering and (iii) shares of common stock reserved for future issuance pursuant to our 2010 IMH Financial Corporation Stock Incentive Plan, or our 2010 Stock Incentive Plan, which number will automatically increase to 1.8 million shares upon consummation of this offering.

Summary Selected Historical Financial and Other Data

The following table shows summary financial and other data of IMH Financial Corporation (as successor to the Fund) for the periods ended and as of the dates indicated. The summary consolidated statements of financial condition data as of December 31, 2008 and 2009 and the summary consolidated statements of income data for each of the three years in the period ended December 31, 2009 have been derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus and should be read together with those consolidated financial statements and accompanying notes. The summary consolidated statements of financial condition data as of December 31, 2006, 2007 and 2008, and the summary consolidated statements of income data for the years ended December 31, 2005 and 2006 have been derived from audited consolidated financial statements not included in this prospectus. The summary consolidated financial and other data should be read together with the sections entitled “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and accompanying notes, and unaudited financial statements and accompanying notes, included elsewhere in this prospectus.

	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(in thousands)					(unaudited)
Summary balance sheet items
Cash and cash equivalents	$12,089	$12,159	$73,604	$23,815	$963	$3,480	$3,537
Mortgage loan principal outstanding	$92,945	$258,615	$510,797	$613,854	$544,448	$607,471	$517,138
Allowance for credit losses / valuation allowance	$—	$—	$(1,900)	$(300,310)	$(330,428)	$(282,910)	$(349,518)
Mortgage loans, net	$92,945	$258,615	$508,897	$313,544	$214,020	$324,561	$167,620
Real estate owned	$—	$—	$—	$62,781	$104,231	$74,260	$105,431
Total assets	$105,981	$273,374	$590,559	$414,804	$337,796	$418,654	$297,416
Notes payable	$—	$—	$—	$—	$4,182	$—	$15,381
Total liabilities	$8,145	$13,193	$13,726	$6,753	$15,928	$8,092	$23,943
Retained earnings (accumulated deficit)	$852	$1,426	$49	$(322,332)	$(408,515)	$(319,821)	$(453,561)
Total owners’ equity	$97,835	$260,181	$576,833	$408,051	$321,868	$410,562	$273,473

	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(in thousands)					(unaudited)
Summary income statement items
Mortgage loan interest	$7,846	$20,547	$47,929	$65,497	$21,339	$17,559	$956
Total revenue	$7,961	$21,145	$49,763	$67,420	$22,522	$17,595	$1,942
Operating expenses	$166	$430	$968	$2,454	$9,433	$3,378	$8,453
Provision for credit losses	—	—	1,900	296,000	79,299	—	27,550
Impairment charges on Real Estate Owned	—	—	—	27,175	8,000	—	10,985
Total costs and expenses	$542	$1,043	$4,088	$325,707	$96,999	$3,378	$46,988
Net earnings (loss)	$7,419	$20,102	$45,675	$(258,287)	$(74,477)	$14,217	$(45,046)

	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(in thousands, except percentage data)					(unaudited)
Principal balance % by state:
Arizona	82.0%	57.9%	44.8%	47.9%	55.5%	53.9%	63.0%
California	19.0%	37.4%	33.7%	28.9%	28.3%	17.5%	26.8%
Texas	0.0%	4.4%	6.3%	9.1%	3.2%	15.5%	0.0%
Idaho	0.0%	0.0%	9.6%	8.1%	5.0%	3.7%	3.7%
Other	0.0%	0.3%	5.6%	6.0%	8.0%	9.4%	6.5%
Total	100%	100%	100%	100%	100%	100%	100%

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the following information about risks, together with the other information contained in this prospectus, in determining whether or not to purchase our common stock. The risks described below are those that we believe are the material risks relating to this offering and the purchase of our common stock. If any of the circumstances or events described below, or others that we did not anticipate, actually arise or occur, our business, prospects, financial condition, results of operations, and cash flows could be harmed. In any such case, the market price of our shares of common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business Strategy and Our Operations

We have recorded losses for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010 and may continue to do so.

Due primarily to the recording of a provision for credit losses relating to our commercial mortgage loans, we reported a net loss of $258.3 million, $74.5 million and $45.0 million for the years ended December 31, 2008, 2009 and the six months ended June 30, 2010, respectively. As of June 30, 2010, our accumulated deficit aggregated $453.6 million. Our historical business model relied on the availability of third-party capital to our borrowers to re-finance short-term commercial real estate bridge loans that we provided to the borrowers to facilitate real estate entitlement and development. However, the erosion of the U.S. and global credit markets in 2008 and 2009, including a significant and rapid deterioration of the commercial mortgage lending and related real estate markets, has substantially curtailed the availability of traditional sources of take-out financing. As a result, we have experienced increased default and foreclosure rates on our commercial real estate mortgage loans. In addition, as a result of these changes, we modified certain commercial real estate mortgage loans, including modifications to the applicable periodic repayment rates and extended maturity dates by two years or longer. We may continue to record net losses in the future as a result of additional provisions for record losses or otherwise.

Our operating expenses will continue to increase as a result of the recent completion of the Conversion Transactions and our active efforts to pursue enforcement on defaulted loans, subsequent foreclosure and our resulting ownership of the underlying collateral.

We bear overhead or operating expenses, including costs associated with commercial real estate mortgage loan originations, member development and operations, and other general overhead costs which the Manager previously was required to bear or voluntarily paid on behalf of the Fund prior to the consummation of the Conversion Transactions. As a result, we expect our overhead and operating expenses to increase, and the increase in these expenses may not necessarily be offset in whole or in part by increased revenues as a result of the acquisition of the Manager and Holdings. For the years ended December 31, 2007, 2008, and 2009 and the period from January 1, 2010 through June 18, 2010 (the date of the acquisition), the Manager paid $19.9 million, $18.2 million, $5.9 million and $2.7 million, respectively, of those expenses. Additionally, we are required to pay direct expenses or costs, which include salaries paid to our employees, expenses or costs related to our defaulted commercial real estate mortgage loans, foreclosure activities, property acquired through foreclosure, and interest expense paid on mortgage loans that we have sold or participated. As a result of our active efforts to pursue enforcement on defaulted loans, subsequent foreclosure and our resulting ownership of the underlying collateral, the costs related to these activities have also significantly increased and are expected to continue to increase. These costs are material and may harm our results of operations, cash flow and liquidity.

Our operating expenses will continue to increase following completion of this offering.

As a publicly-reporting company, we incur significant accounting, legal and other expenses, including the costs associated with filing periodic reports with the SEC. We expect these and related costs to increase as a result of listing our shares of common stock on the NYSE, becoming subject to rules of the NYSE and complying with additional corporate governance requirements, including the retention of independent directors and the formation of additional board committees. The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Exchange Act, and the rules and regulations promulgated thereunder, impose additional requirements on publicly-reporting companies. For example, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and maintain, test and report on internal control over financial reporting. Because we are currently a non-accelerated filer for SEC reporting purposes, we are not currently subject to this requirement but expect we will incur the additional expense to have our auditors attest to management’s evaluation of the effectiveness of its internal controls over financial reporting in accordance with Section 404(b) of the Sarbanes-Oxley Act as a result of becoming an accelerated filer for SEC reporting purposes by virtue of listing on the NYSE and raising additional capital. We expect to devote a substantial amount of time to these compliance initiatives, which diverts management from otherwise focusing on our day-to-day business activities. As a result, our operating expenses may increase, which could harm our business, financial condition and results of operations.

We have wide discretion as to the application of proceeds from this offering and you will be unable to evaluate allocation of net proceeds from that offering or otherwise.

While we continue to evaluate many potential opportunities that we believe may be attractive, we have not committed any of the proceeds from this offering to any specific future investment and there can be no assurance that we will be able to identify and acquire our target assets, originate loans or negotiate acceptable terms for these investments. In addition, our investments will be selected by our management and our stockholders will not have any input into such investment decisions. Our investment policy provides substantial flexibility with respect to the types and amounts of assets we may acquire or originate, including investments originating from the proceeds of this offering, and this policy may be modified by our Investment Committee at any time. As a result, you will not be able to evaluate the specific manner in which the proceeds from this offering or other assets will be invested or the economic merit of our expected investments before purchasing our common stock and you may not agree with any such investments. Further, we cannot assure you that we will be able to identify assets that meet our investment criteria in a timely manner or at all, that we will be successful in consummating the investment opportunities we identify or that the investments we may make using the net proceeds of this offering will yield attractive returns. These factors will increase the uncertainty and risk of investing in our shares of common stock and could adversely affect our ability to invest the proceeds and other assets effectively and may harm our business, financial condition, results of operations, cash flows and our ability to make distributions to our stockholders.

We anticipate that a significant portion of our portfolio will continue to be in the form of non-performing and distressed commercial real estate mortgage loans, or loans that may become non-performing and distressed, which are subject to increased risks relative to performing mortgage loans.

As is the case with our current assets, we anticipate that a significant portion of our future assets will continue to be in the form of commercial real estate mortgage loans that we originate or acquire, including non-performing and distressed commercial mortgage loans, which are subject to increased risks of loss. These loans may already be, or may become, non-performing or distressed for a variety of reasons, including, without limitation, because the underlying property is too highly leveraged or the borrower becomes financially distressed, in either case, resulting in the borrower being unable to meet its debt service or repayment obligations to us. These non-performing or distressed commercial real estate mortgage loans may require a substantial amount of workout negotiations or restructuring, which may divert the attention of our management from other activities and entail, among other things, a substantial reduction in the interest rate, capitalization of interest payments, and a substantial write-down of the principal of our loans. However, even if we successfully accomplish these restructurings, our borrowers may not be able or willing to maintain the restructured payments or refinance the restructured commercial real estate mortgage loans upon maturity.

In addition, certain non-performing or distressed commercial real estate mortgage loans that we acquire may have been originated by financial institutions that are or may become insolvent or suffer from serious financial stress or are no longer in existence. As a result, the recourse to the selling institution or the standards by which these loans are being serviced or operated may be adversely affected. Further, loans on properties operating under the close supervision of a mortgage lender are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of our investment.

As with our current commercial real estate mortgage loans, we may find it necessary or desirable to foreclose on many of the mortgage loans we originate or acquire, and the foreclosure process may be lengthy and expensive. Borrowers may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may create a negative public perception of the related mortgaged property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss.

Whether or not we have participated in the negotiation of the terms of any such commercial real estate mortgage loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights.

Commercial real estate mortgage loans are also subject to “special hazard” risk (property damage caused by hazards, harm such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction or discharge of a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities, which could harm our results of operations, financial condition and our ability to make distributions to our stockholders.

Recent market conditions may make it more difficult for us to analyze potential investment opportunities for our assets.

Our success depends, in part, on our ability to analyze effectively potential investment opportunities in order to assess the level of risk-adjusted returns that we should expect from any particular asset. To estimate the value of a particular asset, we may use historical assumptions that may or may not be appropriate during the current unprecedented downturn in the real estate market and general economy. To the extent that we use historical assumptions that are inappropriate under current market conditions, we may lend on a real estate asset that we might not otherwise lend against, overpay for an asset or acquire an asset that we otherwise might not acquire or be required to later write-down the value of assets acquired on the basis of such assumptions as we have been required to do with our current portfolio, which may harm our results of operations and our ability to pay dividends to our stockholders.

In addition, as part of our overall risk management, we analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our assets. In conducting our analysis, we may depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. Recent dislocations in the real estate mortgage market or other developments may change the way that prepayment trends have historically responded to interest rate changes, which may harm our ability to (i) assess the market value of our assets, (ii) implement any hedging strategies we may decide to pursue, and (iii) implement techniques to reduce our prepayment rate volatility. If our estimates prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayments, we may incur losses that could harm our financial condition, results of operations and our ability to pay dividends to our stockholders.

The supply of commercial mortgage loans available at significant discounts will likely decrease as the economy improves, which may cause us to adjust our business strategies.

Our business strategy focuses on the acquisition and origination of commercial mortgage loans and other distressed real estate-related assets and the disposition of a significant portion of our existing assets, individually or in bulk. However, when the current conditions in the commercial mortgage market, the financial markets and the economy stabilize or improve, the availability of borrowers and projects that meet our underwriting criteria, or commercial mortgage loans that meet our business objectives and strategies will likely decrease, which could prevent us from implementing our business strategies. At that time, we intend to reevaluate our business strategies, however, any of our current or future strategies may not be successful.

Additionally, the manner in which we compete and the types of assets we seek to acquire will be affected by sudden changes in our industry, the regulatory environment, the role of government-sponsored entities, the role of credit rating agencies or their rating criteria or process, or the U.S. and global economies generally. If we do not effectively respond to these changes, or if our strategies to respond to these changes are not successful, our financial condition and results of operations may be harmed. In addition, we may not be successful in executing our business strategies and even if we successfully implement our business strategies, we may not ever generate revenues or profits.

We are subject to litigation or claims, including in connection with the recently consummated Conversion Transactions.

We are subject to a number of claims relating to the recently consummated Conversion Transactions and our historical operations. As discussed more fully under the heading “Our Business — Legal Proceedings,” three proposed class action lawsuits have been filed in the Delaware Court of Chancery against us and affiliated named individuals and entities, containing similar allegations. An action was also filed on June 14, 2010 by certain Fund members, alleging that fiduciary duties and the duty of disclosure owed to Fund members and to the Fund were breached. We and the named individuals and entities affiliated with us dispute these claims and will defend vigorously against this action. In addition, we received notice from the SEC on June 8, 2010 that it is conducting an investigation related to us, as well as requests for documents. Our present intention is to work cooperatively with the SEC in its investigation, but we do not believe that we have violated any federal securities laws. A member has also filed a lawsuit against us and individuals and entities associated with a broker dealer who placed the member in the Fund, alleging breach of fiduciary duty by the broker dealer and failure to disclose by us. In addition, certain of the members have filed grievances with the SEC and possibly other regulatory agencies related to the Manager’s administration of the Fund, and we are unable to predict the outcome of any such grievances. We have been required to devote substantial time and resources to defend against such actions. Regardless of the merits of these claims, we have incurred significant additional expenses and devoted significant attention to the outcome of these matters. Other parties may also assert claims or legal actions against us, our directors or executive officers or other parties indemnified by us. Although we believe these existing claims are insured (subject to applicable deductions), there can be no guarantee these existing or future claims will be covered by our carrier. Regardless of the merits of any claim, legal action or investigation, we may incur significant additional expenses, liabilities and indemnification obligations, and any uncertainty as to the outcome of litigation or investigation could distract management attention from focusing on managing our business and make it more difficult to raise capital on attractive terms or at all. As a result, we could be required to make cash payments at a time when we lack sufficient liquidity to do so, which would force us to sell assets at a significant discount to values that may otherwise be realizable.

If we are required to fund the entire amount of unfunded loans in process, our liquidity may be adversely affected.

We have contractual commitments on unfunded commercial mortgage loans to our borrowers in process and interest reserves totaling $19.6 million at June 30, 2010, of which we estimate we will be required to fund no more than $15.9 million and no more than $9.1 million in cash. The latter amount excludes amounts of previous commitments that we are no longer obligated to fund because the borrowers are in default, the loans have been modified to lower the funding amount, or the loan funding was contingent on various project milestones which were not met. If we are required to fund any of the unfunded contractual commitments to our borrowers for unfunded commercial mortgage loans in process, this could adversely affect our liquidity. For more information about our loan fundings, see the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IMH Financial Corporation —  Requirements for Liquidity — Loan Fundings.”

We depend in part on outside consultants for loan workouts.

Substantially all of our commercial mortgage loans are in default, and currently performing loans may default in the future. We have historically engaged a team of consultants who are physically located at our premises to assist us in negotiating and managing non-performing and distressed loans. We recently internalized most of these consultants, but continue to engage consultants physically resident on our premises to assist our team. We rely on these consultants to supplement our loan workout department. Some of these consultants are also employed by other unrelated clients to whom the consultant is obligated to provide time and attention and, thus, these consultants may be unavailable to us from time to time. If employees or consultants are not available to assist us in negotiating and managing non-performing or distressed loans, our rights as a lender or creditor could be compromised and we may not be able to realize the full potential value of these loans.

A secondary market for our loans or other assets we acquire may not develop, in which case we may not be able to diversify our assets in response to changes in economic and other conditions, and we may be forced to bear the risk of deteriorating real estate markets, which could increase the borrower’s defaults on our loans and cause us to experience losses.

Many of our target assets, including commercial mortgage loan related assets, generally experience periods of illiquidity, such as the current period of delinquencies and defaults with respect to commercial mortgage loans. In addition, a secondary market for our portfolio loans or other assets we acquire may not develop. We will generally bear all the risk of our assets until the loans mature, are repaid or are sold. A lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. In addition, certain of our target assets, such as bridge loans and other commercial real estate mortgage loans may also be particularly illiquid assets due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. The potential illiquidity of our assets may make it difficult for us to sell such assets at advantageous times or at favorable prices, including, if necessary, to maintain our exemption from the Investment Company Act. Moreover, turbulent market conditions, such as those currently in effect, could harm the liquidity of our assets. As a result, our ability to sell our assets and purchase new assets may be relatively limited, which may cause us to incur losses. If we are required to sell all or a portion of our assets quickly, we may realize significantly less than the value at which we have previously recorded our assets. This will limit our ability to mitigate our risk in changing real estate markets and may result in reduced returns to our stockholders.

Our access to public capital markets and private sources of financing may be limited and, thus, our ability to make additional investments may be limited.

Our access to public capital markets and private sources of financing will depend upon a number of factors over which we have little or no control, including, among others, the following:

•	general market conditions;
•	the market’s view of the quality of our assets;
•	the market’s view of our management;
•	the market’s perception of our growth potential;
•	our eligibility to participate in, and access capital from, programs established by the U.S. government;
•	our current and potential future earnings and cash distributions; and
•	the market price of our common stock.

The current dislocations and weaknesses in the capital and credit markets could adversely affect one or more private lenders and could cause one or more lenders to be unwilling or unable to provide us with financing or to increase the costs of such financing to us. In addition, several banks and other institutions that historically have been reliable sources of financing have gone out of business, which has reduced significantly the number of lending institutions and the availability of credit. Moreover, the return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. If we are unable to obtain financing on favorable terms or at all, we may have to curtail our investment activities, which could limit our growth prospects, and we may be forced to dispose of assets at inopportune times in order to maintain our Investment Company Act exemption.

Under current market conditions, structured financing arrangements are generally unavailable, the shortage of which has also limited borrowings under warehouse and repurchase agreements that are intended to be refinanced by such financings. Consequently, depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our stockholders, or on more expensive forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash dividends to our stockholders and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities or to dispose of assets at inopportune times, and could harm our results of operations and growth prospects.

We may lack control over certain of our commercial mortgage loans and other investments that we participate in with other lenders, which could limit our ability to manage such mortgage loans in a manner we deem advisable.

Our ability to manage our portfolio of loans and other investments may be limited by the form in which they are made. Certain of our assets are participations in existing mortgage loans with other lenders, and we may purchase commercial mortgage loans jointly with other lenders, acquire investments subject to rights of senior classes and servicers under inter-creditor or servicing agreements; acquire only a participation interest in an underlying investment; or rely on independent third party management or strategic partners with respect to the management of an asset. Therefore, we may not be able to exercise control over the loan or investment. Such financial assets may involve risks not present in investments where senior creditors, servicers or third party controlling investors are not involved. Our rights to enforcement following a borrower default may be subject to the rights of senior creditors or servicers or third party partners with economic, business or other interests or goals which may be inconsistent with ours. In addition, we may, in certain circumstances, be liable for the actions of our third party partners. These decisions and judgments may be different than those we would make and may be adverse to us.

Short-term loans that we may originate or acquire may involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

We have historically, and intend to continue to, originate or acquire commercial real estate-bridge loans secured by first lien mortgages on properties of borrowers who are typically seeking short-term capital to be used in the acquisition, construction or rehabilitation of properties. The typical borrower under a short-term loan has usually identified what they believe is an undervalued asset that may have been under-managed or located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the short-term loan, and we bear the risk that we may not recover some or all of our loan amount.

In addition, borrowers under a bridge loan usually use the proceeds of a conventional mortgage loan to repay a short-term loan. The risk of a borrower’s inability to obtain permanent financing is increased under current market conditions. Therefore, bridge loans are subject to the risk of a borrower’s inability to obtain permanent financing to repay the short-term loan. Short-term loans are also subject to the risk associated with all commercial mortgage loans — borrower defaults, bankruptcies, fraud, losses and “special hazard” losses that are not covered by standard hazard insurance. In the event of any default under short-term loans held by us as lenders, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest accrued under the short-term loan. To the extent we suffer such losses with respect to our short-term loans, the value of our company and the price of our shares of common stock may be harmed.

The subordinated loan assets that we may acquire will involve greater risks of loss than senior loans secured by income-producing properties.

We may acquire subordinated loans secured by junior mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In addition, these loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. If a borrower defaults on our subordinated loan or debt senior to our loan, or in the event of a borrower bankruptcy, our subordinated loan will be satisfied only after the senior debt is paid in full. Where debt senior to our portfolio loan exists, the presence of intercreditor arrangements between the holder of the mortgage loan and us, as the subordinated lender, may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers. As a result, we may not recover some or all of our investment, which could result in losses to us. In addition, even if we are able to foreclose on the underlying collateral following a borrower’s default on a subordinated loan, we may assume the rights and obligations of the defaulting borrower under the loan and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, we may need to commit substantial additional capital to stabilize the property and prevent additional defaults to lenders with existing liens on the property. Significant losses related to our subordinated loans could harm our results of operations and our ability to make distributions to our stockholders.

Our due diligence may not reveal all of a borrower’s assets or liabilities and may not reveal other investment risks or weaknesses in a business.

Before acquiring an asset or making a loan to a borrower, we assess the strength and skills of the asset or potential borrower and other factors that we believe are material to the performance of the asset. In making this assessment and otherwise conducting customary due diligence, we rely on numerous resources reasonably available to us and, in some cases, an investigation by third parties. This process is particularly subjective, and of lesser value than would otherwise be the case, with respect to newly organized entities because there may be little or no information publicly available about those entities. There can be no assurance that our due diligence processes will uncover all relevant facts or problems, or that any particular asset will be successful.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

We may enter into hedging transactions that could require us to fund cash payments in certain circumstances such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument. The amount due upon early termination or as the result of a request for margin securities would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our results of operations. Our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could harm our financial condition. We also may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging could harm or fail to protect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;
•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;
•	the duration of the hedge may not match the duration of the related liability;
•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and
•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in unrealized losses or the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. It may not always be possible to dispose of, close out or terminate a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. A liquid secondary market may not exist for any hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses to us. Moreover, there can be no assurance that the hedging agreement would qualify for hedge accounting or that our hedging activities would have the desired beneficial impact on our financial performance and liquidity. Should we choose to terminate a hedging agreement, there could be significant costs and cash requirements involved to fulfill our initial obligation under the hedging agreement. The risks above relating to any of our hedging transactions may harm our results of operations and limit our ability to make distributions to our stockholders.

Any repurchase agreements and bank credit facilities that we may use in the future to finance our assets may require us to provide additional collateral or pay down debt.

We have and may continue to utilize repurchase agreements and bank credit facilities (including term loans and revolving facilities) to finance our assets if such financing becomes available to us on acceptable terms. In the event we utilize such financing arrangements, they would involve the risk that the market value of the loans pledged or sold by us to the repurchase agreement counterparty or provider of the bank credit facility may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. A lender’s requirement that we post additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could harm our financial condition and ability to implement our business plan. In addition, in the event that a lender to us files for bankruptcy or becomes insolvent, the loans to us may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of repurchase agreement financing and bank credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

As of June 30, 2010, through wholly-owned subsidiaries, we had secured financing from lenders with a total borrowing capacity of $15.5 million, of which $10.5 million was outstanding at June 30, 2010, for the purpose of funding remaining loan obligations, anticipated development costs for REO assets and working capital needs.

We may use leverage to execute our business strategy, which may reduce the return on our assets, reduce cash available for distribution to our stockholders and increase losses when economic conditions are unfavorable.

Subject to market conditions and availability, we may use leverage to finance our assets through borrowings from a number of sources, including repurchase agreements, resecuritizations, securitizations, warehouse facilities and bank credit facilities (including term loans and revolving facilities). Given current market conditions, we may also seek to take advantage of available borrowings, if any, under government sponsored debt programs, to acquire all types of commercial real estate mortgage loans and other real estate-related assets, to the extent such assets are eligible for funding under such programs. Although we are not currently required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we may deploy for particular assets will depend on our available capital, our ability to access financing arrangements, our estimated stability of cash flows generated from the assets in our portfolio and our assessment of the risk-adjusted returns associated with those assets. The percentage of leverage will vary over time depending on our ability to enter into repurchase agreements, resecuritizations, securitizations, warehouse facilities and bank credit facilities (including term loans and revolving facilities), our ability to participate in and obtain funding under programs established by the U.S. government, available credit limits and financing rates, type or amount of collateral required to be pledged and our assessment of the appropriate amount of leverage for the particular assets we are funding.

To the extent that we use leverage to finance our assets, our financing costs will reduce cash available for distribution to our stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy our obligations. We may leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses to us. The satisfaction of such margin calls may reduce cash flow available for distribution to our stockholders. Our inability to pay dividends to our stockholders may cause the value of our common stock to decline.

Any borrowing by us will increase our risk and may harm our operations and reduce the amount we have available to distribute to our stockholders.

We anticipate that from time to time we may continue to borrow funds to generate additional liquidity for the payment of operating expenses, costs relative to the ownership of REO assets, and obligations under our loans to borrowers or for purposes of making investments. As of June 30, 2010, through wholly-owned subsidiaries, we had secured financing from lenders with a total borrowing capacity of $15.5 million, of which $10.5 million was outstanding at June 30, 2010, for the purpose of funding remaining loan obligations, anticipated development costs for REO assets, and working capital needs. We expect that additional borrowings may be necessary or advisable from time to time. Any borrowings will require us to carefully manage our cost of funds and we may not be successful in this effort. If we are unable to repay any indebtedness we incur or make interest payments on any loans we incur, our lenders would likely declare us in default and could require that we repay all amounts owing under our loan facilities or take possession of the collateral. Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and any distributions to our stockholders. We may borrow funds from several sources, and the terms of any indebtedness we incur may vary.

Borrowing subjects us to a number of other risks, including, among others, the following:

•	if we are unable to repay any indebtedness or make interest payments on any loans we incur, our lenders would likely declare us in default and could require that we repay all amounts outstanding under our loan facilities;
•	acceleration of debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all;
•	our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on our borrowings under those arrangements;
•	the loss of some or all of our assets securing the loans to foreclosure or sale;
•	even if we are repaying the indebtedness in a timely manner, interest payments owing by us on the borrowed funds may reduce our income and any distributions to our stockholders;
•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;
•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes;
•	we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all; and

•	some lenders may require as a condition of making a loan to us that the lender receive a priority on mortgage repayments received by us on our mortgage portfolio, thereby requiring the first dollars we collect to go to our lenders.

Any of these risks could harm our business and financial condition.

We cannot predict the effect of recent legislative and regulatory initiatives.

The U.S., state and foreign governments have taken or are considering extraordinary actions in an attempt to address the worldwide financial crisis and the severe decline in the global economy, and to seek to address the perceived underlying causes of the financial crisis to prevent or mitigate the recurrence. These actions or other actions under consideration may not ultimately be successful or beneficial to us and could result in unintended consequences or new regulatory requirements which may be difficult or costly to comply with. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Dodd-Frank Act, was signed into law in the U.S. Among other things, the Dodd-Frank Act creates of a Financial Services Oversight Council to identify emerging systemic risks and improve interagency communication, creates a Consumer Financial Protection Agency authorized to promulgate and enforce consumer protection regulations relating to financial products, which would affect both banks and non-bank finance companies, imposes a comprehensive new regulatory regime of financial markets, including derivatives and securitization markets and creates an Office of National Insurance within Treasury. While the bill has been signed into law, a number of provisions of the law remain to be implemented through the rulemaking process at various regulatory agencies. We are unable to predict what the final form of these rules will be when implemented by the respective agencies, but we believe that certain aspects of the new legislation, including, without limitation, the additional cost of higher deposit insurance and the costs of compliance with disclosure and reporting requirements and examinations by the new Consumer Financial Protection Agency, could have a significant impact on our business, financial condition and results of operations. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect the U.S. financial system or financial institutions, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us. For example, bankruptcy legislation could be enacted that would hinder the ability to foreclose promptly on defaulted mortgage loans or permit limited assignee liability for certain violations in the mortgage origination process, any or all of which could adversely affect our business or result in us being held responsible for violations in the mortgage loan origination process even were we were not the originator of the loan.

Other laws, regulations, and programs at the federal, state and local levels are under consideration that seek to address the economic climate and real estate and other markets and to impose new regulations on various participants in the financial system. We cannot predict the effect that these or other actions will have on our business, results of operations and financial condition. Further, the failure of these or other actions and the financial stability plan to stabilize the economy could harm our business, results of operations and financial condition.

Maintenance of our exemption from registration under the Investment Company Act will impose significant limitations on our operations, which may have a material adverse effect on our ability to execute our business strategy.

We currently conduct our business in a manner that will allow us to avoid being regulated as an investment company under the Investment Company Act and intend to continue to do so. If we become subject to the Investment Company Act, we would be required to comply with numerous additional regulatory requirements and restrictions, any or all of which could harm the sustainability of our operations and our ability to pay dividends, and force us to discontinue the business. We believe that we have qualified for the exemption from registration under the Investment Company Act. Pursuant to Section 3(c)(5)(C) of the Investment Company Act, entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate” are exempted from regulation thereunder. The staff of the SEC has provided guidance on the availability of this exemption, expressing the position that the SEC would regard an issuer as being engaged primarily in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate if (i) at least 55% of the value of the issuer’s assets consists of mortgages and other liens on, and interests in, real estate, or Qualifying Assets, and (ii) at least an additional 25% of the value of the issuer’s assets consists of Qualifying Assets or other real estate type interests (including loans in respect of which 55% of the fair market value of each such loan is secured by real estate at the time the issuer acquires the loan) or Real Estate-Related Assets. Not more than 20% of the issuer’s assets may consist of miscellaneous investments, including all other loans held by an issuer, cash, government securities, and investments in partnerships or other businesses not qualifying as either Qualifying Assets or Real Estate-Related Assets. Mortgage-related securities that do not represent all of the certificates issued with respect to the underlying pool of mortgages may also not qualify under this 55% test. Therefore, our ownership of these types of loans and equity interests may be limited by the provisions of the Investment Company Act. To the extent we do not comply with the SEC staff’s 55% test, another exemption or exclusion from registration as an investment company under the Investment Company Act or other interpretations of the Investment Company Act, we may be deemed an investment company. If we fail to maintain an exemption or other exclusion from registration as an investment company we could, among other things, be required either to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or to register as an investment company, either of which could have an adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. As of June 30, 2010, more than approximately 91% of our total assets were invested in assets we consider to be Qualifying Assets, approximately less than an additional 1% of our total assets were invested in assets we believe to be Real Estate-Related Assets, and less than 8% of our assets constituted other assets.

If the market value or income potential of our real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income or liquidate our non-qualifying assets in order to maintain our exemption from the Investment Company Act. In view of the illiquid nature of certain of our real estate and real estate-related investments, we may not be able to liquidate our non-qualifying assets at opportune times or prices, if at all, in order to maintain our Investment Company Act exemption. Similarly, we may not have sufficient capital or access to capital at favorable prices, if at all, if we were required to increase our qualifying real estate assets in order to maintain our Investment Company Act exemption. If the value of our assets fluctuates dramatically, our ability to maintain compliance may be particularly difficult, which may cause us to make investment decisions that we otherwise would not make absent Investment Company Act considerations. Moreover, as the real estate market evolves, we may determine that the commercial real estate market does not offer the potential for attractive risk-adjusted returns pursuant to an investment strategy that is consistent with our intention to operate in a manner to maintain our exemption from registration under the Investment Company Act. For example, if we believe the maintenance of our exemption under the Investment Company Act imposes undue limitations on our ability to generate attractive risk-adjusted returns to our investors, our board of directors may approve the wind down of our assets and liquidation of our business.

If we were required to register as an investment company under the Investment Company Act but failed to do so, the SEC could bring an action to enjoin us from further violating the Investment Company Act. Also, there can be no assurance that the laws and regulations governing the Investment Company Act status of our company, including the Division of Investment Management of the SEC providing more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. As a result, the Investment Company Act may limit our ability to generate returns for our stockholders.

To the extent that we obtain debt financing as a borrower, we expect that certain of our financing facilities may contain restrictive covenants relating to our operations, which could harm our business, results of operations, ability to pay dividends to our stockholders and the market value of our common stock.

If or when we obtain debt financing as a borrower, lenders (especially in the case of bank credit facilities) may impose restrictions on us that would affect our ability to incur additional debt, make certain acquisitions, reduce liquidity below certain levels, pay dividends to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and business strategies. For example, such loan documents could contain negative covenants that limit, among other things, our ability to repurchase shares of our common stock, distribute more than a certain amount of our net income or funds from operations to our stockholders, hold portfolio mortgage loans for longer than established time periods, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare loans outstanding to us due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral from us. We also may be subject to cross-default and acceleration rights and, with respect to collateralized debt, requirements for us to post additional collateral, and foreclosure rights upon default. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities or prematurely dispose of assets.

We may seek to utilize non-recourse long-term securitizations in the future, and such structures may expose us to risks, which could result in losses to us.

In the future, we may seek to utilize non-recourse long-term securitizations of our mortgage loans, especially loan originations, if and when they become available and to the extent consistent with the maintenance of our exemption from the Investment Company Act, in order to generate cash for funding new assets. This would involve conveying a pool of assets to a special purpose vehicle (or the issuing entity) which would issue one or more classes of non-recourse promissory notes pursuant to the terms of an indenture. The notes would be secured by the pool of assets. In exchange for the transfer of assets to the issuing entity, we would receive the cash proceeds on the sale of the non-recourse notes and a 100% interest in the equity of the issuing entity. The securitization of our assets might magnify our exposure to losses on those assets because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, we may not be able to access the securitization market, or be able to do so at favorable rates. The inability to consummate securitizations of our assets to finance our assets on a long-term basis could require us to seek other forms of potentially less attractive financing or to dispose of assets at an inopportune time or price, which could harm our performance and our ability to grow our business.

Any warehouse facilities that we may obtain may limit our ability to acquire or originate assets and we may incur losses if the collateral is liquidated.

We may utilize, if available, warehouse facilities pursuant to which we would accumulate mortgage loans, which assets would be pledged as collateral for such facilities. In order to borrow funds to originate or acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. The lender could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. Currently, we have no warehouse facilities in place, and may not be able to obtain one or more warehouse facilities on favorable terms, or at all.

If we are unable to sell our existing assets, or are only able to do so at a substantial loss, we may be unable to continue as a “going concern” or implement our investment strategy.

We are marketing a significant portion of our existing assets, individually or in bulk, to generate liquidity and capital to redeploy in our target assets and implement our investment strategy. In addition, we are pursuing enforcement (in most cases foreclosure) on almost all our loans that are currently in default, and expect to take ownership of the underlying collateral and position the asset for future monetization. As a result of the rapid decline in the economy and substantial disruptions in the real estate, capital, credit and other markets, we may be unable to sell our existing assets or be required to do so at a price below our adjusted carrying value, which could harm our business and our ability to implement our investment strategy. In addition, our ability to continue as a “going concern” for the next 12 months is predicated on our ability to sell a substantial portion of our existing assets.

If we do not resume our mortgage lending activities, we will not be able to grow our business and our financial results and financial condition will be harmed.

Effective October 1, 2008, we elected to suspend certain of our activities, including, among other things, the funding and origination of any new commercial mortgage loans. This election was made in order to preserve our capital and to seek to stabilize our operations and liquid assets in order to assist us in our efforts to meet our future obligations, including those pursuant to current loan commitments we have made to borrowers. The inability to fund new loans prevents us from capitalizing on interest or other fee paying assets, and managing interest rate and other risk as our existing assets are sold, restructured or refinanced. Any one or more of the foregoing could harm our results and financial condition.

Due to the decline of the economy and real estate and credit markets, we anticipate defaults on our commercial mortgage loan assets and foreclosures to continue, which may harm our business.

We are in the business of acquiring, originating, marketing and selling commercial mortgage loans and, as such, we are at risk of default by borrowers. Any failure of a borrower to repay the mortgage loans or to pay interest on such loans will reduce our (i) revenue and distributions, if any, to stockholders, and (ii) potentially, the trading price of our common stock. At June 30, 2010, 44 of our loans with principal balances totaling $514.6 million were in default, and we had commenced foreclosure proceedings on 14 of these 44 loans. We anticipate that we will commence foreclosure actions on seven additional loans, and we are negotiating with the borrowers and assessing the possibility of modifying the loan terms of any remaining loans in default. In addition, during the six months ended June 30, 2010, we acquired five real estate assets through foreclosure of the related mortgage loans with a carrying value of $16.4 million. In addition, subsequent to June 30, 2010, we foreclosed on an additional eight loans and acquired the related collateral with estimated fair values totaling $17.8 million. The actual net realizable value of such properties may not exceed the carrying value of these properties at June 30, 2010. Due to the decline of the economy and real estate and credit markets and our intent to proactively pursue foreclosure of loans in default so we can dispose of REO assets, we anticipate defaults and foreclosures to continue, which will likely result in continuing high levels of non-accrual loans and REO assets, which are generally non-interest earning assets. As such, we anticipate our mortgage loan interest income to remain at significantly reduced levels until we invest the proceeds from the disposition of REO assets and this offering or other debt or equity financing in new investments and begin generating income from those investments.

Our borrowers are exposed to risks associated with owning real estate and unexpected expenses or liabilities resulting from such ownership could reduce the likelihood that our borrowers will be able to develop or sell the real estate that serves as collateral for our loans, which will increase the likelihood that our borrowers will default on the loans that we fund or acquire.

Among other matters, our borrowers are subject to risks, expenses and liabilities associated with owning real estate, including, among others:

•	the expense of maintaining, operating, developing and protecting the real estate that serves as collateral for our loans;
•	the risk of a decline in value of such real estate due to market or other forces;
•	the absence of financing for development and construction activities, if financing is required;
•	the risk of default by tenants who occupy such real estate and have rental obligations to the owners of such real estate;
•	the risks of zoning, rezoning, and many other regulatory matters affecting such real estate;
•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;
•	acts of war or terrorism;
•	adverse changes in national and local economic and market conditions;

•	changes in, related costs of compliance with, or fines or private damage awards for failure to comply with existing or future federal, state and local laws and regulations, fiscal policies and zoning ordinances;
•	costs of remediation and liabilities associated with environmental conditions;
•	the potential for uninsured or under-insured property losses;
•	the impact of economic, market, environmental and political conditions on the ability to market or develop properties;
•	financial and tort liability risks, including construction defect claims, associated with the ownership, development and construction on such real estate; and
•	market risk and the possibility that they will not be able to develop, sell or operate such real estate to generate the income expected from such real estate.

Any or all of these risks, if not properly managed by the borrower, could impose substantial costs or other burdens on our borrower or such real estate, or result in a reduction in the value of such real estate, thereby increasing the likelihood of default by the borrower on our portfolio loan and reducing or eliminating our ability to make distributions to our stockholders. In addition, to the extent we foreclose on any such real estate securing our portfolio loans, we become directly subject to these same risks.

By becoming the owner of property, we become subject to the various risks of owning real property and we could incur unexpected costs and expenses, which could harm our business.

We have acquired real property in connection with foreclosures of our commercial mortgage loans in which we have invested, and we may acquire additional real property in this manner in the future. As of June 30, 2010, we owned 25 properties with an aggregate net carrying value of $106.4 million and had commenced foreclosure proceedings on 14 additional properties. As an owner of real property, we will incur some of the same obligations and be exposed to some of the same risks as our applicable borrower was prior to our foreclosure on the applicable loan. See the risk factor above starting with “Our borrowers are exposed to risks associated with owning real estate”.

The commercial mortgage loans we acquire are subject to the ability of the commercial property owner to generate net income from operating the property as well as the risks of delinquency and foreclosure.

The ability of a commercial mortgage loan borrower to repay a loan secured by an income-producing property, such as a multi-family or commercial property, typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things, tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

Although we have recourse to the borrower or in some cases, guarantors of the borrower, most of our commercial mortgage loans against an insolvent or financially distressed borrower means in practice there is generally no recourse against the borrower’s assets other than the underlying collateral. In the event of any default under a recourse or non-recourse commercial mortgage loan held directly by us, we generally bear a risk of loss of principal to the extent of any deficiency between the value of the collateral (or our ability to realize such value through foreclosure) and the principal and accrued interest on the mortgage loan, which could harm our results of operations and cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a commercial mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the commercial mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a commercial mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed commercial mortgage loan.

We rely on the value of our real estate collateral to protect our commercial mortgage loans, and that real estate collateral is subject to appraisal errors and the collateral’s realizable value is subject to decrease based on events beyond our control.

We depend upon the value of our real estate collateral to protect the commercial mortgage loans that we make or acquire. We depend upon the skill of independent appraisers and other techniques to value the collateral of the commercial mortgage loans we hold. However, notwithstanding the experience of the appraisers we select or approve, they may make mistakes or may err in their judgment. Also, the realizable value of the real estate securing our loans may decrease due to subsequent events, such as the precipitous decline in value experienced as a result of the real estate market downturn. As a result, the value of the collateral may be less than anticipated at the time the applicable commercial mortgage loan was originated or acquired. In this regard, in recent periods, the real estate markets across the United States have declined. If the value of the collateral supporting our commercial mortgage loans declines and a foreclosure sale occurs, we may not recover the full amount of our commercial mortgage loan, thus reducing the amount of our cash available, if any, and may harm our business.

Our underwriting standards and procedures may not have protected us from loan defaults, which could harm our business.

Due to the nature of our business model, we believe the underwriting standards and procedures we use are different from conventional lenders. While several procedures in our underwriting process are similar to those of traditional lenders, there are also some differences that provide us with more flexibility in underwriting and closing loans. Due to the nature of our loan approval process, there is a risk that the underwriting we performed did not, and the underwriting we perform in the future will not, reveal all material facts pertaining to the borrower and the collateral, and there may be a greater risk of default by our borrowers which, as described above, could harm our business. In addition, the underwriting standards we applied to our existing assets did not anticipate the current unprecedented downturn in the real estate market and general economy, and as a result we may recognize additional losses from loan defaults.

Guarantors of our loans may not have sufficient assets to support their guarantees, which could make enforcing such guarantees difficult and costly and could harm our operations.

Our commercial mortgage loans are not insured or guaranteed by any federal, state or local government agency. Our loans may be guaranteed by individuals or entities which are typically affiliated with the borrower. These guarantors may not have sufficient assets to back up their guarantees in whole or in part, and collections pursuant to any such guarantees may be difficult and costly. Consequently, if there is a default on a particular commercial mortgage loan and the guarantee, our only recourse may be to foreclose upon the mortgaged real property. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting upon sale in a decrease of the amount of our cash available, if any, and may harm our business.

We have limited experience in managing and developing real estate and, following a foreclosure, we may not be able to manage the real estate we foreclose upon or develop the underlying projects in a timely or cost-effective manner, or at all, which could harm our results of operations.

We have limited experience in managing and developing real estate. When we acquire real estate through foreclosure on one of our loans or otherwise, we may seek to complete the underlying projects, either alone or through joint ventures. We may not be able to manage the development process in a timely or cost-effective manner or at all.

We require third party assistance in managing or developing projects, and may obtain such assistance in the future either through joint ventures or selling the rights to manage or develop projects in whole, and we may be unable to find such assistance at an attractive cost or at all. Even if we are able to locate such assistance, we may be exposed to the risks associated with the failure of the other party to complete the development of the project as expected or desired. These risks include the risk that the other party would default on its obligations, necessitating that we complete the other components ourselves (including providing any necessary financing).

If we enter into joint ventures to manage or develop projects, such joint ventures involve certain risks, including, without limitation, that:

•	we may not have voting control over the joint venture;
•	we may not be able to maintain good relationships with the joint venture partners;
•	the joint venture partner may have economic or business interests that are inconsistent with our interests;
•	the joint venture partner may fail to fund its share of operations and development activities, or to fulfill its other commitments, including providing accurate and timely accounting and financial information to us; and
•	the joint venture or venture partner could lose key personnel.

Any one or more of these risks could harm our results of operations.

We may experience a decline in the fair value of our assets, which could harm our results of operations, financial condition and our ability to make distributions to our stockholders.

A decline in the fair value of our assets may require us to recognize a provision for credit losses or impairment charge against such assets under accounting principles generally accepted in the United States, or GAAP, if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be impaired. For example, we recorded a provision for credit losses totaling $296.0 million and $79.3 million, respectively, for the years ended December 31, 2008 and 2009, and $27.6 million for the six months ended June 30, 2010, as well as impairment charges on REO assets of $27.2 million, $8.0 million and $11.0 million, respectively. For further information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IMH Financial Corporation — Results of Operations for the Years Ended December 31, 2007, 2008, and 2009 — Revenues — Provision for Credit Losses and Other Charges.” We could be required to record additional valuation adjustments in the future. Even in the absence of decreases in the value of real estate, we may be required to recognize provisions for credit losses as a result of the accrual of unpaid taxes on collateral underlying a loan. We also may be required to recognize impairment charges if we reclassify particular REO assets from being held for development to being held for sale. Such a provision for credit losses or impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and carrying value of such assets at the time of sale. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to stockholders could be harmed.

Some of our assets are and will be recorded at fair value and, as a result, there will be uncertainty as to the value of these assets.

The fair value of our assets may not be readily determinable, requiring us to make certain estimates and adjustments. We will value certain of these investments quarterly at fair value, as determined in accordance with applicable accounting guidance, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these assets existed. The value of our common stock could be harmed if our determinations regarding the fair value of these assets were materially higher than the values that we ultimately realize upon their disposal.

Valuations of certain assets may be difficult to obtain or unreliable. In general, third-party dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. Therefore, conflicts of interest exist to the extent that we are involved in the determination of the fair value of our investments. Additionally, our results of operations for a given period could be harmed if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

We may refinance existing loans at rates lower than those currently available to us.

Substantially all of the variable rate loans we own contain provisions for interest rate floors, which has allowed us to benefit from interest rate terms in excess of the current Prime rate. However, given current market conditions and the likely necessity to extend loans to 24-month terms, or longer, we have negotiated in the past, and expect to continue to renegotiate in the future, certain of the commercial mortgage loans in our portfolio at terms that are more reflective of current market rates, which may be lower than current contractual rates. The corresponding reduction in interest income and decline in the value of such loans may harm our results of operations.

Increases in interest rates could adversely affect the value of our assets and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

Certain of our assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders. A significant risk associated with our target assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these investments would decline, and the duration and weighted average life of the investments would increase.

In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these assets. Increases in these rates will tend to decrease our net income and market value of our assets.

Rising interest rates may also cause our target assets that were originated or acquired prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be harmed. An increase in interest rates may cause a decrease in the volume of certain of our target assets, which could harm our ability to acquire target assets that satisfy our investment objectives and to generate income and make distributions to our stockholders.

The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from assets that return scheduled and unscheduled principal are reinvested, the spread between the yields on the assets and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses. As a result of the foregoing, significant fluctuations in interest rates could harm affect our results of operations, financial conditions and our ability to make distributions to our stockholders.

Prepayment on our loans may harm the value of our assets.

The value of our assets may be harmed by prepayment rates on mortgage loans. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, these prepayments may reduce the expected yield on such loans because we will have to amortize the related premium on an accelerated basis. Our loans do not currently provide for any prepayment penalties or fees. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage assets may reduce the expected yield on such loans because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans may be affected by a number of factors, including, without limitation, the availability of mortgage credit, the relative economic vitality of the geographic area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic, legal and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or similar risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, we are likely to reinvest the proceeds of such prepayments received during such periods in assets yielding less than the yields on the assets that were prepaid. In addition, as a result of the risk of prepayment, the market value of the prepaid assets may benefit less than other fixed income assets from declining interest rates.

Our loans generally contain provisions for balloon payments upon maturity, which are riskier than loans with fully amortized payments and which increases the likelihood that a borrower may default on the loan.

Substantially all of our existing loans provide for monthly payment of interest only with a “balloon” payment of principal payable in full upon maturity of the loan. To the extent that a borrower has an obligation to pay us mortgage loan principal in a large lump sum payment, its ability to repay the loan may depend upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. A borrower may not have sufficient resources available to make a balloon payment when it becomes due. As a result, these loans may involve a higher risk of default than amortizing loans.

Competition for buyers of real estate that we own, or for take-out financing for our borrowers, places severe pressure on asset values, and we may not be able to realize the full value of any of our assets as a result.

The industry in which we operate is serviced primarily by conventional mortgage lenders and loan investors, which include commercial banks, insurance companies, mortgage brokers, pension funds, and private and other institutional lenders. There are also a relatively smaller number of non-conventional lenders that are similar to us. If we resume lending operations, we expect to compete with these same lenders as well as new entrants to the competitive landscape who are also focused on originating and acquiring commercial mortgage loans. We continue to compete with many market participants. Additionally, as we seek to locate purchasers for real estate we have acquired, or for takeout financing for our borrowers, we are competing with a large number of persons and entities that have acquired real estate, whether through foreclosure or otherwise, and that have originated commercial mortgage loans, in the past few years. Many of these persons and entities utilized leverage to purchase the real estate or fund the loans, and many are selling collateral or accepting takeout financing worth less than the original principal investment in order to generate liquidity and satisfy margin calls or other regulatory requirements. If we are not able to compete successfully, our ability to realize value from our existing loans may be harmed or delayed, and we may not be able to grow our asset portfolio.

Our business is subject to regulation by several government agencies and a disciplinary or civil action that occurs as a result of an actual or alleged violation of any rules or regulations to which we are subject could harm our business.

We are subject to extensive regulation and oversight by various state and federal regulatory authorities, including, without limitation, the Arizona Corporation Commission, or the ACC, the Arizona Department of Revenue, the Arizona Department of Financial Institutions (Banking) and the SEC. Many of these authorities have generally increased their scrutiny of the entities they regulate following recent events in the homebuilding, finance and capital markets sectors. We are also subject to various federal and state securities laws regulating the issuance and sale of securities. We also in the future may be required to obtain various approvals and/or licenses from federal or state governmental authorities, government sponsored entities in connection with our mortgage-related activities. There is no assurance that we will be able to obtain or maintain any or all of the approvals that we need in a timely manner. In the event that we do not adhere to these license and approval requirements and other laws and regulations which apply to us, we could face potential fines or disciplinary or other action that could restrict or otherwise harm our business.

We received notice from the SEC on June 8, 2010 that it is conducting an investigation related to us, as well as requests for documents. Our present intention is to work cooperatively with the SEC in its investigation, but we do not believe that we have violated any federal securities laws. Regardless of outcome, the existence of a pending investigation could harm our business, for example, by distracting management’s attention from running our business or making it more difficult or impossible to raise additional financing at attractive terms or at all.

In addition, following the suspension of certain of our activities, including the suspension of our willingness to execute redemption requests from holders of membership units in the Fund, certain of the members have requested that their redemption requests be honored due to financial hardships or other reasons. In each instance, we have responded that we will not grant such requests and are treating all of the members uniformly. While we have not been served with any lawsuits from any of the members relating to our decision to not grant such requests, certain of the members have filed grievances with the SEC and possibly other regulatory agencies related to the Manager’s administration of the Fund, and we are unable to predict the outcome of any such grievances.

We have historically originated and acquired construction loans, which are subject to risks associated with the uncertainty of completion of the underlying project.

We have historically originated and acquired, and may continue to originate and acquire, construction loans, which are inherently risky because the collateral securing the loan typically has not been built or is only partially built. As a result, if we do not fund our entire commitment on a construction loan, or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences to us associated with the loan, including: a loss of the potential value of the property securing the loan, especially if the borrower is unable to raise funds to complete it from other sources; claims against us for failure to perform our obligations as a lender under the loan documents; increased costs for the borrower that the borrower is unable to pay, that could lead to default on the loan; a bankruptcy filing by the borrower that could make it difficult to collect on the loan on a timely basis, if at all; and abandonment by the borrower of the collateral for our loan, which could significantly decrease the value of the collateral.

Risks of cost overruns and non-completion of renovation of the properties underlying rehabilitation loans may result in significant losses.

We have historically originated and acquired, and may continue to originate and acquire, rehabilitation loans. The renovation, refurbishment or expansion by a borrower of a mortgaged property involves risks of cost overruns and non-completion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include: rehabilitation costs exceeding original estimates, possibly making a project uneconomical; environmental risks; and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if renovation costs are more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments to us on our loan on a timely basis or at all, which could result in significant losses to us.

We may acquire non-Agency residential mortgage-backed securities, or RMBS, collateralized by subprime and Alt A mortgage loans, which are subject to increased risks.

We may acquire non-Agency RMBS, which are backed by residential real estate property but, in contrast to Agency RMBS, their principal and interest are not guaranteed by federally chartered entities such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac and, in the case of the Government National Mortgage Association, or Ginnie Mae, the U.S. Government. We may acquire non-Agency RMBS backed by collateral pools of mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting “prime mortgage loans” and “Alt A mortgage loans.” These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to current economic conditions, including fluctuations in interest rates and lower home prices, as well as aggressive lending practices, subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with subprime mortgage loans, the performance of non-Agency RMBS backed by subprime mortgage loans that we may acquire could be adversely affected, which could materially and adversely impact our results of operations, financial condition and business.

Past or future actions to manage us through the recession may not be successful, in part or at all, and a failure of any one or more of these actions could harm us.

We have taken various actions to seek to manage us through the recession, including, among other things, marketing certain of our whole loans and participation interests for sale, and disposing of REO properties that were acquired by us through foreclosure. We also continue to evaluate other options. Many of the challenges being faced by us are beyond our control, including a lack of adequate lender credit availability in the marketplace, the general illiquidity in financial markets in the United States, and the decline in real estate prices and the prices of real estate-related assets. These or other actions we may take may not be successful, in part or at all, and a failure of any one or more of these actions could harm us.

Our loans and real estate assets are concentrated geographically and a further downturn in the economies or markets in which we operate could harm our asset values.

We have commercial and residential mortgage loans and real property in Arizona, California, Texas, New Mexico, Idaho and Minnesota. Because we are generally not diversified geographically and are not required to observe any specific geographic diversification criteria, a further downturn in the economies of the states in which we own real estate or have commercial mortgage loans, or a further deterioration of the real estate market in these states, could harm our loan and real estate portfolio.

We may have difficulty protecting our rights as a secured lender, which could reduce the value or amount of collateral available to us upon foreclosure and harm our business.

We believe that our loan documents enable us to enforce our rights thereunder with our borrowers. However, the rights of borrowers and the rights of other secured lenders may limit our practical realization of those benefits. For example:

•	Foreclosure is subject to the delays in the legal processes involved. Judicial foreclosure could involve protracted litigation. Although we expect to generally use non-judicial foreclosure, which is generally quicker, our collateral may deteriorate and decrease in value during any delay in the foreclosure process.
•	The borrower’s right of redemption following foreclosure proceedings can delay or deter the sale of our collateral and can, for practical purposes, require us to own and manage any property acquired through foreclosure for an extended period of time.
•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights.

•	The rights of junior secured creditors in the same property can create procedural hurdles for us when we foreclose on collateral.
•	We may not be able to obtain a deficiency judgment after we foreclose on collateral. Even if a deficiency judgment is obtained, it may be difficult or impossible to collect on such a judgment.
•	State and federal bankruptcy laws can temporarily prevent us from pursuing any actions against a borrower or guarantor, regardless of the progress in any suits or proceedings and can, at times, permit our borrowers to incur liens with greater priority than the liens held by us.
•	Lawsuits alleging lender liabilities, regardless of the merit of such claims, may delay or preclude foreclosure.

We may be subject to lender liability claims.

A number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty by the lender to the borrower or its other creditors or stockholders. Such claims may arise and we may be subject to significant liability if a claim of this type did arise.

Potential losses may not be covered by insurance.

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of our properties under various insurance policies. Furthermore, we maintain title insurance to protect us against defects affecting the security for our loans. We select policy specifications and insured limits which we believe to be appropriate given the perceived relative risk of loss, the cost of the coverage and our understanding of industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or nuclear reactions. Our policies are insured subject to certain limitations, including, among others, large deductibles or co-payments and policy limits which may not be sufficient to cover losses. In addition, we may discontinue certain policies on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage relative to the perceived risk of loss. If we, or one or more of our borrowers, experiences a loss which is uninsured or which exceeds policy limits or which our carriers will not or cannot cover, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties.

We may be exposed to liabilities for risks associated with the use of hazardous substances on any of our properties.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may harm an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our loans becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may diminish the value of the relevant mortgage asset held by us and our ability to make distributions to our stockholders. If we acquire a property through foreclosure or otherwise, the presence of hazardous substances on such property may harm our ability to sell the property and we may incur substantial remediation costs, which could harm our results of operations, financial condition and our ability to make distributions to our stockholders.

Other Risk Factors

We may not be able to utilize our built-in losses as anticipated.

Due to the significant decline in the real estate markets in recent years, we believe that the tax basis of our existing assets exceeds the carrying value of such assets by approximately $267.8 million. Subject to certain limitations, such “built-in losses” may be available to offset future taxable income and gain from our existing assets as well as potentially income and gain from new assets we acquire. Our ability to use our built-in losses is dependent upon our ability to generate taxable income in future periods. In addition, the use of our built-in losses is subject to various limitations. For example, there will be limitations on our ability to use our built-in losses or other net operating losses if we undergo a “change in ownership” for U.S. federal income tax purposes. In addition, it is possible that our built-in losses may not be fully available or usable in the manner anticipated. To the extent these limitations occurred or governmental challenges were asserted and sustained with respect to such built-in losses, we may not be permitted to use our built-in losses to offset our taxable income, in which case our tax liabilities could be greater than anticipated.

The decline in economic conditions and disruptions to markets may not improve for the foreseeable future, which could cause us to suffer continuing operating losses, adversely affect our liquidity, and create other business problems for us.

The global and U.S. economies experienced a rapid decline in 2008 and 2009 from which they have not recovered. The real estate and other markets suffered unprecedented disruptions, causing many major institutions to fail or require government intervention to avoid failure, which has placed severe pressure on liquidity and asset values. These conditions were brought about largely by the erosion of U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets.

These events have caused, among other things, numerous foreclosures and an excess of residential housing inventory and finished residential lots, and a glut of stalled commercial real estate projects. Excess inventory could result in a decline in the values of real estate that we own or that secures the loans we hold in our portfolio. This, in turn, could reduce the proceeds we realize upon sale and that are available to our borrowers to repay our portfolio mortgage loans.

The foregoing could result in defaults on our portfolio mortgage loans and might require us to record reserves with respect to non-accrual loans, write-down our REO assets, and realize credit losses with respect to our portfolio mortgage loans. These factors could harm our business, financial condition, results of operations and cash flows.

As a consequence of the difficult economic environment, we have recorded significant losses, resulting primarily from significant provisions for credit losses and impairment charges resulting in substantial decreases in the net carrying value of our assets. Economic conditions or the real estate and other markets generally may not improve in the near term, in which case we could continue to experience additional losses and write-downs of assets, and could face capital and liquidity constraints and other business challenges.

We depend on key personnel and an error in judgment or the loss of their services could harm our business.

Our success depends upon the experience, skill, resources, relationships, contacts and continued efforts of certain key personnel, including, among others, Shane Albers, our chief executive officer, William Meris, our president, and Steven Darak, our chief financial officer. If any of these individuals were to make an error in judgment in conducting our operations, our business could be harmed. If either of these individuals were to cease employment with us, our operating results could suffer. Our future success also depends in large part upon our ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense. Should we be unable to attract and retain such key personnel, our ability to make prudent investment decisions may be impaired, which could harm our results of operations and prospects.

We will face conflicts of interest that may arise with respect to our business activities and also may limit the allocation of investments to us.

We may face conflicts of interest with other funds managed by us. For example, one of our wholly-owned subsidiaries, SWI Management, LLC, or SWIM, is the manager of the SWI Fund and has obligations to the SWI Fund and its members pursuant to the operating agreement between SWIM and the SWI Fund. The SWI Fund, which had $11.4 million under management as of July 31, 2010, is a real estate investment fund with target asset classes that are substantially similar to ours. The management fees we receive from SWIM for managing the SWI Fund may be less than the income we would receive from investment opportunities allocated to SWI Fund that we may have otherwise been able to invest in.

Any policy or procedural protections we adopt to address potential conflicts of interest may not adequately address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. Since our executive officers are also executive officers of SWIM, subject to oversight from our independent directors (or a committee thereof), the same personnel may determine the price and terms of the investments for both us and other entities managed by us or affiliated with our executive officers, and there can be no assurance that any procedural protections, such as obtaining market prices or other reliable indicators of value, will prevent the consideration we pay for these investments from exceeding the fair market value or ensure that we receive terms for a particular investment that are as favorable as those available to a third party.

We may compensate broker-dealers to eliminate contingent claims under existing selling agreements, which could result in additional expense for us or dilation of our stockholders.

The Manager is also party to selling agreements with certain broker-dealers who assisted the Manager in raising equity capital for us, which provide for a 2% selling commission and either a 25 or 50 basis point trailing commission. Such commissions totaled $6.1 million, $5.4 million and $0 for the years ended December 31, 2007, 2008 and 2009, respectively. Pursuant to amendments to such selling agreements, certain broker-dealers representing approximately 97% of the Fund’s committed capital agreed to forego these amounts and accept, in lieu of such obligation, a pro rata portion (representing either the 25 or 50 basis points described above) of 50% of any amount “earned and received” by the Manager under the terms of the Fund’s operating agreement, which provided that the Manager receives 25% of any net proceeds (including late fees and penalties and excluding repayment of principal and contractual note interest rates) from the sale of a foreclosed asset. Because the operating agreement has been terminated pursuant to the Conversion Transactions, no fees will be payable to the Manager pursuant to the operating agreement, but the broker-dealers may argue that they should nonetheless receive from us 50% of any amounts “earned and received” that would have been otherwise payable to the Manager under the Fund’s operating agreement had the operating agreement still been in effect or, alternatively, that they are entitled to the trailing commission under the original selling agreement. Although we may terminate the selling agreements at any time (but not the commissions and additional compensation payable for certain investments or in connection with certain investors), we have not entered into any agreements, arrangements or understandings to terminate the selling agreement or any trail obligations because we believe the relationships with the broker dealers established through these selling agreements remain useful to our business. If we terminate the selling agreements, we may decide to compensate the broker-dealers to eliminate any residual contingent commission claims on gains or trail commissions under the selling agreements or for future services provided by the broker dealers through the issuance of warrants or equity, payment of fees or otherwise, which could result in additional expense for us or dilution of our stockholders.

Accounting rules for certain of our assets are highly complex and involve significant judgment and assumptions, and changes in such rules, accounting interpretations or our assumptions could harm our ability to timely and accurately prepare our financial statements.

Accounting rules for commercial mortgage loan sales and securitizations, valuations of financial instruments, asset consolidations and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in the preparation of financial information and the delivery of this information to our stockholders. Changes in accounting rules, interpretations or our assumptions could undermine our ability to prepare timely and accurate financial statements, which could result in a lack of investor confidence in our publicly filed information and could harm the market price of our common stock.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could cause us to fail to meet our reporting obligations or cause investors to lose confidence in our reported financial information, which could lead to a decline in the value of our common stock.

Substantial work has been required, and may continue to be required, to implement, document, assess, test and remediate our system of internal controls. This process has been and will continue to be both costly and challenging. Implementing any appropriate changes to our internal controls may entail substantial costs to modify our existing financial and accounting systems, take a significant period of time to complete, and distract us from the operation of our business. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or a consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could impair our ability to operate our business. In addition, the existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the value of our common stock. Although not currently applicable, in the future we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on effectiveness of our internal controls. If in the future we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

We may change our business, leverage and financing strategies without stockholder consent.

We may change our business and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, other businesses. In particular, a change in our business strategy, including the manner in which we allocate our resources across our commercial mortgage loans or the types of assets we seek to acquire, may increase our exposure to interest rate risk, default risk and real estate market fluctuations. In addition, we may in the future use leverage at times and in amounts deemed prudent by our management in its discretion, and such decisions would not be subject to stockholder approval. Changes to our strategies regarding the foregoing could harm our financial condition, results of operations and our ability to pay dividends to our stockholders.

Risks Related to our Common Stock

There has been no public market for our common stock prior to this offering and an active trading market may not develop, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. We intend to apply to have our common stock listed on the NYSE under the symbol “IFC.” However, listing on the NYSE would not ensure that an actual market will develop for our common stock. The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of real estate-based companies and the attractiveness of their equity securities in comparison to other equity securities, our financial performance and general stock and bond market conditions. If no liquid trading market develops, you may have difficulty reselling your shares or the shares may be discounted to reflect the absence of such liquidity.

The price of our common stock and trading volume may be volatile, which could result in substantial losses for our stockholders.

The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price for our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance. The market price of our common stock may be highly volatile and be subject to wide fluctuations. The stock markets, including the NYSE, on which we intend to apply to list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of shares of our common stock is likely to be similarly volatile, and investors in shares. Some of the factors that could negatively affect the share price of our common stock or result in fluctuations in the price or trading volume of our common stock include those listed in the section entitled “Risk Factors” in this prospectus, as well as others, such as:

•	general market and economic conditions, including factors unrelated to our performance;
•	actual or anticipated changes or fluctuations in our future financial performance and the performance of similar companies, including fluctuations in quarterly operating reports;
•	changes in market interest rates;
•	the outcome of pending litigation matters in which we are a named defendant;
•	strategic decisions by us or our competitors such as acquisitions, divestments, spin-offs, joint ventures, strategic partnerships or capital commitments;
•	the operations and stock performance of our competitors or similar companies;
•	developments in the commercial mortgage lending industry or the financial services sector generally;
•	the impact of new legislation, regulatory developments or court decisions that adversely affect us or the assets in which we seek to invest or that restrict the activities of commercial mortgage lenders or suppliers of credit in our market;
•	changes in financial estimates by securities analysts or publications of research reports about us or the real estate industry;
•	changes in accounting principles;
•	terrorist acts;
•	the reliability of our dividend policy and amount of our dividends;
•	additions or departures of senior management and key personnel;
•	actions by institutional or other stockholders; and
•	speculation in the press or investment community.

If the market price of our common stock declines significantly, you may be unable to resell any of our common stock at or above the price immediately after this offering. The market price of our common stock may fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

We have not established a minimum dividend and distribution level and we may not have the ability to pay dividends and other distributions to you in the future.

There have been no cash dividends declared on our common stock since our company was formed from our predecessor entity, but our predecessor made periodic distributions to its members prior to suspending distributions in the third quarter of the year ended December 31, 2008. We have not established a minimum distribution level and we may not be able to make any distributions at all. In addition, some of our distributions may include a return of capital. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition and other factors as our board of directors may deem relevant from time to time. Subject to the availability of legally available funds, completion of this offering, and raising more than $50 million from this offering or certain financings, we are required to declare and pay to all shares of our Class B common stock issued and outstanding on the 12-month anniversary of the consummation of this offering a one-time dividend equal to $0.95 per share of Class B common stock, or the Special Dividend. The aggregate amount of the Special Dividend if paid in full will be approximately $16 million, assuming no shares of Class C common stock are redeemed in this offering. The Special Dividend will not be payable to any other shares of our capital stock, including the common stock offered in this offering. We cannot predict our ability to make distributions to you in the future.

Future sales of shares of our common stock, including sales of shares of common stock issuable when shares of Class B common stock become eligible for conversion into common stock or sales of shares of common stock by our insiders, may depress the price of our common stock.

Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the market price of our common stock to decline. Our certificate of incorporation permits our board of directors, without your approval, to:

•	authorize the issuance of common or preferred stock in connection with equity offerings, acquisitions of securities or other assets of companies; and
•	classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock that have preference rights over your common stock with respect to voting.

The issuance of additional shares of our common stock could be substantially dilutive to your shares and may depress the price of our common stock.

In addition, we are unable to predict whether a significant number of shares of our common stock will be sold in the open market in anticipation of or following a sale by insiders. We have approximately 17 million shares of Class B and Class C common stock outstanding. The shares of Class C common stock are generally non-transferable and the shares of Class B-1, B-2 and B-3 common stock are not eligible for conversion into common stock until, and subject to transfer restrictions that lapse, between six and 12 months of the anniversary of the consummation of this offering, subject to limited exceptions. The shares of Class B-4 common stock received by Messrs. Albers and Meris in the Conversion Transactions are subject to four-year restrictions on transfer that expire on the four-year anniversary of the consummation of the Conversion Transactions. The conversion and transfer restrictions also lapse upon certain change of control events, and shares of Class B-1, B-2 and B-3 common stock are also eligible for conversion and transfer after the five-month anniversary of this offering if the closing price of our common stock price is greater than or equal to 125% of the initial public offering price for 20 consecutive trading days. Further, the four-year transfer restrictions applicable to the shares of Class B-4 common stock held by Messrs. Albers and Meris will terminate if, any time after five months from the first day of trading on a national securities exchange, either our market capitalization (based on the closing price of our common stock) or book value will have exceeded $730.4 million (subject to upward adjustment by the amount of any net proceeds from new capital raised in this offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or our equity securities after the Conversion Transactions). The four-year transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of change of control of the shares of Class B common stock under our certificate of incorporation, or if, after entering into an employment agreement approved by our compensation committee, the holder of Class B common stock is terminated without cause, as will be defined in their employment agreements.

In addition, we and each of our executive officers, directors and certain of our other existing employee security holders have agreed, with certain limited exceptions, for a period of 180 days after the date of this prospectus, to certain restrictions on transfer of their shares of our common stock without the prior consent of the representatives of the underwriters. However, the representatives may, at any time, release all or a portion of the securities subject to these lock-up agreements. See the section titled “Underwriting” for more information. In addition, certain transfer restrictions applicable to our shares of Class B common stock may be waived at the discretion of our board of directors. If the transfer restrictions applicable to shares of our Class B common stock or otherwise are waived or terminated and our board of directors waives the transfer restrictions, or upon expiration of the restrictive periods, approximately 599,553 shares of Class B common stock and 200,000 shares of common stock (including 150,000 shares issuable upon exercise of warrants to be issued upon completion of this offering) will be available for sale into the market. Once the sale of all or a portion of the shares of Class B common stock becomes possible, the sale or potential sale of a substantial number of shares of our common stock into which shares of Class B common stock may convert could depress the market price of all our common stock and impair our ability to raise capital through the sale of additional shares. Because we suspended accepting redemption requests effective October 1, 2008, and suspended distributions to members of the Fund in the second quarter of 2009, there may be a pent-up demand for liquidity among our stockholders, which could lead to the sale of a substantial number of shares of our common stock and a corresponding decrease in the market price of our common stock. In the future, we may issue warrants, grant stock options or restricted stock, or grant registration rights with respect to our outstanding securities, all of which may result in additional sales of common stock.

Offerings of debt or equity securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute our existing stockholders’ interests, may be senior to our common stock for the purposes of distributions, and may harm the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. The terms of our charter documents will not preclude us from issuing additional indebtedness. Accordingly, we could become more highly leveraged, resulting in (i) an increase in debt service that could harm our ability to make expected distributions to our stockholders, and (ii) an increased risk of default on our obligations. If we were to liquidate, holders of our debt and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the market price of our common stock, or both. Any preferred stock could have a preference on distribution payments that could limit our ability to make a distribution to our stockholders. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk that any future offerings by us could reduce the market price of our common stock and dilute your interest in us.

Certain provisions of our certificate of incorporation, bylaws, debt instruments and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

Certain provisions of the Delaware General Corporation Law, or DGCL, may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in our management or in the control of our company, including transactions in which our stockholders might otherwise receive a premium over the fair market value of their securities. In particular, Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period. Under Section 203, a corporation may under certain circumstances avoid the restrictions imposed by Section 203. Moreover, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. We have not made this election, and accordingly we are subject to the restrictions of Section 203 of the DGCL. Furthermore, as discussed under the heading entitled “Description of IMH Financial Corporation’s Capital Stock,” upon any “change of control” transaction, the restrictions on transfer applicable to the shares of our Class B and Class C common stock will terminate, which could act to discourage certain change of control transactions.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks, the risks described in the section above entitled “Risk Factors,” along with the following factors that could cause actual results to vary from our forward-looking statements:

•	Various disputes have arisen regarding the Conversion Transactions, and we are a named defendant in three class-action proceedings and a separate suit initiated by two members of the Fund. Additionally, the SEC has notified us that it is conducting an investigation related to us. We cannot predict when or how these matters will be resolved and we could be subject to significant money damages, which could harm our business and results of operations;
•	The decline in economic conditions and disruptions to markets may not improve for the foreseeable future, which could cause us to suffer continuing operating losses, adversely affect our liquidity and create other business problems for us;
•	We are subject to the risk that, despite recent actions and proposals by the U.S. government and governments around the world, the economy and real estate and other markets will not improve, which could continue to harm our ability to sell or dispose of the assets we own and the ability of our borrowers to pay obligations under, or repay our commercial mortgage loans on maturity or obtain take-out financing in a timely manner, on reasonable terms, or at all, which would harm our liquidity and operating results;
•	We believe that our ability to continue as a “going concern” for the next 12 months is predicated on our ability to dispose of certain assets and access the proceeds from the credit facility we recently entered into;
•	The suspension of certain of our activities resulting from current market conditions and our liquidity status may persist for an extended period of time, and we may not resume historical levels of activities, or at all;
•	If our liquidity continues to dissipate and we are unable to meet our obligations, we may be forced to sell certain of our assets for a price at or below the current book value of the assets, which could result in a loss to us;
•	We are subject to risks generally associated with the lending to, and ownership of, real estate-related assets, including changing economic conditions, environmental risks, unforeseen statutory and regulatory changes, the cost of and ability to obtain insurance and risks related to developing and leasing of properties;
•	Real estate assets, which we may acquire in foreclosure or through other means, are generally non-earning assets that would correspondingly reduce the distributable yield to our investors, if any. In the event of foreclosure, we would also be responsible for the payment of past due property taxes, a liability not currently recorded but considered in determining of our loan allowance, which approximates $8.3 million as of June 30, 2010. Moreover, the ultimate disposition of such assets may not occur for an extended period of time or at prices we seek, which would harm our liquidity;

•	As a commercial real estate mortgage lender, we are subject to a variety of external forces that could harm our operations and results, including, without limitation, fluctuations in interest rates, fluctuations in economic conditions (which are exacerbated by our limited geographic diversity), and the effect that regulators or bankruptcy courts could have on our operations and rights as a secured commercial real estate mortgage lender; and
•	Our commercial real estate mortgage loans, which are not guaranteed by any government agency, are risky and are not sold on any well established secondary market, and the underwriting standards that we previously utilized may not be sufficient to protect stockholders from our borrowers’ loan defaults or to ensure that sufficient collateral, including collateral pledged by guarantors, will exist to protect our stockholders from any such defaults in the context of the continued market stress currently applicable in the real estate sector.

Except to the extent required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated by reference into this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis;
•	on an as adjusted basis to give effect to (i) the sale of shares of common stock by us in this offering at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the use of $ million of proceeds to redeem up to 838,448 shares of Class C common stock.

The adjusted information set forth in the table below is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IMH Financial Corporation,” “Use of Proceeds” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2010 (Unaudited)
	Actual	As Adjusted(1)(2)
	(in thousands, except share data)
Cash and cash equivalents	$3,537	$
Capital lease obligations, less current portion	—		—
Long-term debt	15,381		15,381
Stockholders’ equity (deficit):
Preferred stock, par value $0.01; 100 million shares authorized, no shares issued and outstanding.
Common stock, par value $0.01; 150,208,500 shares authorized, no shares issued and outstanding, actual, and shares issued and outstanding as adjusted.
Class B-1 common stock, par value $0.01; 4,023,400 shares authorized, 3,811,342 shares issued and outstanding, actual and as adjusted.	38
Class B-2 common stock, par value $0.01; 4,023,400 shares authorized, 3,811,342 shares issued and outstanding, actual and as adjusted.	38
Class B-3 common stock, par value $ 0.01; 8,165,700 shares authorized 7,721,055 shares issued and outstanding, actual and as adjusted.	77
Class B-4 common stock, par value $0.01; 781,644 shares authorized 627,579 shares issued and outstanding, actual and as adjusted.	7
Class C common stock, par value $ 0.01; 15,803,212 shares authorized, 838,448 shares issued and outstanding, actual, and shares issued and outstanding as adjusted.	8
Class D common stock, par value $0.01; 16,994,144 shares authorized, no shares issued and outstanding.
Additional paid-in capital	726,866
Accumulated deficit	(453,561)
Total stockholders’ equity (deficit)	273,473
Total capitalization	$297,416	$

(1)	Each $ increase or decrease in the assumed initial public offering price of $ per share, the midpoint of the range reflected on the cover page of this prospectus, would increase or decrease, as applicable, our cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization by approximately $ , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	The number of shares of common stock set forth in the table above includes common stock to be issued in this offering, 16,809,766 shares of Class B and Class C common stock outstanding as of October 26, 2010 that are convertible into 16,809,766 shares of our common stock and 50,000 shares to be issued to ITH Partners upon completion of this offering and excludes (i) shares of common stock issuable upon exercise of the underwriters’ overallotment option and (ii) 1.2 million shares of our common stock reserved for future issuance pursuant to our 2010 Stock Incentive Plan, which number will automatically increase to 1.8 million shares upon consummation of this offering, and (iii) 150,000 shares issuble upon exercise of warrants to be issued to ITH Partners upon completion of this offering.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share. Our pro forma net tangible book value as of June 30, 2010 was approximately $273.4 million, or approximately $16.27 per share. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the closing of this offering.

After giving effect to the sale of     shares of common stock at an assumed initial public offering price of $     per share, the mid-point of the range of prices set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of $    per share the receipt by us of the net proceeds from this offering and the use of these funds as described under “Use of Proceeds,” our pro forma net tangible book value as of June 30, 2010 would have been approximately $     million, or $     per share of common stock. This represents an immediate increase in pro forma net tangible book value of $ per share to existing stockholders and an immediate dilution of $     per share to new investors purchasing shares of common stock in this offering at the initial offering price.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share of common stock	$
Net tangible book value per share as of June 30, 2010		16.27
Increase in net tangible book value per share attributable to this offering
Net tangible book value per share as of June 30, 2010 after giving effect to this offering
Dilution in net tangible book value per share to new investors	$

The following table summarizes as of June 30, 2010, on the pro forma basis described above, the number of shares of our common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $     per share, the mid-point of the range of prices set forth on the cover of this prospectus, and the deduction of underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
(in thousands, except percentage and unit data)
Stockholders prior to this offering		%	$	%	$
New investors		%	$	%	$
Total		100%	$	100%

DIVIDENDS AND DISTRIBUTION POLICY

Dividends

There have been no cash dividends declared on our common stock since our company was formed from our predecessor entity, but our predecessor made periodic distributions to its members prior to suspending distributions in the third quarter of the year ended December 31, 2008. Dividends are declared at the sole discretion of our board of directors.

Distributions Following Consummation of this Offering

After the consummation of this offering, we will seek to initiate a quarterly dividend policy, subject to various considerations and qualifications, including, without limitation, liquidity requirements, our distribution yield relative to our peers, and other relevant factors identified and considered by our board of directors. In particular, our ability to pay dividends in the future will be subject to using any net proceeds from this offering or other financing to resume the pursuit of new investments, which may require a significant amount of time, and the disposition of existing and future portfolio investments on sufficiently attractive terms to generate liquidity for us.

All distributions will be made at the sole discretion of our board of directors, and will depend on a number of factors affecting us, including, without limitation, the following:

•	our financial condition;
•	general business conditions;
•	our actual results of operations;
•	the timing of the deployment of capital and leverage;
•	debt service requirements of us and our subsidiaries;
•	cash distributions from our subsidiaries;
•	our operating expenses;
•	our taxable income;
•	our capital expenditure requirements;
•	our liquidity requirements;
•	distribution restrictions contained in our current or future financing facilities;
•	our distribution yield relative to our peers;
•	restrictions under Delaware law;
•	any contractual, legal and regulatory restrictions on the payment of distributions by us to holders of our common stock or by our subsidiaries to us; and
•	other factors the board of directors in its discretion deems relevant.

Special Conversion Dividend

We agreed to declare and pay to all holders of our Class B common stock issued and outstanding on the 12-month anniversary of the consummation of this offering a one-time dividend equal to $0.95 per share of Class B common stock, or the Special Dividend, to all stockholders who have retained continuous ownership of their shares through the 12-month period following this offering. If the Special Dividend is paid in full and assuming no shares of Class C common stock are redeemed following this offering, we expect the aggregate amount of the Special Dividend to be $16.1 million. The Special Dividend will not be payable to any other shares of our capital stock, including the common stock offered in this offering and Class C common stock. Further, we do not intend to pay the Special Dividend, if any, from the net proceeds of this offering. Rather, we intend to use the net proceeds of this offering to make investments that will position us to make future distributions. If the investments funded by the proceeds of this offering do not perform as we anticipate, if the decline in the credit and real estate markets continues or worsens, or if other unforeseen occurrences arise, we may not have sufficient legally distributable funds on the one-year anniversary of the consummation of this offering to enable us to declare and pay the Special Dividend. The Special Dividend will not be payable if sufficient legally distributable funds are not available on the one year anniversary of the consummation of this offering.

Class C Redemption

We plan to use up to 30% of the net proceeds of the offering to effect a pro rata redemption of the 838,448 outstanding shares of our Class C common stock at the initial public offering price, less underwriting discounts and commissions paid to the underwriters in this offering; if the proceeds available to effect the redemption are insufficient to redeem all outstanding shares of Class C common stock, the redemption will be effected on a pro rata basis among the holders of Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) and the remaining shares of Class C common stock will automatically be converted into shares of Class B common stock as follows: each share of Class C common stock will convert into 0.25 shares of Class B-1 common stock; 0.25 shares of Class B-2 common stock; 0.50 shares of Class B-3 common stock.

Historical Distributions

Historically, members of the Fund elected to either reinvest distributable monthly earnings or have earnings distributed to them in cash. Effective October 1, 2008, we suspended the option by which Fund members could reinvest monthly distributions. For the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, our total net distributions were zero, $11.7 million, $64.1 million, and $46.9 million, respectively, which translated into net distributions of zero, $0.73, $4.32, and $5.00 per weighted average common share over the same periods, respectively. The year to year increase in total distributions is attributed to the increase in member equity. During the second quarter of the year ended December 31, 2009, we revised our member distribution program and ceased further distributions to members until we generate sufficient liquidity to enable us to cover all borrower obligations and operating costs.

The annualized yield based on distributions made to our members was 1.60%, 9.45%, and 11.09% for the years ended December 31, 2009, 2008 and 2007, respectively. The year over year reduction in the annualized yield is attributable to the reduction in the deployment ratio of available capital to loans funded, an increase in the number of portfolio loans placed in non-accrual status, the change in the Prime rate over these periods (which has resulted in lower interest bearing loans), the increase in real estate held for development (which is a non-earning asset) and the suspension of member distributions in the second quarter of the year ended December 31, 2009.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $     from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $     payable by us, based on an assumed initial public offering price of $     per share, which is the mid-point of the range of prices set forth on the cover of this prospectus. We intend to utilize the net proceeds of this offering for working capital, to fund the acquisition and origination of new investments in our target assets, and for other general corporate purposes. Of the portion of proceeds allocated to new investments, we expect our target allocations for new investments from the proceeds of this offering to be approximately 45% in interim loans or other short-term loans originated by us, 25% in performing whole, or participating interests in, commercial real-estate mortgage loans we acquire, 15% in whole non-performing commercial real estate loans we acquire and 15% in other types of real estate related assets and real estate debt instruments, although the exact allocations will depend on the investment opportunities we decide to pursue. We also anticipate using the net proceeds of this offering for operating expenses and other general working capital requirements. In addition, we plan to use up to 30% of the proceeds of this offering to effect a pro rata redemption of the 838,448 outstanding shares of Class C common stock at the initial public offering price, less underwriting discounts and commissions paid to the underwriters in this offering. Assuming we receive net proceeds of approximately $    , and based on the above assumed initial public offering price of $    , we expect to redeem all outstanding shares of Class C common stock for approximately $   million.

The amount and timing of the amount of proceeds we actually spend for these purposes may vary and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described under the section entitled “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money market funds, investment grade debt securities or cash. We do not intend to use the net proceeds of this offering to pay the Special Dividend.

SELECTED HISTORICAL FINANCIAL DATA

The following tables show financial data of IMH Financial Corporation (as successor to the Fund), including the results of operations from the June 18, 2010 acquisition date of the Manager and Holdings, for the periods indicated. The summary financial data are derived from our audited and unaudited consolidated financial statements and other financial records. The summary consolidated statements of financial condition data as of December 31, 2008 and 2009 and the summary consolidated statements of income data for each of the three years in the period ended December 31, 2009 have been derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus and should be read together with those consolidated financial statements and accompanying notes. The summary consolidated statements of financial condition data as of December 31, 2006, 2007 and 2008, and the summary consolidated statements of income data for the years ended December 31, 2005 and 2006 have been derived from audited consolidated financial statements not included in this prospectus. The summary consolidated financial and other data should be read together with the sections entitled “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and accompanying notes, and unaudited financial statements and accompanying notes, included elsewhere in this prospectus.

	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(in thousands, except percentage and unit data)					(unaudited)
Summary balance sheet items
Cash and cash equivalents	$12,089	$12,159	$73,604	$23,815	$963	$3,480	$3,537
Mortgage loan principal outstanding	$92,945	$258,615	$510,797	$613,854	$544,448	$607,471	$517,138
Allowance for credit losses	$—	$—	$(1,900)	$(300,310)	$(330,428)	$(282,910)	$(349,518)
Mortgage loans, net	$92,945	$258,615	$508,897	$313,544	$214,020	$324,561	$167,620
Real estate owned	$—	$—	$—	$62,781	$104,231	$74,260	$105,431
Total assets	$105,981	$273,374	$590,559	$414,804	$337,796	$418,654	$297,416
Total liabilities	$8,145	$13,193	$13,726	$6,753	$15,928	$8,092	$23,943
Total owners’ equity	$97,835	$260,181	$576,833	$408,051	$321,868	$410,562	$273,473
Summary income statement items
Mortgage loan interest	$7,846	$20,547	$47,929	$65,497	$21,339	$17,559	$956
Total revenue	$7,961	$21,145	$49,763	$67,420	$22,522	$17,595	$1,942
Operating expenses	$166	$430	$968	$2,454	$9,433	$3,378	$8,453
Provision for credit losses	—	—	1,900	296,000	79,299	—	27,550
Impairment charges on Real Estate Owned	—	—	—	27,175	8,000	—	10,985
Total costs and expenses	$542	$1,043	$4,088	$325,707	$96,999	$3,378	$46,988
Net earnings (loss)	$7,419	$20,102	$45,675	$(258,287)	$(74,477)	$14,217	$(45,046)
Earnings/Distributions per share data:(1)
Basic and diluted net earnings (loss) per share	$5.50	$5.40	$4.87	$(17.41)	(4.63)	$0.88	$(2.79)
Net distributions per weighted average common share	$4.93	$5.20	$5.00	$4.32	$0.73	$0.73	$—
Loan Related items
Note balances originated	$139,354	$266,101	$428,777	$329,952	$47,557	$392	$80
Number of notes originated	48	37	38	23	3	1	1
Average note balance originated	$2,903	$7,192	$11,284	$14,346	$15,852	$392	$80
Number of loans outstanding	41	44	61	62	55	60	47
Average loan carrying value	$2,267	$5,878	$8,343	$5,057	$3,891	$5,409	$3,566
% of portfolio principal – fixed interest rate	84.4%	69.0%	30.3%	31.3%	50.4%	45.1%	53.1%
% of portfolio principal – variable interest rate	15.6%	31.0%	69.6%	68.7%	49.6%	54.9%	46.9%
Weighted average interest rate – all loans	12.41%	12.33%	12.44%	12.18%	11.34%	11.89%	11.31%
Principal balance % by state:
Arizona	81.5%	57.9%	44.8%	47.9%	55.5%	53.9%	63.0%
California	18.5%	37.4%	33.7%	28.9%	28.3%	17.5%	26.8%
Texas	0.0%	4.4%	6.3%	9.1%	3.2%	15.5%	0.0%
Idaho	0.0%	0.0%	9.6%	8.1%	5.0%	3.7%	3.7%
Other	0.0%	0.3%	5.6%	6.0%	8.0%	9.4%	6.5%
Total	100%	100%	100%	100%	100%	100%	100%
Credit Quality
Extension fees included in mortgage loan principal	$475	$2,160	$6,204	$10,895	$18,765	$13,011	$18,181
Interest payments over 30 days delinquent	$—	$—	$2,741	$1,134	$7,530	$7,913	$7,381
Principal balance of loans past scheduled maturity	$—	$13,901	$133,532	$210,198	$347,135	$360,963	$323,027
Carrying value of loans in non accrual status	$—	$—	$73,346	$95,624	$192,334	$171,335	$173,252
Allowance for credit loss / valuation allowance	$—	$—	$(1,900)	$(300,310)	$(330,428)	(306,712)	(349,518)
Allowance for credit loss / valuation allowance as% of loan principal outstanding	0.0%	0.0%	0.4%	48.9%	60.7%	46.6%	67.6%
Charge-offs	—	—	—	—	49,181	8,460	17,400

(1)	As described in the notes to financial statements, effective June 18, 2010, the Company converted IMH Secured Loan Fund, LLC from a Delaware limited liability company into a Delaware corporation name IMH Financial Corporation. The per share information in the “Earnings/Distributions per share” section of this table is presented on a retrospective basis, assuming the conversion occurred and the member units were exchanged for common shares during each respective period.

	As of December 31,			As of June 30, 2010
	2007	2008	2009
Return on Equity and Assets Ratio
Return on assets	10.3%	-42.0%	-19.4%	3.4%
Return on equity	9.8%	-43.5%	-19.9%	3.6%
Dividend payout ratio	102.7%	-24.8%	-15.7%	0.0%
Equity to assets ratio	105.5%	96.6%	97.5%	93.6%

	As of December 31,			As of June 30, 2010
	2007	2008	2009
	(in thousands)
Average Balance Sheets*
Cash and cash equivalents	$45,199	$78,379	$7,719	$2,784
Mortgage loan principal outstanding	392,457	551,174	584,551	527,042
Allowance for credit loss / valuation allowance	(380)	(70,290)	(306,712)	(333,972)
Mortgage loans, net	392,077	480,884	277,840	193,070
Real estate owned, net	—	45,055	79,292	109,997
Other assets	4,810	10,808	18,884	19,815
Total assets	$442,086	$615,126	$383,735	$325,666
Total liabilities	16,901	21,184	9,517	20,880
Total owners’ equity	425,185	593,942	374,218	304,786
Total liabilities and owners’ equity	$442,086	$615,126	$383,735	$325,666

*	The average balance sheets were computed using the quarterly average balances during each fiscal period presented.

	As of and for the Years Ended December 31,			As of June 30, 2010
	2007	2008	2009
	(in thousands)
Analysis of Mortgage Loan Income by Loan Classification
Pre-entitled Land:
Held for Investment	$62	$780	$60	$—
Processing Entitlements	21,443	20,145	6,977	60
Entitled Land:
Held for Investment	10,299	14,262	2,385	—
Infrastructure under Construction	4,792	5,586	2,163	226
Improved and Held for vertical Construction	1,574	5,656	1,384	139
Construction and Existing Structures:
New Structure – Construction in process	7,841	10,976	1,058	531
Existing Structure Held for Investment	1,848	2,825	1,201	—
Existing Structure – Improvements	70	5,267	6,111	—
Total Mortgage Loan Income	$47,929	$65,497	$21,339	$956
Average Mortgage Loan Balances by Loan Classification*
Pre-entitled Land:
Held for Investment	$559	$5,673	$12,478	$13,155
Processing Entitlements	180,643	198,886	193,261	185,648
Entitled Land:
Held for Investment	80,120	117,468	116,521	95,261
Infrastructure under Construction	38,695	59,192	66,399	69,863
Improved and Held for vertical Construction	17,109	43,208	47,909	46,556
Construction and Existing Structures:
New Structure – Construction in process	59,179	52,480	40,329	44,624
Existing Structure Held for Investment	15,672	26,839	26,394	15,902
Existing Structure – Improvements	480	47,428	81,260	56,033
Total Average Mortgage Loan Balances	$392,457	$551,174	$584,551	$527,042
Average Interest Rate by Loan Classification**
Pre-entitled Land:
Held for Investment	12.2%	12.0%	10.8%	10.4%
Processing Entitlements	12.5%	11.5%	9.6%	8.6%
Entitled Land:
Held for Investment	12.1%	12.2%	12.4%	18.9%
Infrastructure under Construction	12.9%	12.2%	11.0%	10.5%
Improved and Held for vertical Construction	12.2%	11.8%	12.1%	12.2%
Construction and Existing Structures:
New Structure – Construction in process	12.1%	12.3%	11.5%	13.2%
Existing Structure Held for Investment	11.5%	13.8%	12.0%	12.2%
Existing Structure – Improvements	12.5%	12.5%	12.4%	12.4%
Total Overall Average Interest Rate	12.3%	12.3%	11.5%	12.3%

*	Amounts were computed using the quarterly average balances during each fiscal period presented.
**	Average Interest Rates by Loan Classification were computed by taking an average balance over the trailing five quarters.

	As of and for the Years Ended December 31,			As of June 30,
	2007	2008	2009
Average Yield***
Pre-entitled Land:
Held for Investment	11.1%	13.7%	0.5%	0.0%
Processing Entitlements	11.9%	10.1%	3.6%	0.0%
Entitled Land:
Held for Investment	12.9%	12.1%	1.9%	0.0%
Infrastructure under Construction	12.4%	9.4%	3.6%	0.3%
Improved and Held for vertical Construction	9.2%	13.1%	2.9%	0.3%
Construction and Existing Structures:
New Structure – Construction in process	13.2%	20.9%	2.7%	1.2%
Existing Structure Held for Investment	11.8%	10.5%	4.6%	0.0%
Existing Structure – Improvements	14.4%	11.1%	8.9%	0.0%
Overall Average Yield	10.9%	12.1%	3.7%	0.1%

***	Average Yield is computed using Mortgage Loan Income by Loan Classification as a percent of Average Mortgage Loan Balances by Loan Classification
Note:	Overall Average Yields have decreased due to loans being placed in non-accrual status

	As of and for the Year Ended December 31,					As of June 30, 2010
	2005	2006	2007	2008	2009
	(in thousands)
Principal Balances Outstanding by Loan Classification
Pre-entitled Land:
Held for Investment	$—	$—	$—	$7,178	$13,834	$12,816
Processing Entitlements	$43,237	$145,219	$203,166	$200,902	$185,608	$185,668
Entitled Land:
Held for Investment	$7,102	$41,894	$135,060	$114,307	$101,942	$91,922
Infrastructure under Construction	$11,344	$17,621	$60,037	$57,908	$69,839	$69,877
Improved and Held for vertical Construction	$8,409	$29,388	$14,800	$54,486	$47,227	$45,127
Construction and Existing Structures:
New Structure – Construction in process	$19,461	$16,316	$70,864	$43,814	$46,325	$43,649
Existing Structure Held for Investment	$3,392	$8,177	$26,870	$37,482	$23,640	$12,046
Existing Structure – Improvements	$—	$—	$—	$97,777	$56,033	$56,033
Total Principal Balances Outstanding by Loan Classification	$92,945	$258,615	$510,797	$613,854	$544,448	$517,138
Allocation of Allowance for Credit Loss / Valuation Allowance by Loan Classifications
Pre-entitled Land:
Held for Investment	$—	$—	$—	$(3,242)	$(9,623)	$(10,961)
Processing Entitlements	—	—	(1,900)	(122,266)	(134,742)	$(152,521)
Entitled Land:
Held for Investment	$—	$—	$—	$(79,279)	$(80,750)	$(82,370)
Infrastructure under Construction	—	—	—	(24,863)	(39,441)	(40,280)
Improved and Held for Vertical Construction	—	—	—	(38,522)	(28,696)	(28,667)
Construction & Existing Structures:
New Structure – Construction in-process	$—	$—	$—	$(28,547)	$(30,106)	(32,781)
Existing Structure Held for Investment	—	—	—	(2,954)	(7,070)	(1,936)
Existing Structure – Improvements	—	—	—	(637)	—	—
Allowance for Loan Loss / Valuation Allowance	$—	$—	$(1,900)	$(300,310)	$(330,428)	$(349,518)
Rollforward of Allowance for Credit Loss / Valuation Allowance by Loan Classifications
Balance at the beginning of period	$—	$—	$—	$(1,900)	$(300,310)	$(330,428)
Additions to Allowance for Credit Loss / Valuation Allowance:
Pre-entitled Land:
Held for Investment	—	—	—	(3,242)	(6,381)	(1,338)
Processing Entitlements	—	—	(1,900)	(120,366)	(24,851)	(17,779)
Entitled Land:
Held for Investment	—	—	—	(79,279)	(9,851)	(5,893)
Infrastructure under Construction	—	—	—	(24,863)	(11,990)	(839)
Improved and Held for Vertical Construction	—	—	—	(38,522)	801	29
Construction & Existing Structures:
New Structure – Construction in-process	—	—	—	(26,137)	(3,218)	(3,758)
Existing Structure Held for Investment	—	—	—	(2,954)	(4,116)	2,028
Existing Structure – Improvements	—	—	—	(637)	(19,693)	—
Total provision for credit losses	—	—	(1,900)	(296,000)	(79,299)	(27,550)

	As of and for the Year Ended December 31,						As of and for the Six Months Ended June 30, 2010
	2005		2006	2007	2008	2009
	(in thousands except percentage data)
Charge-Offs:
Pre-entitled Land:
Processing Entitlements		$—	$—	$—	$—	$12,375	$—
Entitled Land:
Held for Investment		—	—	—	—	8,380	4,272
Infrastructure under Construction		—	—	—	—	(2,588)	—
Improved and Held for Vertical Construction		—	—	—	—	9,025	—
Construction & Existing Structures:
New Structure – Construction in-process		—	—	—	—	1,659	1,082
Existing Structure Held for Investment		—	—	—	—	—	3,106
Existing Structure – Improvements		—	—	—	—	20,330	—
Total charge-offs		$—	$—	$—	$—	$49,181	$8,460
Recoveries
Total Recoveries		—	—	—	—	—	—
Net Charge-offs		$—	$—	$—	$—	$49,181	$8,460
Net Change in Allowance for Credit Loss / Valuation Allowance	$		$—	$(1,900)	$(296,000)	$(30,118)	$(19,090)
Other changes to Allowance for Credit Loss / Valuation Allowance		—	—	—	(2,410)	—	—
Balance at end of period		$—	$—	$(1,900)	$(300,310)	$(330,428)	$(349,518)
Ratio of net charge-offs during the period to average loans outstanding during the period		0.0%	0.0%	0.0%	0.0%	–8.4%	–1.6%
Scheduled Maturities within One to Five Years by Classification
Scheduled Maturities – One year or less
Pre-entitled Land:
Held for Investment		$—	$—	$—	$7,178	$13,834	$12,816
Processing Entitlements		43,237	145,219	203,166	195,168	185,608	185,668
Entitled Land:
Held for Investment		7,102	41,894	135,060	89,786	101,942	91,922
Infrastructure under Construction		11,344	17,621	60,037	57,908	27,953	27,957
Improved and Held for vertical Construction		8,409	29,388	14,800	13,904	47,227	45,127
Construction and Existing Structures:
New Structure – Construction in process		19,461	16,316	70,864	43,814	12,653	10,219
Existing Structure Held for Investment		3,392	8,177	26,870	37,482	23,641	12,046
Existing Structure – Improvements		—	—	—	97,777	—	—
Total Scheduled Maturities – One year or less		$92,945	$258,615	$510,797	$543,017	$412,858	$385,755
Scheduled Maturities – One to five years
Pre-entitled Land:
Held for Investment		$—	$—	$—	$—	$—	$—
Processing Entitlements		—	—	—	5,735	—	—
Entitled Land:
Held for Investment		—	—	—	24,520	—	—
Infrastructure under Construction		—	—	—	—	41,886	41,920
Improved and Held for vertical Construction		—	—	—	40,582	—	—
Construction and Existing Structures:
New Structure – Construction in process		—	—	—	—	33,671	33,430
Existing Structure – Improvements		—	—	—	—	56,033	56,033
Total Scheduled Maturities – One to five years		—	—	—	70,837	131,590	131,583
Total Loan Principal		$92,945	$258,615	$510,797	$613,854	$544,448	$517,138

	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30, 2010
	2005	2006	2007	2008	2009
	(in thousands)
Scheduled Maturities – One to Five Years by Interest Type
Fixed Interest Rates:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—	$—
Processing Entitlements	—	—	—	1,929	—	—
Entitled Land:
Held for Investment	—	—	—	3,500	—	—
Infrastructure under Construction	—	—	—	—	41,886	—
Improved and Held for vertical Construction	—	—	—	10,461	—	—
Construction and Existing Structures:
New Structure – Construction in process	—	—	—	—	32,053	33,088
Existing Structure – Improvements	—	—	—	—	56,033	56,033
Total Scheduled Maturities – Fixed interest rate	$—	$—	$—	$15,890	$129,972	$89,121
Variable Interest Rates:
Pre-entitled Land:
Processing Entitlements	—	—	—	3,807	—	—
Entitled Land:
Held for Investment	—	—	—	21,020	—	—
Infrastructure under Construction	—	—	—	—	—	41,920
Improved and Held for vertical Construction	—	—	—	30,120	—	—
Construction and Existing Structures:
New Structure – Construction in process	—	—	—	—	1,618	342
Total Scheduled Maturities – Variable interest rate	—	—	—	54,947	1,618	42,262
Total Loan Principal due One to Five Years	$—	$—	$—	$70,837	$131,590	$131,383

	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30, 2010
	2005	2006	2007	2008	2009
	(in thousands)
Loans by Performance Status
Performing Loans:
Pre-entitled Land:
Processing Entitlements	$43,237	$131,318	$119,175	$146,460	$—	$—
Entitled Land:
Held for Investment	7,102	41,893	135,060	37,146	—	—
Infrastructure under Construction	11,344	17,621	44,557	40,653	7,645	—
Improved and Held for vertical Construction	8,409	29,388	14,800	35,102	—	—
Construction and Existing Structures:
New Structure – Construction in process	19,461	16,317	45,087	6,694	4,805	2,574
Existing Structure Held for Investment	3,392	8,177	18,620	23,393	—	—
Existing Structure – Improvements	—	—	—	97,777	—	—
Total Performing Loans	$92,945	$244,714	$377,299	$387,225	$12,450	$2,574
Loans in Default – Non-Accrual:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$13,834	$12,815
Processing Entitlements	—	—	64,743	46,636	185,608	185,668
Entitled Land:
Held for Investment	—	—	—	3,300	101,942	91,922
Infrastructure under Construction	—	—	—	17,255	62,194	69,877
Improved and Held for vertical Construction	—	—	—	14,632	40,051	45,127
Construction and Existing Structures:
New Structure – Construction in process	—	—	2,253	13,800	39,102	39,959
Existing Structure Held for Investment	—	—	8,250	—	23,640	12,046
Existing Structure – Improvements	—	—	—	—	56,033	56,033
Total Loans in Default – Non-Accrual	$—	$—	$75,246	$95,623	$522,404	$513,447
Loans in Default – Other:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$7,178	$—	$—
Processing Entitlements	—	13,901	19,247	7,806	—	—
Entitled Land:
Held for Investment	—	—	—	73,861	—	—
Infrastructure under Construction	—	—	15,480	—	—	—
Improved and Held for vertical Construction	—	—	—	4,752	7,176	—
Construction and Existing Structures:
New Structure – Construction in process	—	—	23,525	23,320	2,418	1,117
Existing Structure Held for Investment	—	—	—	14,089	—	—
Total Loans in Default – Other	$—	$13,901	$58,252	$131,006	$9,594	$1,117
Total Loans in Default	$—	$13,901	$133,498	$226,629	$531,998	$514,564
Total Loan Principal	$92,945	$258,615	$510,797	$613,854	$544,448	$517,138

	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30, 2010
	2005	2006	2007	2008	2009
	(in thousands)
Loans in Default by Basis of Default
Loans past maturity date
Pre-entitled Land:
Held for Investment	$—	$—	$—	$7,178	$13,834	$12,815
Processing Entitlements	—	13,901	83,990	52,791	181,801	181,861
Entitled Land:
Held for Investment	—	—	—	73,714	80,922	70,898
Infrastructure under Construction	—	—	15,480	17,255	20,308	27,957
Improved and Held for vertical Construction	—	—	—	8,923	17,106	9,966
Construction and Existing Structures:
New Structure – Construction in process	—	—	25,778	36,246	9,522	7,484
Existing Structure Held for Investment	—	—	8,250	14,089	23,641	12,046
Existing Structure – Improvements	—	—	—	—	—	—
Total past maturity date	$—	$13,901	$133,498	$210,196	$347,134	$323,027
Loans past due on interest
Pre-entitled Land:
Processing Entitlements	—	—	—	1,650	3,807	3,807
Entitled Land:
Held for Investment	—	—	—	3,447	21,020	21,025
Infrastructure under Construction	—	—	—	—	41,886	41,920
Improved and Held for vertical Construction	—	—	—	10,461	30,120	35,161
Construction and Existing Structures:
New Structure – Construction in process	—	—	—	875	31,998	33,591
Existing Structure – Improvements	—	—	—	—	56,033	56,033
Total past due on interest receivable	$—	$—	$—	$16,433	$184,864	$191,537
Total loans in default by basis of default	$—	$13,901	$133,498	$226,629	$531,998	$514,564

Analysis of Changes in Mortgage Loan Interest Income

As of December 31,
	2009 Compared to 2008 Increase (Decrease) due to			2008 Compared to 2007 Increase (Decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Pre-entitled Land:
Held for Investment	$817	$(1,537)	$(720)	$624	$94	$718
Processing Entitlements	(647)	(12,521)	(13,168)	2,280	(3,578)	(1,298)
Entitled Land:
Held for Investment	(115)	(11,762)	(11,877)	4,519	(556)	3,963
Infrastructure under Construction	879	(4,302)	(3,423)	2,644	(1,850)	794
Improved and Held for vertical Construction	555	(4,827)	(4,272)	3,184	898	4,082
Construction and Existing Structures:
New Structure – Construction in process	(1,495)	(8,423)	(9,918)	(811)	3,946	3,135
Existing Structure Held forInvestment	(61)	(1,563)	(1,624)	1,284	(307)	977
Existing Structure – Improvements	4,229	(3,385)	844	5,868	(671)	5,197
	$4,161	$(48,319)	$(44,158)	$19,593	$(2,025)	$17,568

	June 30, 2009 Compared to 2008 Increase (Decrease) due to			June 30, 2010 Compared to 2009 Increase (Decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Pre-entitled Land:
Held for Investment	$848	$(1,142)	$(294)	$467	$(527)	$(60)
Processing Entitlements	(121)	(3,859)	(3,980)	(1,098)	(5,259)	$(6,356)
Entitled Land:
Held for Investment	1,819	(7,071)	(5,252)	(1,747)	(542)	$(2,289)
Infrastructure under Construction	708	(2,102)	(1,394)	952	(2,365)	$(1,413)
Improved and Held for vertical Construction	3,335	(5,245)	(1,910)	(347)	(492)	$(839)
Construction and Existing Structures:
New Structure – Construction in process	(2,541)	(3,298)	(5,839)	(216)	171	$(45)
Existing Structure Held for Investment	1,312	(1,541)	(229)	(1,052)	308	$(744)
Existing Structure – Improvements	9,933	(5,816)	4,117	(2,912)	(1,945)	$(4,857)
Total change in mortgage loan income	$15,293	$(30,074)	$(14,781)	$(5,952)	$(10,651)	$(16,603)

Changes in mortgage loan interest income are attributed to either a change in average balance (volume change) or changes in average rate (rate change) for mortgage loans on which interest is earned. Volume change is calculated as change in volume times the previous rate, while rate change is change in average rates times the previous volume. The rate/volume change, change in rate times change in volume, is allocated between volume and rate change at the ratio each bears to the absolute value of their total.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF IMH FINANCIAL CORPORATION

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Forward-Looking Statements,” “Business” and our audited and unaudited financial statements, and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results may differ materially from those contained in the forward-looking statements. Please read “Special Note About Forward-Looking Statements” for additional information regarding forward-looking statements used in this prospectus. Unless specified otherwise and except where the context suggests otherwise, references in this section to the “company,” “we,” “us,” and “our” refer to IMH Financial Corporation and its consolidated subsidiaries, except the financial information of the Manager and Holdings is only consolidated with the financial information of IMH Financial Corporation from June 18, 2010, the date on which the Manager and Holdings were acquired. Undue reliance should not be placed upon historical financial statements since they are not necessarily indicative of expected results of operations or financial condition for any future periods.

Overview

Our Company

We are a real estate finance company based in the southwest United States with over 13 years of experience in various and diverse facets of the real estate lending and investment process, including origination, acquisition, underwriting, documentation, servicing, construction, enforcement, development, marketing, and disposition. Although we have historically focused on the origination of senior short-term commercial bridge loans with maturities of 12 to 18 months oriented toward the ability of permanent take-out financing, our primary near-term future focus is on the acquisition and origination of interim loans, or other short-term financings, that are used to pay off construction or commercial or residential property loans and are not reliant on the availability of take-out financing. In addition, we will target the acquisition or financing of whole commercial real estate mortgage loans, which may be performing, distressed or non-performing, and participating interests in performing commercial real estate mortgage loans. Our target transaction size is typically above the upper investment boundary of community banks, but below lower investment threshold of larger financial institutions, which we believe positions us favorably in an underserved segment of the real estate finance industry.

We combine traditional credit analysis typically performed by banks, with advanced property valuation techniques used by developers, in order to produce a more comprehensive investment decision process. In addition to the property appraisal and underwriting process performed by traditional bank lenders, we build and stress test a property-specific valuation model for each real estate investment we make, based upon, among other factors, acquisition price, carrying cost, development time, potential cost and time overruns, absorption rate, existing and potential rental rates, existing and known planned competing properties, market trends and exit strategy. We test these assumptions with a combination of field inspections and local market analysis, as well as financial, physical, legal and environmental due diligence. Through this process we have acquired or originated real estate assets as of June 30, 2010 with an original investment basis of $727.5 million and a current carrying value of $273.0 million consisting of commercial real estate mortgage loans with a carrying value of $167.6 million and owned property with a carrying value of $105.4 million. The decline in the carrying value of our real estate assets is reflective of the deterioration of the commercial real estate lending market and the sustained decline in pricing of residential and commercial real estate in recent months together with the continuing downturn in the commercial real estate markets and general economy.

We believe there are attractive current and emerging opportunities to acquire whole commercial real estate mortgage loans and other discounted real estate-related assets as a result of the ongoing disruption in the real estate and financial markets, particularly in the southwest United States where we focus. We believe that some of these assets are attractively priced in relation to their relative risk as a result of the imbalance between supply and demand in the current market environment, which has forced numerous financial institutions to dispose of both financial and physical real estate-related assets in order to meet regulatory or general capital requirements. Although we view opportunities to acquire mortgage loans and other real estate related assets as more attractive for new investments over the short to medium term, we believe that the opportunity to originate commercial real estate mortgage loans remains attractive, particularly for interim loans or other short and intermediate term loans that generally have terms of one to three years and are not reliant upon the immediate availability of permanent financing for takeout. As a result of limited credit availability in the marketplace, we believe that such loans can now be structured on more favorable lender terms than in the past. We believe that we are positioned to capitalize on such opportunities as well as to remain flexible to adapt our investment strategy as market conditions change.

Although we have historically focused primarily on the origination of whole senior short-term commercial bridge loans with maturities of 12 to 18 months oriented toward the availability of permanent takeout financing at maturity and our portfolio consists primarily of loans that we originated, we intend to focus our future investments primarily on the following asset classes, which we consider to be our target assets:

•	interim loans, which are loans with terms of 18 to 30 months that are not reliant upon the immediate availability of traditional or permanent financing;
•	whole commercial real estate mortgage loans, which may be performing, distressed or non-performing loans;
•	participating interests in performing commercial real estate mortgage loans; and
•	other types of real estate assets and real estate-related debt instruments we can acquire from time to time as attractive opportunities continue to emerge in the existing economic environment.

Following the closing of this offering, we intend to continue the process of disposing of a significant portion of our existing loans and real estate assets, or REO assets, individually or in bulk, and to reinvest the proceeds from such dispositions and the net proceeds from this offering in our target assets. We intend to diversify our assets further across asset classes, with current target allocations for new investments of approximately 45% of total assets in interim loans or other short-term loans originated by us, 25% in performing whole, or participating interests in, commercial real estate mortgage loans we acquire, 15% in whole non-performing commercial real estate loans we acquire and 15% in other types of real estate-related assets and real estate-related debt instruments (which may include the acquisition of, or financing the acquisition of, residential mortgage-backed securities, commercial mortgage-backed securities and REO assets), although the exact allocations will depend on the investment opportunities we decide to pursue. We expect the diversification of our portfolio to continue to evolve to address market circumstances, including consideration of factors such as asset class, borrower group, geography, transaction size and investment terms. Once real estate conditions improve, and the availability of permanent financing returns, we believe our experience, industry knowledge and comprehensive underwriting process will allow us to refocus on our historical model of originating short-term senior secured whole commercial real estate mortgage loans.

On June 18, 2010, we became an internally managed real estate finance company formed through the conversion of IMH Secured Loan Fund, LLC, or the Fund, into a Delaware corporation named IMH Financial Corporation and the acquisition by IMH Financial Corporation of Investors Mortgage Holdings Inc., or the Manager, and IMH Holdings, LLC, or Holdings. Holdings is a holding company for two wholly-owned subsidiaries, IMH Management Services, LLC, an Arizona limited liability company, and SWI Management, LLC, an Arizona limited liability company. IMH Management Services, LLC provides us and our affiliates with human resources and administrative services, including the supply of employees, and SWI Management, LLC, or SWIM, acts as the manager for the Strategic Wealth & Income Company, LLC, or the SWI Fund. We refer to these conversion and acquisition transactions as the Conversion Transactions.

Since the Conversion Transactions have been consummated, the Manager is now internalized, the former executive officers and employees of the Manager are now our executive officers and employees and they have assumed the duties previously performed by the Manager, and we no longer pay management fees to the Manager. We are entitled to retain all management, origination fees, gains and basis points previously allocated to the Manager.

Factors Affecting Our Financial Results

General Economic Conditions Affecting the Real Estate Industry

The global and U.S. economies experienced a rapid decline in recent periods from which they have not yet recovered. The real estate, credit and other markets suffered unprecedented disruptions, causing many major institutions to fail or require government intervention to avoid failure, which has placed severe pressure on liquidity and asset values. These conditions were brought about largely by the erosion of U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. In this regard, we continue to operate under very difficult conditions.

Originating, acquiring and investing in short-term commercial real estate bridge loans to facilitate real estate entitlement and development, and other interim financing, have historically constituted the heart of our business model. This model relies on mortgage capital availability. However, we believe current market conditions have materially diminished the traditional sources of take-out financing on which our business model depends. We believe it will take 12 to 24 months or longer for markets and capital sources to begin to “normalize,” although there can be no assurance that the markets will stabilize in this timeframe or at all. Economic conditions have continued to have a material and adverse impact on us. As of June 30, 2010, 44 of our 47 portfolio loans were in default, 43 of which such loans were in non-accrual status. In addition, as of June 30, 2010, the valuation allowance on our loans totaled $349.5 million, representing 67.6% of the principal balance of such loans. During the six months ended June 30, 2010, we foreclosed on five loans and took title to the underlying real estate with carrying values totaling $16.4 million at June 30, 2010. Subsequent to June 30, 2010, we foreclosed on an additional eight loans and acquired the related collateral with estimated fair values totaling $17.8 million. Moreover, we have taken enforcement action on 13 additional loans to date that we anticipate will result in foreclosure.

We continue to examine all material aspects of our business for areas of improvement and recovery on our assets. However, if the real estate market does not return to its historical levels of activity and credit markets do not re-open more broadly, we believe the realization of a full recovery of our cost basis is unlikely to occur in a reasonable time frame or at all, and we may be required to dispose of certain or all of our assets at a price significantly below our initial cost and possibly below current carrying values.

Revenues.

We have historically generated income primarily from interest and fees on our mortgage loans, including default interest, penalties and fees, as well as interest income from money market, short-term investments or similar accounts in which we temporarily invest excess cash. As a result of the June 18, 2010 consummation of the Conversion Transactions, we expect to generate additional revenues from loan originations, modification and processing fees historically retained by the Manager. In addition to our historical sources of revenue, we expect to generate revenues from disposition of existing and newly acquired assets and from the application of those proceeds as well as proceeds from this offering in new assets. We expect in the short-term that we will derive a greater proportion of our capital from dispositions of our REO properties and from the disposition of loans and other assets we own or acquire than from the interest and fee income from commercial mortgage loans originated by us. As economic conditions improve, we expect interest and fee income from commercial real estate mortgage loans to again become a greater focus for us, and for interest and fee income from commercial real estate mortgage loans to become a greater portion of our revenues. We also expect to benefit from management fees for management services provided by SWIM to SWI Fund.

Mortgage Loan Income. Revenues generated from mortgage loan investments include contractual note rate interest, default interest and penalty fees collected, and accretion on loans acquired at a discount. Changes to the amount of our loan assets directly affect the amount of interest and fee income we are able to achieve. Due to the suspension of the funding of new loans effective October 1, 2008 (excluding financing of new loans in connection with the sale of collateral under existing loans or the sale of REO assets), coupled with the increase in defaults and foreclosures, mortgage loan investment revenues have decreased in recent periods. As a result of the acquisition of the Manager effective June 18, 2010, we expect to also generate revenues from loan originations, processing and modifications. Such amounts, net of direct costs, shall be amortized over the lives of the respective loans as an adjustment to yield using the effective interest method. See the heading entitled “Trends in Interest Income and Effective Portfolio Yield.”

We also modified certain loans in our portfolio, which has resulted in an extended term of maturity on such loans of two years or longer and, in some cases, has required us to accept an interest rate reflective of current market rates, which are lower than in prior periods. We may decide to modify loans in the future primarily in an effort to seek to protect our collateral. Additionally, on a limited basis, we have financed the sale of loan collateral by existing borrowers to unrelated parties, and it is anticipated that we will engage in similar lending activities in the future. This effort effectively replaces a non-performing loan to a defaulting seller with a new performing loan to the buyer. Although we have in the past modified certain loans by extending the maturity dates or changing the interest rates thereof on a case by case basis, we do not have in place at this time a specific loan modification program or initiative. Rather, as in the past, we may modify any loan, in our sole discretion, based on the then applicable facts and circumstances, including: (i) our expectation that the borrower may be capable of meeting its obligations under the loan, as modified; (ii) the borrower’s perceived motivation to meet its obligations under the loan, as modified; (iii) whether we perceive that the risks are greater to us if the loan is modified, on the one hand, or not modified, on the other hand, and foreclosed upon; (iv) whether the loan is expected to become fully performing within some period of time after any proposed modification; (v) the extent of existing equity in the collateral, net of the loan, as modified; (vi) the creditworthiness of the guarantor of the loan; (vii) the particular borrower’s track record and financial condition; and (viii) market based factors regarding supply/demand variables bearing on the likely future performance of the collateral. In the future, we expect to modify loans on the same basis as above without any reliance on any specific loan modification program or initiative.

Rental Income. Rental and other income is attributable to the foreclosure of certain loans that were secured by operating properties. We anticipate an increase in rental income as the occupancy levels of the properties improve. However, as we plan to dispose of a substantial portion of our existing REO assets, we do not currently anticipate substantial future rental and related income in future periods unless we acquire additional operating properties through foreclosure or other means.

Asset Disposition Income. Revenues from asset dispositions have not historically been a significant component of revenues, but as we dispose of existing REO assets and new REO assets we acquire through the foreclosure of loans, we expect to realize gains on the disposition of these assets to the extent they are sold above their carrying value (or losses if sold below carrying values), particularly over the next 12 to 24 months as we seek to market and sell substantially all of our existing loans and REO assets. The recognition of revenues from such dispositions will depend on our ability to successfully market existing loans and REOs and the timing of such sales.

Investment and Other Income. Investment and other income is directly attributable to the average amount of cash available for short-term investment, as well as interest earned on certain notes receivable from a tenant of one of our operating properties acquired through foreclosure in the third quarter of the year ended December 31, 2009. The decrease in cash in recent periods is attributable to the suspension of acceptance of new member investments, the use of cash to fund remaining loan commitments and distributions to members, and the decrease in loan payoffs. Given the general lack of available take-out financing accessible to our borrowers, we anticipate cash and cash equivalents available for short-term investment to remain at minimal levels for the foreseeable future. However, with the performing tenant notes receivables which mature in October 2011 and February 2012, we anticipate an increase in other interest income in future periods.

Defaults and Foreclosures. Due to the decline of the economy and real estate and credit markets and our intent to proactively pursue foreclosure of loans in default so we can dispose of REO assets, we anticipate defaults and foreclosures to continue, which will likely result in continuing high levels of non-accrual loans and REO assets, which are generally non-interest earning assets. As such, we anticipate our mortgage loan interest income to remain at significantly reduced levels until we invest the proceeds from the disposition of our existing assets and from this offering or other debt or equity financing we may undertake in the future in new investments and begin generating income from those investments.

Expenses.

As a result of the consummation of the Conversion Transactions, we became responsible for expenses previously borne by the Manager that are not reflected in our historical financial statements prior to June 18, 2010. These expenses are only partially offset by the elimination of management fees, as discussed further below. Moreover, as a result of our active efforts to pursue enforcement on defaulted loans, subsequent foreclosure and our resulting ownership of the underlying collateral, we have incurred significant costs and expenses for consulting, valuation, legal, property tax and other expenses related to these activities.

As a result of our continued active enforcement, together with our assumption of additional expenses, in connection with the acquisition of the Manager, we expect expenses to continue to remain at high levels for the next 12 months. However, we expect expenses associated with the foreclosure on loans and disposition of REO assets to decrease through the planned disposition of a substantial part of our portfolio over the next 12 to 24 months. We also expect expenses for the quarter ended September 30, 2010 to increase as a result of the write-offs of all previously capitalized incremental costs relating to the public offering, as a result of the delay in the public offering until an SEC investigation is clarified and/or resolved, as discussed in more detail in Note 13 to our unaudited interim financial statements included elsewhere in this prospectus.

Operating Expenses for Real Estate Owned. Operating expenses for REO assets include direct operating costs for such property, including property taxes, home owner association dues, property management fees, utilities, repairs and maintenance, licenses, and other costs and expenses associated with the ownership of real estate. These expenses currently average approximately $424,000 per month. If we were to foreclose on all of our existing loans, we would incur additional carrying costs of at least $300,000 per month related to property taxes attributable to the underlying collateral, in additional to other carrying costs. While we expect such operating expenses for REO assets to remain at high levels and potentially increase as we continue enforcement action on loans in default over the next few months, we anticipate such costs to decrease proportionately as we dispose of existing and newly acquired REO assets and redeploy the proceeds in our target asset classes.

Professional Fees. Professional fees consist of outside consulting expenses, audit fees for public reporting related expenses, legal expenses, and valuation services. The Manager historically elected to pay these expenses, although it was not required to do so, but as a result of our suspension of certain activities in October 2008, we began to pay these expenses in October 2008. Currently, these expenses average approximately $459,000 per month. While we expect to continue to incur such expenses, we believe such expenses will decrease over the next 12 months as we dispose of existing assets and will stabilize at approximately $270,000 per month. We expect these fees to initially increase as we seek to dispose of REO assets, but expect these expenses to stabilize thereafter assuming we conduct our operations substantially consistent with current levels.

Management Fees. We no longer pay the management fee historically paid to the Manager as a result of the June 18, 2010 consummation of the Conversion Transactions. The management fee recorded in our historical financial statements was an annual fee equal to 0.25% of our “Earning Asset Base,” which is defined in the Fund’s operating agreement as mortgage loan investments held by us and income-earning property acquired through foreclosure and upon which income is being accrued under GAAP. Accordingly, when defaulted loans or foreclosed property entered into non-accrual status, or related income was not otherwise recorded, the loan was removed from the Earning Asset Base for purposes of computing management fees.

Default and Related Expenses. Default and related expenses include direct expenses related to defaulted loans, foreclosure activities, or property acquired through foreclosure. These expenses include certain legal and other direct costs, as well as personnel and consulting costs directly related to defaulted loans and foreclosure activities. These expenses currently average approximately $60,000 per month. Because 44 of our 47 loans are currently in default and our intent is to actively pursue foreclosures on loans in default, we anticipate our default and related costs in future periods will remain at approximately $60,000 per month in the year ending December 31, 2011.

General and Administrative Expenses. General and administrative expenses consist of various costs such as compensation and benefits for employees, rent, insurance, utilities and related costs. Prior to the June 18, 2010 consummation of the Conversion Transactions, the Manager paid most of these expenses, although we paid the Manager a management fee for management services provided by the Manager. Such costs currently approximate $600,000 per month and are expected to remain generally at that level assuming modest expansion but otherwise maintaining the general scale and scope of current operations. However, non-fixed cost components of such expenses are expected to increase as our activities expand.

Interest Expense. Interest expense includes interest incurred in connection with loan participations issued to third parties, borrowings from the Manager and borrowings from various banks. We expect interest expense to increase if we procure additional debt financing to fund our operations or if we are successful in participating our loans with other lenders.

Depreciation and Amortization Expense. We record depreciation and amortization on property and equipment used in our operations. This expense is expected to increase as we expand our business operations following the internalization of the Manager.

Provision for Credit Losses.  The provision for credit losses on the loan portfolio is based on our estimate of fair value, using data primarily from reports prepared by third party valuation firms, of the underlying collateral of the loan portfolio. Impairment charges on REO assets consist of charges to REO assets in cases where the reduction in asset value is deemed to be other than temporary. Current asset values have dropped significantly in many of the areas where we hold real estate or have a security interest in collateral securing our loans, which resulted in significant non-cash provisions for credit losses for the years ended December 31, 2008 and 2009 and the six months ended June 30, 2010. While we believe our current valuation allowance is sufficient to minimize future losses, we may be required to recognize additional provisions for credit losses in the future. In the absence of a change in valuation of the collateral securing our loans, our provision for credit losses is expected to increase by $1 million on a quarterly basis for additional unpaid property taxes applicable to the related loan collateral. Currently all of our portfolio loans are held for sale. However, following consummation of this offering, we intend to actively market and sell a significant portion of or our currently-owned loans (in whole or in part) over the 12 to 24 months following this offering as a means of raising additional capital to pursue our acquisition and origination objectives.

Impairment Charges on Real Estate Owned.  Our estimate of impairment charges on REO assets largely depends on whether the particular REO asset is held for development or held for sale. This classification depends on various factors, including our intent to sell the property immediately or further develop and sell the property over time, and whether a formal plan of disposition has been adopted, among other factors. Real estate held for sale is carried at the lower of carrying amount or fair value, less estimated selling costs, which is primarily based on valuation reports prepared by third party valuation firms. Reductions in the fair value of assets held for sale are recorded as impairment charges. Real estate held for development is carried at the transferred value upon foreclosure, less cumulative impairment charges. Impairment charges on real estate owned consist of charges to REO assets in cases where the estimated future undiscounted cash flows of the property is below current carrying value and the reduction in asset value is deemed to be other than temporary. Current asset values have dropped significantly in many of the areas where we hold real estate, which resulted in significant impairment losses on our REO assets. We may also be required to recognize additional impairment losses on our REO assets if our disposition plan for such assets change or if such assets are disposed of below their current carrying values. If management undertakes a specific plan to dispose of REO assets within twelve months and the real estate is transferred to held for sale status, the fair value of the real estate may be less than the estimated future undiscounted cash flows of the property when the real estate was held for development, and that difference may be material. Currently, a limited portion of our REO assets are being held for sale in our financial statements. However, following consummation of this offering, we intend to actively market and sell a significant portion of our REO assets, individually or in bulk, over the 12 to 24 months following this offering as a means of raising additional capital to pursue our acquisition and origination objectives.

Going Concern, Liquidity and Capital Resources.

The amounts we are able to invest in our target assets depends on our liquidity and access to capital. We expect the proceeds from this offering, proceeds from the disposition of REO assets, recent liquidity events, including the sale of certain loans and real estate held for sale, will provide the liquidity necessary to operate our business. Based on our operating plans, we believe that even in the absence of this offering, our cash and cash equivalents, coupled with our liquidity derived from debt we have secured and intend to secure and the marketing and sale of existing assets, will allow us to fund operations over the next 12 months. Our ability to grow revenues will depend in part on our success in accessing additional debt and equity capital for investment.

Non-Cash Stock-Based Compensation. We expect that stock options, warrants, restricted stock or other equity awards that we may issue to directors, executive officers or consultants providing services to us from time to time will cause our reported results of operations to fluctuate. We expect the issuance of stock-based compensation awards to our directors, executive officers and employees to be recorded as stock-based compensation based on the fair value at the time of issuance of the award and recognized on a straight-line basis over the employee’s requisite service period (generally the vesting period of the equity grant). In addition, we expect to enter into a consulting agreement with ITH pursuant to which we would issue 50,000 shares of our common stock upon listing on an exchange and warrants to purchase an additional 150,000 shares of our common stock upon the completion of this offering. We expect the value of the shares issued upon listing on an exchange to be recorded as a compensation expense at the time of issuance, and the warrants issued upon completion of this offering to be accounted for as a reduction of proceeds received in this offering. The warrants and shares issuable upon exercise will not be registered under the Securities Act and accordingly may not be resold other than pursuant to Rule 144 or another available exemption from registration under the Securities Act. We expect to value the warrants using a Black Scholes valuation model based on an assumed risk free interest rate, the exercise price of the warrant, the remaining life of the warrant, the market price and volatility of our common stock at the time of issuance.

Results of Operations for the Six Months Ended June 30, 2009 and 2010

Revenues

The following table summarizes our sources of revenue for the period indicated:

	Six Months Ended June 30,				Three Months Ended June 30,
	2009	2010	$ Change	% Change	2009	2010	$ Change	% Change
	(in thousands, except percentage data)
Revenues:
Mortgage Loan Income	$17,559	$956	$(16,603)	(94.6)%	$5,621	$434	$(5,187)	(92.3)%
Rental Income	—	833	833	N/A	—	424	424	N/A
Investment and Other Income	36	153	117	325.0%	—	77	77	N/A
Total Revenue	$17,595	$1,942	$(15,653)	(89.0)%	$5,621	$935	$(4,686)	(83.4)%

Mortgage Loan Income

During the six months ended June 30, 2010 income from mortgage loans was $956,000 a decrease of $16.6 million, or 94.6%, from $17.6 million for the six months ended June 30, 2009. During the three months ended June 30, 2010, income from mortgage loans was $434,000, a decrease of $5.2 million, or 92.3%, from $5.6 million for the three months ended June 30, 2009.

The year over year decrease in mortgage loan income is attributable to the decrease in the income-earning portion of our loan portfolio. While the total loan portfolio was $607.5 million at June 30, 2009 as compared to $517.1 million at June 30, 2010, the income-earning asset balance decreased significantly from $87.6 million to $25.1 million for the same periods, respectively. Additionally, the average portfolio interest rate (including performing and nonperforming loans) was 11.89% per annum at June 30, 2009, as compared to 11.31% per annum at June 30, 2010. As of June 30, 2010, 43 of our 47 portfolio loans were in non-accrual status, as compared to 32 out of 60 loans at June 30, 2009. As such, in the absence of acquiring or originating new loans, we anticipate a further decrease in mortgage income in future periods.

Rental Income. During the six months ended June 30, 2010, we recognized rental income of $833,000 and none in the corresponding period in 2009. During the three months ended June 30, 2010, we recognized rental income of $424,000 and none in the corresponding period in 2009. Rents and other income resulted from the foreclosure of a loan in third quarter of 2009 secured by an operating medical office building. We anticipate an increase in rental income as the occupancy level of the property improves. However, as we plan to dispose of a substantial portion of our existing REO assets, we do not currently anticipate substantial future rental and related income in future periods unless we acquire additional operating real properties through foreclosures or other means.

Investments and Other Income. During the six months ended June 30, 2010, investment and other income was $153,000, an increase of $117,000 or 325.0%, from $36,000 for the six months ended June 30, 2009. During the three months ended June 30, 2010, investment and other income was $77,000, as compared to none for the three months ended June 30, 2009. The net increase in investments and other income is directly attributable to an increase in the average amount of cash available for short-term investment offset by interest earned on a note receivable from a tenant for tenant improvements made on one of our operating properties. Given the general lack of available take-out financing accessible to our borrowers, we anticipate cash and cash equivalents to remain at minimal levels for the foreseeable future. However, with the performing tenant note receivable, we anticipate an increase in investment and other income in future periods.

Expenses

The following table summarizes our expenses for the periods presented:

	Six Months Ended June 30,				Three Months Ended June 30,
	2009	2010	$ Change	% Change	2009	2010	$ Change	% Change
	(in thousands except percentage data)
Expenses:
Operating Expenses for Real Estate Owned	$1,340	$2,547	$1,207	90.1%	$1,126	$1,020	$(106)	(9.4)%
Professional Fees	1,188	2,755	1,567	131.9%	880	1,356	476	54.1%
Management Fees	419	109	(310)	(74.0)%	170	45	(125)	(73.5)%
Default and Related Expenses	328	360	32	9.8%	202	154	(48)	(23.8)%
General and Administrative Expenses	—	209	209	N/A	—	209	209	N/A
Loss on Disposal of Real Estate	—	1,000	1,000	N/A	—	1,000	1,000	N/A
Interest Expense:
Borrowings from Fund Manager	103	39	(64)	(62.1)%	103	12	(91)	(88.3)%
Borrowings on Note Payable	—	801	801	N/A	—	584	584	N/A
Depreciation and Amortization Expense	—	633	633	N/A	—	214	214	N/A
Provision for Credit Losses	—	27,550	27,550	N/A	—	27,550	27,550	N/A
Impairment Charges on Real Estate Owned	—	10,985	10,985	N/A	—	10,985	10,985	N/A
Total Costs and Expenses	$3,378	$46,988	$43,610	1,291.0%	$2,481	$43,129	$40,648	1,638.4%

Operating Expenses for Real Estate Owned. During the six months ended June 30, 2010 and 2009, operating expenses for REO assets were $2.5 million and $1.3 million, respectively, an increase of $1.2 million or 90.1%. During the three months ended June 30, 2010 and 2009, operating expenses for REO assets were $1.0 million and $1.1 million, respectively, a decrease of $106,000 or 9.4%. The increase in operating expenses for REO assets is attributable to the increasing number of properties acquired through foreclosures, including property taxes, home owner association dues, utilities, repairs and maintenance, and attributable to such properties during the period ended June 30, 2010. We expect such costs and expenses to increase as we continue to exercise remedies on loans in default which will likely result in foreclosure.

Professional Fees. During the six months ended June 30, 2010 and 2009, professional fees were $2.8 million and $1.2 million respectively, an increase of $1.6 million, or 131.9%. During the three months ended June 30, 2010 and 2009, professional fees were $1.4 million and $880,000, respectively, an increase of $476,000 or 54.1%. The increase in these costs is attributed to the increasing defaults and foreclosures in our loan portfolio, the cost of valuation services provided in connection with our on-going evaluation of the portfolio, and the costs of public reporting, including requirements under the Sarbanes-Oxley Act and related requirements. Also, certain costs that the Manager elected to pay in previous periods (but was not contractually required to pay), such as public reporting costs, are now being borne by us. Additionally, we engaged the services of an outside consulting firm to assist in the determination of the specific asset disposition strategies. The consulting firm currently receives $85,000 per month for its services.

Management Fees. During the six months ended June 30, 2010, management fee expense was $109,000 a decrease of $310,000 or 74.0%, from $419,000 for the six months ended June 30, 2009. During the three months ended June 30, 2010, management fee expense was $45,000, a decrease of $125,000, or 73.5%, from $170,000 for the three months ended June 30, 2009. Management fee expense as a percentage of total revenue was 2.4% and 5.6% for the six months ended June 30, 2009 and 2010, respectively. During the three months ended June 30, 2009 and 2010, respectively, management fee expense as a percentage of our total revenue was 3.0% and 4.8%. The decrease in management fee expense for the six months ended June 30, 2010 is directly related to the significant decline in the “Earning Asset Base” of our loan portfolio at June 30, 2010 and 2009, respectively, as previously described. The increase in management fees as a percentage of total revenue is attributed to the increase in “non-earning” or non-accrual assets and the timing in which such assets enter non-accrual status, which as described above, were removed from the asset base on which management fees were computed. With the acquisition of the Manager effective June 18, 2010, management fees will no longer be incurred.

Default and Related Expenses. During the six months ended June 30, 2010 and 2009, respectively, default and related expenses were $360,000 and $328,000 respectively, an increase of $32,000 or 9.8%. During the three months ended June 30, 2010 and 2009, respectively, default and related expenses were $154,000 and $202,000,respectively, a decrease of $48,000 or 23.8%. The overall increase in default and related expenses is attributable to the increasing defaults and foreclosures experienced by us in 2010 as compared to 2009. Given that 44 of our 47 loans are currently in default, we anticipate an increase in default related costs in future periods. However, the expected changes in these balances cannot be determined with certainty.

General and Administrative Expenses. In connection with the acquisition of the Manager effective June 18, 2010, we are now responsible for various general and administrative expenses previously incurred by the Manager, including, rents, salaries and other operational costs. The amount of $209,000 reflects the actual expenses incurred for the period from the June 18, 2010 date of acquisition of the Manager through June 30, 2010.

Loss on Disposal of Real Estate. During the six and three months ended June 30, 2010, we sold a portion of real estate previously held for development generating net proceeds of $2.9 million. Based on the allocation of our cost basis to the portion sold, we recognized a loss of $1,000. No such transactions occurred during the six or three months ended June 30, 2009. We expect to recognize gains or losses on the sale of assets as such assets are disposed of over the next 12 to 18 months.

Interest Expense. During the six months ended June 30, 2010, interest expense was $840,000 as compared to $103,000 interest expense for the six months ended June 30, 2009, an increase of $737,000 or 715.5% on REO assets. During the three months ended June 30, 2010, interest expense was $596,000 as compared to $103,000 in interest expense for the three months ended June 30, 2009, an increase of $493,000 or 478.6%. Interest expense for the six and three months ended June 30, 2010 was incurred in connection with the previous borrowings from the Manager and $15.4 million in notes payable, the majority of which were secured in the first quarter of 2010.

Provisions for Credit Losses and Impairment Charges on Real Estate Owned. Asset values continued to drop significantly in many areas where we hold real estate or have a security interest in collateral securing our loans which has resulted in significant non-cash provision for credit losses and impairment charges during the period ended June 30, 2010. Based on the valuation analysis performed on our loan portfolio during the quarter ended June 30, 2010, we recorded provision for credit losses of $27.6 million. In addition, for REO assets, we performed an analysis to determine the extent of impairment in valuation for such assets deemed to be other than temporary. Based on our analysis, we recorded impairment charges in the amount of $11.0 million. No provision for credit losses or impairment charges were recorded during the corresponding periods in 2009. We will continue to evaluate our loan portfolio to determine the adequacy and appropriateness of the valuation allowance, and the valuation allowance may be adjusted accordingly. See “Important Relationships between Capital Resources and Results of Operations — Allowance for Credit Loss/Valuation Allowance and Fair Value Measurement” for a discussion of the process and methodology used in such analysis.

Net Earnings (Loss)

The following table summarizes our net losses for the periods presented:

	Six Months Ended June 30,				Three Months Ended June 30,
	2009	2010	$ Change	% Change	2009	2010	$ Change	% Change
	(in thousands, except percentage data)
Net Earnings (Loss)	$14,217	$(45,046)	$(59,263)	(416.8)%	$3,140	$(42,194)	$(45,334)	(1,443.8)%

Net earnings (loss) consist of mortgage interest, rents and fee income reduced by management fee expense, default related expenses, operating expenses, professional fees, interest expense, provision for credit losses, impairment charges and other expenses. For the six months ended June 30, 2010, net loss totaled $45.0 million, a decrease of $59.3 million or 416.8%, from net earnings of $14.2 million for the six months ended June 30, 2009. For the three months ended June 30, 2010, net loss totaled $42.2 million, a decrease of $45.3 million or 1,443.8% from net earnings of $3.1 million for the three months ended June 30, 2009. The net loss is attributed to the decrease in our income-earning loan portfolio balances contributing to lower interest income and default fees, lower cash balances contributing to lower investment income, and an increase in default related, operating, professional fees, loss on sale of real estate, provision for credit losses and impairment charges and other expenses incurred.

Results of Operations for the Years Ended December 31, 2007, 2008 and 2009

Revenues

The following table summarizes our sources of revenue for the periods presented:

	Years Ended December 31,				Years Ended December 31,
	2008	2009	$ Change	% Change	2007	2008	$ Change	% Change
	(in thousands, except percentage data)
Interest and Fee Income:
Mortgage Loan Income	$65,497	$21,339	$(44,158)	(67.4)%	$47,929	$65,497	$17,568	36.7%
Rental Income	—	955	955	N/A	—	—	—	N/A
Investment and Other Income	1,923	228	(1,695)	(88.1)%	1,834	1,923	89	4.9%
Total Revenue	$67,420	$22,522	$(44,898)	(66.6)%	$49,763	$67,420	$17,657	35.5%

Mortgage Loan Income. During the year ended December 31, 2009, income from mortgage loans was $21.3 million, a decrease of $44.2 million, or 67.4%, from $65.5 million for the year ended December 31, 2008. The year over year decrease in mortgage loan income was attributable to the decrease in the income-earning portion of our loan portfolio. While the total loan portfolio was $544.4 million at December 31, 2009 as compared to $613.9 million at December 31, 2008, the income-earning loan balance decreased significantly to $22.0 million from $518.2 million for the same periods, respectively. Additionally, the average portfolio interest rate (including performing and nonperforming loans) was 11.34% per annum at December 31, 2009, as compared to 12.18% per annum at December 31, 2008.

During the year ended December 31, 2008, income from mortgage loans was $65.5 million, an increase of $17.6 million, or 36.7%, from $47.9 million for the year ended December 31, 2007. The year over year increase in mortgage loan income was directly attributable to the increasing size of our loan portfolio. Excluding the allowance for credit loss, the aggregate principal balance of loans in our portfolio totaled $613.9 million and $510.8 million at December 31, 2008 and 2007, respectively. However, after taking into account foreclosures and the increase in non-accrual loan balances, the interest-earning portion of our loan portfolio totaled $518.2 million and $437.5 million, at December 31, 2008 and 2007, respectively. The average annual portfolio interest rate (including performing and nonperforming loans) was 12.18% and 12.44% at December 31, 2008 and 2007, respectively. Despite the drop in the Prime interest rate, note interest rates remained relatively consistent from period to period as a result of the interest rate floors on those loans, and the increase in the loan portfolio has resulted in an increase in interest income.

Also, we recognized $7.2 million in accreted interest income during the year ended December 31, 2008 as compared to none in 2009 or 2007. The accreted interest was recorded in connection with certain loans purchased at a discount. Additionally, we recognized approximately $2.6 million in default interest, fees and other gains during the year ended December 31, 2008, as compared with none in 2009 and approximately $745,000 in such income in 2007.

Investment and Other Income. During the year ended December 31, 2009, investment and other income was $228,000, a decrease of $1.7 million, or 88.1%, from $1.9 million for the year ended December 31, 2008. The decrease in investments and money market interest revenues was directly attributable to a decrease in the average amount of cash available for short-term investment and a reduction in interest rates in 2009 in comparison to 2008. The decrease in cash was attributable to the suspension of certain of our activities, the use of cash to fund remaining loan commitments and distributions to members, and the decrease in loan payoffs.

During the year ended December 31, 2008, investment and other income was $1.9 million, an increase of $89,000, or 4.9%, from $1.8 million for the year ended December 31, 2007. The increase in investment and other income was directly attributable to an increase in the average amount of cash available for short-term investment. The increase was the result of additional capital from the sale of new membership units in the Fund during the first half of 2008, offset by a decrease in the amount of net new member capital during the period, and a decrease in the rate earned on short-term investments.

Rental Income. During the year ended December 31, 2009, we recognized rental income of $955,000 and none in the corresponding period in 2008 or 2007. Rental income resulted from the foreclosure of a loan in the third quarter of 2009 secured by an operating medical office building. We anticipate an increase in rental income as the occupancy level of the property improves.

Expenses

The following table summarizes our expenses for the periods presented:

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
Expenses:	2008	2009	$ Change	% Change	2007	2008	$ Change	% Change
	(in thousands, except percentage data)
Management Fees	$1,139	$574	$(565)	(49.6)%	$968	$1,139	$171	17.7%
Default and Related Expenses	773	754	(19)	(2.5)%	—	773	773	N/A
Operating Expenses for Real Estate Owned	120	4,300	180	3,483.3%	—	120	120	N/A
Professional Fees	422	3,103	2,681	635.3%	—	422	422	N/A
Interest Expense:
Borrowings from Fund Manager	—	267	267	N/A	390	—	(390)	(100.0)%
Participations in Mortgage Loans	—	—	—	N/A	830	—	(830)	(100.0)%
Borrowings on Note Payable	78	—	(78)	(100.0)%	—	78	78	N/A
Depreciation and Amortization Expense	—	702	702	N/A	—	—	—	N/A
Provision for credit losses	296,000	79,299	(216,701)	(73.2)%	1,900	296,000	294,100	15,478.9%
Impairment charges on Real Estate Owned	27,175	8,000	(19,175)	(70.6)%	—	27,175	27,175	N/A
Total Costs and Expenses	$325,707	$96,999	$(228,708)	(70.2)%	$4,088	$325,707	$321,619	7,867.4%

Management Fees. During the year ended December 31, 2009, management fee expense was $574,000, a decrease of $565,000, or 49.6%, from $1.1 million for the year ended December 31, 2008. Management fee expense as a percentage of mortgage interest income was 2.4% and 1.7% for the years ended December 31, 2009 and 2008, respectively. The decrease in management fee expense for the year ended December 31, 2009 is directly related to the significant decline in the “Earning Asset Base” of our loan portfolio at December 31, 2009 since 2008, as previously described. The increase in management fees as a percentage of mortgage income is attributed to the increase in “non-earning” or non-accrual assets, which as described above, are removed from the asset base on which management fees are computed. In addition, the computation of management fees do not consider the recognition of default interest and fees recognized during the year ended December 31, 2008, as compared to none in 2009.

During the year ended December 31, 2008, management fee expense was $1.1 million, an increase of $171,000 or 17.7%, from $968,000, for the year ended December 31, 2007. Management fee expense as a percentage of mortgage interest income for the Fund was 1.7% and 2.0% for the years ended December 31, 2008 and 2007, respectively. The overall increase in management fee expense in 2008 was directly related to the increase in the size of our loan portfolio, which is the primary driver of our “Earning Asset Base”. However, the decrease in management fees as a percentage of mortgage income is attributed to the increase in “non-earning” or non-accrual assets, which, as described above, are removed from the Earning Asset Base on which management fees are computed. The computation of management fees do not consider the recognition of default interest and fees recognized during the year ended December 31, 2008.

Default and Related Expenses. During the year ended December 31, 2009 and 2008, respectively, default and related expenses were $754,000 and $773,000, respectively, a decrease of $19,000 or 2.5%. Although the year over year totals are comparable, we experienced an overall increase in default and related expenses attributable to the increasing defaults and foreclosures experienced by us in 2009 as compared to 2008. This amount was offset by a similar reduction in the amount of allocated personnel costs directly related to defaulted loans and foreclosure activities which activities were outsourced in 2009.

Operating Expenses for Real Estate Owned. During the years ended December 31, 2009 and 2008, operating expenses for REO assets were $4.3 million and $120,000, respectively. The increase in operating expenses for REO assets is attributable to the increasing number of properties acquired through foreclosures and the past due and current property taxes totaling $2.4 million attributable to such properties.

Professional Fees. During the years ended December 31, 2009 and 2008, respectively, professional fees were $3.1 million and $442,000, respectively, an increase of $2.6 million, or 635.3%. The increase in these costs is attributed to the increasing defaults and foreclosures in our loan portfolio, the cost of valuation services provided in connection with our on-going evaluation of the portfolio, and the costs of public reporting, including requirements under the Sarbanes-Oxley Act and related requirements. Also, certain costs that the Manager elected to pay in previous periods (but was not contractually required to pay), such as public reporting costs, are now borne by us. Additionally, we engaged the services of an outside consulting firm to assist in the determination of the specific asset disposition strategy. The consultant receives $85,000 per month for its services. No such costs were incurred in the year ended December 31, 2007.

Interest Expense. During the year ended December 31, 2009, interest expense was $267,000, an increase of $189,000, or 242.3%, from $78,000 for the year ended December 31, 2008. Interest expense for the year ended December 31, 2009 was incurred in connection with a $6.0 million borrowing from the Manager. Interest expense for the year ended December 31, 2008 was incurred in connection with the $10.0 million note payable to a bank, of which only $8.0 million was drawn and was paid off in the second quarter of 2008.

During the year ended December 31, 2008, interest expense was $78,000 a decrease of approximately $1.1 million, or 93.6%, from $1.2 million for the year ended December 31, 2007. Interest expense for the year ended December 31, 2008 includes interest on a note payable to a bank, as previously discussed. The decrease in interest expense from 2007 to 2008 is attributable to the decrease in participations and borrowings from the Manager, which were used to fund new loans during the year ended December 31, 2007.

Depreciation and Amortization Expense. During the year ended December 31, 2009, we recorded depreciation expense of $702,000 as compared to none for 2008 or 2007. Depreciation and amortization expense resulted from assets acquired during the foreclosure of a loan in third quarter of 2009 secured by an operating medical office building. We anticipate an increase in depreciation and amortization expense in future periods.

Provisions for Credit Losses and Impairment Charges on Real Estate Owned. Asset values have dropped significantly in many areas where we hold real estate or have a security interest in collateral securing our loans which has resulted in significant non-cash provision for credit losses and impairment charges in 2008 and 2009. Based on the valuation analysis performed on our loan portfolio during each of the years ended December 31, 2009 and 2008, we recorded provision for credit losses of $79.3 million and $296.0 million, respectively. In addition, for real estate assets acquired through foreclosure, we performed an analysis to determine the extent of impairment in valuation for such assets deemed to be other than temporary. Based on our analysis, we recorded impairment charges in the amount of $8.0 million and $27.2 million for the years ended December 31, 2009 and 2008, respectively. We will continue to evaluate our loan portfolio to determine the adequacy and appropriateness of the allowance for credit loss, and the allowance may be adjusted accordingly.

Net Earnings (Loss)

The following table summarizes our net losses for the periods presented:

	Years Ended December 31,				Years Ended December 31,
	2008	2009	$ Change	% Change	2007	2008	$ Change	% Change
	(in thousands, except percentage data)
Net Earnings (Loss)	$(258,287)	$(74,477)	$183,810	(71.2)%	$45,675	$(258,287)	$(303,962)	(665.5)%

Net earnings (loss) consist of interest and fee income reduced by management fee expense, default related expenses, operating expenses, professional fees, interest expense, provision for credit losses, impairment charges and other expenses. For the year ended December 31, 2009, net loss totaled $74.5 million, a decrease of $183.8 million, or 71.2%, from net loss of $258.3 million for the year ended December 31, 2008. Overall, we experienced a significant decrease in interest income, as a result of the decline in its income-earning loan portfolio balances and lower cash balances. We also experienced an increase in default related, operating, professional fees and other expenses, as a result of increased defaults and foreclosures. However, the loss of revenue and increase in expenses was offset by the reduction in the provision for credit losses and impairment charges recorded in 2009 as compared to 2008. Consequently, we experienced a reduced net loss in 2009 in comparison to 2008.

For the year ended December 31, 2008, net loss totaled $258.3 million, a decrease of $304 million, or 665.5%, from net earnings of $45.7 million for the year ended December 31, 2007. Although we experienced higher interest and investment income and default fees, the net loss in 2008 was largely attributed to the increase in default related expenses and the recording of the provision for credit losses and impairment charges.

Unaudited Manager Fund-Related Income and Expense for the Years Ended December 31, 2007, 2008 and 2009 and for the Periods Ended June 30, 2009 and June 18, 2010

Prior to the acquisition of the Manager on June 18, 2010, in accordance with Article 14 of the Fund’s operating agreement, the Manager received from borrowers, either directly or from loan proceeds, all revenue and fees from loan origination, processing, servicing and extension. The operating results of the Manager prior to its acquisition are not reflected in our historical operating expenses. We present historical information on past Fund-related expenses paid by the Manager, but we do not believe that such expenses are indicative of future operating expenses, which may vary as a result of different economic conditions, increases in expenses resulting from increased REO assets, which result in increased expenses prior to disposition and other factors.

For the years ended December 31, 2009, 2008 and 2007, the Manager earned origination, processing and other related fees of approximately $10.6 million, $21.3 million, $28.6 million, respectively, substantially all of which were earned on loans funded by us. For the six months ended June 30, 2009 and 2010, the Manager earned origination, processing and other related fees of approximately $4.5 million and $6,000, respectively, substantially all of which were earned on loans funded by us. The Manager earned no origination, processing and other related fees during the interim period ended June 18, 2010. In addition to fees earned by the Manager for loan modifications executed during the year ended December 31, 2009, fees were earned from the expiration of refundable loan fees previously collected, which were refundable to the borrower in the event of loan payoff by a specified date.

Effective October 1, 2008, we, among other things, suspended funding of new loans (although we may finance new loans in connection with the sale of collateral under existing loans or the sale of REO assets). As substantially all of our loans were originated by the Manager, the Manager’s primary revenue source was also suspended.

In addition, prior to our acquisition of the Manager, our overhead and certain operating expenses were paid by the Manager, pursuant to the operating agreement. Such costs include payroll and direct costs associated with loan origination or related activities, as well as member development and operations and other general overhead costs. Based on our estimates, for the years ended December 31, 2009, 2008 and 2007 and the six and three months ended June 30, 2009 and the interim period ended June 18, 2010, respectively, the Manager incurred Fund-related expenses as summarized in the following table:

	Years Ended December 31,			January 1 through June 18, 2010	6 months ended June 30, 2009	April 1 through June 18, 2010	3 months ended June 30, 2009
Fund-related Expenses Paid by Manager:	2007	2008	2009
	(in thousands)
Operations-related expenses	$12,703	$11,630	$3,737	$1,698	$2,777	$859	$929
Origination-related expenses	7,208	6,599	2,120	963	1,575	488	527
Total	$19,911	$18,229	$5,857	$2,661	$4,352	$1,347	$1,456

Loan Originations, Loan Types, Borrowers, the Underwriting Process and Loan Monitoring

Origination and Acquisition

Prior to our decision to suspend funding of new loans, we only originated or acquired mortgage loans from borrowers that we believed had sufficient equity in the real estate securing the loans and that otherwise met our underwriting standards. Historically, we did not evaluate loans strictly based on a credit scoring model or a standard checklist. Rather, we utilized a residual analysis methodology, whereby we tested whether there is sufficient “equity” in the loan that, in the event of a default and foreclosure, we could complete development of the project in a manner such that the fair value of the project in the marketplace would exceed the aggregate investment, ideally generating a return of 18% to 20% or more. In conducting this analysis, we, among other things, considered the market conditions in the geographic location of the property securing the loan, discussed with developers and other experts in the local market to verify borrower assertions as to market conditions and direction, consulted with national experts that could address the potential market conditions impacting appreciation or depreciation in the value of the property securing the loan and, if applicable, evaluated the current and projected revenue from the property, and the expected levels of applicable rental and occupancy rates. We believe that focusing on the value of the underlying real estate is important because the real estate is our primary source of payment of the loan, and residual analysis mitigates the likelihood of lending too much money in relation to the project’s value. Similar to conventional lenders, we rely upon the expertise of independent appraisers to supplement our analysis of the valuation of the collateral underlying its loans.

Lien Priority

Historically, all mortgage loans have been collateralized by first deeds of trust (mortgages) on real property, and generally include a personal guarantee by the principals of the borrower. Often the loans are secured by additional collateral. However, during the year ended December 31, 2009, for one loan we agreed to subordinate a portion of our first lien mortgage to a third party lender in the amount of $14.0 million (approximately 25% of the outstanding principal at that time) and as of June 30, 2010, we had subordinated two first lien mortgages to third party lenders in the amount of $15.5 million (approximately 25% and 2% of the outstanding principal for each loan, respectively). The subordination for $14.0 million was granted in order to provide liquidity to the borrower to complete the construction of the project, an obligation for which we had been responsible under the original loan terms. Under the terms of the subordination agreement, we may purchase or pay off the loan to the third party lender at par. The second subordination for $1.5 million was granted in order to satisfy a financial obligation to a utility company in relation to the development of the collateral, and to bring the interest payments current on other liens totaling approximately $2.0 million for which the lien holders were seeking foreclosure. The other liens totaling $2.0 million are also superior to our deed of trust and are held by two lenders. However, we entered into intercreditor agreements with these lenders which stipulate that they must notify us of any loan default or foreclosure proceedings, and we have the right, but not the obligation, to cure any event of default or to purchase the liens. The aggregate of these superior liens total $3.5 million (representing approximately 5% of the outstanding principal for the related loan), are collateralized by 11 of the 55 parcels that comprise the collateral for this loan. While subordinations of our first lien positions are not expected to be a common occurrence in the future, we may find it necessary to do so in an effort to maximize the opportunity for recovery of our investment. Independent title companies handle all loan closings and independent third-party companies, with our oversight, provide construction inspections and loan document management services for the majority of the mortgage loan note obligations that contain construction components.

As we have done historically, we will acquire almost exclusively first mortgages and trust deeds unless a second mortgage on a different property is offered as additional credit support. Even in those cases, we will not advance funds solely in respect of a second mortgage. However, we may accept any reasonable financing terms or make additional acquisitions we deem to be in our interests.

Changes in the Loan Portfolio Profile

As previously discussed, effective October 1, 2008, we elected to suspend certain of our activities, including the origination and funding of any new loans. Accordingly, our ability to make adjustments to our loan portfolio was significantly reduced. In addition, in an effort to seek to preserve our collateral, certain existing loans have been modified, often times by extending maturity dates, and, in the absence of available credit financing to repay our loans, we will likely modify additional loans in the future or foreclose on those loans.

Although we have in the past modified certain loans in our portfolio by extending the maturity dates or changing the interest rates thereof on a case by case basis, we do not have in place at this time a specific loan modification program or initiative. Rather, as in the past, we may modify any loan, in our sole discretion, based on the applicable facts and circumstances, including, without limitation: (i) our expectation that the borrower may be capable of meeting its obligations under the loan, as modified; (ii) the borrower’s perceived motivation to meet its obligations under the loan, as modified; (iii) whether we perceive that the risks are greater to us if the loan is modified, on the one hand, or not modified, on the other hand, and foreclosed upon; (iv) whether the loan is expected to become fully performing within some period of time after any proposed modification; (v) the extent of existing equity in the collateral net of the loan, as modified; (vi) the creditworthiness of the guarantor of the loan; (vii) the particular borrower’s track record and financial condition; and (viii) market based factors regarding supply/demand variables bearing on the likely future performance of the collateral. In the future, we expect to modify loans on the same basis as above without any reliance on any specific loan modification program or initiative.

We intend to maintain a diversified portfolio and have target asset allocations, but our investment policy does not specifically limit the amount of our capital that may be invested in any particular class or type within our target asset classes. We expect the acquisition of real estate related assets in the multiple target asset classes previously discussed to be our primary focus over the next 12 to 24 months in light of what we perceive to be attractive opportunities arising under current market conditions. We especially seek those investments we believe are mispriced in relation to their relative risk, and those that have become attractive as a result of the imbalance between supply and demand in the current forced-sale environment, which has forced numerous financial institutions to dispose of both monetary and physical real estate-related assets in order to meet regulatory or general capital or liquidity requirements.

Mortgage Loans Held for Sale

At December 31, 2009, we reported three loans with carrying values totaling $3.2 million, net of allowance for credit loss of $2.4 million, as held for sale. The sale of two of the three loans occurred during the six months ended June 30, 2010 at their approximate carrying values. As of June 30, 2010, the entire loan portfolio is reflected as held for sale in the consolidated balance sheets.

Average Loan Size

Aside from one loan which was funded during the first quarter of 2009 totaling $392,000 in connection with the financing of a sale of certain collateral by an existing borrower to an unrelated party, and the restructure of certain loans for a borrower exiting bankruptcy in the fourth quarter of 2009, no new loans were originated during the remainder of 2009 or during the six months ended June 30, 2010. Prior to our election to suspend the origination and funding of new loans, in 2008, we originated 23 new loans with an average note balance of $14.3 million, as compared with 38 new loans with an average note balance of $11.3 million in 2007. At June 30, 2010, the average principal balance for performing loans was $922,000, as compared to $2.4 million and $10.2 million at December 31, 2009 and 2008, respectively. The low average note balance is a result of the majority of the loan portfolio that is in non-accrual status as of December 31, 2009 and June 30, 2010.

Geographic Diversification

While a large percentage of mortgage loans are supported by collateral that is located in Arizona and California, we also currently have loans in New Mexico, Texas, Idaho, Nevada and Utah. The following tables set forth as of December 31, 2008, December 31 2009 and June 30, 2010, the geographic concentration of loan outstanding principal balances by state:

	December 31, 2008					December 31, 2009
	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#
	(in thousands, except percentage and unit data)
Arizona	$294,362	$(128,499)	$165,863	52.9%	31	$281,492	$(162,639)	$118,853	55.5%	26
California	177,255	(124,422)	52,833	16.9%	20	181,390	(120,829)	60,561	28.3%	20
New Mexico	5,240	(637)	4,603	1.5%	2	5,241	(1,094)	4,147	1.9%	2
Texas	55,825	(5,781)	50,044	16%	4	11,102	(4,272)	6,830	3.2%	3
Idaho	49,578	(38,458)	11,120	3.5%	2	49,594	(38,981)	10,613	5.0%	2
Minnesota	16,590	—	16,590	5.3%	1	—	—	—	0.0%	0
Nevada	7,969	(1,876)	6,093	1.9%	1	7,984	(2,613)	5,371	2.5%	1
Utah	7,035	(637)	6,398	2.0%	1	7,645	—	7,645	3.6%	1
Total	$613,854	$(300,310)	$313,544	100%	62	$544,448	$(330,428)	$214,020	100.0%	55

	June 30, 2010
	Outstanding Principal	Valuation Allowance	Net Carrying Amount	Percent	#
Arizona	$276,797	$(171,210)	$105,585	63.0%	23
California	177,845	(132,971)	44,874	26.8%	19
New Mexico	5,254	(2,000)	3,255	1.9%	2
Texas	—	—	—	0.0%	0
Idaho	49,597	(43,337)	6,261	3.7%	2
Nevada	—	—	—	0.0%	0
Utah	7,645	—	7,645	4.6%	1
Total	$517,138	$(349,518)	$167,620	100.0%	47

The concentration of our loans in California and Arizona, which are markets in which values have been severely impacted by the decline in the real estate market, totals 83.8% at December 31, 2009 and 89.9% at June 30, 2010. We have stopped funding new loans and, as a result of this and other factors, we have limited ability to geographically diversify our loans further. The change in the geographic diversification of our loans is primarily attributed to the foreclosure and transfer of loans to REO assets.

In connection with our on-going business strategy, we expect to continue to focus investing primarily in the United States southwest, but we have made loans outside of the southwest in the past and may further diversify geographically if attractive opportunities arise.

Interest Rate Information

Our loan portfolio includes loans that carry variable and fixed interest rates. All variable interest rate loans are indexed to the Prime rate with interest rate floors. At December 31, 2009 and June 30, 2010, respectively, the Prime rate was 3.25% per annum.

At June 30, 2010, 46.9% of our portfolio consisted of variable rate loans, as compared to 49.6% at December 31, 2009 and 68.7% at December 31, 2008. The decrease in the percentage of variable rate loans in the portfolio is primarily attributed to the foreclosure of such loans in the first quarter of 2010 and the modification of certain variable rate loans to fixed rate loans in 2009. The weighted average interest rate on variable rate loans was 12.99% per annum, 12.88% per annum and 12.39% per annum at June 30, 2010 and December 31, 2009 and 2008, respectively. The slight increase in the average variable rate at June 30, 2010 as compared to December 31, 2009 is attributed to the foreclosure of lower variable rate loans whereas the increase in the average variable rate at December 31, 2009 as compared to December 31, 2008 is attributed to the foreclosure of lower variable rate loans and the modification of certain variable rate loans to lower fixed rates. We experienced an increase in the average spread over the Prime rate (Prime rate plus 9.63% at December 31, 2009 as compared to Prime rate plus 9.14% at December 31, 2008). As of December 31, 2009 and June 30, 2010, the weighted average contractual interest rates on our variable rate loans (including loans in non-accrual status) was Prime plus 9.63% and Prime plus 9.74%, respectively. At December 31, 2009 and 2008, respectively, all variable rate loans outstanding had an interest rate floor and no ceiling interest rates. Accordingly, if the Prime rate increases during the life of the loans and such loans were performing, interest rates on substantially all these loans would adjust upward. Conversely, as the Prime rate decreases, the interest rates on such loans do not decline below the floor rates, which is typically the original interest rate at the time of origination. For the impact of pro forma increases or decreases in the Prime rate, see the discussion of “Quantitative and Qualitative Disclosures about Market Risk” located elsewhere in this prospectus.

At June 30, 2010, 53.1% of our portfolio consisted of fixed rate loans, as compared with 50.4% at December 31, 2009 and 31.3% at December 31, 2008. The increase in the percentage of fixed rate loans in the portfolio is attributed to the modification of certain loans as fixed rate loans that were previously variable rate. The average interest rate on fixed rate loans as of June 30, 2010 and December 31, 2009 and 2008 was 9.82%, 9.84% and 11.71%, respectively. The weighted average interest in rates between June 30, 2010 and December 31, 2009 remains consistent, whereas the reduction in rates between 2008 and 2009 reflects the foreclosure of certain fixed rate loans, the origination of lower yielding fixed rate loans, and loan modifications that converted certain variable rate loans to lower rate fixed rate loans.

A substantial portion of our loans are in default or in non-accrual status as of June 30, 2010 and December 31, 2009. The following table summarizes our outstanding principal balances (including non-accrual loans) as of December 31, 2008 and 2009 and June 30, 2010 based on the contractual loan terms for fixed and variable interest rates:

	December 31, 2008
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	%
	(in thousands, except percentage and unit data)
Current Annual Rate:
8.00%	1	$3,500	—	$—	1	$3,500	$—	$3,500	1.1%
9.00%	1	10,461	1	1,622	2	12,083	(10,175)	1,908	0.6%
10.00%	1	26,709	—	—	1	26,709	(23,226)	3,483	1.1%
11.00%	—	—	1	1,981	1	1,981	—	1,981	0.6%
11.25%	—	—	1	46,020	1	46,020	—	46,020	14.7%
11.50%	2	2,651	6	94,283	8	96,934	(15,928)	81,006	25.8%
11.75%	1	4,752	—	—	1	4,752	—	4,752	1.5%
12.00%	10	75,758	9	67,683	19	143,441	(54,499)	88,942	28.4%
12.25%	1	631	3	55,850	4	56,481	(52,775)	3,706	1.2%
12.50%	1	1,929	6	22,227	7	24,156	(18,026)	6,130	2.0%
12.75%	1	37,935	—	—	1	37,935	(25,394)	12,541	4.0%
13.00%	3	27,897	9	54,947	12	82,844	(64,831)	18,013	5.7%
13.25%	—	—	1	2,821	1	2,821	(1,675)	1,146	0.4%
13.75%	—	—	2	6,528	2	6,528	(3,781)	2,747	0.9%
14.25%	—	—	1	67,669	1	67,669	(30,000)	37,669	12.0%
Total	22	$192,223	40	$421,631	62	$613,854	$(300,310)	$313,544	100.0%
% of Portfolio		31.3%		68.7%		100.0%
Weighted Average Rate		11.71%		12.39%		12.18%
Number of Loans		22		40		62
Average Principal		$8,737		$10,541		$9,901

	December 31, 2009
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	%
	(in thousands, except percentage and unit data)
Current Annual Rate:
6.00%	1	$5,890	—	$—	1	$5,890	$(1,568)	$4,322	2.0%
7.53%	1	41,886	—	—	1	41,886	(23,942)	17,944	8.4%
8.00%	4	31,077	—	—	4	31,077	(24,999)	6,078	2.8%
8.25%	1	56,033	—	—	1	56,033	—	56,033	26.2%
9.00%	1	1,589	—	—	1	1,589	(9)	1,580	0.7%
10.00%	4	29,555	—	—	4	29,555	(22,316)	7,239	3.4%
11.00%	1	1,463	1	1,618	2	3,081	—	3,081	1.4%
11.50%	—	—	4	11,328	4	11,328	(4,489)	6,839	3.2%
11.75%	1	5,759	—	—	1	5,759	—	5,759	2.7%
12.00%	7	61,403	8	53,947	15	115,350	(59,545)	55,805	26.1%
12.25%	—	—	2	56,562	2	56,562	(51,372)	5,190	2.4%
12.50%	—	—	5	16,128	5	16,128	(11,705)	4,423	2.1%
12.75%	1	37,958	—	—	1	37,958	(22,664)	15,294	7.1%
13.00%	1	1,650	9	54,947	10	56,597	(45,462)	11,135	5.2%
13.75%	—	—	2	6,528	2	6,528	(5,987)	541	0.3%
14.25%	—	—	1	69,127	1	69,127	(56,370)	12,757	6.0%
Total	23	$274,263	32	$270,185	55	$544,448	$(330,428)	$214,020	100.0%
% of Portfolio		50.4%		49.6%		100%
Weighted Average Rate		9.84%		12.88%		11.34%
Number of Loans		23		32		55
Average Principal		$11,924		$8,443		$9,899

	June 30, 2010
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Valuation Allowance	Net Carrying Amount	%
	(in thousands, except percentage and unit data)
Current Annual Rate:
6.00%	1	$5,890	—	$—	1	$5,890	$(1,223)	$4,667	2.8%
7.53%	1	41,920	—	—	1	41,920	(23,953)	17,967	10.6%
8.00%	4	32,972	—	—	4	32,972	(27,947)	5,025	3.0%
8.25%	1	56,033	—	—	1	56,033	—	56,033	33.4%
9.00%	1	1,589	—	—	1	1,589	(150)	1,439	0.9%
10.00%	4	29,555	—	—	4	29,555	(25,837)	3,718	2.2%
11.00%	—	—	1	1,618	1	1,618	—	1,618	1.0%
11.50%	—	—	1	225	1	225	(220)	5	0.0%
11.75%	1	5,781	—	—	1	5,781	(485)	5,296	3.2%
12.00%	7	61,444	6	40,192	13	101,636	(63,440)	38,196	22.8%
12.25%	—	—	2	56,566	2	56,566	(52,138)	4,428	2.6%
12.50%	—	—	3	13,139	3	13,139	(11,428)	1,711	1.0%
12.75%	1	37,958	—	—	1	37,958	(29,642)	8,316	5.0%
13.00%	1	1,650	9	54,952	10	56,566	(47,411)	9,191	5.5%
13.75%	—	—	2	6,528	2	6,528	(6,331)	197	0.1%
14.25%	—	—	1	69,126	1	69,126	(59,313)	9,813	5.9%
Total	22	$274,792	25	$242,346	47	$517,138	$(349,518)	$167,620	100.0%
% of Portfolio		53.1%		46.9%		100.0%
Weighted Average Rate		9.82%		12.99%		11.31%
Number of Loans		22		25		47
Average Principal		$12,491		$9,694		$11,003

As of June 30, 2010, the valuation allowance totaled $349,518 (all of which relates to mortgage loans held for sale), representing 67.6% of the total loan principal balances. As of December 31, 2009, the allowance for credit loss totaled $330,428 (of which $328,060 relates to mortgage loans held to maturity and $2,368 relates to mortgage loans held for sale), representing 60.7% of the total loan portfolio principal balances.

See the heading entitled “Borrower and Borrower Group Concentrations” for additional information.

Trends in Interest Income and Effective Yield

At December 31, 2008 and 2009 and June 30, 2010, our loans had a weighted average note rate of 12.18%, 11.34% and 11.31% per annum, respectively. For the income on these yields to be fully realized, all loans must be “performing” and accrued interest income must be deemed to be collectible. At December 31, 2008 and 2009 and June 30, 2010, accrued interest income totaled $10.5 million, $12.0 million and $10.0 million, respectively, and note rate interest earned, but not accrued, totaled approximately $7.8 million, $49.7 million and $77.1 million, respectively. At December 31, 2009, 46 of the 50 loans in default were in non-accrual status and had outstanding principal balances totaling $522.4 million. At June 30, 2010, 43 of the 44 loans in default were in non-accrual status and had outstanding principal balances totaling $513.4 million. In addition, during the six months ended June 30, 2010, we foreclosed on five loans and took title to the underlying real estate with carrying values totaling $16.4 million at June 30, 2010. Also, subsequent to June 30, 2010, we foreclosed on an additional eight loans with a carrying value at June 30, 2010 of $17.8 million. Moreover, we have taken enforcement action on 13 additional loans to date that we anticipate will result in foreclosure. Alternatively, we may continue to modify our loans, which may result in an extended term of maturity on such loans of two years or longer and, in some cases, has required us to accept an interest rate reflective of current market rates, which are lower than in prior periods. Accordingly, we believe that net interest income, as a percent of the total loans (the combined total of both accrual and non-accrual loans), will decline, thereby further reducing monthly earnings. While we believe some of the deferred amounts may be ultimately realized, we cannot provide any assurance that any deferred amounts (including non-accrual interest, default interest or fees) will be realized or that future yields will approximate current or historical yields.

Concentration by Category based on Collateral Development Status

We have historically classified loans into categories for purposes of identifying and managing loan concentrations. The following provides a general summary of the various types of loans in our portfolio:

Pre-entitled Land: This category refers to land that does not have final governmental approvals to begin developing or building on the site.

Held for Investment: The borrower does not intend to process the entitlements during the term of our loan.

Processing Entitlements: The borrower intends to process the entitlements during the term of the loan. The loan may include proceeds allocated for entitlement costs.

Entitled Land: This category refers to land that has final governmental approval to begin developing the site.

Held for Investment: The borrower does not intend to develop the land during the term of the loan. The word “develop”, in this context, refers to installing the utilities, streets, landscaping etc., but does not include vertical construction.

Infrastructure under Construction: The borrower intends to develop the land during the term of the loan. The loan may include proceeds allocated for development costs.

Improved and Held for Vertical Construction: The land is fully developed; utilities, streets, landscaping, etc. are completed. The borrower does not intend to begin vertical construction during the term of the loan.

Construction & Existing Structures: This category refers to construction loans or loans where the collateral consists of completed structures.

New Structure — Construction in-process: The loan is providing construction proceeds to build a vertical structure. All governmental approvals have been received and the infrastructure is complete.

Existing Structure Held for Investment: The collateral consists of existing structures; no construction is needed.

Existing Structure — Improvements: The collateral consists of existing structures, and loan proceeds are available through the loan to renovate or build additions.

The term “entitlement” in our business, and as reflected above, refers to the legal method of obtaining the necessary city, county or state approvals to develop land for a particular use. The term “processing entitlements” is synonymous with “obtaining approvals”.

From a collateral standpoint, we believe the level of risk decreases as the borrower obtains governmental approvals (i.e., entitlements) for development. When the ultimate goal is to build an existing structure that can be sold or rented, in general, fully entitled land that is already approved for construction is more valuable than a comparable piece of land that has received no entitlement approvals. Each municipality or other governmental agency has its own variation of the entitlement process, however, in general, the functions tend to be relatively similar. In general, the closer to completion a construction project may be, the lower the level of risk that construction will be delayed.

The collateral supporting our loans generally consists of fee simple real estate zoned for residential, commercial or industrial use. The real estate may be in any stage of development from unimproved land to finished buildings with occupants or tenants.

Substantially all of our existing loans are in some stage of development and do not generate cash flow for purposes of servicing our debt. Further, as a loan’s collateral progresses through its various stages of development, the value of the collateral generally increases more than the related costs of such improvements.

Accordingly, as is customary in our industry, interest has historically been collected through the establishment of “interest reserves” that are included as part of the “loan- to-value” analysis made during the original and any subsequent underwriting process. Interest on loans with unfunded interest reserves is added to the loan balance with the offsetting accounting entry to interest income.

Our existing borrowers generally consist of land developers, homebuilders, commercial property developers and real estate investors. In general, our loans have historically had a term of three to 24 months and are full-recourse, meaning one or more principals of the borrower personally guaranty the debt. Typically, the borrower is a single purpose entity that consists of one or more members that serve as guarantors to the loan.

Upon maturity of any loan, if the borrower requests an extension of the loan or is unable to payoff our loan or refinance the property, the request is analyzed using our underwriting procedures to determine whether the collateral value remains intact and/or whether an advance of additional interest reserves is warranted. If the value of the collateral does not meet our requirements, and the borrower is unable to offer additional concessions, such as additional collateral, we typically begin enforcement proceedings which may result in foreclosure. Valuation of the underlying collateral for all loans is subject to quarterly analysis to determine whether any impairment is warranted. If a loan enters default status and is deemed to be impaired because the underlying collateral value is insufficient to recover all loan amounts due, we generally cease the capitalization of interest into the loan balance.

The following table summarizes, as of December 31, 2008 and 2009 and June 30, 2010, respectively, loan principal balances by concentration category:

	December 31, 2008			December 31, 2009			June 30, 2010
	Amount	%	#	Amount	%	#	Amount	%	#
	(in thousands, except percentage and unit data)
Pre-entitled Land:
Held for Investment	$7,178	1.2%	2	$13,834	2.5%	3	$12,816	2.5%	2
Processing Entitlements	200,902	33%	12	185,608	34.1%	8	185,668	36.0%	8
	208,080	34.0%	14	199,442	36.6%	11	198,484	38.5%	10
Entitled Land:
Held for Investment	114,307	18.6%	17	101,942	18.8%	14	91,922	17.8%	12
Infrastructure under Construction	57,908	9.4%	4	69,839	12.8%	5	69,877	13.5%	5
Improved and Held for Vertical Construction	54,486	8.9%	5	47,227	8.7%	4	45,127	8.7%	4
	226,701	36.9%	26	219,008	40.3%	23	206,926	40.0%	21
Construction & Existing Structures:
New Structure – Construction in-process	43,814	7.1%	14	46,325	8.5%	16	43,649	8.4%	13
Existing Structure Held for Investment	37,482	6.1%	5	23,640	4.3%	4	12,046	2.3%	2
Existing Structure – Improvements	97,777	15.9%	3	56,033	10.3%	1	56,033	10.8%	1
	179,073	29.1%	22	125,998	23.1%	21	111,728	21.5%	16
Total	613,854	100%	62	544,448	100%	55	517,138	100.0%	47
Less: Allowance for Credit Loss / Valuation Allowance	(300,310)			(330,428)			(349,518)
Net Carrying Value	$313,544			$214,020			$167,620

Unless loans are modified and additional loan amounts advanced to allow a borrower’s project to progress to the next phase of the project’s development, the classifications of our loans generally do not change during the loan term. Thus, in the absence of funding new loans, we generally do not expect material changes between loan categories with the exception of changes resulting from foreclosures. Nevertheless, in several cases, our borrowers have slowed or halted the level of development from what was originally anticipated as a result of the material macroeconomic events in the real estate and credit markets. Risks relative to this lack of development include the possibility of losing entitlements previously secured, the inability to secure take-out financing, increased carrying costs, as well as the uncertainty of the recovery of the real estate markets generally, all of which have led to loan defaults by most of our borrowers. We expect these loan defaults to continue, and they may ultimately lead to the foreclosure of such loans.

Following the closing of the offering, we intend to continue the process of disposing of a significant portion of our existing assets, individually or in bulk, and to reinvest the proceeds from such dispositions and the net proceeds from this offering in our target assets, consisting of interim loans, or other short term financings, that are used to pay off construction or commercial property loans, whole commercial real estate mortgage loans and participating interests in performing commercial real estate mortgage loans. Accordingly, we intend to introduce additional loan types as a further means of classifying our loans.

We classify loans into categories based on the underlying collateral’s projected end-use for purposes of identifying and managing loan concentration and associated risks. As of December 31, 2008 and 2009 and June 30, 2010, respectively, outstanding principal loan balances by expected end-use of the underlying collateral, were as follows:

	December 31, 2008			December 31, 2009			June 30, 2010
	Amount	%	#	Amount	%	#	Amount	%	#
	(in thousands, except percentage and unit data)
Residential	$278,644	45.4%	37	$273,666	50.2%	35	$269,412	52.1%	32
Mixed Use	206,691	33.7%	11	177,308	32.6%	7	170,731	33.0%	6
Commercial	127,449	20.8%	13	92,404	17.0%	12	75,925	14.7%	8
Industrial	1,070	0.1%	1	1,070	0.2%	1	1,070	0.2%	1
Total	613,854	100%	62	544,448	100%	55	517,138	100%	47
Less: Allowance for Credit Loss / Valuation Allowance	(300,310)			(330,428)			(349,518)
Net Carrying Value	$313,544			$214,020			$167,620

With our suspension of the funding of new loans, the concentration of loans by type of collateral and end-use is expected to remain consistent within our current portfolio. As of December 31, 2008 and 2009 and June 30, 2010, respectively, the concentration of loans by type of collateral and end-use was relatively consistent over these periods. Changes in classifications are primarily a result of foreclosures of certain loans.

We intend to maintain a diversified portfolio, but our investment policy does not limit the amount of our capital that may be invested in any particular class or type within our target asset classes. We expect the acquisition of real estate-related assets in the multiple target asset classes previously discussed to be our primary focus over the next 12 to 24 months in light of what we perceive to be attractive opportunities arising under current market conditions. We especially seek those investments we believe are mispriced in relation to their relative risk, and those that have become attractive as a result of the imbalance between supply and demand in the current forced-sale environment, which has forced numerous financial institutions to dispose of both monetary and physical real estate-related assets in order to meet regulatory, general capital or liquidity requirements.

We estimate that, as of June 30, 2010, approximately 58% of the valuation allowance is attributable to residential-related projects, 41% to mixed use projects, and 1% to commercial and industrial projects. At December 31, 2009, approximately 58% of the allowance for credit loss was attributable to residential-related projects, 40% to mixed use projects and the balance to commercial and industrial projects.

Borrower and Borrower Group Concentrations

Our investment policy provides that no single loan should exceed 10% of the total of all outstanding loans and that aggregate loans outstanding to one borrower or borrower group should not exceed 20% of the total of all outstanding loans. Following the origination of a loan, however, a single loan or the aggregate loans outstanding to a borrower or borrower group may exceed those thresholds as a result of changes in the size and composition of our overall portfolio.

As of June 30, 2010, there was one borrower whose outstanding principal totaled $69.1 million which was approximately 13.3% of our total mortgage loan principal balance outstanding and is classified as pre-entitled land – processing entitlements. In addition, there was one borrowing group whose aggregate outstanding principal aggregated $97.9 million, representing approximately 18.9% of our total mortgage loan principal balance outstanding, which consisted of a $56.0 million loan classified as construction and existing structures – improvements and a $41.9 million loan classified as entitled land – infrastructure under construction. Finally, there was an additional borrowing group whose outstanding principal aggregated $54.9 million, representing 10.6% of our total mortgage loan principal balance outstanding, which consisted of nine loans classified as pre-entitled or entitled land. Each of these loans was in non-accrual status as of December 31, 2009 and June 30, 2010 due to the shortfall in the combined current fair value of the underlying collateral for such loans, and we recognized no mortgage interest income for these loans during the six months ended June 30, 2010. However, three other loans, one of which has been paid off and the other two have principal balances totaling $12.7 million at June 30, 2010, accounted for approximately 65.0% of total mortgage loan income during the six months ended June 30, 2010.

As of December 31, 2009, there was one borrower whose outstanding principal totaled $69.1 million which was approximately 12.7% of our total mortgage loan principal balance outstanding (although at the time of origination, the aggregate principal balance on these loans were less than 10% of the total mortgage principal balance outstanding), and accounted for 15.0% of mortgage loan income during the year ended December 31, 2009. In addition, as of December 31, 2009, there was one borrowing group, whose aggregate outstanding principal aggregated $97.9 million, which was approximately 18.0% of our total mortgage loan principal balance outstanding (although at the time of origination, the principal balances on these loans were less than 10% of the total mortgage principal balance outstanding) and collectively accounted for 21.7% of mortgage loan income during the year ended December 31, 2009. In addition, during the year ended December 31, 2009, one loan accounted for 12.0% of total mortgage loan income. This loan was foreclosed upon in July 2009.

The loans totaling $97.9 million were performing as of December 31, 2008 but entered default status in 2009 when both loans matured. However, because of distressed market conditions, we modified the two loans totaling $97.9 million to the borrowing group during the third quarter of 2009, to extend the maturity dates to September 30, 2012, reduce the annual interest rates from 11.25% and 11.5%, respectively, to 8.25% and 7.53%, respectively, and allow for the subordination of our first lien position on one of the loans to an unaffiliated commercial bank in the amount of $14.0 million, subject to our right to pay off or purchase this loan at any time prior to maturity at par. The subordination on the $14.0 million loan was granted in order to seek to better assure that the borrower had sufficient funds to complete its renovation project on the collateral property, thereby seeking to preserve and/or increase the value of our collateral. Additionally, in connection with the subordination, we received a $4.0 million payment from the borrower which was applied to past due interest and a portion to principal. No principal or accrued interest was forgiven in the modification. Moreover, the current interest rates are slightly less but comparable to the spread over the prime rate of the prior loan rates and we believed the reduction in the interest rate was reflective of then-current market rates given the extended maturity. As of June 30, 2010 and December 31, 2009, as a result of the modifications, these loans were in non-accrual status due to the shortfall in the combined current fair value of the underlying collateral.

In connection with the modification of the one of these loans, we took title to certain finished lots that served as part of the collateral under the loan in satisfaction of current and future interest due under the modified loan. While management expects that the value of such lots may increase in the future, the current fair value of such lots as determined by current valuations was deemed to be below the amount of deferred interest agreed upon between the lender and the borrower. Accordingly, at the time of conveyance of the property in the fourth quarter of 2009, we recorded the fair value of the lots received as REO assets and adjusted the allowance for credit loss for this loan accordingly. With the acceptance of such lots in satisfaction of current and future interest, the loan is considered to have no effective yield, and thus no interest income is expected to be recorded in the periods subsequent to September 30, 2009.

As of December 31, 2008, there was one individual borrower whose aggregated borrowings totaled $67.7 million, which was approximately 11% of our total mortgage loan principal balance outstanding (although at the time of origination the principal balance was less than 10% of the total mortgage loan principal balance outstanding) and accounted for 13.4% of mortgage interest income during the year ended December 31, 2008. Additionally, at December 31, 2008, there was one borrowing group whose aggregate borrowings totaled

$83.6 million, which represented approximately 13.6% of our total mortgage loan principal balance outstanding at December 31, 2008 (although at the time of origination, the aggregate principal balance of loans to this borrowing group was less than 10% of the total mortgage principal balance outstanding). At December 31, 2008, these loans were in a performing status. However, as noted above, these loans subsequently entered non-accrual status (and remain there at June 30, 2010) due to the shortfall in value of the underlying collateral in relation to the principal outstanding.

Changes in the Portfolio Profile — Scheduled Maturities

The following table summarizes the near term scheduled maturities of our mortgage loans as of December 31, 2008 and 2009 and June 30, 2010, net of the valuation allowance:

December 31, 2008				December 31, 2009
Quarter	Principal Amount	Percent	#	Quarter	Principal Amount	Percent	#
(in thousands, except percentage and unit data)
Matured	$210,198	34.2%	24	Matured	$347,135	63.7%	34
Q1 2009	137,570	22.4%	11	Q1 2010	10,776	2.0%	5
Q2 2009	125,250	20.4%	6	Q3 2010	54,947	10.1%	9
Q3 2009	65,017	10.6%	8	Q1 2011	3,080	0.6%	2
Q4 2009	4,982	0.8%	1	Q4 2011	30,200	5.5%	2
Q1 2010	10,461	1.7%	1	Q1 2012	392	0.1%	1
Q3 2010	56,876	9.3%	10	Q3 2012	97,918	18.0%	2
Q1 2011	3,500	0.6%	1
Total	613,854	100.0%	62		544,448	100.0%	55
Less: Allowance for Credit Loss	(300,310)				(330,428)
Net Carrying Value	$313,544				$214,020

June 30, 2010
Quarter	Amount	Percent	#
(in thousands, except percentage and unit data)
Matured	$323,027	62.5%	28
Q3 2010	56,069	10.8%	10
Q4 2010	5,041	1.0%	1
Q1 2011	1,618	0.3%	1
Q2 2011	955	0.2%	2
Q4 2011	32,475	6.3%	3
Q3 2012	97,953	18.9%	2
Total	517,138	100.0%	47
Less: Valuation Allowance	(349,518)
Net Carrying Value	$167,620

From time to time, we may extend a mortgage loan’s maturity date in the normal course of business. In this regard, we have modified certain loans, extending maturity dates in some cases to two or more years, and we expect that we will modify additional loans in the future in an effort to seek to preserve our collateral. Accordingly, repayment dates of the loans may vary from their currently scheduled maturity date. If the maturity date of a loan is not extended, we classify and report the loan as matured.

Loan Modifications

The following tables present various summaries of our loan modifications made on a quarterly basis for the periods indicated below:

		Outstanding Principal		Outstanding Funding Commitment		Average Interest Rate		Average Loan Term (Months)		Weighted Avg Int
	# of Loans	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification
	(in thousands, except percentage and unit data)
Q4 2008	4	$81,802	$89,045	$5,296	$5,296	12.88%	12.06%	11.25	17.00	13.78%	13.71%
Q1 2009	5	59,228	64,785	14,328	14,328	12.15%	10.35%	9.20	19.00	11.52%	8.57%
Q2 2009	3	51,103	52,412	2,093	1,241	12.08%	12.25%	10.00	19.00	11.72%	12.10%
Q3 2009	7	114,421	117,244	7,134	4,908	11.39%	10.11%	13.29	29.29	10.23%	8.63%
Q4 2009	4	44,211	44,437	916	14,025	12.30%	10.00%	15.80	18.50	12.64%	5.51%
Q1 2010	2	8,282	8,359	74	662	10.00%	10.00%	4.50	13.50	11.47%	11.47%
Q2 2010	2	956	956	—	—	10.00%	10.00%	12.00	27.50	10.00%	10.00%
Totals	27	$360,003	$377,238	$29,841	$40,460

			Loan Status		Loan Category
Period	Principal Outstanding	# of Loans	# Performing	# Non- Performing	Pre-entitled Land	Entitled Land	Construction & Existing Structures
	(in millions, except unit data)
Q4 2008	$89.1	4	4	—	1	3	—
Q1 2009	64.8	5	5	—	—	3	2
Q2 2009	52.4	3	1	2	—	3	—
Q3 2009	117.2	7	4	3	—	6	1
Q4 2009	44.4	4	3	1	—	4	—
Q1 2010	8.4	2	1	1	—	2	—
Q2 2010	1.0	2	2	0	—	—	2
Total loans	377.3	27	20	7	1	21	5

Period	Principal Outstanding	Number of Loans	Interest Rate Changes	Interest Reserves Added	Additional Collateral Taken	Borrower Prefunded Interest
	(in millions, except unit data)
Q4 2008	$89.1	4	1	2	1	0
Q1 2009	64.8	5	2	0	0	1
Q2 2009	52.4	3	1	0	0	0
Q3 2009	117.2	7	3	0	1	2
Q4 2009	44.4	4	1	1	0	2
Q1 2010	8.4	2	0	0	0	0
Q2 2010	1.0	2	0	0	0	0
Total loans	377.3	27	8	3	2	5

	June 30, 2010
	Amount	%	#
	(in thousands, except percentages and unit data)
Loans Not Modified and Currently Matured	$323,027	62.0%	28
Loans Modified to Extend Maturity	184,557	36.0%	13
Original Maturity Date Not Reached	9,554	2.0%	6
Total Loan Principal	$517,138	100.0%	47

Prior to fiscal year 2009, our practice was that substantially all of our loans were originated with a one year maturity. This practice was implemented to allow us, at the end of the applicable initial loan term, to re-underwrite the loan to ensure that the borrower had made appropriate progress on the applicable development project, as well as to determine that there was no material deterioration in the credit-worthiness of our debtor/borrower. Upon successful review and re-underwriting, we customarily extended the loan for an additional period, generally not in excess of one year. Loans at or near completion were either under consideration for next-phase financing by us or under analysis for take-out financing by third-parties.

In our evaluation of the potential advisability of extending a loan, we conduct a re-underwriting of the borrower and the related project. This evaluation primarily includes following factors: (1) the estimated cash flow to be derived from the development and disposition of the project; (2) the stage of development of the project in terms of entitlement; (3) the financial wherewithal of the borrower, as evidenced by the receipt of personal financial statements of the guarantor; (4) the need for supplemental collateral of the borrower to ensure a proper loan-to-value ratio; (5) whether management believes that retaining the current owner/operator/developer of the existing collateral will maximize the collateral value; (5) the borrower’s performance under the terms of the original loan terms; (6) the borrower’s ability to fund on-going maintenance, taxes and insurance costs; and (6) the availability of third-party financing available to the borrower to “take-out” our loan.

On this basis, prior to September 30, 2008, in our judgment, none of our loan modifications qualified as troubled debt restructurings based on the following: (1) such modifications were customary and occurred in the ordinary course of business; (2) the borrower’s financial condition did not appear to be impaired based on the borrower’s continued positive performance under the terms of the loan, as well as our receipt of the personal financial statements of the borrower and related guarantor(s), both of which indicated that the borrower continued to be financially viable; (3) the fair value of the underlying collateral, and collection of additional collateral, indicated the full collection of the outstanding loan receivable; (4) any extensions were customarily granted to further the development process, and were not considered indications of financial difficulty; (5) substantially all modifications were executed upon or after maturity of the existing loans, and not prior thereto; (6) we did not forgive any recorded principal or interest due under the loan, as of the date of maturity or modification; and (7) based on our on-going interaction with market participants, we concluded that financing for the borrowers continued to be available from direct competitors or traditional lenders at similar rates.

Despite the fact that in multiple instances the subject property development of the debtor had been completed (i.e., full entitlements were obtained) or was near completion for the current phase of development, beginning in late 2008 and throughout 2009, traditional take-out financing was substantially unavailable in the market. As such, in the absence of take-out financing, we found it necessary to either allow the loan to remain in a default status, extend the loan term through a modification of the loan, or commence foreclosure action. Consistent with our loan modification policy, we made the determination as to whether or not each extension or modification qualified as a troubled debt restructuring, or a TDR. Under GAAP guidelines, a restructuring of a debt (including modification or extension) constitutes a TDR only if both of the following conditions exist:

•	the creditor (i.e. the company) deems that the debtor, for economic or legal reasons, has financial difficulties; and
•	the creditor (i.e. the company) grants a concession to the debtor that it would not otherwise consider.

Historically, we did not forgive any recorded principal or interest due under the loan as of the date of maturity and related modification. In all cases, we attempted to maintain the interest rate at its previous level, although in certain cases, the borrower successfully negotiated a lower rate due to (1) multiple reductions in the prime rate since the date of original funding resulted in a spread over prime equivalent to the original loan, or (2) the extended term of the loan (i.e., in some cases 24 to 36 months) supported a lower rate more reflective of market rates for similar term loans.

Additionally, as a matter of policy, we have not increased unfunded interest reserves solely to keep a loan from becoming past due. Any additional increases the interest reserve accounts are determined only after a complete re-evaluation of our underwriting procedures for such proposed loan modifications and only if the underlying collateral supports additional interest reserves.

However, in the general absence of available take-out financing, we believe that, under current accounting guidance, any loan that has reached maturity and has been modified or extended, regardless of the stage of development of the underlying collateral, is considered to be the result of the debtor having financial difficulties. Additionally, because we are a “bridge lender” in a market where such new lending has become substantially unavailable, any renewal of loans at the near original interest rate or a lower interest rate is deemed to be below what other bridge lenders might charge and, therefore, is deemed to be a “concession” to the debtor. With both conditions met, we have classified all loan modifications or extensions made beginning in the fourth quarter of 2008 and thereafter as TDRs for financial reporting purposes. Due to the application of fair value guidance to our loans, generally all loans’ carrying values reflect any impairment that would otherwise be recognized under TDR accounting treatment. Aside from the loans reflected in the preceding table, there were no other loans originated or modified since the quarter ended December 31, 2008 that included additional interest reserves.

Real Estate Held for Development or Sale

REO assets are reported as either held for development or held for sale, depending on whether we plan to develop such assets prior to selling them or instead sell them immediately. The estimation process involved in the determination of fair value of REO assets is inherently uncertain since it requires estimates as to the consideration of future events and market conditions. Our estimate of fair value is based on our intent regarding the proposed development of the related asset, if deemed appropriate, as opposed to a sale of such property on an as-is basis. In such cases, we evaluate whether we will have the intent, resources and ability to carry out the execution of our disposition strategy under normal operating circumstances, rather than a forced disposition under duress. Economic, market, environmental and political conditions, such as exit prices and absorption rates, may affect management’s plans for development and marketing of such properties. In addition, the implementation of such plans could be affected by the availability of financing for development and construction activities, if such financing is required. Accordingly, the ultimate realization of our carrying values of our real estate properties is dependent upon future economic and market conditions, the availability of financing, and the resolution of political, environmental and other related issues, many of which are beyond our control.

We utilize an asset management function to manage the activities of any projects acquired through foreclosure or by other means. Additionally, during the year ended December 31, 2009, we engaged the services of an outside asset management consulting firm to assist us in the determination of our specific asset disposition strategy, including the preparation of analyses to evaluate various alternatives to determine the highest and best use for the development and ultimate disposition of the projects. Effective September 2010, the monthly amount payable to the consulting firm for its services was reduced to $85,000 per month from $112,000 per month. We continue to evaluate various alternatives for the ultimate disposition of these investments, including partial or complete development of the properties prior to sale or disposal of the properties on an as-is basis. Project development alternatives may include, either through joint venture or on a project management basis, the development of the project through entitlement prior to sale, completion of various improvements or complete vertical construction. prior to sale. For additional information regarding these properties, see the section titled “Our Business — Properties.”

At December 31, 2008, all of our REO portfolio totaling $62.8 million was held for development. During the year ended December 31, 2009, and in prior periods, we were approached on an unsolicited basis by third parties expressing an interest in purchasing certain REO assets. However, management had not developed or adopted any formal plan to dispose of these assets to date. Accordingly, except for those assets designated for sale, no other real estate assets are reported as held for sale. At December 31, 2009, we held total REO assets of $104.2 million, of which $92.1 million was held for development and $12.1 million was held for sale. During 2009, we sold various individual residential units held in our real estate portfolio for approximately $1.1 million which approximated the carrying value of such assets. At June 30, 2010, we held total REO assets of $105.4 million, of which $60.3 million was held for development and $45.1 million was held for sale. All REO assets by us is located in California, Arizona, Texas, Minnesota and Nevada.

During the six months ended June 30, 2010, we foreclosed on five loans and took title to the underlying collateral with net carrying values totaling $16.4 million as of June 30, 2010. Additionally, we acquired an additional lot held for sale in connection with the acquisition of the Manager with a fair value of $39,000.

During the year ended December 31, 2009, we acquired six real estate assets through foreclosure of the related mortgage loans with a carrying value of $42.6 million as of December 31, 2009. In addition, during 2009, in connection with the modification of a loan, we acquired certain real estate that served as part of the collateral under the loan in satisfaction of current and future interest due under the modified loan. Although we expect that the realizable value of such lots will be adequate to fund such interest, the current fair value of such lots was deemed to be below the amount of deferred interest agreed upon between the lender and borrower. Accordingly, at the time of conveyance of the property in the fourth quarter of 2009, we recorded the then current fair value of the lots as of the date of receipt as REO assets in the amount of $2.6 million and adjusted the allowance for credit loss for the related loan accordingly. However, as a result of the previous allowance for credit loss recorded on these loans and the collective collateral available for these loans, there was no additional impairment recognized at the time of the loan modification. In addition, subsequent to December 31, 2009, we entered into a settlement agreement in connection with certain litigation that requires us to purchase certain golf memberships attributed to certain residential lots we own that were acquired through foreclosure in 2008. At December 31, 2009, we recorded the liability for the settlement and the related value of the golf membership rights based on the amount that we are required to pay for such memberships, or $4.2 million.

During the year ended December 31, 2008, we acquired nine real estate assets through foreclosure of the related mortgage loans with a carrying value of approximately $47.5 million at December 31, 2009. Additionally, in the first quarter 2008, we purchased certain real estate with a current carrying value of approximately $7.3 million located in Arizona that is contiguous to the security for certain loans in the loan portfolio, in an effort to seek to maintain and enhance the overall project value.

Costs related to the development or improvements of the real estate assets are generally capitalized and costs relating to holding the assets are generally charged to expense. Cash outlays for capitalized development costs totaled $2.5 million, $1.3 million and $265,000 during the years ended December 31, 2009 and 2008 and the six months ended June 30, 2010, respectively. In addition, costs and expenses related to operating, holding and maintaining such properties, which were expensed and included in operating expenses for REO assets in the accompanying consolidated statement of operations, totaled approximately $4.3 million, $120,000 and $2.5 million for the years ended December 31, 2009 and 2008 and the six months ended June 30, 2010, respectively. The nature and extent of future costs for such properties depends on the level of development undertaken, the number of additional foreclosures and other factors. While our assets are generally available for sale, we continue to evaluate various alternatives for the ultimate disposition of these investments, including partial or complete development of the properties prior to sale or disposal of the properties on an as-is basis. During the six months ended June 30, 2010, we sold certain REO assets for $2.9 million resulting in a loss on disposal of real estate of $1.0 million.

A summary of REO assets owned by us as of December 31, 2008 and 2009 and June 30, 2010, respectively, by state, is as follows:

	December 31, 2008		December 31, 2009				June 30, 2010
	Held For Development		Held For Development		Held For Sale		Held for Development		Held for Sale
State	# of Projects	Aggregate Net Book Value	# of Projects	Aggregate Net Book Value	# of Projects	Aggregate Net Book Value	# of Projects	Aggregate Net Book Value	# of Projects	Aggregate Net Book Value
	(in thousands, except unit data)
California	3	$14,084	3	$9,644	—	$—	3	$6,835	—	$—
Texas	2	14,163	3	39,326	—	—	5	19,479	1	22,480
Arizona	5	34,534	6	31,485	4	12,082	8	22,339	5	16,189
Minnesota	—	—	1	11,694	—	—	2	11,695	—	—
Nevada	—	—	—	—	—	—	—	—	1	6,414
Total	10	$62,781	13	$92,149	4	$12,082	18	$60,348	7	$45,083

Of the above balances, as of June 30, 2010, approximately 48% was originally projected for development of residential real estate, 17% was scheduled for mixed used real estate development, and 35% was planned for commercial use. We are currently evaluating our use and disposition options with respect to these projects. The real estate held for sale consists of improved residential lots, completed residential units and medical facilities located in Arizona and Texas.

Following the closing of this offering, we intend to continue the process of disposing of a significant portion of our existing assets, individually or in bulk, which may result in the further reclassification of an additional portion of our REO assets as held for sale.

Important Relationships Between Capital Resources and Results of Operations

Mortgage Loans, Participations and Loan Sales

For purposes of meeting liquidity demands, we have historically entered into the partial sale of loans through loan participation agreements with various third parties and the Manager. Origination fees (points) paid to the participants in connection with the participation transactions were paid by the Manager in accordance with the Fund’s operating agreement. No participations were issued during the years ended December 31, 2008 or 2009 or during the six months ended June 30, 2010. Additionally, we occasionally enter into agreements to sell whole loans to third parties, strictly for purposes of generating short-term liquidity when we experienced a cash shortfall. While we had no legal obligation to do so, we repurchased these loans in every case prior to 2008. As such, these loan sale transactions were reported on the consolidated statement of cash flows as an investing activity.

During the year ended December 31, 2008, we were approached by a third party that offered to purchase a loan from us at 101% of its par value. Due to the nature of this transaction, this transaction was treated as an investing activity in the consolidated statement of cash flows. We expect to continue to participate or sell mortgage loans in the ordinary course of business.

While we expect that any future loan participations or loan sales will also occur at or near par, due in part to current market conditions, there can be no assurance that this will be the case. In light of current economic conditions, it may be necessary for us to employ alternative structures for loan participations and loan sales, and they may be relatively less attractive to us.

In cases of whole loan sales or participations issued to the Manager, the transactions have been completed at par value, and the Manager typically pledged the purchased loan to a commercial bank as collateral on its line of credit. We use the proceeds from the line of credit, together with other funds of the Manager, to execute the transactions. We historically repurchased loans from the Manager, although we are not obligated to do so. The sales of whole loans and participations issued to the Manager are accounted for as secured borrowings, and are separately identified in our consolidated financial statements. No loans were sold to, or participated with, the Manager during the year ended December 31, 2008, but as of June 30, 2010, all amounts due and payable under this facility had been repaid. However, during the year ended December 31, 2009, the Manager drew $6.0 million under its line of credit to provide liquidity to us. This loan was collateralized by certain of our loans and a guarantee of the Manager’s chief executive officer. Except for the loan participation with the Manager described above, no other loan sales or loan participations were executed during the years ended December 31, 2008 or 2009 or during the six months ended June 30, 2010.

Distributions to Members

Historically, members elected to either reinvest distributable monthly earnings or to have earnings distributed to them in cash. Effective October 1, 2008, we suspended the option by which members could reinvest monthly distributions. During the years ended December 31, 2007, 2008 and 2009, our total net distributions to the members were $46.9 million, $64 million and $11.7 million, respectively, which translated into net distributions of $5.00, $4.32, and $0.73 per weighted average common share outstanding over the same periods, respectively. For those same periods, earnings reinvested pursuant to our distribution reinvestment plan, which has been suspended, were $26.2 million, $23.2 million, and $0, respectively, representing 55.8%, 36.2%, and 0%, respectively, of total member distributions. The increase in total distributions from the years ended December 31, 2007 to 2008 is attributed to the increase in member equity. The reinvested member distributions percentage decreased from the years ended December 31, 2007 to 2008 resulting from various factors, including general real estate market conditions, possible reductions in investor liquidity from other sources, investor tax planning strategies and other factors. The decrease in reinvested member distributions from 2008 to 2009 is attributed to our suspension of the distribution reinvestment plan effective October 1, 2008. During the second quarter of the year ended December 31, 2009, we revised our member distribution program and ceased further distributions to members in order to generate sufficient liquidity to enable us to cover all borrower obligations and operating costs. For the six months ended June 30, 2009, our total net distributions to members were $11.7 million, which translated into net distributions of $0.73 per weighted average common share. There were no distributions to members during the six months ended June 30, 2010, and there were no distributions reinvested during the six months ended June 30, 2009 or 2010.

Annualized Rate of Return to Members on Distributions

The annualized yield based on distributions made to our former members was 11.09%, 9.45%, and 1.60% for the years ended December 31, 2007, 2008 and 2009, respectively and 3.2% for the six months ended June 30, 2009. There were no distributions or dividends paid during the six months ended June 30, 2010. The annualized yield to members was computed by dividing the sum of the weighted average monthly yield, based on gross distributions made to members of the Fund, by the number of days in the respective period, and multiplying the result by 365 days. These year over year reductions in the annualized yield is attributable to the reduction in the deployment ratio of available capital to loans funded, an increase in the number of loans placed in non-accrual status, the change in the Prime rate over these periods (which has resulted in lower interest bearing loans), the increase in real estate held for development (which is a non-earning asset) and the suspension of member distributions during the second quarter of 2009, as applicable.

Redemptions

Effective October 1, 2008, we elected to, among other actions, suspend the acceptance and payment of all of the member’s redemption requests. During the years ended December 31, 2007, 2008 and 2009, we paid redemptions, including retained earning amounts returned on full redemptions, totaling $57.8 million, $120.5 million and $0, respectively, which, expressed as a percentage of new member investment (including reinvestments), was 15.38%, 43.97% and 0%, respectively, over the same periods. During the six months ended June 30, 2010 and 2009, there were no redemptions paid.

Summary of Existing Loans in Default

Loans in default balances encompass both non-accrual loans and loans for which we are still accruing income, but are delinquent as to the payment of accrued interest or are past scheduled maturity. At December 31, 2009, 50 of our 55 loans with outstanding principal balances totaling $532.0 million were in default, of which 34 with outstanding principal balances totaling $347.1 million were past their respective scheduled maturity dates, and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on value of the underlying collateral in relation to the respective carrying value of the loan. At December 31, 2008, 28 loans with outstanding principal balances totaling $226.6 million were in default, of which 24 with outstanding principal balances totaling

$210.2 million were past their respective scheduled maturity dates, and the remaining four loans were in default as a result of delinquency on outstanding interest payments. At June 30, 2010, 44 of our 47 loans with outstanding principal balances totaling $514.6 million were in default, of which 28 with outstanding principal balances totaling $323.0 million were past their respective scheduled maturity dates, and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on value of the underlying collateral in relation to the respective carrying value of the loan. In light of current economic conditions and in the absence of a recovery of the credit markets, it is anticipated that many, if not most, loans with scheduled maturities within one year will not be paid off at the scheduled maturity. One of the loans previously in non-accrual status during the year ended December 31, 2009, in which we were a participating lender with a principal balance totaling $6.3 million, was foreclosed upon by us in the fourth quarter of the year ended December 31, 2009.

We are exercising lender’s remedies which could lead to foreclosure by us upon 14 of the 44 loans in default at June 30, 2010. Subsequent to June 30, 2010, we foreclosed on eight of these loans and acquired the underlying collateral with an estimated fair value totaling $17.8 million. We anticipate that similar actions will be taken in the near term on an additional seven loans in our portfolio. With respect to the remaining 13 loans upon which we are exercising lender’s remedies, we expect to complete the foreclosure process on the majority of such loans during the last two quarters of 2010.

Two loans that were previously in non-accrual status in the year ended December 31, 2009 with principal balances totaling $28.5 million related to a bankruptcy of the borrower were consolidated into one loan in connection with the approved plan of reorganization and the loan terms were restructured in the fourth quarter of 2009. The loan restructure did not result in any forgiveness of principal or accrued interest. However, due to the value of the underlying collateral in relation to loan principal for this collateral-based loan, we have deemed it appropriate to keep this restructured loan in non-accrual status as of December 31, 2009 and June 30, 2010.

As of June 30, 2010, 14 loans that are in non-accrual status relate to borrowing groups that are not in technical default under the loan terms. However, due to the value of the underlying collateral for these collateral dependent loans, we have deemed it appropriate to maintain these loans in non-accrual status. Also, three of the loans in default status relate to a borrowing group which is currently in bankruptcy. We are continuing to monitor the status of the bankruptcy case in relation to our collateral and have placed these loans in non-accrual status due to the value of the underlying collateral for these collateral dependent loans. However, we have not commenced enforcement action on these loans as of June 30, 2010.

We are continuing to work with the borrowers with respect to the remaining six loans in default in order to seek to maintain the entitlements on such projects and, thus, the value of our existing collateral. However, such negotiations may result in a payoff of an amount that is below our loan principal and accrued interest, and that discounted payoff may be materially less than the contractual principal and interest due. Generally, the allowance for credit loss contemplates the potential loss that may occur as a result of a payoff of the loan at less than its contractual balance due. We are considering our preferred course of action with respect to all remaining loans. However, we have not commenced enforcement action on these other loans thus far.

Of the principal balances in default as of June 30, 2010: approximately 33% of the total has been in default status since December 31, 2008; approximately 11% of the total has been in default status since March 31, 2009; approximately 41% of the total has been in default status since June 30, 2009; 2% of the total has been in default status since September 30, 2009; 11% of the total entered default status during the quarter ended December 31, 2009; and 2% have been in default since March 31, 2010.

At June 30, 2010, 43 of the 44 loans in default were in non-accrual status and had outstanding principal balances totaling $513.4 million. Total contractual interest due under the loans classified in non-accrual status was $38.1 million, of which $10.0 million is included in accrued interest receivable on the balance sheet, and of which $28.1 million has not been recognized as income by us. The remaining one loan in default had an outstanding principal balance of $1.1 million, with accrued interest due totaling $24,000, which is included in accrued interest receivable on the consolidated balance sheet. Excluding loans whose maturity has not been reached as of June 30, 2010, loans in default were past their scheduled maturities between 122 and 965 days as of June 30, 2010.

The geographic concentration of our portfolio loans in default at December 31, 2008 and 2009 and June 30, 2010, is as follows:

	December 31, 2008
	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
	(in thousands, except percentage and unit data)
Arizona	28.9%	14	$65,361	$(45,068)	$20,293	$1,573	$2,337	$24,203
Idaho	26.5%	3	60,039	(47,882)	12,157	2,173	5,372	19,702
California	27.1%	5	61,398	(51,477)	9,921	911	34	10,866
Minnesota	7.3%	1	16,590	—	16,590	326	—	16,916
Texas	4.9%	3	11,102	(5,781)	5,321	320	—	5,641
Nevada	3.5%	1	7,969	(1,876)	6,093	319	—	6,412
New Mexico	1.8%	1	4,171	—	4,171	—	50	4,221
	100.0%	28	$226,630	$(152,084)	$74,546	$5,622	$7,793	$87,961

The concentration of loans in default by loan classification, net of the allowance for credit loss, as of December 31, 2008 is as follows:

	December 31, 2008
	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
	(in thousands except unit and percentage data)
Pre-entitled Land	27.2%	8	$61,620	$(44,977)	$16,643	$2,117	$6,069	$24,829
Entitled Land	50.2%	10	113,800	(78,607)	35,193	2,250	1,253	38,696
Construction	22.6%	10	51,210	(28,500)	22,710	1,255	471	24,436
	100.0%	28	$226,630	$(152,084)	$74,546	$5,622	$7,793	$87,961

The geographic concentration of loans in default, net of the allowance for credit loss, at December 31, 2009 is as follows:

	December 31, 2009
	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
	(in thousands, except percentage and unit data)
Arizona	52.3%	23	$278,306	$(162,282)	$116,024	$5,362	$13,723	$135,109
Idaho	9.3%	2	49,594	(38,981)	10,613	1,948	5,993	18,554
California	33.8%	19	179,773	(120,829)	58,944	3,959	18,349	81,252
Texas	2.1%	3	11,102	(4,272)	6,830	427	1,170	8,427
Nevada	1.5%	1	7,984	(2,613)	5,371	319	957	6,647
New Mexico	1.0%	2	5,240	(1,094)	4,146	—	586	4,732
	100.0%	50	$531,999	$(330,071)	$201,928	$12,015	$40,778	$254,721

The concentration of loans in default by loan classification, net of the allowance for credit loss, as of December 31, 2009 is as follows:

	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
	(in thousands, except percentages and unit data)
Pre-entitled Land	37.5%	11	$199,442	$(144,366)	$55,076	$6,399	$18,495	$79,970
Entitled Land	39.7%	22	211,363	(148,887)	62,476	4,413	18,483	85,372
Construction	22.8%	17	121,194	(36,818)	84,376	1,203	3,800	89,379
	100.0%	50	531,999	(330,071)	201,928	12,015	40,778	254,721

The geographic concentration of loans in default, net of the valuation allowance, at June 30, 2010 is as follows:

	June 30, 2010
	(in thousands, except percentage and unit data)
	Percent of Outstanding Principal	#	Outstanding Principal	Valuation Allowance	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Arizona	54.8%	23	$281,950	$(171,210)	$110,740	$4,031	$12,909	$127,680
Idaho	9.6%	2	49,598	(43,337)	6,261	1,948	2,989	11,198
California	34.8%	18	178,831	(132,971)	45,860	4,020	11,978	61,858
New Mexico	0.8%	1	4,185	(2,000)	2,185	—	248	2,433
	100.0%	44	$514,564	$(349,518)	$165,046	$9,999	$28,124	$203,169

The concentration of loans in default by loan classification, net of the valuation allowance, as of June 30, 2010 is as follows:

	Percent of Outstanding Principal	#	Outstanding Principal	Valuation Allowance	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
	(in thousands, except percentage and unit data)
Pre-entitled Land	38.6%	10	$198,483	$(163,483)	$35,000	$6,386	$12,554	$53,940
Entitled Land	40.2%	21	206,926	(151,318)	55,608	4,154	10,999	70,761
Construction	21.2%	13	109,155	(34,717)	74,438	(541)	4,571	78,468
	100.0%	44	$514,564	$(349,518)	$165,046	$9,999	$28,124	$203,169

Of our loans in default at December 31, 2009, 50% of the loan principal balances related to residential end-use projects, 33% related to mixed-use projects, and 17% related to commercial and industrial projects. Of our portfolio loans in default at June 30, 2010, 52% of such loan principal balances related to residential end-use projects, 33% related to mixed-use projects, and 15% related to commercial and industrial projects. Other than as discussed in the foregoing paragraphs, the three remaining performing loans in our portfolio, with principal balances totaling $2.6 million were current as of June 30, 2010 to principal and interest payments.

Loans in Default and Impaired Loans

Under GAAP, an entity is required to recognize a loss when both (a) available information indicates that it is probable that an asset has been impaired at the date of the financial statements, and (b) the amount of loss can be reasonably estimated.

Under this definition, certain of the loans that are classified as “in default” status would qualify as impaired under this GAAP definition while others would not so qualify. Since the majority of our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided in connection with such loans, is largely dependent on the fair value of the underlying collateral.

Our loans in default balances include loans in non-accrual and accrual status for which we continue to accrue income, but are delinquent as to accrued interest or are past scheduled maturity, in accordance with our accounting policy. Unless and until we have determined that the value of the underlying collateral is insufficient to recover the total contract amounts due under the loans, we expect to continue to accrue interest until the loan is greater than 90 days delinquent with respect to accrued, uncollected interest, or greater than 90 days past scheduled maturity, whichever comes first. This results in the classification of loans in default that may not be deemed impaired under GAAP.

The following table presents required disclosures under GAAP for loans that meet the definition for impaired loans:

	December 31,		June 30, 2010
	2008	2009
	(in thousands)
Loans in Default – Impairment Status:
Impaired loans in default	$193,948	$458,464	$444,696
Non-impaired loans in default	32,683	73,534	69,868
Total loans in default	$226,631	$531,998	$514,564
Allowance for Credit Loss on Impaired Loans:
Impaired loans in default	$193,948	$458,464	$444,696
Less: Allowance for Credit Loss	(152,084)	(330,071)	(349,518)
Net carrying value of impaired loans	$41,864	$128,393	$95,178
All impaired loans have an allowance for credit loss
Average investment for impaired loans during period held	$182,876	$456,993	$443732
Interest income recognized during the period that loans were impaired	$11,608	$1,898	$—
Interest income recognized using a cash-basis method of accounting during the period that the loans were impaired	$5,009	$404	$—

Allowance for Credit Loss/Valuation Allowance and Fair Value Measurement

We perform a valuation analysis of our loans not less frequently than on a quarterly basis. Evaluating the collectability of a real estate loan is a matter of judgment. We evaluate our real estate loans for impairment on an individual loan basis, except for loans that are cross-collateralized within the same borrowing groups. For those loans, we perform both an individual evaluation as well as a consolidated evaluation to assess our overall exposure to those loans. In addition to this analysis, we also complete an analysis of our loans as a whole to assess our exposure for loans made in various reporting periods and in terms of geographic diversity. The fact that a loan may be temporarily past due does not result in a presumption that the loan is impaired. Rather, we consider all relevant circumstances to determine if, and to the extent to which, an allowance for credit losses or valuation allowance is required. During the loan evaluation, we consider the following matters, among others:

•	an estimate of the net realizable value of any underlying collateral in relation to the outstanding mortgage balance, including accrued interest and related costs;
•	the present value of cash flows we expect to receive;
•	the date and reliability of any valuations;

•	the financial condition of the borrower and any adverse factors that may affect its ability to pay its obligations in a timely manner;
•	prevailing economic conditions;
•	historical experience by market and in general; and
•	evaluation of industry trends.

We perform an evaluation for impairment on all of our loans in default as of the applicable measurement date based on the “fair value” of the underlying collateral of the loans because our loans are considered collateral dependent, as allowed under applicable accounting guidance. Impairment for collateral dependent loans is measured at the balance sheet date based on the then fair value of the collateral in relation to contractual amounts due under the terms of the applicable loan. In the case of the loans that are not deemed to be collateral dependent, we measure impairment based on the present value of expected future cash flows. Further, the impairment if any, must be measured based on the “fair value” of the collateral if foreclosure is probable. All of our loans are deemed to be collateral dependent.

In determining fair value, we have adopted applicable accounting guidance which establishes a framework for measuring fair value in accordance with GAAP, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This accounting guidance applies whenever other accounting standards require or permit fair value measurement.

Under applicable accounting guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability, or the “exit price”, in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset or liability that are (a) independent of the reporting entity; that is, they are not related parties; (b) knowledgeable, having a reasonable understanding about the asset or liability and the transaction based on all available information, including information that might be obtained through due diligence efforts that are usual and customary; (c) able to transact for the asset or liability; and (d) willing to transact for the asset or liability; that is, they are motivated but not forced or otherwise compelled to do so.

Under applicable accounting guidance, a fair value measurement assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the reporting entity is different. Determination of the highest and best use of the asset establishes the valuation premise used to measure the fair value of the asset.

The accounting guidance establishes a fair value hierarchy that prioritizes the inputs into valuation techniques used to measure fair value. The three levels of the fair value hierarchy under this accounting guidance are as follows:

Level 1 — valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

Level 2 — valuations based on quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly; and

Level 3 — valuations based on models that use inputs that are unobservable in the market and significant to the fair value measurement.

The accounting guidance gives the highest priority to Level 1 inputs, and gives the lowest priority to Level 3 inputs. The value of a financial instrument within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value of the instrument.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability, rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, our own assumptions attempt to reflect those that market participants would use in pricing the asset or liability at the measurement date. Further, fair value measurements are market-based measurements with an exit price notion, not entity-specific measurements. Therefore, an entity cannot disregard the information obtained from the current market simply because the entity is a “willing” seller at that price. If the best information available in the circumstances indicates that market participants would transact at a price, it does not matter whether the reporting entity is actually willing to transact at that price.

Two asset categories are established under applicable accounting guidance: in-use assets; and in-exchange assets. When using an in-exchange valuation premise, the fair value of the asset is determined based on the price that would be received in a current transaction to sell the asset stand-alone.

In considering the highest and best use for individual mortgage loans, we first consider whether the asset is considered “in use” as opposed to “in exchange”. Due to the nature of the underlying collateral of our loans and the development status of such projects, substantially all of our assets are deemed to be “in exchange” assets for purposes of determining highest and best use.

Next, we assess the extent, reliability and quality of market participant inputs such as sales pricing, cost data, absorption, discount rates, and other assumptions, as well as the significance of such assumptions in deriving the valuation. Prior to the quarter ended December 31, 2008, through discussions with market participants, we believed there was a significant amount of observable and unobservable market participant data available to support the assumptions used in our valuations using a development model, although the significance of unobservable market participant weighed heavily into our valuations.

We generally employ one of five valuation approaches, or a combination of such approaches, in determining the fair value of the underlying collateral of each loan: the development approach, the income capitalization approach, the sales comparison approach, the cost approach or the receipt of recent offers on specific properties. The valuation approach taken depends on several factors including:

•	the type of property;
•	the current status of entitlement and level of development (horizontal or vertical improvements) of the respective project;
•	the likelihood of a bulk sale as opposed to individual unit sales;
•	whether the property is currently or near ready to produce income;
•	the current sales price of property in relation to cost of development;
•	the availability and reliability of market participant data; and
•	the date of an offer received in relation to the reporting period.

A description of each of the valuation approaches and their applicability to our portfolio follows:

Development Approach

The development approach relies on pricing trends, absorption projections, holding costs and the relative risk given these assumptions for a particular project. This approach then discounts future net cash flows to derive the estimated fair value. This approach is consistent with a modeling technique known as residual analysis commonly used in our industry which is based on the assumption that completing the development of the collateral was the highest and best use of the property. As indicated by market participants, a development approach and related rates of return are used in determining purchase decisions. As such, the valuation is intended to reflect the project’s performance under certain parameters, paralleling the process employed by market participants. This analysis is very dependent upon end-use pricing and absorption. In addition to consideration of recent sales of comparable properties (which in the current market may include distressed transactions such as foreclosure sales), the valuation also relies on current listings of comparable properties with primary emphasis placed on comparable properties available for resale within the similar competitive market, as well as market participant opinions. This collection of data is used to derive a qualitative analysis using the sales comparison approach in estimating current individual lot pricing and reasonable premium levels. In addition, the valuation contemplates a non-leveraged internal rate of return based on indications from market participants. This approach, which we consider an “as developed” approach, is generally applied to collateral which has achieved entitlement status and whose development is reasonably assured in light of current market conditions. Prior to the quarter ended September 30, 2008, this methodology was utilized in underwriting each loan as well as for purposes of annual valuation of our portfolio.

Income Capitalization Approach

The income capitalization approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of “anticipation” underlies this approach in that investors recognize the relationship between an asset’s income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected. The two most common methods of converting net income into value are direct capitalization and discounted cash flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of fair value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return). Investors acquiring this type of asset will typically look at year one returns, but must also consider long-term strategies. Hence, depending upon certain factors, both the direct capitalization and discounted cash flow techniques have merit. This approach is generally applied to collateral consisting of fully constructed buildings with existing or planned operations and for which operating data is available and reasonably accurate.

Sales Comparison Approach

In a disrupted market, when market participant data is either not available or not accurate, and other valuation approaches are not relevant to or appropriate for a particular project, the sales comparison approach is generally used to determine fair value. Market participants generally rely on speculative land sales when making a decision to purchase land in certain market area. Thus, in the absence of relevant, accurate market data, this approach is generally applied and is considered an “as is” approach.

When the credit and real estate markets sustained significant declines in the latter part of 2008, the extent, reliability and quality of market participant inputs largely dissipated causing us to reassess the highest and best use of several assets from an “as developed” valuation approach to an “as is” valuation approach using recent comparable sales. This change in methodology was applicable primarily to unentitled or partially entitled land for which development of such was not currently considered feasible in the foreseeable future by market participants given current market conditions.

Cost Approach

The cost approach is a method of estimating fair value of an asset based on the actual replacement cost of such asset. This method is generally used to estimate value on new projects with completed vertical construction. There are generally few collateral projects within our portfolio that are valued using this approach, which is considered an “as is” approach.

Recent Offers Received

For projects in which we have received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related collateral, we generally utilize the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if we deem the offer to be valid, reasonable, and negotiable and we believe the offeror has the financial wherewithal to execute the transaction.

As more fully described above, historically, for purposes of determining whether an allowance for credit loss was required, we primarily utilized a modeling technique known as residual analysis commonly used in our industry, which is based on the assumption that development of our collateral was the highest and best use of the property. As of December 31, 2007, this methodology was undertaken with the use of a third-party valuation specialist firm to assist management in supporting our price and cost estimates based on available market participant data. During the first two quarters of 2008, our process was consistently applied as there was no indication of significant impairment in the value of our loan portfolio. The underlying collateral of our loans vary by stage of completion, which consists of either raw land (also referred to as pre-entitled land), entitled land, partially developed, or mostly developed/completed lots or projects.

In the latter part of 2008 and part of 2009, the global and U.S. economies experienced a rapid decline resulting in unprecedented disruptions in the real estate, capital, credit and other markets. As a result of these factors, we recorded a provision for credit losses developed in the third quarter of 2008 using a development/residual analysis approach, reflecting lower pricing assumptions, slower absorption and a significant increase in discount factors to reflect current market participant risk levels.

In the fourth quarter of 2008, we engaged independent third-party valuation firms to assist with our analysis of fair value of our loans as of December 31, 2008. As a result of this analysis, and given the significant change in the economic and real estate landscape, it was determined that our valuation model that assumed development of the collateral and employed various assumptions such as future real estate prices, absorption and various construction and sell-out periods that was historically used for virtually every collateral type was no longer reasonably determinable for the majority of our collateral. This determination was primarily based on the significant uncertainty in the real estate markets stemming from the credit freeze, lack of demand for developed property, the extended development and sales periods, and uncertainty with respect to the future pricing and development costs.

As such, in most cases, the appropriate valuation approach was deemed to be that using primarily current market comparable sales to establish fair values of our properties using current pricing data, which resulted in a significant decline in management’s estimates of fair values in relation to our previous valuation methodology.

In the third quarter of 2009, given recent sales activity and the on-going volatility in the real estate markets, we again engaged independent third-party valuation firms and other consultants to assist with our analysis of fair value of the collateral supporting our loans as of September 30, 2009, which was then updated for financial reporting as of December 31, 2009. During the quarter ended June 30, 2010, we re-engaged independent third-party valuation firms to further provide updated valuation reports.

The following is a summary of the procedures performed in connection with our fair value analysis as of and for the year ended December 31, 2008 and 2009 and for the period ended June 30, 2010:

1.	We reviewed the status of each of our loans to ascertain the likelihood that we will collect all amounts due under the terms of the loans at maturity based on current real estate and credit market conditions.
2.	With respect to our loans whose collection was deemed to be unlikely, we reviewed the portfolio to ascertain when the latest valuation of the underlying collateral was performed.
3.	We subjected all of our loans to independent third party valuation as of September 30, 2009, (with a review and update of such valuations provided through December 31, 2009), to determine whether any material changes in industry or economic conditions warranted a change in the valuation conclusions formed since the date of our last valuation.

In connection with the 2008 analysis, for projects for which a third-party valuation was conducted within the last nine months of 2008, which constituted 19% of the loan portfolio principal balances, we reviewed each individual project to ascertain whether any material events had occurred that would cause a reduction in value since the latest valuation.

For the period ended June 30, 2010, we subjected 73.1% of our outstanding loans to independent third-party valuation. The remaining 26% had been valued as of March 31, 2010 and, based on current market conditions with respect to such properties, was deemed appropriate for use in the June 30, 2010 valuation.

4.	For the year ended December 31, 2009 and for the period ended June 30, 2010, we utilized the services of Cushman & Wakefield, a nationally recognized valuation firm, and other valuation firms to perform a valuation analysis for the selected projects. Cushman & Wakefield valued approximately 89% of the outstanding principal balance of our loan portfolio at December 31, 2009, while other valuation firms valued the remaining 11%. At June 30, 2010, Cushman & Wakefield valued 73% of the portfolio. For those valuations performed by valuation firms other than Cushman

& Wakefield, we engaged Cushman & Wakefield to perform a review of the valuations and reports. See the heading entitled “Selection of Single Best Estimate of Value For Loans.”

For the year ended December 31, 2008, we engaged the services of Cushman & Wakefield, to perform a valuation analysis for selected projects. There were 30 loans selected for independent valuation that comprised approximately 75% of the outstanding principal balance of the loan portfolio as of December 31, 2008 (of which Cushman & Wakefield valued approximately 54% and other valuation firms valued 21)%. In 2008, for projects for which a third-party valuation was conducted within the last nine months of 2008, which constituted 19% of the loan portfolio principal balances, we reviewed each individual project to ascertain whether any material events had occurred that would cause a reduction in value since the latest valuation. For the balance of the portfolio in 2008, which represents approximately 6% of outstanding principal, we reviewed the loan collateral classification (pre-entitled land, entitled land, or existing structure) and, based on the collective third party valuation results for similarly classified projects, applied the average discount in value to each of these loans, unless such collateral values were supported by other current valuation information.

5.	For loan collateral not subject to third-party valuation during the year ended December 31, 2008, we performed an analysis on selected assets utilizing a development approach, using observable and unobservable inputs available, to determine the fair value for the loan collateral. This analysis included estimating project development costs, projected carrying costs, such as property taxes, and estimated disposal costs. The cash flow streams were then discounted to present value to derive fair value.
6.	For projects in which we had received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related collateral, we utilized the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if we deemed the offer to be valid, reasonable and negotiable, and we believed the offeror had the financial wherewithal to execute the transaction. When deemed appropriate, the offers received were discounted by up to 20% to allow for potential changes in our on-going negotiations.

A summary of the results and key assumptions that we utilized, as supported by the independent valuation firms to derive fair value, is as follows:

•	Very few of the precedent transactions that were analyzed satisfied the market value and fair value requirement that the price reflect that of an orderly transaction, rather than that of a sale under duress or in markets in turmoil.
•	Inputs for use in the development valuation models were reported by the valuation firms to be inconsistent and reflective of a distressed market that had not yet stabilized for inputs into discounted cash flow or other financial models, such as absorption rates and timing, unit pricing and trends, discount rate, risk adjustment processes, or the like.
•	A distinction was made between owners under duress and properties under duress. Market values are determined based on the highest and best use of the real property being valued. When owners are under duress, as defined by applicable accounting guidance, prices of transactions in which they are involved must be viewed as at least potentially subject to duress as well. The valuation firms took this distinction into account in arriving at highest and best use conclusions and selecting appropriate valuation methodologies.
•	For the projects which included either un-entitled or entitled land lacking any vertical or horizontal improvements, given the current distressed state of the real estate and credit markets, the development approach was deemed to be unsupportable because market participant data was insufficient or other assumptions were not readily available from the valuation firm’s market research; the “highest and best use” standard in these instances required such property to be classified as “held for investment” purposes until market conditions provide observable development activity to support a valuation model for the development of the planned site. As a result, the valuation firms used a sales comparison approach using available data to determine fair value.

•	For the projects containing partially or fully developed lots, the development approach was generally utilized, with assumptions made for pricing trends, absorption projections, holding costs, and the relative risk given these assumptions. The assumptions were based on currently observable available market data.
•	For operating properties, the income approach, using the direct capitalization and discounted cash flow methods was used by the valuation firms. The anticipated future cash flows and a reversionary value were discounted to the net present value at a chosen yield rate. The assumptions were based on currently observable available market data.
•	For December 31, 2009 and June 30, 2010, the highest and best use for the majority of real estate collateral subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. In determining fair value as of December 31, 2009, we utilized the “as is” sales comparable valuation methodology for 31 assets, the development approach for six assets, the income capitalization approach for four assets, and the cost approach for two assets, and we utilized offers received from third parties to estimate fair value for the remaining 14 assets. In determining fair value as of June 30, 2010, we utilized the “as is” sales comparable valuation methodology for 23 assets, the development approach for four assets, the income capitalization approach for two assets, and we utilized offers received from third parties to estimate fair value for the remaining 16 assets. We selected a fair value within a determinable range as provided by the valuation firm.

For 2008, the highest and best use for the collateral on 24 of the 30 loans subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. For each of these assets, a sales comparison approach was used as the valuation methodology, and six assets were classified as subdivisions, and two of which were valued by application of the development approach, two others were valued by application of the income capitalization approach, and two others were valued by application of a combination of these approaches.

For projections in 2008 other than those where we relied primarily on the work of independent valuation firms, we supplemented our analysis by utilizing a risk-adjusted cash flow model commonly used in our industry based on certain assumptions and market participant inputs to determine fair value, which presumed a development approach as highest and best use for such projects. To evaluate the collateral relating to these projects, we performed different procedures depending on the stage of the collateral, which are described below, along with a summary of key assumptions utilized in our evaluations of fair value were as follows:

•	For collateral to be developed, the initial unit sales price utilized was based on local market, comparable prices from non-distressed pricing from prior periods utilizing observable and unobservable data points, generally discounted by 20% or more. In general, we assumed a price escalation utilizing the low end of a historical 3-year average look back for the last 10 years. We considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by management, in the principal or most advantageous market for the asset.
•	For collateral to be developed prior to being sold, the additional development costs, operating and selling cost assumptions we made were based on observable and unobservable cost estimates obtained from a cross section of industry experts and market participants.
•	For collateral consisting of partially complete or finished lots, development costs, operating and selling cost assumptions we made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and which are expected to be leased initially to allow for stabilization of market prices before being sold, we utilized operating revenue and costs for comparable projects using current operating data obtained by us. Based upon an assumed stabilization of applicable real estate markets, we utilized unit sales prices comparable to historical pricing.

•	Based on the resulting net cash flows derived from the utilization of the above assumptions, we applied risk-adjusted annual discount rates ranging from 9.5% to 25.0% for 2008 and 10.5% to 30.0% for December 31, 2009 and June 30, 2010 to the net cash flows, depending on the projected build-out term, the project type, the location and assumed project risk.

All of our portfolio loans were subject to valuation by independent third-party valuation firms and all of the valuation reports were delivered to us within 45 days of the reporting period. During the quarters ended December 31, 2009 and June 30, 2010, we updated our assessment of certain loans in our portfolio and obtained certain updated valuations as a result of the near completion of planned improvements. Additionally, we obtained updated third party offers and considered other changes to the status of underlying collateral.

Selection of Single Best Estimate of Value for Loans

As previously described, we obtained valuation reports from third-party valuation specialists for the underlying collateral of approximately 75% of the loan portfolio in 2008, each of our loans in 2009 and for the majority of such loans as of June 30, 2010. Because all of our loans are collateral dependent, each loan’s impairment amount is based on the fair value of its underlying collateral less cost to sell. The valuation reports provided a range of values for the collateral valued rather than a single point estimate because of variances in the potential value indicated from the available sources of market participant information. The selection of a value from within a range of values depends upon specific market conditions for each property valued and its stage of entitlement or development. In addition to third party valuation reports, we utilized recently received bona fide purchase offers from independent third-party market participants that were higher than the high-end of the third party specialist’s range of values. In selecting the single best estimate of value, we considered the information in the valuation reports, credible purchase offers received, as well as multiple observable and unobservable inputs as described below.

December 31, 2008 Selection of Single Best Estimate

In our December 31, 2008 valuation assessments, the mix of applicable information available at that time led us to conclude that the mid-point of the range was the best point within the range of estimated values for purposes of measuring the amount of impairment, if any, as of December 31, 2008. That conclusion was based on our judgment that, in a disrupted marketplace, wherein transactions were generally conducted under duress, and there was uncertainty in the general economic climate, the marketplace and market participant information were not conclusive as to the direction of trends or price points. Without compelling evidence that values were moving either up or down, in our judgment, for those loans subject to third-party valuations as of December 31, 2008, the mid-point of the valuation range was generally deemed to be the most appropriate single best estimate of value for purposes of determining impairment at that date.

December 31, 2009 Selection of Single Best Estimate

Our December 31, 2009 valuation assessments were based on updated market participant information and other data points, which in our judgment provided less uncertainty than the market participant data that was available at December 31, 2008. The updated information and our analysis of the collateral indicated a slight improvement in market conditions and corresponding increase in real estate values. As a result, for the valuation ranges on 41 of the 55 loans obtained as of December 31, 2009 supporting loan collateral values, we used the high end of the third-party valuation range for each asset in determining impairment losses. For the remaining 14 loans, our estimate of fair values were based on independent third-party market participant purchase offers on those specific assets, some of which were well in excess of the fair values indicated in the third-party valuation reports, including some offers which were two to three times higher than the valuation report ranges. While consideration of the range of values was evaluated on a loan-by-loan basis, as a general matter, we used the high end of the value range, as described above, because, in our judgment, when considering the multiple applicable observable and unobservable inputs and other current market factors, the high end of the value range is the best estimate of fair value, less costs to sell, for purposes of determining impairment losses, based on the following factors:

•	In conducting the December 31, 2009 valuations, the third party valuation specialist’s data and the research performed in connection with valuations were influenced by market duress, economic uncertainty, and a relative shortage of tangible market data. A number of the relevant transactions consummated around the time of preparation of the valuation reports were believed to be based on either a property or a seller in distress and, thus, the applicable transaction was executed under a condition of duress. We noted that the pricing of many actual transactions in what was observed to be a less than normal volume of purchases and sales frequently appeared to be lower than the expectations of many, if not most, owners of competitive properties. As a result, in our judgment, for each of the Company’s loans not supported by recent bona fide independent third-party purchase offers, we concluded that the values at the high end of the range were more representative of fair values than any other point in the range;
•	We concluded that the third party valuation specialist’s reported value ranges, and the underlying concepts of the ranges themselves, did not reflect the improving market conditions as of December 31, 2009, but because of the lag in the time frame for gathering and processing information, were more representative of early fourth-quarter 2009, if not before. We obtained observable and unobservable evidence (such as published residential pricing indices and other real estate market publications, discussions with real estate brokers with applicable market expertise in local markets, discussions with third-party consultants and direct market participants with relevant real estate experience) as of December 31, 2009 that indicated that fair values had “bottomed out”, and there was an indication that the home pricing trends were moving upward. Based on our experience, buyers will select parcels that offer the most competitive advantage and the highest and best use of their capital in order to complete their project and maximize their returns.
•	Individual valuation reports were prepared assuming non-leveraged sales transactions of the underlying collateral in accordance with professional appraisal standards. Because our core business is that of a first lien real estate mortgage lender and dealer, we believe that our capacity to provide financing, particularly in the absence of available financing in existing credit markets, provides us a market advantage that would significantly increase the likelihood that qualified buyers would be willing to pay a price at the top of the applicable valuation range. We believe that this market advantage further supports our selection of the high end of the range when determining the single best estimate of value from within the range of values provided.

June 30, 2010 Selection of Single Best Estimate

In determining the single best estimate of value for June 30, 2010, in our judgment, the updated market participant information and other economic data points provided less certainty than the market participant data that was available at December 31, 2009.

In conducting the June 30, 2010 valuations, the third party valuation specialist’s data and the research performed were influenced by transactions which appeared to reflect on-going pricing executed under conditions of duress and economic uncertainty. Nevertheless, the pricing in such transactions does not appear to be improving in the short-term and therefore such pricing is reflective of current market values by market participants. The updated information and our analysis of the collateral, indicated an on-going deterioration in market conditions and corresponding decrease in real estate values, contrary to such indications provided at December 31, 2009. Such indicators were reflected in the third party valuation reports obtained, several of which resulted in significantly decreased values from the December 31, 2009 range of values provided. For the 47 loans subject to current valuation, the primary collateral supporting 15 notes increased in value since the December 31, 2009 valuation, while 22 decreased in value and 10 remained unchanged. However, based on the midpoint of the valuation ranges, the average valuation increase for the 15 loans was $460,000 while the average decrease in valuation on the 22 loans was over double at $1 million.

A summary of selected real estate and general economy-related published market participant observations which influenced management’s current assessment of market status and trends follows:

•	According to Press TV news article, US home builders’ confidence fell to 13 in August 2010, the lowest level since March 2009, in comparison to a confidence level of 19 in April 2010. An index level of 50 indicates that home builders view sales conditions as equally good as poor.
•	The same article stated, in July 2010, housing starts were down from forecasts and building permits for new homes fell to their lowest level in 14 months.

•	The Press TV article also noted that, builders are struggling to sustain demand following the end of the Federal new home owner tax credit program.
•	According to an August 2010 Reuters.com article, the high numbers of foreclosures that continue to be added to inventory also continue to depress new home construction and prices.
•	According to an August 2010 Investors Insight.com news article, unemployment has not stabilized and is currently near 10%. Many pundits have increased concern of the US economy having a double-dip recession.
•	According to an August 2010 New York Times article, the Federal Reserve’s August 2010 meeting addresses “concerns on deflation rising”. A former Fed Governor was quotes as saying “the outcome of this meeting is more uncertain than any in at least the last year.”
•	According to the August 2010 New York Times article, a string of economic developments, including weak jobs reports, has altered the sentiment within the Federal government, leading Federal policy makers to stop worrying for the moment about the increasing remote prospect of inflation. Instead, they are increasingly focused on the potential for the economy to slip into a deflationary spiral of declining demand, prices and wages.

The above observable inputs combined with others and management’s specific knowledge related to marketing activity surrounding the loan’s collateral have resulted in the movement of collateral valuation expectations to the lower end of the determinable range. As a result, in our judgment, for each of our loans not supported by recent bona fide independent third-party purchase offers or those assets which were supported by specific circumstances in using either the high or low end value, management concluded that the values slightly above the low end of the range (i.e., 25% of the valuation spread over the low end value) were more representative of fair values than any other point in the range. In management’s judgment, this point in the value range was deemed to be the best estimate of fair value, less costs to sell, for purposes of determining impairment losses as of June 30, 2010.

As such, for the valuation ranges on the 47 loans obtained as of June 30, 2010 supporting loan collateral values, we used the high end of the third-party valuation range for two assets in determining impairment losses based on the quality of the collateral and financial strength of the borrower. We utilized the low end value for five assets whose geographic location, entitlement status, and long-term development plan made such assets, in management’s opinion, less desirable and marketable to market participants. Due to the uncertainty in market conditions noted above, we selected a point midway between the low end value and mid-range value for 24 of the loans. For the remaining 16 loans, our estimate of fair values were based on independent third-party market participant purchase offers on those specific assets, some of which were in the range of fair value indicated in the third-party valuation reports and others which were in excess of such amounts, including some offers which were two to three times higher than the valuation report ranges. In the aggregate, management’s estimate of fair value based on these bona fide offers exceeded the high end of the valuation range by approximately $896,000.

Based on the results of our evaluation and analysis, we recorded a provision for credit losses of $296.0 million and $79.3 million for the years ended December 31, 2008 and 2009, respectively and $27.6 million for the six months ended June 30, 2010. No provision for credit losses was recorded during the six months ended June 30, 2009. We had recorded an overall provision for credit losses of $82.0 million for the nine months ended September 30, 2009, but adjusted our estimate by $2.7 million in the fourth quarter of 2009 as previously described. During the years ended December 31, 2008 and 2009 and the six months ended June 30, 2010, we also recorded impairment charges of $27.2 million, $8.0 million and $11.0 million, respectively, relating to the further write-down of certain real estate acquired through foreclosure during the respective periods. The impairment charge for assets acquired through foreclosure relates to the impairment of REO assets deemed to be other than temporary. The provision for credit losses and impairment charges are reflective of the continued deterioration of the real estate markets and the sustained decline in pricing of residential real estate in recent months combined with the continuing downturn in the commercial real estate markets.

As of December 31, 2008 and 2009, the allowance for credit loss totaled $300.3 million and $330.4 million (of which $328.0 million related to mortgage loans held to maturity and $2.4 million related to mortgage loans held for sale), respectively, representing 60.7% and 53.2%, respectively, of the total loan principal balances. As of June 30, 2010, the valuation allowance totaled $349.5 million (all of which related to mortgage loans held for sale), representing 67.6% of the total loan principal balances. With the existing valuation allowance recorded as of June 30, 2010, we believe that as of that date, the fair value of the underlying collateral of our loans is adequate in relation to the net carrying value of loan principal and accrued interest, and that no additional valuation allowance is considered necessary.

While the above results reflect management’s assessment of fair value as of December 31, 2008 and 2009 and June 30, 2010, based on currently available data, we will continue to evaluate our loans in the remaining quarters of 2010 and beyond to determine the adequacy and appropriateness of the valuation allowance and to update our loan-to-value ratios. Depending on market conditions, such updates may yield materially different values and potentially increase or decrease the valuation allowance.

A roll-forward of the allowance for credit loss/valuation allowance as of December 31, 2008 and 2009 and June 30, 2010 is as follows:

	December 31,		June 30, 2010
	2008	2009
	(in thousands)
Balance at beginning of year	$1,900	$300,310	$330,428
Provision for credit losses	296,000	79,299	27,550
Adjustment for amounts related to Advances to Fund Manager	2,410	—	—
Net charge offs	—	(49,181)	(8,460)
Balance at end of year	$300,310	$330,428	$349,518

For 2008, the amount listed as Adjustment for amounts related to Advances to Fund Manager in the preceding table refers to the portion of the accretable discount distributed to the Manager, which gave rise to the Advances to Fund Manager presented on the our consolidated balance sheets, as described in Note 4 — “Accretable Discounts on Acquired Loans” in our consolidated financial statements. The balance reflected in Net charge offs pertains to the portion of the carrying value charged off to the allowance for credit loss or valuation allowance when transferred to Real Estate Acquired through Foreclosure on our consolidated balance sheets.

Loan charge offs generally occur under one of two scenarios, including (i) the foreclosure of a loan and transfer of the related collateral to REO status, or (ii) we elect to accept a loan payoff at less than the contractual amount due. Under either scenario, the loan charge off is generally recorded through the allowance for credit loss or valuation allowance.

A loan charged off is recorded as a charge to the valuation allowance at the time of foreclosure in connection with the recording of the transfer of the underlying collateral to REO status. The amount of the loan charge off is equal to the difference between the contractual amounts due under the loan and the fair value of the collateral acquired through foreclosure, net of selling costs. Generally, the loan charge off amount is equal to the loan’s allowance for credit loss or valuation allowance. At the time of foreclosure, the contractual value less the related allowance for credit loss or valuation allowance is compared with the estimated fair value, less costs to sell, on the foreclosure date and the difference, if any, is included in the provision for credit losses (recovery) in the statement of operations. The allowance for credit loss or valuation allowance is netted against the gross carrying value of the loan, and the net balance is recorded as the new basis in the REO assets. Once in a REO status, the asset is evaluated for impairment based on accounting criteria for long-lived assets.

Valuation Categories

Except for mortgage loans which are measured at fair value on a non-recurring basis for purposes of determining valuation with respect to our valuation allowance, no other of our assets or liabilities are measured at fair value on a recurring or non-recurring basis. The following table presents the categories for which net mortgage loans are measured at fair value based upon the lowest level of significant input to the valuation as of December 31, 2008 and 2009 and June 30, 2010, respectively:

	December 31, 2008		December 31, 2009			June 30, 2010
	Significant Unobservable Inputs (Level 3)	Total	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Description:
Net Mortgage Loans:
Pre-entitled Land:
Held for Investment	$3,936	$3,963	$—	$4,211	$4,211	$491	$1,363	$1,854
Processing Entitlements	78,637	78,637	1,028	49,838	50,866	1,507	31,484	32,991
	82,573	82,573	1,028	54,049	55,077	1,998	32,847	34,845
Entitled Land:
Held for Investment	35,027	35,027	7,693	13,499	21,192	4,287	5,500	9,787
Infrastructure under Construction	33,045	33,045	459	29,939	30,398	410	29,186	29,597
Improved and Held for Vertical Construction	15,964	15,964	2,519	16,012	18,531	3,939	12,522	16,460
	84,036	84,036	10,671	59,450	70,121	8,636	47,208	55,844
Construction & Existing Structures:
New Structure – Construction in-process	15,267	15,267	3,860	12,359	16,219	2,805	7,983	10,789
Existing Structure Held for Investment	34,528	34,528	—	16,570	16,570	—	10,110	10,110
Existing Structure – Improvements	97,140	97,140	—	56,033	56,033	—	56,033	56,033
	146,935	146,935	3,860	84,962	88,822	2,805	74,125	76,932
Total	$313,544	$313,544	$15,559	$198,461	$214,020	$13,439	$154,180	$167,620

There are no mortgage loans that were measured at fair value using Level 1 inputs. Additionally, except for the offers received on specific properties from third parties which we use to determine fair value, which are considered at a Level 2 valuation, all other valuations are deemed to be Level 3.

The table presented below summarizes the change in balance sheet carrying values associated with the mortgage loans measured using significant unobservable inputs (Level 3) during the year ended December 31, 2009 and the six month period ended June 30, 2010. All mortgage loans were measured using significant unobservable inputs (Level 3) during the year ended December 31, 2008:

Mortgage Loans, net
(in thousands)
Balances, December 31, 2008	$313,544
Mortgage Loan Fundings	32,703
Mortgage Loan Repayments	(10,593)
Transfers into REO	(42,335)
Transfers into (out of) Level 3	(16,039)
Included in earnings – provision for credit losses	(78,819)
Balances, December 31, 2009	$198,461

Mortgage Loans, net
(in thousands)
Balances, December 31, 2009	$198,461
Mortgage Loan Fundings	2,679
Mortgage Loan Repayments	(4,164)
Transfers into REO	(22,723)
Mortgage Repayment on whole loan sold Transfers into (out of) Level 3	(1,745)
Included in earnings – provision for credit losses	(18,328)
Balances, June 30, 2010	$154,180

Real Estate Owned Asset Valuation

Valuation of REO assets is based on our intent and ability to execute our disposition plan for each asset and the proceeds to be derived from such disposition, net of selling costs, in relation to the carrying value of such assets. REO assets for which management determines it is likely to dispose of such assets without further development are valued on an “as is” basis based on current valuations using comparable sales. If management determines that it has the intent and ability to develop the asset over future periods in order to realize a greater value, management will perform a valuation on an “as developed” basis, net of selling costs but without discounting of cash flows, to determine whether any impairment exists. Management does not write up the carrying value of real estate assets held for development if the proceeds from disposition are expected to exceed the carrying value of such asset. Rather, any gain from the disposition of such assets is recorded at the time of sale. REO assets that are classified as held for sale are measured at the lower of carrying amount or fair value, less cost to sell.

REO assets that are classified as held for development are considered “held and used” and are evaluated for impairment when, based on various criteria set forth in applicable accounting guidance, circumstances indicate that the carrying amount exceeds the sum of the undiscounted net cash flows expected to result from the development and eventual disposition of the asset. If an asset is considered impaired, an impairment loss is recognized for the difference between the asset’s carrying amount and its fair value, less cost to sell.

The volatility of the real estate markets beginning in the fourth quarter of 2008 provided an indication of possible impairment as described under applicable accounting guidance. Accordingly, we performed a test for impairment as of December 31, 2008 by comparing the undiscounted net cash flows for each REO asset held for investment to its respective carrying amount. Based on changes in our disposition strategy with respect to certain REO assets, the resulting changes in estimated undiscounted cash flows, and considering the on-going volatility of the real estate markets throughout 2009, we determined that it was necessary to perform additional tests for impairment on its portfolio of REO assets held for development as of September 30, 2009.

In estimating the amount of undiscounted cash flows for real estate assets owned assets held for development, we determine the level of additional development we expect to undertake for each project, as follows:

•	Certain projects are expected to have minimal development activity, but rather are expected to require maintenance activity only until a decision is made to sell the asset. The undiscounted cash flow from these projects is based on current comparable sales for the asset in its current condition, less costs to sell, and less holding costs, which are generally minimal for a relatively short holding period.

•	Other projects are expected to be developed more extensively to maximize the proceeds from the disposition of such assets. The undiscounted cash flow from these projects is based on a build-out scenario that considers both the cash inflows and the cash outflows over the duration of the project. The following summarizes the principal assumptions we utilized to determine undiscounted cash flows for these projects:
•	For collateral to be developed, the initial unit sales price utilized was based on local market conditions, comparable prices from current pricing utilizing observable and unobservable data points and other information, subject to periodic price increases ranging from 0% to 6% over the projected absorption (i.e., sell-out period). Absorption periods ranged from three to ten years, with development projected to commence intermittently, as the market recovers and projected demand develops. We considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use, in the primary or most advantageous market for the asset.
•	For collateral to be developed, the additional development costs, operating, maintenance and selling cost assumptions we made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants. The estimated development and holding costs required to achieve the gross undiscounted cash flows upon disposition of the related assets range from $200,000 to $24.9 million on an individual property basis, and total $115.9 million in the aggregate, over the three to ten year build and sell-out period noted above.
•	For collateral consisting of partially complete or finished lots, development costs, operating costs and selling cost assumptions were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and expected to be leased initially to allow for stabilization of market prices before being sold, we utilized operating revenue and costs for comparable projects using current operating data obtained by the Manager. Based upon an assumed stabilization of applicable real estate markets, we utilized unit sales prices comparable to historical pricing.

In the absence of available financing, our estimates of undiscounted cash flows assumed that we would pay development costs from the disposition of current assets or the raising of additional capital. However, the level of planned development for our individual properties is dependent on several factors, including the current entitlement status of such properties, the cost to develop such properties, the ability to recover development costs, competitive conditions and other factors. Generally, vacant, unentitled land is being held for future sale to an investor or developer with no planned development expenditures by us. Such land is not planned for further development unless or until we locate a suitable developer with whom we can possibly develop the project under a joint venture arrangement. Alternatively, we may choose to further develop fully or partially entitled land to maximize interest to developers and our return on investment.

One of our REO assets held for development consists of a partially leased medical office building. We have secured financing to complete tenant improvements on available lease space. We estimate this will cost approximately $2 million. In addition, two properties held for sale consist of near fully developed multifamily residential complexes that require approximately $1 million in remaining development costs. For other projects, we continue to consider alternative uses for certain properties such as, among others, billboard signage for properties with highway exposure, possible sale of credit for transfers to federal wetland conservancy, potential transferable water rights and other potential uses.

If we elect to change the disposition strategy for our real estate held for development, and such assets were deemed to be held for sale, we would likely record additional impairment charges, and the amounts could be significant. During the years ended December 31, 2008 and 2009, we recorded impairment charges of $27.2 million and $8.0 million relating to the impairment in value of REO assets, deemed to be other than temporary impairment. The results of our December 31, 2009 valuation procedures were re-assessed in the first two quarters of 2010 to determine whether any additional impairment was warranted for the six months ended June 30, 2010. As a result of our analysis, we recorded additional impairment charges totaling $11.0 million during the six months ended June 30, 2010. The impairment charge was primarily a result of a change in management’s disposition strategy for selected REO assets from a development approach to a disposal based on recent values. As of December 31, 2008, 2% of our REO assets were valued on an “as is” basis while 98% was valued on an “as developed” basis. As of December 31, 2009, 48% of our REO assets were valued on an “as is” basis while 52% were valued on an “as developed” basis. As of June 30, 2010, 60% of REO assets were valued on an “as is” basis while 40% were valued on an “as developed” basis. A certain REO asset with a carrying value of $1.26 million as of December 31, 2008 valued on an “as-developed” basis was changed to an “as is” valuation as of December 31, 2009 due to our assessment that development of this project was not deemed to be feasible and because the impairment in carrying value was deemed to be other than temporary. We believe the estimated net realizable values of such properties equal or exceed the current carrying values of our investment in the properties as of December 31, 2009.

Income Earning Assets Deployment Ratio

Our mortgage income and net earnings for any period is a function of multiple factors, the most significant of which are the principal loan balances outstanding, the weighted average yield on the loan portfolio, the amount of non-earning assets held, and the ratio of earning assets deployed between our loan portfolio and existing cash equivalent accounts, referred to as the interest earning asset “deployment ratio.”

We historically targeted a deployment ratio of 95% – 97% of available capital in loans with the remaining funds to be held as working capital/liquidity balances in money market or investment accounts. While our target is generally to have a minimum of 95% of our earning assets invested in loans, the actual deployment ratio is a function of multiple factors, including:

•	pending fundings of loans that have completed the underwriting process;
•	anticipated loan fundings;
•	average size of loans in the underwriting process;
•	expected loan reductions or payoffs;
•	stockholder dividends;
•	operating and general expenses, and
•	other anticipated liquidity needs.

Accordingly, depending on the average ratio of earning assets deployed as investments versus balances in cash and cash equivalent accounts, our earnings for a given period will vary significantly. While our intent is to continue to manage to a minimum 95% deployment ratio, it is likely that average deployment will be less than this targeted level given the increasing level of loan defaults and foreclosures.

Leverage and Leverage Policies

We have not historically employed a significant amount of leverage to enhance our investment yield. However, we may deem it beneficial, if not necessary, to employ leverage for us in the future. In February 2008, we secured a $10.0 million loan, of which only $8.0 million was drawn. This loan was repaid in the second quarter of 2008 and there was no outstanding principal balance at December 31, 2008.

Additionally, during the year ended December 31, 2009, we drew $6.0 million under our line of credit with a bank to provide liquidity. This loan was secured by certain of our portfolio loans. During the year ended December 31, 2009, we repaid principal of $4.4 million under this loan commensurate with principal paydowns received from related borrowers, resulting in a balance at December 31, 2009 of $1.6 million. The line of credit was collateralized by specific portfolio loans and underlying deeds of trust and a guarantee of the Manager’s chief executive officer. This balance was paid in full during the six months ended June 30, 2010.

During the six months ended June 30, 2010, we secured financing from a bank in the amount of $9.5 million for the purpose of funding anticipated development costs for REO assets and for working capital needs. The note payable, which had an outstanding balance of $7.5 million at June 30, 2010, bears interest at 12% per annum and requires monthly payments of interest only. The loan has an initial maturity of March 2011 but may be extended for two additional six month periods. The loan is secured by one of our REO assets with a carrying value at June 30, 2010 of $22.5 million and an assignment of rents and tenant notes receivable derived from the property. We have also provided a guarantee for such debt.

In addition, during the six months ended June 30, 2010, we secured financing from a bank in the amount of $3.0 million for the purpose of funding a remaining loan obligation and for anticipated development costs for REO assets. The note payable, which has no outstanding balance at June 30, 2010, bears interest at 12% per annum, requires monthly payments of interest only, and matures in February 2012. The loan is secured by one of our REO assets with a carrying value at June 30, 2010 of $3.1 million and one of our loans with a current carrying value of $5.0 million.

Also during the three months ended June 30, 2010, we secured a line of credit from a bank in the amount of $3.0 million, all of which was utilized for the primary purpose of funding certain obligations resulting from the Conversion Transactions. The line of credit has an interest rate of 4.25% per annum, requires monthly interest payments, and has a maturity date of October 5, 2010.

In connection with the acquisition of the Manager, we assumed a note payable with an original balance of $450,000 that is being paid on a monthly basis over 48 months, which commenced June 1, 2009, with annual interest at 8%. This note was made in connection with a settlement on a previous lease obligation and has been personally guaranteed by our CEO. As of June 30, 2010, the remaining obligation on the commitment is $342,000. Interest expense under this arrangement of $1,000 for the twelve days ended June 30, 2010 is included in interest expense on the accompanying consolidated statement of operations.

In connection with the acquisition of the Holdings, we assumed two notes payable with a total original balance of $100,000. The notes bear interest at 15% per annum payable monthly and were set to mature December 31, 2013. The notes were paid in full on July 1, 2010. Interest expense under the notes was $1,000 for the twelve days ended June 30, 2010 and is included in interest expense on the consolidated statements of operations.

We may deem it beneficial, if not necessary, to employ additional leverage in the future.

Our investment policy, the assets in our portfolio and the decision to utilize leverage are periodically reviewed by our board of directors as part of their oversight of our operations. We may employ leverage through borrowings to finance our assets, to the extent available, to fund the origination and acquisition of our target assets and to increase potential returns to our stockholders. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will deploy for particular target assets will depend upon our assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of our target assets, the collateral underlying our target assets, and our outlook for asset spreads relative to the LIBOR curve. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our indebtedness policy at any time. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Off-Balance Sheet Arrangements

For certain loans, upon their initial funding, a reserve for future interest payments is deposited into a controlled disbursement account in the name of the borrower for our benefit. These accounts, which are held in the name of the borrowers, are not included in the consolidated balance sheets. As of June 30, 2010, there were no such amounts outstanding and we did not have any other off-balance sheet arrangements.

Contractual Obligations

The financial obligations to the Manager under the operating agreement (through June 18, 2010, the effective date of the Conversion Transactions), the lease obligations on the office space, the contingent liability to broker-dealers, and funding commitments to borrowers as of June 30, 2010, reflect our contractual obligations as of such date. Additionally, we previously engaged the services of an outside consulting firm to assist with general portfolio oversight and to assist in the determination of the specific asset disposition strategy. Additionally, the Manager engaged a consultant to assist in the identification of financing and capital raising alternatives. Collectively, these consultants receive $145,000 per month for their services and the contracts are cancelable by either party with 60 day written notice. Our remaining lending commitments as of June 30, 2010 are expected to be funded within one to two years. Aside from these commitments, we had no other contractual obligations as of June 30, 2010.

Liquidity and Capital Resources

We require liquidity and capital resources to acquire and originate our target assets, as well as for costs, expenses and general working capital needs, including maintenance and development costs for REO assets, general and administrative operating costs, management fees and loan enforcement costs, interest expense on participations and loans, repayment of principal on borrowings and other expenses. We also require capital to redeem up to 838,448 shares of our Class C common stock at the initial public offering price less underwriting discounts and commissions, and, subject to the availability of legally distributable funds, to pay a one-time special dividend in respect of our Class B common stock, as well as the payment of future dividends to stockholders. We expect our primary sources of liquidity over the next twelve months to consist of the proceeds generated by this offering, and the disposition of a substantial portion of our existing assets. However, given the lack of significant sales activity experienced and the actual prices that may be realized from the sale of REO assets, the disposition of these assets may not have a significant effect on our liquidity. We anticipate redeploying these proceeds to acquire our target assets, which will generate periodic liquidity from cash flows from dispositions of these loans through sales and loan participations as well as interest income. In addition to the net proceeds of this offering and the disposition of our existing portfolio of REO assets, we expect to address our liquidity needs by periodically accessing the capital markets, lines of credit and credit facilities available to us from time to time. We discuss our capital requirements and sources of liquidity in further detail below.

Going Concern Basis Presentation and Liquidity

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. Due to unprecedented dislocations in the real estate and capital markets, we have incurred a significant reduction in loan payoffs from borrowers and an increase in delinquencies, non-performing loans and REO assets, resulting in a substantial reduction in our cash flows. We took a number of measures to provide liquidity, including, among other things, engaging in efforts to sell whole loans and participate interests in our loans, and to dispose of certain real estate. We have also consummated the Conversion Transactions in an effort to position us for this offering, the net proceeds of which will help us in addressing our liquidity needs. In addition, we expect to continue to pursue the sale of a substantial portion of our existing assets and loans in order to assist us in addressing our liquidity needs.

In October 2008, we suspended all of the Fund’s lending activities, member investment capital raising and all other non-essential operations. We took this action because we believed that the market for take-out financing for our borrowers had materially diminished due to the macroeconomic problems in the real estate, credit and capital markets, concerns about the continued existence of many major national and international financial institutions, and the ability, willingness and timeliness of the federal government to intervene. Further, member redemption requests accelerated during 2008, particularly in August and September 2008. Further, to adequately protect our available cash reserves for purposes of honoring our contractual commitments for remaining unfunded loan obligations, as well as retaining a liquidity reserve for funding ongoing operations, all new lending activity was ceased. Lastly, in the context of our expectations of materially lower borrower payoffs and pay downs resulting from the absence of available take-out financing from third-party lenders, we concluded that the viability of our historical business model was at risk, and deemed it ill-advised to raise capital from new investors at that time in light of the deterioration of the real estate, credit and other relevant markets.

In recent months, we have seen an increased level of market activity and unsolicited offers received by interested third parties to purchase our assets. Further, in recent months, we have had ongoing discussions with potential interim lenders, and have received preliminary indications of borrowing opportunities for us in amounts that would provide us with sufficient capital to fund the next 12 months of operations. While none of these borrowing opportunities has advanced to the point where we believe they are probable, we do believe that we can continue to sell assets to fund current operations and facilitate our strategic plan.

We previously engaged a consulting firm to provide asset management services, which includes administration of all REO assets, loans currently in default and other loans for which default is probable. The asset management responsibilities include (i) addressing our liquidity needs by negotiating for loan pay downs or payoffs with existing borrowers, (ii) exercising enforcement rights against loan guarantors, and (iii) considering offers from potential third party buyers of loans or REO assets. As part of these duties, we have explored various options, including the pledging of loans in exchange for borrowings from commercial banks or private investment funds, and the possibility of private or public equity or debt offerings. To date, we have closed a limited number of these liquidity transactions due to the continued disruptions in the real estate-related credit markets. However, we have sold a sufficient number of assets to continue operating the business and administrating the loans and real estate. However, the sales of such assets thus far have been based on distressed valuation pricing because of the substantial supply of assets in the market. We continue to seek to secure interim debt financing to allow us the time and resources necessary to meet liquidity requirements and dispose of assets in a reasonable manner and on terms favorable to us. However, the dislocations and uncertainty in the economy, and in the real estate, credit, and other markets, have created an extremely challenging environment that will likely continue for the foreseeable future, and we cannot assure you that we will have sufficient liquidity.

Prior to its acquisition of the Manager, the Fund had no employees, management group or independent board of directors, and was dependent on the Manager for those functions. Accordingly, lenders and other organizations in the past preferred that the Manager function as an intermediary in business transactions rather than contracting directly with the Fund. With the acquisition of the Manager effective June 18, 2010, we will act in such matters on our own behalf.

Requirements for Liquidity

We require liquidity and capital resources for various financial needs, including to acquire our target assets of interim loans, commercial real estate mortgage loans and participating interests in performing commercial real estate mortgage loans and for maintenance and development costs for REO assets, management fees and loan enforcement costs, interest expense on participations and loans, repayment of principal on borrowings, general working capital. We also plan to use a portion of the proceeds from this offering to redeem up to $     of our Class C common stock, the payment of a one-time Special Dividend in respect of our Class B common stock, as well as the payment of future dividends to our stockholders. We discuss our primary expected future and historical sources of liquidity in more detail below.

Loan Fundings and Investments.  We require adequate liquidity to acquire our target assets and fund initial loan advances to the borrowers. We expect our loan funding requirements to decrease over the shorter term and our requirements for funds to acquire commercial mortgage loans to increase as we focus more on this asset class as discussed in “Business — Our Target Assets.” Our loan fundings are typically less than the face amount of the mortgage loan notes, and for disbursements to fund construction costs, development and other costs, and interest. As is customary in the commercial lending business, our loan terms may require the establishment of funded or unfunded interest reserves which are included as part of the note commitment and considered in the loan to value ratios at the time of underwriting. In some cases, the borrower may elect to pay interest from its own sources. On certain loans, upon their initial funding, the reserve for future interest payments is deposited into a controlled disbursement account in the name of the borrower for our benefit. These accounts, which are held in the name of the borrowers, are not included in the consolidated balance sheets. At December 31, 2009, one of our borrowers had remaining unfunded interest reserves, no borrowers had remaining funded interest reserves, one borrower prepaid interest on the related note through the conveyance of certain real estate, and the remaining 53 of our borrowers were obligated to pay interest from other sources or had depleted any available interest reserves. At June 30, 2010, three of our borrowers had established unfunded interest reserves, no borrowers had funded interest reserves, and the remaining 44 borrowers were obligated to pay interest from their own sources or had depleted their interest reserves.

Estimated future commitments for construction or development costs, and for interest, are recorded on the consolidated balance sheets as an Undisbursed Portion of Loans-in-process and Interest Reserves, which are deducted from Mortgage Loan Note Obligations to arrive at net principal outstanding, or are shown net of loans held for sale. As of December 31, 2008 and 2009 and June 30, 2010, undisbursed loans-in-process and interest reserves balances were as follows:

	December 31, 2008			December 31, 2009			June 30, 2010
	Loans Held to Maturity	Loans Held for Sale	Total	Loans Held to Maturity	Loans Held for Sale	Total	Loans Held to Maturity	Loans Held for Sale	Total
	(in thousands)
Undisbursed Loans-in-process per Note Agreement	$66,035	$32,633	$98,668	$63,001	$—	$63,001	$—	$61,701	$61,701
Less: amounts not to be funded	(39,461)	(13,767)	(53,228)	(47,026)	—	(47,026)	—	(45,755)	(45,755)
Undisbursed Loans-in-process per Financial Statements	$26,574	$18,866	$45,440	$15,975	$—	$15,975	$—	$15,946	$15,946

A breakdown of loans-in-process expected to be funded is presented below:

	December 31, 2008	December 31, 2009	June 30, 2010
	(in thousands)
Loans-in-Process Allocation:
Construction Commitments	$41,085	$3,731	$3,176
Unfunded Interest Reserves	4,314	7,524	6,820
Deferred Loan Fees due to Manager	—	2,360	—
Reserve for Protective Advances	—	654	4,244
Taxes and Other	41	1,706	1,706
Total Loan-in-Process	$45,440	$15,975	$15,946

While the contractual amount of unfunded loans in process and interest reserves totaled $98.7 million, $63.0 million and $61.7 million at December 31, 2008, 2009 and June 30, 2010, respectively, we estimate that we will only be required to fund approximately $15.9 million subsequent to June 30, 2010. Of the $15.9 million expected to be funded, $6.8 million relates to unfunded interest reserves on loans totaling $31.9 million at June 30, 2010 (which is a non-cash commitment), $3.2 million relates to anticipated borrower construction or operating costs, $1.7 million relates to tax related reserves and $4.2 million relates to reserves for protective advances not required under the terms of the loan agreement, but that we expect to fund to protect our interest in the asset. The difference of $45.7 million at June 30, 2010, which is not expected to be funded, relates to loans that are in default, loans that have been modified to lower the funding amount, and loans whose funding is contingent on various project milestones, many of which have not been met to date and are not expected to be met given current economic conditions. Accordingly, these amounts are not reflected as funding obligations in the consolidated balance sheets. With available cash and cash equivalents of $3.5 million at June 30, 2010, scheduled loan payoffs, the suspension of new loan request funding, debt financing secured for us, and other available sources of liquidity, including potential loan participations, loan sales or sales of REO assets, we expect to meet our obligation to fund these undisbursed amounts in the normal course of business.

As noted in the table above, we had $4.3 million of remaining interest reserves on six loans totaling $119.3 million at December 31, 2008 and $7.5 million of remaining interest reserves on one loan totaling $28.5 million at December 31, 2009. In addition, we had deposited interest reserves into a controlled disbursement account (not reflected on our consolidated balance sheets) of $8.1 million on 14 loans totaling $271.3 million at December 31, 2008, and none at December 31, 2009. These funded interest reserves are not included in the accompanying balance sheets due to the fiduciary nature of such accounts.

We deployed 78.1%, 99.7% and 98.7% of our cash in mortgage loans and REO assets as of December 31, 2008 and 2009 and June 30, 2010, respectively. Until appropriate investments can be identified, our management may invest the proceeds of this offering and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities or cash.

Maintenance and Development Costs for Real Estate Owned.  We require liquidity to pay costs and fees to preserve and protect the real estate we own. Real estate held for development or sale consists primarily of properties acquired as a result of foreclosure or purchase. At June 30, 2010 and December 31, 2009 and 2008, our REO assets comprised of 25 properties, 17 properties and 10 properties, respectively, acquired through foreclosure or purchase, with carrying values of $105.4 million, $104.2 million and $62.8 million, respectively. Costs related to the development or improvement of the assets are capitalized and costs relating to holding the assets are charged to expense. Cash outlays for the purchase of real estate totaled $7.3 million and capitalized development costs totaled $1.3 million during the year ended December 31, 2008. Cash outlays for capitalized development costs totaled $2.5 million during the year ended December 31, 2009. Cash outlays for capitalized development costs totaled $265,000 during the six months ended June 30, 2010. Operating expenses for REO assets totaled approximately $5.0 million (of which $2.4 million relates to property taxes) and $120,000 for the years ended December 31, 2009 and 2008, respectively. In addition, costs related to holding and maintaining such properties, which were expensed and included in operating expenses for REO assets in the accompanying consolidated statement of operations, totaled approximately $2.5 million (including $1.0 million in property tax expense relating to foreclosed properties) and $1.3 million during the six month periods ended June 30, 2010 and 2009, respectively. The nature and extent of future costs for such properties depends on the level of development undertaken, the number of additional foreclosures and other factors.

Interest Expense.  We also require liquidity to pay interest expense on loan participations and from our borrowings and for notes payable. During the six months ended June 30, 2010, we secured financing from a lender in the amount of $9.5 million for the purpose of funding remaining loan obligations, anticipated development costs for REO assets, and working capital needs. The note payable has a balance of $7.5 million at June 30, 2010 and bears interest at 12% per annum and requires monthly payments of interest only. The interest expense we incurred under this note was $274,000 for the six month ended June 30, 2010.

During the six months ended June 30, 2010, we secured financing from a bank in the amount of $3.0 million for the purpose of funding a remaining loan obligation and for anticipated development costs for REO assets. The note payable, which has no outstanding balance as of June 30, 2010, bears interest at 12% per annum and requires monthly payments of interest only. During the six months ended June 30, 2010, we incurred interest expense of $70,000 under this loan.

Also during the quarter ended June 30, 2010, we secured a line of credit from a bank in the amount of $3.0 million for the primary purpose of funding certain obligations resulting from the Conversion Transactions. The line of credit has an interest rate of 4.25% per annum, requires monthly interest payments. No interest was incurred during the six months ended June 30, 2010.

In connection with the acquisition of the Manager, we assumed a note payable with an original balance of $450,000 that is being paid on a monthly basis over 48 months, commencing June 1, 2009, with interest at 8%. This note was made in connection with a settlement on a previous lease obligation and has been personally guaranteed by the CEO. As of June 30, 2010, the remaining obligation on the commitment is $342,000. Interest expense under this arrangement of $1,000 for the twelve days ended June 30, 2010 is included in interest expense on the accompanying consolidated statement of operations.

In connection with the acquisition of the Holdings, we assumed two notes payable with a total balance of $100,000. The notes bear interest at 15% per annum payable monthly and were set to mature December 31, 2013. The notes were paid in full on July 1, 2010. Interest expense under the notes of $1,000 for the twelve days ended June 30, 2010 is included in interest expense on the accompanying consolidated statement of operations.

General and Administrative Operating Costs.  In addition to the expenses historically borne by the Fund, we also now require liquidity to pay various general and administrative costs previously absorbed by the Manager. As a result, our expenses include compensation and benefits, rent, insurance, utilities and other related costs of operations. Such costs currently approximate $815,000 per month, but the variable components of such expenses are expected to increase as our activities expand.

Dividends and Other Distributions.  We also require liquidity to fund distributions to our stockholders. We intend to use up to 30% of the net proceeds of this offering to redeem shares of our Class C common stock at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in this offering. We also require liquidity to pay a one-time dividend of $0.95 per share of Class B common stock, or the Special Dividend, to the holders of all issued and outstanding shares of Class B common stock on the 12-month anniversary of the consummation of this offering, subject to the availability of legally distributable funds at that time. If the Special Dividend is paid in full and assuming no shares of Class C common stock are redeemed following this offering, we expect the aggregate amount of the Special Dividend to be $16.1 million (or $     million if the Class C common stock are redeemed in full). We do not intend to pay the Special Dividend, if any, from the net proceeds of this offering. Rather, we intend to use the net proceeds of this offering to make investments in our target assets that will generate the liquidity necessary for us to make future distributions, including the Special Dividend. Finally, we intend to declare and pay dividends from time to time on the outstanding shares of our common stock from funds legally available for that purpose.

Historically, we have retained a portion of earnings as a reserve for accrued but uncollected interest, and had designated an equivalent cash amount for the distribution of these amounts to the members, or the “Loan Loss Reserve”. The Loan Loss Reserve was eliminated with our recording of the provision for credit losses of $296.0 million for the year ended December 31, 2008. Given our borrowers’ inability to secure financing to repay loans, it is anticipated that additional loans will become non-performing, which would have an adverse impact on our earnings, as well as create a cash shortfall for the payment of distributions to the members. The timing of repayment of outstanding principal and interest amounts cannot be predicted at this time and could take a year or longer to be collected. See above for a discussion and summary of distributions made.

Sources of Liquidity

We expect our primary sources of liquidity over the next twelve months to consist of the proceeds generated by (i) this offering, and (ii) the disposition of our existing assets. We anticipate redeploying these proceeds to acquire various performing real estate related assets, which will generate periodic liquidity from cash flows from dispositions of these loans through sales and loan participations as well as interest income. In addition to the net proceeds of this offering and the disposition of our existing assets, we expect to address our liquidity needs by periodically accessing the capital markets, lines of credit and credit facilities available to us from time to time. Historically, our sources of liquidity consisted primarily of investments by members of the Fund, sales of participations in loans, interest income and loan payoffs from borrowers, and disposition of REO assets. We have at times in past accessed bank lines of credit, though we have not historically relied on significant leverage or bank financing to fund our operations or investments. We discuss our primary expected future and historical sources of liquidity in more detail below.

Equity Issuances.  We intend to raise equity capital through this offering and we expect to access the equity or debt capital markets from time to time in the future. We historically addressed liquidity requirements in substantial part through member investments and reinvestments, but effective October 1, 2008, we elected to suspend the acceptance of any additional member investments and the ability of the members to reinvest earnings that may have otherwise been distributed to them. We accordingly do not consider new member investment to be a current source of liquidity.

New investments in membership units by the members, excluding reinvestment of distributions, totaled $349.5 million, $250.9 million and $0 for the years ended December 31, 2007, 2008, and 2009, respectively. Additionally, there were no member investments made during the six months ended June 30, 2010. As a result, the members’ capital (excluding retained earnings and accumulated deficit) increased from $576.8 million at December 31, 2007 to $730.4 million at December 31, 2008, and did not change during 2009. While new member activity remained robust for the majority of 2008, the decrease from 2007 reflects the compression of the economy and real estate, credit and other markets, and the negative perception of the real estate industry.

Disposition of Real Estate Owned.  The sale of REO assets creates liquidity for us. During the year ended December 31, 2009, we received proceeds totaling $1.1 million from the sale of real estate. During the six months ended June 30, 2010, we sold certain REO assets for $2.9 million and recognized a loss on disposition of real estate of $1.0 million. Additionally, we are holding REO assets for sale with carrying values of $12.1 million and $45.0 million as of December 31, 2009 and June 30, 2010, respectively. Subsequent to June 30, 2010, we sold two REO assets for $3.9 million, of which $2.2 million was financed by us through loans extended to the purchaser. As development of certain real estate projects is completed, we anticipate that proceeds from the disposition of real estate will increase in the future. In connection with our new business strategy, we anticipate disposing of a significant portion of our existing REO assets, individually or in bulk, over the next 12 to 24 months. However, there can be no assurance that such real estate will be sold at a price in excess of the current carrying value of such real estate.

Loan Payments.  The repayment of a loan at maturity creates liquidity. In the case of an extension, we typically charge the borrower a fee for re-evaluating the loan and processing the modification. Borrowers do not customarily pay this fee out of their own funds, but instead usually pay the fee out of available loan proceeds, or by negotiating an increase in the loan amount sufficient to pay the fee. However, to the extent that we extended a loan in the past, we did not generate liquidity because the Manager, and not the Fund, received the modification fee, if any. After consummation of the Conversion Transactions, we will receive any origination or modification fees. During the years ended December 31, 2008 and 2009, we received loan principal payments totaling $36.4 million and $10.6 million, respectively. During the six months ended June 30, 2010, we received loan principal payments totaling $6.2 million. Excluding loan balances past scheduled maturity, our loans have scheduled maturities through 2010 totaling $61.1 million. However, due to the state of the economy and the compressed nature of the real estate, credit and other markets, loan defaults have continued to rise and are expected to rise further and there can be no assurance that any part of these loans will be repaid, or when they will be repaid. As we acquire new loans in connection with our new business strategy, we anticipate that the collateral securing such loans and the related terms will allow for timely payoff or that liquidity will be generated from the sale or participation of such loans.

Investment Income.  We expect to realize investment income from such investments which may come in the form of origination and modification fees, interest income, accretion of discounts on such investments, rental income, and profit participations. The amounts and proportion of such income is dependent on the amount and timing of the deployment of our capital into our various target assets. Interest payments and repayments of loans by our borrowers are governed by the loan documents and by our practices with respect to granting extensions. A majority of our portfolio loans had provisions for interest reserves for the initial term of the loan, which required that a specified portion of the mortgage loan note total is reserved for the payment of interest. When that portion is exhausted, the borrower is required to pay interest from other sources. If the interest is funded in cash when the loan closes, then interest payments are made monthly from a segregated controlled disbursement cash account which is controlled by us and held in the name of the borrower. If the interest reserve is not funded at the closing of the loan, then the interest payment is accrued by adding the amount of the interest payment to the loan balance, and we use our general cash reserves to distribute that interest to the members or loan participants. The receipt of interest income paid in cash by our borrowers creates liquidity; however, our practice of utilizing unfunded interest reserves uses liquidity.

During the years ended December 31, 2007, 2008 and 2009, we recognized $35.6 million, $16.8 million and $3.8 million, respectively, in mortgage loan interest which was satisfied by the use of unfunded interest reserves, which represented approximately 74%, 26% and 18% of total mortgage loan income, respectively. Additionally, during the years ended December 31, 2007, 2008 and 2009, we recognized $744,000,

$19.7 million and $8.2 million, respectively, in mortgage loan interest which was satisfied by the use of funded interest reserves, which represented approximately 2%, 30% and 38% of total mortgage loan income, respectively.

During the six months ended June 30, 2009 and 2010, we recognized $5.2 million and $11,000, respectively, in mortgage loan interest which was satisfied by the use of unfunded interest reserves, which represented approximately 29.6% and 1.2% of total mortgage loan income for the periods, respectively. During the three months ended June 30, 2009 and 2010, we recognized $1.9 million and $6,000 respectively, in mortgage loan interest which was satisfied by the use of unfunded interest reserves, which represented approximately 34.5% and 1.5% of total mortgage loan income for the periods, respectively. Additionally, during the six months ended June 30, 2009 and 2010, we recognized $7.1 million and $0, respectively, in mortgage loan interest which was satisfied by the use of funded interest reserves, which represented approximately 40.7% and 0.0% of total mortgage loan income for the periods, respectively. During the three months ended June 30, 2009 and 2010, we recognized $1.1 million and $0, respectively, in mortgage loan interest which was satisfied by the use of funded interest reserves, which represented approximately 18.1% and 0.0% of total mortgage loan income for the periods, respectively.

In addition to originating commercial mortgage loans, our on-going investment strategy will include the acquisition of various attractively priced real estate-related assets, including portfolios of performing, distressed and/or non-performing commercial whole mortgage loans and bridge loans from the FDIC, community banks, commercial banks, insurance companies, real estate funds, and other governmental agencies and financial institutions, as well as potential investment in residential and commercial mortgage backed securities, REO assets or other distressed or non-performing real estate properties in order to seek to reposition them for profitable disposition. We expect to realize investment income from such investments which may come in the form of origination and modification fees, interest income, accretion of discounts on such investments, rental income, and profit participations. The amounts and proportion of such income is dependent on the amount and timing of the deployment of our capital into our various target assets.

Anticipated Tax Benefits.  Because of the significant declines in the real estate markets in recent years, we believe we will have approximately $267.8 million of built-in unrealized tax losses in our portfolio of loans and REO assets. Subject to certain limitations, these built-in losses may be available to reduce or offset future taxable income and gains related to the disposition of our existing assets and may allow us to reduce taxable income from future transactions. Our ability to use our built-in losses is subject to various limitations. For example, there will be limitations on our ability to use our built-in losses or other net operating losses if we undergo a “change in ownership” for U.S. federal income tax purposes. To the extent we are able to reduce tax payable through the use of our built-in losses, the amount of reduction will be available to be deployed in new fund investment in additional assets, pay distributions to our stockholders in the form of dividends or address other liquidity requirements.

Borrowings.  During the six months ended June 30, 2010, we, through a wholly-owned subsidiary, secured financing from a bank in the amount of $9.5 million for the purpose of funding anticipated development costs for REO assets, and for working capital needs. The note payable, which has an outstanding balance of $7.5 million at June 30, 2009, bears interest at 12% per annum and requires monthly payments of interest only. The loan has an initial maturity of March 2011 but may be extended for two additional six month periods. The loan is secured by one of our REO assets with a carrying value at June 30, 2010 of $22.5 million and an assignment of rents and tenant notes receivable derived from the property. We have also provided a guarantee for such debt.

During the six months ended June 30, 2010, we, through a wholly-owned subsidiary, secured financing from a bank in the amount of $3.0 million for the purpose of funding a remaining loan obligation and for anticipated development costs for REO assets. The note payable, which has no outstanding balance of at June 30, 2010, bears interest at 12% per annum, requires monthly payments of interest only, and matures in February 2012. The loan is secured by one of our REO assets with a carrying value at June 30, 2010 of $3.1 million and a loan with a current carrying value of $5.0 million. Subsequent to June 30, 2010, we drew approximately $2.1 million under this note.

Also during the quarter ended June 30, 2010, we secured a line of credit from a bank in the amount of $3.0 million all of which was utilized for the primary purpose of funding certain obligations resulting from the Conversion Transactions. The line of credit has an interest rate of 4.25% per annum, requires monthly interest payments and has a maturity date of October 5, 2010. Subsequent to June 30, we repaid approximately $1.3 million under this line of credit.

In connection with the acquisition of the Manager, we assumed a note payable with an original balance of $450,000 that is being paid on a monthly basis over 48 months, commencing June 1, 2009, with interest at 8%. This note was made in connection with a settlement on a previous lease obligation and has been personally guaranteed by our CEO. As of June 30, 2010, the remaining obligation on the commitment is $342,000.

In connection with the acquisition of the Holdings, we assumed two notes payable with a total original balance of $100,000. The notes bear interest at 15% per annum payable monthly and were set to mature December 31, 2013. We paid the notes in full on July 1, 2010.

Until we generate additional liquidity from dispositions of assets, we may seek additional short-term borrowings. We do not currently contemplate seeking additional debt financing, but may consider doing so in the future depending on the amount of proceeds generated from dispositions of assets, the relative attractiveness and availability of debt financing and other factors.

Participations and Whole Loans Sold.  Historically, at times when substantially all available capital had been deployed, or we wished to mitigate our portfolio risk, for purposes of creating liquidity, we sometimes elected to either sell to third parties or purchase on its own account all or a portion of the loans in which we had invested. The sales of whole loans or participations were generally at the par value of the loan. In the case of sales and participations to the Manager, the Manager typically pledged the purchased loan to a commercial bank as collateral on its line of credit. The Manager generally used the proceeds from the line of credit, together with other funds of the Manager, to purchase the loan from us. We typically repurchased loans from the Manager, although we were not obligated to do so. The sales of loans to the Manager were also accounted for as secured borrowings, and were separately identified in our financial statements as borrowings from the Manager. In connection with our new business strategy, we anticipate disposing of a significant portion of our existing loans over the next 12 to 24 months, individually or in bulk. However, there can be no assurance that such assets will be sold at a price in excess of the current carrying value of such assets, net of valuation allowances. As of June 30, 2010, all loans were classified as held for sale. We expect future investments in mortgages to be held for sale or participation. See the discussion under the heading “Mortgage Loans, Participations and Loan Sales,” above.

Cash Flows for the years ended December 31, 2007, 2008 and 2009 and the six month period ended June 30, 2010

Cash Provided By (Used In) Operating Activities.  Cash provided by operating activities was $42.8 million, $49.2 million and $13.4 million for the years ended December 31, 2007, 2008 and 2009, respectively. Cash provided by operating activities was $12.3 million for the six months ended June 30, 2009, and cash used in operating activities was $9.2 million for the six months ended June 30, 2010. Cash provided by (used in) operating activities includes the cash generated from interest and other mortgage income from the Company’s loan portfolio, offset by amounts paid for management fees to the Manager and interest paid on participated loans to the Manager for short-term borrowings, and to banks for notes payable. The decrease in the 2009 period over the 2010 period amount is attributed to the decrease in the income-earning loans in our loan portfolio and resulting mortgage income.

Cash Used In (Provided By) Investing Activities.  Net cash used in investing activities was $257.1 million, $180.7 million, and $21.2 million for the years ended December 31, 2007, 2008 and 2009, respectively. The change in net cash used by investing activities was attributable to a decrease in the number and amount of mortgage loan fundings ($356.6 million, $239.9 million and $30.3 million during the years ended December 31, 2007, 2008 and 2009, respectively), coupled with a decrease in loan paydowns during the same periods ($104.3 million, $36.4 million, and $10.6 million during the years ended December 31, 2007, 2008 and 2009, respectively). We generated $31.3 million in proceeds from the sale of a whole loan in 2008 and $1.1 million from the sale of real estate assets in 2009. Additionally, we invested $8.6 million and

$2.5 million in REO assets during the years ended December 31, 2008 and 2009, respectively. Also, we significantly increased our participated loans from $5.8 million in 2006 to $36.4 million in 2007, as compared to none in 2008. Similarly, the reacquisitions of participated loans increased from $5.2 million in 2006 to $41.4 million in 2007, as compared to none in 2008.

Net cash used in investing activities was $21.8 million for the six months ended June 30, 2009, and net cash provided by investing activities was $2.9 million for the six months ended June 30, 2010. The decrease in net cash used by investing activities was attributable to a decrease in the number and amount of mortgage loan fundings ($21.9 million and $2.7 million during the six months ended June 30, 2009 and 2010, respectively), coupled with a increase in loan paydowns during the same periods ($1.5 million and $6.2 million during the six months ended June 30, 2009 and 2010, respectively). Moreover, we decreased the amount expended on real estate held for development ($1.8 million as compared to $265,000 during the six months ended June 30, 2009 and 2010, respectively). We also generated $2.9 million from the sale of certain REO and utilized $3.3 million in connection with acquisition of the Manager during the six months ended June 30, 2010. No such amounts were incurred in the corresponding period in 2009.

Cash Provided By (Used In) Financing Activities.  Net cash provided (used) by financing activities was $275.8 million, $81.7 million, and ($15.1) million for the years ended December 31, 2007, 2008 and 2009, respectively. The majority of the change in cash from financing activities resulted primarily from an increase in the member redemptions and the member distributions, which totaled $73.4 million, $164.7 million and $16.7 million for the years ended December 31, 2007, 2008 and 2009, respectively. The change in net cash from financing activities was exacerbated by a decrease in the sale of the membership units, totaling $250.9 million during the years ended December 31, 2008, as compared to $349.5 million for the same period in 2007, and none in 2009.

Additionally, while we experienced a decrease in net proceeds from whole loan activity of $8.4 million from 2006 to 2007, there was no such activity in 2008 or 2009. Also contributing to cash flows from financing activities was borrowings from the Manager of $10.0 million, $0, and $6.0 million, during 2007, 2008, and 2009, respectively. Repayments of these borrowings were $14.4 million, $0, and $4.4 million during 2007, 2008 and 2009, respectively. During 2008, we received proceeds from a bank note totaling $8,000 and repaid this entire amount during the year.

Net cash used by financing activities was $10.8 million for the six months ended June 30, 2009 as compared to net cash provided by financing activities of $8.9 million for the six months ended June 30, 2010. The primary reason for the change in cash flows from financing activities is the suspension of member distributions during the reporting period ($16.7 million and $0 during the six months ended June 30, 2009 and 2010, respectively). Also, we generated proceeds from notes payable of $12.7 million for the six months ended June 30, 2010 as compared to none in 2009. We also repaid borrowings totaling $3.8 million during the six months ended June 30, 2010.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition, valuation of loans and REO assets, contingencies, accretion of income for loans purchased at discount, income taxes, and stock-based compensation.

Revenue Recognition

Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365 day year. We do not recognize interest income on loans once they are deemed to be impaired and placed in non-accrual status. Generally, a loan is placed in non-accrual status when it is past its scheduled maturity by more than 90 days, when it becomes delinquent as to interest due by more than 90 days or when the related fair value of the collateral is less than the total principal, accrued interest and related costs. We may determine that a loan, while delinquent in payment status, should not be placed in non-accrual status in instances where the fair value of the loan collateral significantly exceeds the principal and the accrued interest, as we expect that income recognized in such cases is probable of collection. Unless and until we have determined that the value of underlying collateral is insufficient to recover the total contractual amounts due under the loan term, generally our policy is to continue to accrue interest until the loan is more than 90 days delinquent with respect to accrued, uncollected interest or more than 90 days past scheduled maturity, whichever comes first.

A loan is typically not removed from non-accrual status until the borrower has brought the respective loan current as to the payment of past due interest, and unless we are reasonably assured as to the collection of all contractual amounts due under the loan based on the value of the underlying collateral of the loan, the receipt of additional collateral required and the financial ability of the borrower to service our loan.

We do not generally reverse accrued interest on loans once they are deemed to be impaired and placed in non-accrual status. In conducting our periodic valuation analysis, we consider the total recorded investment for a particular loan, including outstanding principal, accrued interest and estimated foreclosure costs when computing the amount of valuation allowance required. As a result, our valuation allowance may increase based on interest income recognized in prior periods, but subsequently deemed to be uncollectible as a result of our valuation analysis.

Cash receipts are first allocated to interest, except when such payments are specifically designated by the terms of the loan as a principal reduction. Loans with a principal or interest payment one or more days delinquent are in technical default and are subject to various fees and charges including default interest rates, penalty fees and reinstatement fees. Often these fees are negotiated in the normal course of business and, therefore, not subject to estimation. Accordingly, income pertaining to these types of fees is recorded as revenue when received.

Historically, in accordance with the Fund’s operating agreement, all fees relating to loan origination, documentation, processing, administration, loan extensions and modifications were earned prior to its termination as a result of the Conversion Transactions by the Manager. After consummation of the Conversion Transactions effective June 18, 2010, these fees inure to our benefit.

Fees for loan originations, processing and modifications, net of direct origination costs, are deferred at origination and amortized as an adjustment to interest income over the contractual term of the related loan. Non-refundable commitment fees are recognized as revenue when received.

Allowance for Credit Losses/Valuation Allowance

A loan is deemed to be impaired when, based on current information and events, it is probable that we will be unable to ultimately collect all amounts due according to the contractual terms of the loan agreement and the amount of loss can be reasonably estimated.

Our mortgage loans, which are deemed to be collateral dependent, are subject to an allowance for credit loss or valuation allowance based on our determination of the fair value of the subject collateral in relation to the outstanding mortgage balance, including accrued interest and related expected costs to foreclose and sell. We evaluate our mortgage loans for impairment losses on an individual loan basis, except for loans that are cross collateralized within the same borrowing group. For such loans, we perform both an individual evaluation as well as a consolidated evaluation to assess our overall exposure for such loans. As such, we consider all relevant circumstances to determine impairment and the need for specific valuation allowances. In the event a loan is determined not to be collateral dependent, we measure the fair value of the loan based on the estimated future cash flows of the note discounted at the note’s contractual rate of interest.

Under GAAP definitions, certain of the loans that are classified as “in default” status would qualify as impaired under GAAP while others would not. Since our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided under such loans, is largely dependent on the fair value of the underlying collateral.

Fair Value

Fair value estimates are based upon certain market assumptions and pertinent information available to management. As of the dates of the balance sheets, the respective carrying value of all balance sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, mortgage investments, accrued interest, and notes payable. Fair values of cash equivalents and notes payable are assumed to approximate carrying values because these instruments are short term in duration or are deemed to be at current market rates.

We perform an evaluation for impairment for all loans in default as of the applicable measurement date based on the fair value of the collateral if we determine that foreclosure is probable. We generally measure impairment based on the fair value of the underlying collateral of the loans because our loan portfolio is considered collateral dependent. Impairment is measured at the balance sheet date based on the then fair value of the collateral, less costs to sell, in relation to contractual amounts due under the terms of the loan. In the case of loans that are not deemed to be collateral dependent, we measure impairment based on the present value of expected future cash flows. All of our loans are deemed to be collateral dependent.

In determining fair value, we have adopted applicable accounting guidance, which establishes a framework for measuring fair value in accordance with generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This guidance applies whenever other accounting standards require or permit fair value measurement. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the “exit price”) in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset or liability that are (a) independent of the reporting entity; that is, they are not related parties; (b) knowledgeable, having a reasonable understanding about the asset or liability and the transaction based on all available information, including information that might be obtained through due diligence efforts that are usual and customary; (c) able to transact for the asset or liability; and (d) willing to transact for the asset or liability; that is, they are motivated but not forced or otherwise compelled to do so.

Under applicable accounting guidance, a fair value measurement assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the reporting entity is different. Determination of the highest and best use of the asset establishes the valuation premise used to measure the fair value of the asset. Two asset categories are established under applicable accounting guidance: in-use assets, and in-exchange assets. When using an in-exchange valuation premise, the fair value of the asset is determined based on the price that would be received in a current transaction to sell the asset on a standalone basis. All of our loans are deemed to be in-exchange assets.

The accounting guidance establishes a fair value hierarchy that prioritizes the inputs into valuation techniques used to measure fair value. The three levels of the fair value hierarchy under this accounting guidance are as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

Level 2 — Valuations based on quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly; and

Level 3 — Valuations based on models that use inputs that are unobservable in the market and significant to the fair value measurement.

The accounting guidance gives the highest priority to Level 1 inputs, and gives the lowest priority to Level 3 inputs. The value of a financial instrument within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value instrument.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability, rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, our own assumptions attempt to reflect those that market participants would use in pricing the asset or liability at the measurement date. Further, fair value measurements are market-based measurements with an exit price notion, not entity-specific measurements. Therefore, an entity cannot disregard the information obtained from the current market simply because the entity is a “willing” seller at that price. If the best information available in the circumstances indicates that market participants would transact at a price, it does not matter whether the reporting entity is actually willing to transact at that particular price.

In the case of collateral dependent loans, the amount of any improvement in fair value attributable to the passage of time is recorded as a credit to the provision for credit losses with a corresponding reduction in the allowance for credit loss or valuation allowance. In the case of loans not deemed to be collateral dependent, the amount of any improvement attributable to the passage of time is recorded as interest income at the loans’ contract rate with the remainder, if any, recorded as a reduction in the aggregate allowance for credit loss or valuation allowance and offset recorded as a net component for the period provision for credit losses.

In connection with our assessment of fair value, we generally utilize the services of one or more independent third-party valuation firms to provide a range of values for selected properties. With respect to valuations received from third-party valuation firms, one of four valuation approaches, or a combination of such approaches, is used in determining the fair value of the underlying collateral of each loan: the development approach, the income capitalization approach, the sales comparison approach and the cost approach. The valuation approach taken depends on several factors including the type of property, the current status of entitlements and level of development (horizontal or vertical improvements) of the respective project, the likelihood of a bulk sale as opposed to individual unit sales, whether the property is currently or nearly ready to produce income, the current sales price of property in relation to cost of development, and the availability and reliability of market participant data. In a declining market, except in limited circumstances, the valuation approach taken has shifted from primarily a development approach to a comparable sales approach.

We generally select a fair value within a determinable range as provided by the valuation firm, unless we or the borrower have received a bona fide written third party offer on a specific loan or underlying collateral. In determining a single best estimate of value from the range provided, we consider the macro and micro economic data provided by the third party valuation specialists, supplemented by management’s knowledge of the specific property condition and development status, borrower status, level of interest by market participants, local economic conditions, and related factors. Based on our analysis of the factors described above as of December 31, 2009, we selected the high end of the range for purposes of assessing fair value for loans other than those for which a bona fide third-party offer was received. Had we selected the low end of the range for such properties, the fair value would have been reduced by approximately $46.1 million. Based on our analysis as of June 30, 2010, for each of the Company’s loans not supported by recent bona fide independent third-party purchase offers or those assets which were supported by specific circumstances in using either the high or low end value, management concluded that the values slightly above the low end of the range (i.e., 25% of the valuation spread over the low end value) were more representative of fair values than any other point in the range. Had we selected the low end of the range for all such properties, the fair value would be been reduced by approximately $25.5 million.

As an alternative to the third party valuations obtained, we generally utilize bona fide written third party offer amounts received in cases in which the offer exceeds the valuation conclusion reached by the independent valuation firms because, in the opinion of management, such offers are more reflective of the current market and indicative of fair value from direct market participants. When deemed appropriate, the offer amounts utilized are discounted to allow for potential changes in our on-going negotiations. Had we utilized the third party valuations rather than the offer amounts, our provision for credit loss would have increased (in relation to the high end of the valuation range) by approximately $10.1 million for the year ended December 31, 2009 and $896,000 for the period ended June 30, 2010.

In the aggregate, our estimate of the fair value of our loans exceeded the low end range of third party valuation amounts by $58.1 million and $29.0 million at December 31, 2009 and June 30, 2010, respectively.

See additional discussion under the heading “Allowance for Credit Loss/Valuation Allowance and Fair Value Measurement” in this prospectus for further discussion regarding valuation assumptions utilized and conclusions reached.

Loan Charge Offs

Our loans are all collateralized by real estate and are deemed to be collateral dependent. Accordingly, the collateral for each of our loans is subject to a periodic fair value analysis. Valuation estimates are analyzed and updated, and appropriate adjustments are recorded on not less than a quarterly basis. When a loan is foreclosed and transferred to a REO status, an assessment of the most current valuation is made and updated as necessary, and the asset is transferred to a REO status at its then current fair value, less estimated costs to sell. Our REO assets are classified as either held for development or investment (i.e., a long-lived asset) or held for sale. However, if our real estate held for development is sold, any difference between the net carrying value and net sales proceeds is charged or credited to operating results in the period of sale.

Loan charge offs generally occur under one of two scenarios, including (i) the foreclosure of a loan and transfer of the related collateral to REO status, or (ii) we elect to accept a loan payoff at less than the contractual amount due. Under either scenario, the loan charge off is generally recorded through the allowance for credit loss or valuation allowance.

A loan charged off is recorded as a charge to the allowance for credit loss or valuation allowance at the time of foreclosure in connection with the transfer of the underlying collateral to REO status. The amount of the loan charge off is equal to the difference between the contractual amounts due under the loan and the fair value of the collateral acquired through foreclosure, net of selling costs. Generally, the loan charge off amount is equal to the loan’s allowance for credit loss or valuation allowance. At the time of foreclosure, the contractual value less the related allowance for credit loss or valuation allowance is compared with the estimated fair value, less costs to sell, on the foreclosure date and the difference, if any, is included in the provision for credit losses (recovery) in the statement of operations. The allowance for credit loss or valuation allowance is netted against the gross carrying value of the loan, and the net balance is recorded as the new basis in the REO assets. Once in a REO status, the asset is evaluated for impairment based on accounting criteria for long-lived assets.

Classification of Loans

Historically, we generally expected that upon origination, mortgage investments would be held until maturity or payoff. While we had the ability to do so, we did not originate or acquire loans with the intent of reselling them as whole loans. In addition, we did not have any mandatory delivery contracts or forward commitments to sell loans in the secondary whole loan market. Because we had the ability and the intent to hold these loans until maturity, they were generally classified as held for investment pursuant to applicable accounting guidance. In connection with the Conversion Transactions, we modified our business strategy such that all mortgage investments are acquired with the intent to sell or participate such investments. See the discussion under the heading “Participations Issued and Whole Loans Sold” for additional information.

Loans Held for Sale

Loans that we intend to sell, subsequent to origination or acquisition, are classified as loans held for sale, net of any applicable valuation allowance. Loans classified as held for sale are generally subject to a specific marketing strategy or a plan of sale.

Loans held for sale are accounted for at the lower of cost or fair value on an individual basis and are reported as a component of mortgage loans. Direct costs related to selling such loans are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale. Valuation adjustments related to loans held for sale are not included in the valuation allowance in the consolidated balance sheets, but rather are reported net of related principal of loans held for sale on the consolidated balance sheets and the provision for credit losses in the statements of operations. Because our existing loans are collateral dependent, the method for determining fair value of our loans held for sale and loans held for investment is generally the same.

Discounts on Acquired Loans

We account for mortgages acquired at a discount in accordance with applicable accounting guidance. The accounting guidance requires that the amount representing the excess of cash flows estimated by us at acquisition of the note over the purchase price is to be accreted into interest income over the expected life of the loan (accretable discount) using the interest method. Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the nonaccretable discount are reasonably estimable and collection is probable, the corresponding decrease in the nonaccretable discount is transferred to the accretable discount and is accreted into interest income over the remaining life of the loan using the interest method. If cash flow projections deteriorate subsequent to acquisition, or if the probability of the timing or amount to be collected is indeterminable, the decline is accounted for through the provision for credit loss. Until such time that the timing and amount to be collected under such loans is determinable and probable as to collection, no accretion is recorded.

Real Estate Held for Development or Sale

Real estate held for development or held for sale consists primarily of assets that have been acquired in satisfaction of a receivable, such as in the case of foreclosure. When a loan is foreclosed upon and transferred to a REO status, an assessment of the fair value is made, and the asset is transferred to real estate held for development or held for sale at this amount less costs to sell. We typically obtain a valuation on a REO asset within 90 days of the date of foreclosure of the related loan. Valuation adjustments required at the date of transfer are charged off to the allowance for loan loss or valuation allowance.

Our determination of whether to classify a particular REO asset as held for development or held for sale depends on various factors, including our intent to sell or develop the property and whether a formal plan of disposition has been adopted, among other circumstances.

Subsequent to transfer, real estate held for sale is carried at the lower of carrying amount (transferred value) or fair value, less estimated selling costs. Our real estate held for development is carried at the transferred value, less cumulative impairment charges. Real estate held for development requires periodic evaluation for impairment which is conducted at each reporting period. When circumstances indicate that there is a possibility of impairment, we will assess the future undiscounted cash flows of the property and determine whether they are sufficient to exceed the carrying amount of the asset. In the event these cash flows are insufficient, we determine the fair value of the asset and record an impairment charge equal to the difference between the fair value and the then-current carrying value. The impairment charge is recognized in the consolidated statement of operations.

Upon sale of real estate, any difference between the net carrying value and net sales proceeds are charged or credited to operating results in the period of sale.

If management undertakes a specific plan to dispose of real estate own within twelve months and the real estate is transferred to held for sale status, the fair value of the real estate may be less than the estimated future undiscounted cash flows of the property when the real estate was held for development, and that difference may be material. Based on the valuations obtained from independent third party valuation specialists, the low end of the range of the estimated fair value of real estate held for development exceeded the carrying value of such assets by approximately $31.4 million as of December 31, 2009 and by approximately $19.4 million as of June 30, 2010. See additional discussion under the heading “Real Estate Owned Asset Valuation”in this prospectus for further discussion regarding valuation assumptions utilized and conclusions reached.

Statement of Cash Flows

Certain loans in our portfolio contain provisions which provide for the establishment of interest reserves which are drawn from the existing note obligation for the satisfaction of monthly interest due in accordance with the terms of the related notes. For purposes of reporting, draws are reflected as cash transactions in accrued interest and mortgage loan fundings in the accompanying consolidated statements of cash flows.

Use of Estimates

In accordance with U.S. GAAP, we have made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates. These estimates primarily include the allowance for credit loss, valuation allowance, valuation of REO assets and the accretable amount and timing for loans purchased at a discount.

Stock-Based Compensation.

Our 2010 Stock Incentive Plan provides for awards of stock options, stock appreciation rights, restricted stock units and other performance based awards to our officers, employees, directors and certain consultants. The maximum number of shares of common stock that may be issued under such awards shall not exceed 1,200,000 common shares, subject to increase to 1,800,000 shares after this offering. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. No awards have been granted under this plan as of June 30, 2010.

Income Taxes.

We recognize deferred tax assets and liabilities and record a deferred income tax (benefit) provision when there are differences between assets and liabilities measured for financial reporting and for income tax purposes. We regularly review our deferred tax assets to assess our potential realization and establish a valuation allowance for such assets when we believe it is more likely than not that we will not recognize some portion of the deferred tax asset. Generally, we record any change in the valuation allowance in income tax expense. Income tax expense includes (i) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the year plus any change in the valuation allowance and (ii) current tax expense, which represents the amount of taxes currently payable to or receivable from a taxing authority plus amounts accrued for income tax contingencies (including both penalty and interest). Income tax expense excludes the tax effects related to adjustments recorded to accumulate other comprehensive income (loss) as well as the tax effects of cumulative effects of changes in accounting principles.

In evaluating the ability to recover our deferred tax assets, we consider all available positive and negative evidence regarding the ultimate realizability of our deferred tax assets including past operating results and our forecast of future taxable income. In addition, general uncertainty surrounding the future economic and business conditions have increased the likelihood of volatility in our future earnings. We have recorded a valuation allowance against our net deferred tax assets.

Prior to consummation of the Conversion Transactions, because we were a partnership for tax purposes, no income taxes were paid by us. Instead, the members separately paid taxes based on their pro rata shares of the Fund’s income, deductions, losses and credits and members could elect to either reinvest or receive cash distributions from the Fund. Whether received in cash or reinvested, members are individually responsible to pay their respective income taxes on income allocated to them for all periods prior to the conversion.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board, or FASB, issued new accounting guidance that provides additional guidance for determining whether market activity for a financial asset or liability has significantly decreased, as well as for identifying circumstances that indicate that transactions are not orderly. The new guidance reiterates that if a market is determined to be inactive and the related market price is deemed to be reflective of a “distressed sale” price, then management judgment may be required to estimate fair value. The new guidance identifies factors to be considered when determining whether or not a market is inactive. The adoption of this pronouncement did not have a material effect on our financial position or results of operations.

In June 2009, the FASB issued new accounting guidance that will require the FASB Accounting Standards Codification, or ASC, to become the source of authoritative U.S. accounting and reporting standards for nongovernmental entities in addition to the guidance issued by the SEC. FASB ASU significantly changes the way financial statement preparers, auditors, and academics perform accounting research. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In October 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860) — Accounting for Transfers of Financial Assets. This update amends the codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140. The amendments in this update improve financial reporting by eliminating the exceptions for qualifying special- purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This update was effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application was not permitted. The adoption of this standard did not have a material impact on our financial position or results of operation.

In October 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This update amends the codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in this update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. This update was effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. We do not expect the adoption of this standard to have a material impact on our financial position or results of operation.

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505) — Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this update clarify that the stock portion of a distribution to stockholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This update is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The implementation of this standard did not have a material impact on our consolidated financial statements.

The FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurements as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:

•	a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
•	in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•	for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 was effective for interim and annual reporting period beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard did not have a material impact on our financial position or results of operation.

Quantitative and Qualitative Disclosures about Market Risk

Our financial position and results of operations are routinely subject to a variety of risks. These risks include market risk associated primarily with changes in interest rates. We do not deal in any foreign currencies and do not enter into, or intend to enter into, derivative financial instruments for trading or speculative purposes. Moreover, due to the historically short-term maturities of our loans and the interest rate floors in place on all variable rate loans, market fluctuations in interest rates generally do not affect the fair value of our investment in loans.

Our analysis of risks is based on our management’s and independent third parties’ experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of, among other things, fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results discussed in this prospectus.

As a result of the economic decline and market disruptions, we believe there are severe restrictions on the availability of financing in general and concerns about the potential impact on credit availability, liquidity, interest rates and changes in the yield curve. While we have been able to meet all of our liquidity needs to date, there are still concerns about the availability of financing generally, and specifically about the availability of take-out financing for our borrowers. Due to the decline of the economy and real estate and credit markets and our intent to proactively pursue foreclosure of loans in default so we can dispose of REO assets, we anticipate defaults and foreclosures to continue, which will likely result in continuing high levels of non-accrual loans and REO assets, which are generally non-interest earning assets. Further, the timing and amount received from the ultimate disposition of those assets cannot be determined given the current state of the U.S. and worldwide financial and real estate markets.

Our assets consist primarily of short-term commercial mortgages, real estate held for development or sale, interest and other receivables and cash and cash equivalents. The principal balance on our aggregate investment in mortgage loans was $613.9 million, $544.4 million and $517.1 million at December 31, 2008 and 2009 and June 30, 2010, respectively (before the $300.3 million, $330.4 million allowance for credit loss and $349.5 million valuation allowance, respectively). Our loans historically have had original maturities between six and 18 months. However, with the general lack of take-out financing available to our borrowers, we have modified nine of our loans to extend the maturity dates to two years or longer since the third quarter of the year ended December 31, 2008. At June 30, 2010, the weighted average remaining scheduled term of our outstanding loans was 17.8 months (excluding loans past their scheduled maturity at June 30, 2010), with 53.1% of the loans at fixed interest rates and 46.9% of the loans at variable interest rates. However, it is management’s intention to actively market and sell such loans. At June 30, 2010, the weighted average rate on our fixed rate portfolio was 9.82% per annum, and was 12.99% per annum on our variable rate loans tied to the Prime interest rate. The weighted average interest rate on all of our loans was 11.31% per annum at June 30, 2010.

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to our stockholders to realize attractive risk-adjusted returns through ownership of our capital stock.

Credit Risk

We expect to be subject to varying degrees of credit risk in connection with our assets. We will seek to manage credit risk by, among other things, performing deep credit fundamental analysis of potential assets.

Prior to investing in any particular asset, our underwriting team, in conjunction with third party providers, will undertake a rigorous asset-level due diligence process, involving intensive data collection and analysis, to ensure that we understand fully the state of the market and the risk-reward profile of the asset. Credit risk will also be addressed through our management’s execution of an asset-specific business plan focused on actively managing the attendant risks, evaluating the underlying collateral and updating valuation assumptions, and determining disposition strategies. Additionally, investments will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a monthly basis.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to various interest rate risks in connection with our assets and our related financing obligations. Although we currently do not intend to use leverage to finance our investments, we may in the future use various forms of financing to acquire our target assets, including, but not limited to, repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank and private credit facilities (including term loans and revolving facilities) and borrowings under government sponsored debt programs. We may mitigate interest rate risk through utilization of hedging instruments, including, but not limited to, interest rate swap agreements. Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings.

At June 30, 2010, 46.9% of our portfolio consisted of variable rate loans with a weighted average interest rate of 12.99% per annum, all of which are indexed to the Prime rate. Each outstanding variable rate loan had an interest rate floor and no interest rate ceiling. Accordingly, if the Prime rate were to increase during the life of these loans, and the loans were performing, interest rates on all of these loans would adjust upward. Conversely, if the Prime rate were to decrease, the interest rate on any particular loan would not decline below the applicable floor rate, which is typically the original interest rate at the time of origination.

Interest Rate Effect on Net Interest Income

Our operating results will depend, in part, on differences between the income earned on our assets and the cost of our borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (1) while the yields earned on our fixed-rate mortgage assets will remain static, and (2) at a faster pace than the yields earned on our floating and adjustable rate mortgage assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could harm our liquidity and results of operations. We expect that our short term lending will be less sensitive to short term interest rate movement. This is due to the traditionally short term maturities of those loans.

Interest Rate Cap Risk

We may acquire floating and adjustable rate mortgage assets, which generally will not be subject to restrictions on the amount by which the interest yield may change during any given period. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate and hybrid mortgage assets would effectively be limited. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We may fund a portion of our acquisition of mortgage loans and mortgage backed securities assets with borrowings that are based on the Wall Street Journal Prime Interest Rate, or Prime, while the interest rates on these assets may be indexed to the London Interbank Offer Rate, or LIBOR, or another index rate, such as the one-year Constant Maturity Treasury, or CMT, index, the Monthly Treasury Average, or MTA, index or the 11th District Cost of Funds Index, or COFI. Accordingly, any increase in LIBOR relative to one-year CMT rates, MTA or COFI will generally result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any interest rate index mismatch could adversely affect our financial condition, cash flows and results of operations, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Prepayment Risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less or more than expected. As we receive prepayments of principal on our assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on these assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Extension Risk

Our management will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which borrowers will prepay the mortgages. In general, when we acquire a fixed-rate, adjustable-rate or hybrid mortgage backed securities, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related assets.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the interest swap agreement or other hedging instrument. This could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the expiration of the hedging instrument while the income earned on the hybrid fixed-rate assets would remain fixed. In certain situations, we could be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Risk

Market Value Risk.  Our available-for-sale securities will be reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income pursuant to applicable accounting guidance. The estimated fair value of these securities fluctuates primarily due to changes in interest rates, among other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted. If we are unable to readily obtain independent pricing to validate our estimated fair value of the securities in our portfolio, the fair value gains or losses recorded in other comprehensive income may be adversely affected. See the discussion under the heading “Allowance for Credit Loss/Valuation and Fair Value Measurement.”

Real Estate Risk.  Commercial and residential mortgage assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (including, but not limited to, an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loan or loans, as the case may be, which could also cause us to suffer losses.

Historically, due to the short-term maturities of our loans and the existence of interest rate floors on our variable rate loans, market fluctuations in interest rates generally had not affected the fair value of our loans. However, given the significant decline in the fair value of the underlying real estate collateral securing our loans and the lack of available take-out financing, we have experienced a significant increase in loans in default and loans placed in non-accrual status that has adversely affected our operating results and is expected to continue to do so in the future. At December 31, 2008 and 2009 and June 30, 2010, the percentage of our loan principal in default status was 36.9%, 97.1% and 99.5%, respectively, and the percentage of our loan principal in non-accrual status was 15.6%, 96.0% and 99.3%, respectively.

Significant and sustained changes in interest rates could also affect our operating results. If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates. Assuming we could not replace these loans with loans at interest rates similar to those that were prepaid (which, given our current status of not funding loans, is likely the case), prepayments would reduce our earnings and funds available for dividends to stockholders. On the other hand, a significant increase in market interest rates could result in a slowdown in real estate development activity, which could reduce the demand for our real estate loans and the collateral securing the loans. Due to the complex relationship between interest rates, real estate investment and refinancing possibilities, we are not able to quantify the potential impact on our operating results of a material change in our operating environment other than interest rates. However, assuming our June 30, 2010 portfolio remained unchanged for one year, a 100 basis point increase or decrease in the Prime rate would cause our portfolio yield to remain unchanged at 11.31% per annum. The result is due to the interest rate floor contained in our variable rate loans and current Prime rate. The following table presents the impact on annual interest income, assuming all loans were performing (however, substantially all of ours loans are in non-accrual status), based on changes in the Prime rate:

	December 31, 2009 Portfolio Information			June 30, 2010 Portfolio Information
	Fixed Rate	Variable Rate	Total	Fixed Rate	Variable Rate	Total
	(in thousands, except percentage data)
Outstanding Balance	$274,263	$270,185	$544,448	$274,792	$242,346	$517,138
Current Weighted Average Yield	9.84%	12.88%	11.34%	9.82%	12.99%	11.31%
Annualized Interest Income	$26,975	$34,790	$61,765	$26,976	$31,490	$58,466

	December 31, 2009					June 30, 2010
	Change in Annual Interest Income			Pro-forma Yield	Change in Yield	Change in Annual Interest Income			Pro-forma Yield	Change in Yield
	Fixed Rate	Variable Rate	Total			Fixed Rate	Variable Rate	Total
	(in thousands, except percentage and unit data)
Increase in Prime Rate:
0.5% or 50 basis points	$—	$—	$—	11.34%	0.00%	$—	$—	$—	11.31%	0.00%
1.0% or 100 basis points	$—	$—	$—	11.34%	0.00%	$—	$—	$—	11.31%	0.00%
2.0% or 200 basis points	$—	$41	$41	11.35%	0.01%	$—	$41	$41	11.31%	0.01%
Decrease in Prime Rate:
0.5% or 50 basis points	$—	$—	$—	11.34%	0.00%	$—	$—	$—	11.31%	0.00%
1.0% or 100 basis points	$—	$—	$—	11.34%	0.00%	$—	$—	$—	11.31%	0.00%
2.0% or 200 basis points	$—	$—	$—	11.34%	0.00%	$—	$—	$—	11.31%	0.00%

As of June 30, 2010, over 99% of the principal balance of our loans is in non-accrual status. As such, the change in interest income reflected in the foregoing table, although negligible, would be unlikely to be realized upon a change in interest rates.

The following tables contain information about our mortgage loan principal balances as of December 31, 2009 and June 30, 2010, respectively, presented separately for fixed and variable rates and the calendar quarters in which such mortgage investments mature.

	December 31, 2009
	(in thousands)
	Matured	Q1 2010	Q3 2010	Q1 2011	Q4 2011	Q1 2012	Q3 2012	Total
Loan Rates:
Variable	$213,620	$—	$54,947	$1,618	$—	$—	$—	$270,185
Fixed	133,515	10,776	—	1,462	30,200	392	97,918	274,263
	$347,135	$10,776	$54,947	$3,080	$30,200	$392	$97,918	$544,448
Less: Allowance for Credit Loss								(330,428)
Net Carrying Value								$214,020

	June 30, 2010
	(in thousands)
	Matured	Q3 2010	Q4 2010	Q1 2011	Q1 2011	Q4 2011	Q3 2012	Total
Loan Rates:
Variable	$180,735	$54,952	$5,041	$1,618	$—	$—	$—	$242,346
Fixed	142,292	1,117	—	—	955	32,475	97,953	274,792
	$323,027	$56,069	$5,041	$1,618	$955	$32,475	$97,953	$517,138
Less: Valuation Allowance								(349,518)
Net Carrying Value								$167,620

As of December 31, 2009 and June 30, 2010, we had cash and cash equivalents totaling $963,000 (or 0.25% of total assets) and $3.5 million (or 1.2% of total assets), respectively, all of which were held in bank accounts or highly liquid money market accounts or short-term certificates of deposit. We have historically targeted between 3% and 5% of the principal balance of our outstanding portfolio loans to be held in such accounts as a working capital reserve. However, our actual deployment may vary depending on the timing and amount of investor capital raised and the timing and amount of loans identified and funded. We believe that these financial assets do not give rise to significant interest rate risk due to their short-term nature.

BUSINESS

Our Company

We are a real estate finance company based in the southwest United States with over 13 years of experience in various and diverse facets of the real estate lending and investment process, including origination, acquisition, underwriting, documentation, servicing, construction, enforcement, development, marketing, and disposition. Although we have historically focused on the origination of senior short-term commercial bridge loans with maturities of 12 to 18 months oriented toward the ability of permanent take-out financing, our primary near-term future focus is on the acquisition and origination of interim loans, or other short-term financings that are used to pay off construction or commercial or residential property loans and are not reliant on the availability of take-out financing. In addition, we will target the acquisition or financing of whole commercial real estate mortgage loans, which may be performing, distressed or non-performing, and participating interests in performing commercial real estate mortgage loans. Our target transaction size is typically above the upper investment boundary of community banks, but below the lower investment threshold of larger financial institutions, which we believe positions us favorably in an underserved segment of the real estate finance industry.

We combine traditional credit analysis typically performed by banks, with advanced property valuation techniques used by developers, in order to produce a more comprehensive investment decision process. In addition to the property appraisal and underwriting process performed by traditional bank lenders, we build and stress test a property-specific valuation model for each real estate investment we make, based upon, among other factors, acquisition price, carrying cost, development time, potential cost and time overruns, absorption rate, existing and potential rental rates, existing and known planned competing properties, market trends and exit strategy. We test these assumptions with a combination of field inspections and local market analysis, as well as financial, physical, legal and environmental due diligence. Through this process, we have acquired or originated real estate assets as of June 30, 2010 with an original investment basis of $727.5 million and a current carrying value of $273.0 million consisting of commercial real estate mortgage loans with a carrying value of $167.6 million and owned property with a carrying value of $105.4 million. The decline in the carrying value of our real estate assets is reflective of the deterioration of the commercial real estate lending market and the sustained decline in pricing of residential and commercial real estate in recent months together with the continuing downturn in the commercial real estate markets and general economy.

Our senior management team, along with our other investment professionals, have extensive experience analyzing, structuring, negotiating, originating, purchasing and servicing senior-position commercial real estate mortgage loans and related real estate investments. Over the past 13 years, we have built a mortgage lending platform and have made over 500 real estate investments and co-investments, and our senior management team has raised approximately $1 billion of capital. We have extensive long-term relationships with community banks, real estate owners, developers and financial intermediaries, including primary dealers, investment and commercial banks, brokerage firms, real estate investment companies, mortgage lenders and many strategic partners. We believe these relationships give us an extensive network within the real estate and finance industry in the southwestern United States, which includes Arizona, California, Texas and Nevada, and thereby provide us access to a wide array of opportunities and a large volume of attractive potential investments.

Our History and Structure

We were formed from the conversion of our predecessor entity, IMH Secured Loan Fund, LLC, or the Fund, into a Delaware corporation. The Fund, which was organized in May 2003, commenced operations in August 2003, focusing on investments in short-term commercial real estate mortgage loans collateralized by first mortgages on real property. The Fund was externally managed by Investors Mortgage Holdings, Inc., or the Manager, which was incorporated in Arizona in June 1997 and is licensed as a mortgage banker by the State of Arizona. Through a series of private placements to accredited investors, the Fund raised $875 million of equity capital from May 2003 through December 2008. Due to the cumulative number of investors in the Fund, the Fund registered under the Securities Exchange Act of 1934, as amended, on April 30, 2007 and began filing periodic reports with the Securities and Exchange Commission, or the SEC.

As a result of the unprecedented disruptions in the general real estate and related markets and the rapid decline in the global and U.S. economies, on October 1, 2008, pursuant to its operating agreement, the Fund suspended member redemption requests. Further, to preserve liquidity in the ongoing credit crisis, the Fund suspended regular monthly distributions to members in the second quarter of 2009. On June 18, 2010, following approval by members representing 89% of membership units of the Fund voting on the matter, the Fund became internally-managed through the acquisition of the Manager and converted into a Delaware corporation, a series of transactions we refer to as the Conversion Transactions. The Fund intended the Conversion Transactions to position the Fund to become a publicly traded corporation listed on the NYSE, create the opportunity for liquidity for Fund members, and create the opportunity to raise additional capital in the public markets, thereby enabling the Fund to better acquire and originate commercial mortgage loans and other real estate related investments with a view to achieving long term value creation through dividends and capital appreciation.

As part of the Conversion Transactions, the Fund allowed members seeking shorter-term liquidity the option of receiving shares, referred to as Class C common stock, which are eligible to be redeemed by us at our option from the proceeds of this offering at the initial public offering price less underwriting discounts and commissions. Any shares of Class C common stock not redeemed with the proceeds of this offering will automatically be converted to Class B common stock. Members representing only approximately 5.2% of membership interests in the Fund elected this option and received Class C shares. The remaining 94.8% received one of four series of Class B common stock (Class B-1, B-2, B-3 or B-4) that are subject to restrictions on transfer that lapse, subject to certain exceptions, at various anniversaries following the closing of this offering: 25% at the six month anniversary, 25% upon the nine month anniversary and the remaining 50% on the 12 month anniversary. The conversion and transfer restrictions also lapse upon certain change of control events, and shares of Class B-1, B-2 and B-3 common stock are also eligible for conversion and transfer after the five-month anniversary of this offering if the closing price of our common stock price is greater than or equal to 125% of the initial public offering price for 20 consecutive trading days at the option of the holder thereof. Further, the additional four-year transfer restrictions applicable to the shares of Class B-4 common stock held by Messrs. Albers and Meris will terminate if, any time after five months from the first day of trading on a national securities exchange, either our market capitalization or book value will have exceeded $730.4 million (subject to upward and downward adjustment upon certain events). The additional four-year transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of change of control of the shares of Class B common stock under our certificate of incorporation, or if, after entering into an employment agreement approved by our compensation committee, the holder of Class B common stock is terminated without cause, as will be defined in their employment agreements. Once the sale of all or a portion of the shares of Class B common stock becomes possible, the sale or potential sale of a substantial number of shares of the common stock into which shares of Class B common stock may convert could depress the market price of all common stock and impair our ability to raise capital through the sale of additional shares.

To provide additional incentive for holders of Class B common stock to remain longer-term investors, we agreed to pay, subject to the availability of legally distributable funds, a Special Dividend to Class B stockholders of $0.95 a share to all stockholders who have retained continuous ownership of their shares through the 12 month period following this offering. If the Special Dividend is paid in full and assuming no shares of Class C common stock are redeemed following this offering, we expect the aggregate amount of the Special Dividend to be $16.1 million. If the proceeds from this offering are insufficient to redeem all outstanding shares of Class C common stock, the redemption will be effected on a pro rata basis among the holders of Class C common stock and the remaining shares of Class C common stock will automatically be converted into shares of Class B common stock as follows: each share of Class C common stock will convert into 0.25 shares of Class B-1 common stock; 0.25 shares of Class B-2 common stock; and 0.50 shares of Class B-3 common stock. Shares of common stock sold in this offering will not be eligible for the special dividend. The Special Dividend will not be payable if sufficient legally distributable funds are not available on the one year anniversary of the consummation of this offering.

We acquired the Manager, through the issuance of 716,279 shares of Class B common stock to the equity holders of the Manager and its affiliates, on June 18, 2010 as part of the Conversion Transactions. Prior to consummation of the Conversion Transactions, we paid management fees to the Manager to serve as our external manager and the Manager was responsible for managing every aspect of our operations, including identifying and funding new loans, evaluating and acquiring loans held by third parties, and periodically analyzing the composition of our portfolio. The Manager has a wholly-owned subsidiary, Investors Mortgage Holdings California, Inc., or Holdings, which is licensed as a real estate broker by the California Department of Real Estate. After the consummation of the Conversion Transactions, the Manager was internalized, the executive officers and employees of the Manager became our executive officers and employees and assumed the duties previously performed by the Manager, and we no longer pay management fees to the Manager. We are now entitled to retain all management, origination fees, gains and basis points previously allocated to the Manager.

In the Conversion Transactions, we also acquired Holdings, which is a holding company for two wholly-owned subsidiaries, IMH Management Services, LLC, an Arizona limited liability company, and SWI Management, LLC, an Arizona limited liability company. IMH Management Services, LLC provides us and our affiliates with human resources and administrative services, including the supply of employees, and SWI Management, LLC, or SWIM, acts as the manager for the Strategic Wealth & Income Fund, LLC, or the SWI Fund. At July 31, 2010, the SWI Fund had $11.4 million under management. The SWI Fund is a Delaware limited liability company whose investment strategies and objectives are substantially similar to our historic strategy. We do not own any equity interest in the SWI Fund but we receive fee income for managing SWIM.

Information Regarding Our Real Estate-Related Assets

As of June 30, 2010, our real estate-related assets comprised of commercial real estate mortgage loans, net of the valuation allowance, of $167.6 million and REO assets with a carrying value of $105.4 million.

Loans.

Substantially all of our mortgage loans are collateralized by first mortgage liens on real property and include a personal guarantee by the principals of the borrower. We generally only accept second mortgages on other properties as additional credit support for a secured first mortgage loan. We may, however, acquire subordinated mortgages in the future depending on various considerations, including, but not limited to, then prevailing market conditions and the particular risk profile of a given subordinated mortgage.

We invest in both fixed and variable interest rate loans. As of June 30, 2010, we held 47 loans, 25 of which were variable rate loans and 22 of which were fixed rate loans. Forty-four of these loans are non-performing loans for financial reporting purposes (although not all such loans are necessarily in technical default under the loan terms), for which we are actively pursuing enforcement on the loans as well as judgments against personal guarantors of such loans, when applicable.

•	Variable Interest Rate Loans. All variable interest rate loans are indexed to the Wall Street Journal Prime Interest Rate, or Prime, all of which are subject to interest rate floors and none of which are subject to interest rate ceilings. The weighted average interest rate on our variable interest rate loans, which accounted for 46.9% of the outstanding principal amount in our portfolio of commercial mortgage loans, net of the allowance for credit loss, was 12.99% per annum.
•	Fixed Interest Rate Loans. Fixed interest rate loans accounted for 53.1% of the outstanding principal amount in our portfolio of commercial mortgage loans, net of the allowance for credit loss, and the average weighted interest rate on these loans was 9.82% per annum.

Historically, we have typically secured borrowers’ payment obligations to us with first lien mortgage loans on the subject real property collateral and, from time to time, we have supplemented the first lien collateral package with a second lien collateral package on separate real property as a supplemental source of security for the repayment of the applicable loan. However, as of June 30, 2010, we held two mortgage loans with principal balances totaling $125.2 million that are subordinated to other first liens totaling $15.5 million on the applicable properties. One of the subordinations totaled $14 million (representing approximately 25% of the outstanding principal of the loan) and was granted in order to allow the borrower to obtain additional funds from a commercial bank to complete the final phase of improvements on the project and to provide a $4 million pay down of our loan. We determined that completion of the project improved and further protected the value of our collateral and the borrower’s ability to repay our loan. Under the terms of the subordination agreement, we may purchase or pay off the loan to the third party lender at par. The second subordination totaled $1.5 million (representing approximately 2% of the outstanding principal for the loan) and was granted in order to satisfy a financial obligation to a utility company in relation to the development of the collateral, and to bring the interest payments current on other liens totaling approximately $2.0 million for which the lien holders were seeking foreclosure. The other liens totaling $2.0 million are also superior to our deed of trust and are held by two lenders. However, we entered into intercreditor agreements with these lenders which stipulate that they must notify us of any loan default or foreclosure proceedings, and we have the right, but not the obligation, to cure any event of default or to purchase the liens. The aggregate of these superior liens total $3.5 million (representing approximately 5% of the outstanding principal for the related loan), are collateralized by 11 of the 55 parcels that comprise the collateral for this loan. While subordinations of our first lien positions are not expected to be a common occurrence in the future, we may find it necessary to do so in an effort to maximize the opportunity for recovery of our investment.

As of June 30, 2010, the outstanding principal balances on our portfolio loans by development status of the underlying collateral were as follows: pre-entitled land, 38.5%; entitled land, 40.0%; and construction stage and existing structure stage, 21.5%. The outstanding principal balances on our portfolio loans by expected end-use of the underlying collateral were as follows: residential, 52%; mixed use, 33%; and commercial office and industrial, 15%. Of our portfolio loans, 42 had collateral located in either Arizona or California, while the collateral regarding the other five loans is located in New Mexico, Idaho and Utah.

As of June, 30, 2010, of our 47 loans, we had three performing loans with a carrying value of $2.6 million and 44 non-performing loans with a carrying value of $165.0 million. Of our 44 non-performing loans, 28 were past their respective scheduled maturity dates and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on the value of the underlying collateral in relation to the respective book value of the loan.

Real Estate Owned.

Our REO assets as of June 30, 2010 were comprised of 25 properties, 13 of which are located in Arizona and had an aggregate carrying value of approximately $38.5 million. Six of the properties are located in Texas and had an aggregate carrying value of approximately $42.0 million, three are located in California and had a carrying value of approximately $6.8 million, two are located in Minnesota and had a carrying value of approximately $11.7 million and one is located in Nevada and had an aggregate carrying value of $6.4 million.

Current Disposition Strategy of Real Estate Assets.

At the time of loan origination, we generally intended to hold all loans to maturity and had no plans or intent to sell the loans. However, as a result of the current market conditions and the non-income producing nature of many of our current assets, we intend to seek to opportunistically monetize our portfolio of real estate assets in order to generate liquidity for new loans. We intend to reposition our assets primarily toward earning assets, in order to provide us with current income. In connection with our on-going business strategy, we implemented a formal plan to sell a significant portion of our REO assets, individually or in bulk, within the next 12 months. To accomplish this objective, we intend to engage local real estate agents to list selected REO assets for sale for amounts we expect will generally result in net cash flows equal to or in excess of their respective carrying values. While we generally intend to sell such assets for cash, in certain circumstances, we may elect to finance a portion or the sale of such assets. As of June 30, 2010, seven REO properties with an aggregate carrying value of $45.0 million were being actively marketed for sale. We continue to evaluate the potential disposition of the remaining real estate assets we hold.

Additional Information.

For additional information concerning our loans, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For information regarding our REO assets, see the section entitled “Our Business — Properties.”

Industry Dynamics and Market Opportunities

Following years of substantial appreciation in commercial real estate values fueled by relatively readily available and inexpensive credit, the commercial real estate market began a substantial decline in late 2007 as a result of the massive contraction in the credit and securitization markets. This began a dramatic repricing process. The sudden contraction in available capital was exacerbated as financial institutions and other motivated sellers disposed of real estate to reduce debt on their balance sheets in order to remain solvent or to meet regulatory capital requirements. As the broader economy entered a recession in late 2008, this placed additional pressure on commercial real estate values. We expect commercial real estate values to remain depressed in the short-to-intermediate term and that there will be a scarcity of capital to refinance debt maturities in the medium- to long-term.

We believe that the confluence of these factors has caused, and will likely continue to cause, a “correction” in the pricing of certain real estate-related assets and real estate-related debt instruments. We expect continued price deterioration to drive real estate capitalization rates above historical averages, presenting an attractive entry point in the commercial real estate cycle. We believe that our experience in commercial real estate lending and investing, industry knowledge, and comprehensive underwriting practices will position us to capitalize on these investment opportunities.

There is, and will likely continue to be, a vast inventory of commercial real estate-related assets that need to be recapitalized as part of the industry’s reduction of outstanding debt. We believe there are significant opportunities for well-capitalized investors to originate new real estate mortgage loans, as well as to acquire existing performing, discounted and non-performing commercial mortgage loans and other commercial real estate-related debt investments. We expect to identify and capitalize on what we believe to be mispricings in the market while employing conservative underwriting criteria and to capitalize on continued dislocation.

Specifically, we anticipate attractive opportunities to acquire whole mortgage loans, including performing, distressed and non-performing loans and loan portfolios, from financial institutions and government agencies. In particular, we believe that the FDIC may provide attractive investment opportunities in mortgage loans through the liquidation of assets of failed community, regional and national banks.

According to the FDIC, as of October 30, 2009, 115 depository institutions have failed in 2009, with more than $127 billion in combined assets. During calendar year 2008, 25 depository institutions failed, with approximately $373 billion in assets (90% of which came from two failed financial institutions), as compared to 2007 in which only three banks failed, with approximately $2.6 billion of assets. The FDIC has begun disposing of failed banks’ assets primarily through open auctions, a process similar to that utilized during the Resolution Trust Corporation era of 1989 – 1995. In addition, the number of banks on the FDIC’s “problem list” had increased to 775 at March 31, 2010, with combined assets of $431.2 billion (as compared to 117 at of the end of June 2008, with combined assets of $78.3 billion), representing the largest number of “problem” institutions since June 30, 1994, and the largest amount of assets on the list since December 31, 1993.

We expect that the scarcity of mortgage loan refinancings will create a prolonged opportunity to originate mortgage loans on high-quality commercial real estate assets as banks, insurance companies and other financial institutions continue to reduce their exposure to debt instruments, and generally display a limited interest in providing refinancing for existing real estate loans. We intend to leverage our extensive experience in underwriting and valuing real estate assets to capitalize on this financing gap by originating mortgage loans at attractive yields and underwriting the same based on conservative credit standards.

Our Competitive Strengths

We believe the following competitive strengths will help us implement our strategies and distinguish ourselves from our competitors:

•	Existing Assets. We believe that we will be able to generate significant liquidity if we can successfully execute our disposition strategy relating to our existing portfolio. We intend to actively market and sell a significant portion of our current loans (in whole or in part) and REO assets, individually or in bulk, over the next 18 months following this offering and redeploy a substantial portion of the sale proceeds in our target assets. As a result of the rapid decline in the economy and substantial disruptions in the real estate and financial markets, we have recorded significant provisions for credit losses on our loans and impairment charges on our REO assets reflecting lower pricing assumptions and a significant increase in discount factors to reflect current market risk. The fair value of our assets is based primarily on third-party valuations obtained for substantially all of our REO assets and the real estate collateral for our mortgage loans and applying management judgment in selecting a single best estimate of value from the third party valuation ranges based on current market conditions. Changes in market conditions may yield materially different values and potentially increase or decrease the valuation allowance. As of August 31, 2010, our aggregate valuations generally fell within the range of values estimated by third party valuation specialists. In applying valuation estimates for our REO, we estimate the recoverability of our book basis in such assets based on our anticipated disposition strategy for each asset. However, if we sell our assets in an improving economic climate, we believe that the aggregate potential value of our assets may exceed the current aggregate carrying value of those assets. From the period commencing January 1, 2010 through September 30, 2010, we have sold certain REO assets for $6.8 million and realized a net loss of approximately $1.2 million relative to the carrying values of the assets at the time of sale. Additionally, we have sold certain loans or received certain loan payoffs resulting in proceeds of $6.7 million and realized net gains of approximately $0.4 million relative to the carrying values of the assets at the time of sale or payoff. Further, we believe that the potential value of some of the properties securing our mortgage loans may allow us the flexibility, and motivate our borrowers, to restructure loan terms which may enable us to generate current income and ultimately realize attractive risk-adjusted returns on those loans.
•	Access to Extensive Pipeline of Industry Relationships. We have long-term relationships with an extensive network of community banks, real estate owners, developers and financial intermediaries, particularly in the west and southwest, which we believe has received less attention from larger investors. Our diversified transaction referral network provides us with a significant stream of “first look,” off-market opportunities. We have in the past partnered, on a pari passu basis, with larger financial institutions, in order to accommodate loan transaction sizes that exceeded our then-current capacity. Similarly, we have participated in loan transactions of varying size with community and regional banks. We believe these relationships will continue to provide us access to potential attractive lending and acquisition opportunities as a greater number of financial institutions seek to reduce their exposure to commercial real estate in order to reduce leverage and meet various capital or regulatory requirements.
•	Localized Market Expertise. We believe that our specialized knowledge of local market dynamics in our target markets in the Southwest provides a strategic advantage to us in the identification, acquisition and ultimate disposition of our target assets. Together with our extensive network of long-term relationships with banks, real estate owners and developers, mortgage lenders and other strategic partners focused on our target markets, our focus for over 13 years on the real estate lending and investment industry in the Southwest provides us with a specialized understanding of the market dynamics and opportunities that we believe is difficult to replicate. Moreover, we believe our specialized focus in our target markets also positions us favorably to engage in repeat business with investment and commercial banks, brokerage firms, public and private real estate investment companies and others that have targeted opportunities in the Southwest, but lack our in depth understanding of, and access to, opportunities in this market.
•	Experienced Management Team with Expertise in Real Estate. Our senior management team, which is led by Shane Albers, William Meris and Steven Darak, has extensive experience originating, acquiring, managing and investing in commercial mortgage loans and other commercial real estate and real estate-related assets through various credit cycles and market conditions. We believe our senior management team has accumulated a deep and sophisticated understanding of industry trends, market values and the particular characteristics of the regions in which we lend. Members of our senior management team, together with our other professionals, have been engaged in various facets of real estate, such as finance, property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, and other real estate-related services. We believe this broad and diverse experience has equipped our senior management team with a deep understanding of our target assets.

•	Strong Underwriting Capabilities. We have a fully integrated in-house underwriting platform, which has extensive experience underwriting, conducting due diligence and valuing real estate and real estate-related investments. We combine traditional credit analysis typically performed by banks with advanced property valuation techniques used by developers, to produce a more comprehensive investment decision process. In addition to the property appraisal and underwriting process performed by traditional bank lenders, we build and stress test a property-specific valuation model for each real estate loan we originate or acquire. We have enhanced underwriting policies, tailored to the current market environment, by requiring broad portfolio diversification. We believe that these procedures provide an advantage to us relative to the procedures utilized by many of our competitors and enable us to better identify attractive investment opportunities and assess the performance, risk and returns that we should expect from any particular commercial real estate mortgage loan.
•	Value Added Execution and Asset Management Experience. Our asset management team has extensive experience creating capital appreciation opportunities through the active management of distressed and non-performing real estate and real estate-related assets. Working collaboratively with the underwriting team, the asset management team formulates a strategic plan to extract the maximum amount of value from each asset through, among other things, repositioning, restructuring and intensive management. These strategies include the restructuring of non-performing or distressed loans, the negotiation of discounted pay-offs or other modifications of the terms governing a mortgage loan, and the foreclosure and intensive management of assets underlying non-performing mortgage loans in order to seek to reposition them for disposition.
•	Speed of Execution. As a significant number of banks continue to fail, we believe the Federal Deposit Insurance Corporation, or the FDIC, and other government agencies are increasingly likely to value participants who can purchase loans on an accelerated timetable and on a highly reliable basis in order to reduce closing risk. We believe that our market knowledge and experience as a real estate lender allows us to underwrite and execute complex transactions quickly, which will enable us to accommodate accelerated seller timetables and acquire our target assets from these sources.
•	Market-Driven Investment Strategy. Our investment strategy is market-driven, which we believe enables us to adapt to shifts in economic, real estate and market conditions, and to exploit inefficiencies in the applicable markets. We believe this approach allows us to identify and pursue undervalued opportunities in all market cycles. Since 1997, we have made or arranged over 500 real estate investments and co-investments with a focus primarily on markets in the southwestern region of the United States. We believe that limited capital and credit availability in the marketplace allows us to structure loans at even more favorable terms than that which we have been able to achieve historically.
•	Tax Attributes. Due to the significant decline in the real estate markets in recent years, the tax basis of our existing assets exceeds the carrying value of such assets by approximately $267.8 million as of June 30, 2010, which we believe, subject to certain limitations, provides an approximation of the “built-in losses” that may be available to offset future taxable income and gain upon the disposition of such assets as well as potential income and gain from new assets we acquire. To the extent we are able to reduce our taxes payable through the use of our built-in losses, we would be able to invest such amounts in additional assets or pay distributions to our stockholders.

Our Investment Strategy

Our objective is to utilize our real estate lending experience and industry knowledge to generate attractive risk-adjusted returns We will seek to achieve this objective by acquiring, originating and managing our target assets and executing our disposition strategy to opportunistically sell a significant portion of our existing portfolio, individually or in bulk, to generate capital to deploy in our target assets. We intend to pursue investment opportunities in our target assets by:

•	Repositioning our Existing Portfolio to Income-Generating Assets. We intend to actively market and sell a significant portion of our currently-owned loans (in whole or in part) and REO assets, individually or in bulk, over the next 18 months following this offering and redeploy a substantial proportion of the sale proceeds in our target assets. We are undertaking actions designed to position these assets to maximize their potential value on disposition, including foreclosing on non-performing mortgage loans and active management of the underlying assets in order to seek to reposition them for profitable disposition. We may also reposition and restructure certain non-performing or distressed mortgage loans through negotiating borrower concessions, discounted pay-offs or other modifications of loan terms, or by dividing loans into senior and junior pieces in order to maximize sales price. For existing REO assets, we may revise or complete existing development projects, negotiate with municipalities regarding development plans, seek to extend plat and plan expiration dates, and offer seller financing in certain instances. We plan to use the proceeds from the sale of these primarily non-income earning assets and deploy them in our target assets.
•	Maintaining Investment Discipline. We intend to continue to capitalize on our fully integrated in-house underwriting platform, experience and market knowledge. We will continue to combine traditional credit analysis typically performed by banks with the advanced property valuation techniques used by developers to support a more comprehensive investment decision process, including building and stress testing a property specific underwriting model for each real estate loan we originate or acquire.
•	Selectively Pursuing Opportunities to Acquire Real Estate-Related Companies and Assets. We believe opportunities will emerge to acquire attractively priced real estate-related assets or companies, including REITs, real estate vehicles, limited partnerships and similar vehicles not targeted by larger investors. We believe there are a number of companies with insufficient cash flow to finance their operations and who may also be seeking to sell or otherwise reposition their current assets. Additionally, a number of these companies are under pressure from their investors, who due to limited capital availability, may well be seeking to gain shorter term liquidity or exits from their current investments. We expect that cash or listed public company stock may be an attractive currency for providing liquidity or exit strategies for these investors and thus will enable us to acquire real estate-related assets on attractive terms.
•	Leveraging our Relationships to Generate New Sources of Income. We also believe there may be opportunities to leverage the network of financial advisors that we have built over the years. This network has been responsible for directing considerable investment capital to us and currently provides access to over 40 independent broker dealer firms, through whom we have the ability to reach over 9,000 financial advisors. We believe the opportunity exists to create new revenue streams by providing access to various real-estate-related and other investment opportunities, either structured by us or introduced through our relationships, to our network of financial advisors.

In implementing our investment strategy, we will utilize our management’s expertise in identifying attractive opportunities within the target asset classes, as well as management’s capabilities related to transaction sourcing, underwriting, execution, asset management and disposition. We expect that our management will make decisions based on a variety of factors, including, but not limited to, expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macro-economic conditions.

Unprecedented dislocations in the real estate and capital markets have caused us to incur a significant reduction in loan payoffs from borrowers and an increase in delinquencies, non-performing loans and REO assets, resulting in a substantial reduction in our cash flows. We have taken a number of measures to provide liquidity for us, including, among other things, engaging in efforts to sell whole loans and participate interests in our loans, and to dispose of certain real estate. We have also consummated the Conversion Transactions in an effort to position us for this offering

We expect our primary sources of liquidity over the next twelve months to consist of the proceeds generated by (i) this offering, and (ii) the disposition of our portfolio of loans and REO assets. We anticipate redeploying these proceeds to acquire various performing real estate related assets, the maintenance and ultimate disposition of which we expect will generate ongoing liquidity. In addition, we expect to address our liquidity needs by periodically accessing the capital markets, lines of credit and credit facilities available to us from time to time, and cash flows from the sales of whole loans, participations in loans, interest income and loan payoffs from borrowers.

Our Target Assets

Although we have historically focused on the origination of senior short-term commercial bridge loans with maturities of 12 to 18 months oriented toward the availability of permanent take-out financing, our primary near-term future focus is on the acquisition and origination of interim loans, or other short-term financings that are used to pay off construction or commercial property loans and are not reliant on the availability of take-out financing, whole commercial real estate mortgage loans, which may be performing, distressed or non-performing, and participation interests in performing commercial real estate mortgage loans. We refer to the assets we will target for acquisition as our target assets.

We intend to diversify our asset acquisitions across asset classes, with current target allocations for new investments of approximately 45% of total assets in interim loans or other short-term loans originated by us, 25% in performing whole, or participating interests in, commercial real estate mortgage loans we acquire, 15% in whole non-performing commercial real estate loans we acquire and 15% in other types of real estate-related assets and real estate-related debt instruments (which may include the acquisition of or financing the acquisition of residential mortgage-backed securities, or RMBs, commercial mortgage-backed securities, or CMBS, and operating properties), although the exact allocations will depend on the investment opportunities we decide to pursue based on the prevailing market conditions. We expect the diversification of our portfolio to continue to evolve in response to market conditions, including consideration of factors such as asset class, borrower group, geography, transaction size and investment terms. Once real estate conditions improve, and the availability of permanent financing returns, we believe our experience, industry knowledge and comprehensive underwriting process will allow us to refocus on our historical model of originating short-term senior secured whole commercial real estate mortgage loans.

Originating Interim Loans and Other Short-Term Loans.

We originated most of the mortgage loans in our current portfolio. In the short to medium term, we do not expect our primary focus to be on the origination of short-term loans, including interim loans, which are loans with terms of 18 to 30 months that are not reliant upon the immediate availability of traditional or permanent financing. However, as the economy improves we may originate senior loans on commercial property that provides interim or interim financing to borrowers seeking short-term capital (with terms generally up to three years) to be used in the acquisition, construction or redevelopment of a property or group of properties. Interim loans contemplate a takeout with the borrower using the proceeds of a permanent mortgage loan to repay our interim loan. This type of interim financing enables the borrower to secure short-term financing pending the arrangement of long-term debt. As a result of the refinancing risk, interim loans typically have a higher interest rate, fees and other costs when compared to long-term financing arrangements. In addition to a higher coupon, we expect to charge borrowers origination, extension, modification or similar fees, and some form of equity or profit participation in connection with loans we complete. As we have from time to time in the past, we also may originate or acquire participations in construction or rehabilitation loans on commercial properties. These loans generally provide 40% to 60% of financing and are secured by first mortgage liens on the property under construction or rehabilitation. Investments in construction and rehabilitation loans generally would allow us to earn origination fees and exit fees, payable on an ongoing basis.

Although we believe there are more substantial near-term opportunities to acquire existing longer-term whole mortgage loans rather than originate similar loans, we may also originate whole mortgage loans that provide long-term mortgage financing to commercial property owners and developers as appropriate opportunities emerge and real estate conditions improve over time. Unlike our bridge loans that we expect to hold to maturity, we expect to originate or acquire longer term commercial mortgage loans with the intention of structuring and selling all or a part of such loans at a markup to market participants.

Acquiring Commercial Mortgage Loans.

We have acquired commercial mortgage loans from time to time in the past, but in view of current market conditions, we expect that commercial whole mortgage loans are now one of our primary target assets. In particular, we intend to acquire portfolios of performing, distressed and/or non-performing commercial whole mortgage loans and bridge loans from the FDIC, community banks, commercial banks, insurance companies, real estate funds, and other governmental agencies and financial institutions. We believe that the

FDIC is likely to provide attractive opportunities in mortgage loans through its liquidation of the assets of failed depository institutions for which it is appointed receiver. These mortgage loans may be acquired through open auctions and other structured transactions in which the FDIC or the seller retains a participation interest in future proceeds from the mortgage loans and/or provides loss-sharing support. We intend to seek to maximize the value of any non-performing commercial mortgage loans we acquire by restructuring, where appropriate, the terms and conditions of the loans to facilitate repayment and generate sustained cash flows or to foreclose on the loans where we believe the value of the asset exceeds the debt.

Commercial whole mortgage loans are mortgage loans secured by liens on commercial properties, including office buildings, industrial or warehouse properties, hotels, retail properties, apartments and properties within other commercial real estate sectors. These mortgage loans generally have maturity dates ranging from one to five years and carry either fixed or floating interest rates. First lien loans, or first mortgages, represent the senior lien on a property, while second lien loans, or second mortgages, represent a subordinate or second lien on a property. Our primary target is restricted to first lien loans and first lien participations. Second lien loans, are expected to be used primarily on additional collateral in support of the primary property collateral.

In addition to acquiring existing whole commercial mortgage loans, participations in performing commercial loans are another one of our primary target assets. We intend to purchase portions of performing commercial mortgage loans and serve as a participating lender, a strategy that we anticipate will decrease our default risk and provide us ongoing access to revenue-producing assets. We intend to invest in participations acquired from chartered banks, transactions for which we will have to pay a participation fee, and our primary target will be restricted to first lien pari passu participations.

Other Opportunities.

While we expect to focus primarily on the target assets discussed above, we may from time to time pursue the following alternative strategies:

Residential Mortgage-Backed Securities.  As we have from time to time in the past, we may invest, if market conditions are appropriate, a small portion of our target assets in RMBS, which are typically pass-through certificates created by the securitization of a pool of mortgage loans that are collateralized by residential real estate properties. The mortgage loans underlying these securities may be adjustable rate mortgage loans, or ARMs, fixed rate mortgage loans or hybrid ARMs.

Commercial Mortgage-Backed Securities.  CMBS are securities that are collateralized by, or evidence ownership interests in, a single commercial mortgage loan or a partial or entire pool of mortgage loans secured by commercial properties. CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions of specified principal and interest payments from the trust’s underlying assets. The senior classes are often securities which, if rated, would have ratings ranging from low investment grade such as “BBB” to higher investment grades such as “A,” “AA” or “AAA.” The junior, subordinated classes typically would include one or more non-investment grade classes, which, if rated, would have ratings below investment grade.

We have not invested in CMBS in the past, however, on a limited basis, we may finance or acquire CMBS that will yield current interest income and, where we consider the return of principal or basis, as applicable, to be likely. We may do so for CMBS from private originators of, or investors in, CMBS and mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks, life insurance companies and other entities. We expect any CMBS to be primarily high investment grade such as “AAA” CMBS, but may also acquire newly originated CMBS.

Real Estate Owned Properties.  We have not historically invested in REO assets, which are properties owned by a lender after an unsuccessful foreclosure auction. We have, however, historically owned and sold real property, as a result of enforcing and foreclosing on portfolio loans. Accordingly, we are experienced in property ownership considerations as well as the requirements and process of positioning such assets for disposition. In the future, we may elect to acquire REO assets or other distressed or non-performing real estate properties in order to seek to reposition them for profitable disposition. Depending on the nature of the underlying asset, we may pursue repositioning strategies through capital expenditures in order to seek to extract the maximum value from the investment.

Acquisition and Investment Policy

Types of Loans We Will Acquire or Originate.  We intend to minimize our exposure by avoiding significant investment activity in a number of asset classes that we believe depart from our core philosophy and would result in greater risk to investor capital. For example, we historically focused on short-term construction loans, but we do not expect to focus at this time on loans secured by pre-entitled land and construction loans. Opportunistic acquisitions can and will change the profile of risk to investor capital. In light of current market conditions, we intend to seek favorable acquisition financing, which will supplement our historical investment philosophy.

In instances where we acquire loans or acquisitions that depart from our core target asset classes, we expect that these assets will not comprise a proportionately large portion of our asset portfolio and we will require a relatively high risk-adjusted return to justify the greater risk and more intensive management commitment.

Valuation Analysis and Loan-to-Value Guidelines.  Loan-to-value guidelines as to the maximum loan amount and the loan to value limits for a particular project are determined on a case by case basis and may vary based on the specific relevant factors for the project and the borrower. Our current policy generally provides for a 70% maximum loan-to-value ratio based on documented market value for commercial construction, residential construction and multi-family developments. Additional collateral properties are considered only if the value of the secondary collateral will minimize the overall credit risk. In addition, we may also consider the income level and creditworthiness of a borrower to determine its ability to repay the mortgage loan. In today’s environment, we expect to deploy an actual discounted cash flow model to establish current market values. Historically, we generally originated loans with a loan-to-value ratio of not more than 70%, based on the primary collateral value only. The 70% loan-to-value ratio guideline (which we had discretion to waive) was adopted by our Investment Committee and only on the approval of this committee could this guideline be exceeded. The 70% loan-to-value ratio guideline was exceeded only if (i) we believed that the value of additional or secondary collateral was sufficient to allow for such advances, and (ii) the loan was approved by a majority vote of the Investment Committee. For residential loans, our loan-to-value guideline was 80%, for property under development it was 70% of anticipated post-development value and for unimproved land it was 60%.

Every proposed loan transaction is required to be reviewed and approved before funding by our Investment Committee composed of selected members of senior management as well as underwriters not directly associated with the applicable proposed loan transaction. We believe that focusing on the value of the underlying real estate is important because the real estate is our primary source of payment of the loan, and residual analysis mitigates the likelihood of lending too much money in relation to the project’s value. Similar to conventional lenders, we rely on the expertise of independent appraisers to market valuations on real estate. Feasibility studies are conducted by independent third-party professionals and are ordered on a case-by-case basis if, in the opinion of our Investment Committee, additional information is required to supplement our analysis of the valuation of the collateral underlying its loans.

Priority of Mortgages.  As we have done historically, we will seek to acquire almost exclusively first mortgages and trust deeds unless a second mortgage on a different property is offered as additional credit support. Even in those cases, we will not advance funds solely in respect of a second mortgage. However, we may accept any reasonable financing terms or make additional acquisitions we deem to be in our interests. Historically, a majority of mortgage loans have been collateralized by first deeds of trust (mortgages) on real property, and generally included a personal guarantee by the principals of the borrower. Often the loans are secured by additional collateral. However, during the year ended December 31, 2009, for one loan we agreed to subordinate a portion of our first lien mortgage to a third party lender in the amount of $14.0 million (approximately 25% of the outstanding principal at that time) and as of June 30, 2010, we had subordinated two first lien mortgages to third party lenders in the amount of $15.5 million (approximately 25% and 2% of the outstanding principal for each loan, respectively). The subordination for $14.0 million was granted in order to provide liquidity to the borrower to complete the construction of the project, an obligation for which we had been responsible under the original loan terms. Under the terms of the subordination agreement, we may purchase or pay off the loan to the third party lender at par. The second subordination totaled $1.5 million (representing approximately 2% of the outstanding principal for the loan) and was granted in order to satisfy a financial obligation to a utility company in relation to the development of the collateral, and to bring the interest payments current on other liens totaling approximately $2.0 million for which the lien holders were seeking foreclosure. The other liens totaling $2.0 million are also superior to our deed of trust and are held by two lenders. However, we entered into intercreditor agreements with these lenders which stipulate that they must notify us of any loan default or foreclosure proceedings, and we have the right, but not the obligation, to cure any event of default or to purchase the liens. The aggregate of these superior liens total $3.5 million (representing approximately 5% of the outstanding principal for the related loan), are collateralized by 11 of the 55 parcels that comprise the collateral for this loan. While subordinations of our first lien positions are not expected to be a common occurrence in the future, we may find it necessary to do so in an effort to maximize the opportunity for recovery of our investment. Independent title companies handle all loan closings and independent third-party companies, with our oversight, provide construction inspections and loan document retention services for the majority of the mortgage loans that contain construction components.

Terms of Mortgage Loans.  We expect the terms of the bridge loans that we underwrite in the future generally will have maturities that extend up to 36 months, which reflects our expectation on the availability of take-out financing. Substantially all of the loans in our portfolio provided for monthly payments of interest only with a “balloon” payment of principal payable in full upon maturity of the loan. Interest rates, which could have been fixed or variable, are generally subject to a minimum interest rate. Our loans will not generally include prepayment penalties or exit fees, and will be structured with such other terms and conditions as we deem appropriate. As we have done from time to time in the past, we may modify loans from time to time in the future to protect our collateral.

Portfolio Turnover.  We do not have a formal portfolio turnover policy, and do not intend to adopt one at this time. However, we currently expect that from time to time we will market for sale assets that we hold, originate or acquire following such origination or acquisition. Our holding period in those assets will depend on how soon we locate buyers for those assets. We may sell assets (including loans in foreclosure) to either affiliated or unaffiliated parties when we believe it is advantageous to do so.

As previously discussed, effective October 1, 2008, we elected to suspend certain of our activities, including the origination and funding of any new loans. Accordingly, our ability to make adjustments to our loan portfolio was significantly reduced. In addition, in an effort to seek to preserve our collateral, certain existing loans have been modified, often times by extending maturity dates, and, in the absence of available credit financing to repay our loans, we will likely modify additional loans in the future or foreclose on those loans.

Although we have in the past modified certain loans in our portfolio by extending the maturity dates or changing the interest rates thereof on a case by case basis, we do not have in place at this time a specific loan modification program or initiative. Rather, as in the past, we may modify any loan, in our sole discretion, based on the applicable facts and circumstances, including, without limitation: (i) our expectation that the borrower may be capable of meeting its obligations under the loan, as modified; (ii) the borrower’s perceived motivation to meet its obligations under the loan, as modified; (iii) whether we perceive that the risks are greater to us if the loan is modified, on the one hand, or not modified, on the other hand, and foreclosed upon; (iv) whether the loan is expected to become fully performing within some period of time after any proposed modification; (v) the extent of existing equity in the collateral net of the loan, as modified; (vi) the creditworthiness of the guarantor of the loan; (vii) the particular borrower’s track record and financial condition; and (viii) market based factors regarding supply/demand variables bearing on the likely future performance of the collateral. In the future, we expect to modify loans on the same basis as above without any reliance on any specific loan modification program or initiative.

Escrow Conditions.  We plan to continue to fund our loans through an escrow held by an independent title insurance company or escrow company, subject to, among other conditions, requirements that borrowers obtain proper title insurance and fire and casualty insurance, in each case naming us as the insured or loss payee, as appropriate.

Credit Evaluations of the Borrower.  Before originating or acquiring a loan, we perform a customary and thorough review of the creditworthiness of a borrower.

Diversification.  We intend to maintain a diversified portfolio, but our investment policy does not specifically limit the amount of our capital that may be invested in any particular class or type within our target asset classes or any limit on the amounts that may be loaned to a particular borrower or group or borrowers. Our investment decisions depend on numerous factors, including, but not limited to, prevailing market conditions, and may change over time in response to opportunities available in different economic and capital market environments. Historically, pursuant to our investment guidelines, at the time of origination, no single mortgage loan exceeded 10% of our loan portfolio, and mortgage loans outstanding to any one borrower or group of related borrowers did not exceed 20% of our loan portfolio at the time of initial funding. Excluding the current portfolio, we anticipate that no single commercial mortgage loan will exceed 4% of our loan portfolio, and commercial mortgage loans outstanding to any one borrower or group of borrowers will not exceed 8% of our loan portfolio at the time of origination. However, we cannot predict the percentage of our loans that will be made in any particular asset or to any borrower or group of borrowers at any given time. Geographically, our portfolio of loans have been concentrated primarily in the southwestern United States, and we expect to continue to focus on the southwestern United States, but we have made loans outside the southwestern United States and expect to continue to do so from time to time in the future.

Working Capital.  Actual working capital levels may vary depending on the timing and amount of loans identified and funded. In light of the current economic environment, we expect to maintain working capital at levels deemed prudent for economic circumstances as they change from time to time.

Investment Committee Approval.  All investments regardless of the dollar amount or term must be presented to the Investment Committee for approval by a majority of the members of the Investment Committee. The Investment Committee meets as needed and requests participation from various corporate disciplines as needed, including our executive officers, underwriters, portfolio managers, asset managers and other employees.

Our investment policy governs our investment decisions by setting forth the asset classes and other criteria to be used to evaluate the merits of specific investments as well as our overall portfolio composition. We intend to pursue investments in our target asset classes that have the potential to generate attractive risk-adjusted returns, consistent with this policy. However, we expect to have no prescribed limitation on any particular investment type.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

Following the consummation of this offering, subject to any conflict of interest policies our board may adopt, we may form, manage and invest in other real estate-related investment entities that target investments similar to ours. For example, SWI Management, LLC, or SWIM, acts as the manager of Strategic Wealth & Income Fund, LLC, or the SWI Fund, a real estate investment fund with target classes of investment that are substantially similar to ours. SWIM has obligations to the SWI Fund and its members pursuant to the operating agreement between SWIM and the SWI Fund. At July 31, 2010, the SWI Fund had $11.4 million under management.

In order to mitigate conflicts of interest between us and the SWI Fund, upon the consummation of this offering, SWIM will cease raising capital on behalf of the SWI Fund and cease making new investments with remaining assets held until maturity or disposed of with a view to liquidation of the SWI Fund.

Although there is the potential for conflicts between the SWI Fund and us in terms of disposition opportunities prior to winding down the SWI Fund, in light of the SWI Fund having only $11.4 million under management, we do not anticipate any material conflicts. We do not have any formal conflict of interest policies with respect to transactions with affiliates that apply to us, but expect our independent directors to address any conflicts which may arise.

Investment Sourcing

We expect to continue to take advantage of the extensive network of relationships that we have established over the past 13 years to identify investment opportunities. We have long-term relationships with an extensive network of community banks, real estate owners, developers and financial intermediaries, including primary dealers, investment and commercial banks, brokerage firms, real estate investment companies, mortgage lenders and certain strategic partners. We believe these relationships will provide us access to potential attractive investment opportunities.

Investing in our target asset class is highly competitive. We believe that our senior management team’s experience, together with our extensive resources and relationships, will enable us to source transactions on a proprietary basis, and identify and capitalize on attractive opportunities.

Investment Process

Our investment process benefits from the pipeline of attractive investment opportunities to which we have access and the extensive experience of our senior management team. This process initially involves:

•	identifying investment opportunities; and
•	assessing the opportunities to ensure that they meet preliminary screening criteria, including the impact of the opportunities on maintaining our underwriting standards and policies for suitability of the potential investment in light of our investment policy and to determine whether to incur costs associated with more in-depth diligence.

If the decision is made to proceed with more in-depth diligence, the next phase of our investment process involves assessing the risk-reward profile of the investment through, among other things:

•	intensive data collection by our in-house acquisition, asset management and loan-servicing personnel and third-party providers, including, as appropriate, financial, physical, legal and environmental due diligence of the assets underlying the investment opportunities;
•	data consolidation and quantitative analyses of the key drivers affecting value, such as cash flows and collateral performance, lease analysis, and credit and prepayment risk; and
•	thorough review of the investment capital structure, borrower and tenant analysis, servicer and originator information, legal structure and legal documentation.

In assessing the suitability of a particular investment for our portfolio, we will evaluate the expected risk-adjusted return relative to the expected returns available from comparable investments. With respect to each investment opportunity, we will also consider the ability of our in-house asset management team to extract excess value from the investment through proactive asset management, including restructuring problem loans and attentiveness to loan servicing issues. We and our affiliates also will evaluate whether the assets being acquired are eligible for financing under government sponsored debt programs. Based on the foregoing criteria, among others, we will make an investment decision and, if the decision is made to proceed with the investment, our management will utilize customized modeling systems to establish an appropriate price for such assets.

When performing due diligence on a prospective loan, each property, borrower and guarantor are analyzed by us. We utilize a standard due diligence checklist as the basis for collection of data for our underwriting analysis. Each loan request is unique so the checklist is modified by the underwriter responsible for the loan analysis. If the underwriter determines that the loan request meets our lending criteria, a credit approval analysis is prepared by the underwriter and loan analyst. This analysis provides all material relevant information on the collateral, the borrower and the guarantor(s), and is then reviewed by our Investment Committee. After our Investment Committee has reviewed the credit approval analysis, a meeting is then scheduled with the Investment Committee and the underwriter in which questions are addressed and concludes with a vote by all Investment Committee members to determine whether to approve the loan for funding.

The level and extent to which we monitor our borrowers’ progress is dependent on the type of loan we have extended. The following generally describes our monitoring procedures for each loan type:

•	Loans extended for construction projects (classified as “New Structure — Construction in-process” or “Existing Structure — Improvements” loans) are evaluated at initial underwriting, with consideration given to both the as-is value of the property at the time of the initial funding and the final value of the subject collateral on an as-complete basis. As with all of our loans, the loan-to-value of the subject property must be sufficient to add interest reserves to the loan to cover interest through initial maturity. As construction on a property continues, the value of the property generally increases and, therefore, at the end of the construction period it has generally achieved its as-complete value. To ascertain the status of the construction progress during the loan term, our construction department reviews invoices, conducts periodic site inspections, and reviews the construction draw requests prior to funding such requests. If determined necessary, we will elect to employ a third party construction servicing vendor to perform certain of these duties. This option would be utilized for a larger, more time-intensive construction project. This third-party vendor facilitates all inspections, budget analysis and draw request reviews; the results of which are delivered to our construction department for review and approval prior to any loan disbursements.
•	Loans extended for the purpose of purchasing the land and improving the site with entitlements or infrastructure (classified as “Pre-entitled Land Processing Entitlements” or “Entitled Land Infrastructure under Construction” loans) for planned development are evaluated at initial underwriting, with consideration given to both the as-is value of the property at the time of initial funding and the final value of the subject collateral on an as-entitled basis. Similarly, the loan-to-value of the subject property must be sufficient to add interest reserves to the loan to cover interest through initial maturity. To ascertain the status of the entitlement or infrastructure progress during the loan term, our construction department reviews invoices, conducts periodic site inspections, and reviews the construction draw requests prior to funding such requests.
•	Loans extended for the purchase or refinance of land with no planned improvement work to be performed by the borrower (classified as “Pre-entitled Land Held for Investment”, “Entitled Land Held for Investment”, “Entitled Land Improved and Held for Vertical Construction” or “Existing Structure Held for Investment” loans) are generally evaluated during the underwriting process and is based on the loan-to-value of the property on an as-is basis at the time of the loan closing. Generally, the loan-to-value of the subject property must be sufficient to add interest reserves to the loan to cover interest through initial maturity. Aside from periodic discussions with the borrower, the level of oversight and monitoring of the subject property is not extensive.

Once an asset has been acquired, we will formulate an asset-specific business plan focused on actively managing the attendant risks, evaluating the underlying collateral and updating valuation assumptions, and determining disposition strategies.

We believe that focusing on the value of the underlying real estate is important because the real estate is the primary source of payment of any loan we originate or acquire, and this approach may reduce the likelihood of lending an excessive amount of money in relation to the project’s value.

As with any lender, there is an inherent risk in the loan approval or evaluation process that our underwriting and research efforts will not reveal all material facts pertaining to the borrower or the collateral. As with all investments, there is a relationship between the risk assumed and the possible reward earned. On the other hand, while we may charge higher interest rates than a traditional lender, the rates are not necessarily solely indicative of the risk of the loans we choose to fund, or a lack of creditworthiness of the borrowers. Rather, our rates are also reflective of the premium the borrower is willing to pay resulting from the short-term nature of the original loan terms, coupled with the benefit realized by the borrower from our ability to close loans quickly.

Risk Management

Risk management is a significant component of our strategy to deliver consistent risk-adjusted returns to our stockholders.

Because our portfolio is comprised of mortgage loans that are collateral dependent, in the past we have not evaluated prospective borrowers based exclusively on a credit scoring model or a standard checklist.

Rather, we have utilized, and expect to continue utilizing, a “residual analysis” methodology, whereby we test whether there is sufficient “equity” in the loan that, in the event of a borrower default and a foreclosure by us, we could complete development of the project such that the fair value of the project in the marketplace would exceed our aggregate investment and generate an acceptable return. In conducting this analysis, we, among other things, consider the market conditions in the geographic location of the property securing the loan, engage in discussions with developers and other experts in the local market to verify borrower assertions as to market conditions, and consult with national experts to evaluate the potential market conditions that could impact appreciation or depreciation in the value of the property securing the loan and, if applicable, evaluate the current and projected revenue from the property, the expected levels of applicable rental and occupancy rates.

As part of our risk management process, we closely monitor our portfolio and actively manage risks associated with, among other things, our assets and interest rates. Prior to investing in any particular asset, our underwriting team, in conjunction with third party service providers, undertake a rigorous asset-level due diligence process, involving intensive data collection and analysis, to seek to ensure that we understand fully the state of the market and the risk-reward profile of the asset. In addition to evaluating the merits of any particular proposed investment, we evaluate the diversification of our portfolio of assets. Prior to making a final investment decision, we determine whether a target asset will cause our portfolio of assets to be too heavily concentrated with, or cause too much risk exposure to, any one borrower, real estate sector, geographic region, or source of cash flow for payment. If we determine that a proposed acquisition presents excessive concentration risk, we may determine not to acquire an otherwise attractive asset.

In-House Asset Management Group

For each asset that we acquire, our asset management team engages in active management of the asset, the intensity of which will depend on the attendant risks. Our in-house asset management group, which is comprised of both employees of the company and third party consultants, is charged with protecting or enhancing the value of our assets to maximize our return on such assets or minimize loss upon disposition and performs various functions, including property and construction management services as well as loan workout services. Once an asset management team has been assigned to a particular asset, the asset management team works collaboratively with the underwriting team to formulate a strategic plan for the particular asset, which typically includes, among other things, evaluating the underlying collateral and updating valuation assumptions to reflect changes in the real estate market and the general economy. This plan also outlines several exit strategies with respect to the asset to seek to help assure repayment of the loan under a variety of market conditions. These strategies vary depending on the type of asset, the availability of refinancing options, recourse and maturity, but may include, among other things, the restructuring of non-performing or distressed loans, the negotiation of discounted pay-offs or other modifications of the terms governing a loan, and the foreclosure and intense management of assets underlying non-performing loans in order to seek to reposition such loans for profitable disposition. The construction management functions we perform include funding draw requests on loans and facilitating construction on REO assets. The property management functions we perform include, but are not limited to, site inspections, tracking or implementation of entitlements, cash flow projections, strategic planning and market analysis of our real estate assets. As long as an asset is in our portfolio, we, together with our consultants, continuously track the progress of the asset against the original business plan to seek to ensure that the attendant risks of continuing to own the asset do not outweigh the associated rewards. The asset management group also tracks the status of defaulted loans and, in conjunction with the in-house legal department, facilitates the loan foreclosure process and borrower bankruptcy proceedings. We currently expect that from time to time we will market for sale assets that we hold, originate or acquire following such origination or acquisition. Our holding period in these assets will depend on how soon we locate suitable buyers for the assets. We can provide no assurances, however, that we will be successful in identifying or managing all of the risks associated with acquiring, holding or disposing of a particular asset or that we will not realize losses on certain assets.

Policies With Respect to Certain Other Activities

Securities Issuance Policies.  If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow or a combination of these methods. We may also offer equity or debt securities, including securities senior to our common stock, in exchange for property or to repurchase or otherwise reacquire shares of our common stock. The board of directors will have the authority, without stockholder approval, to issue additional common stock or preferred stock or other senior securities in any manner and on such terms and for such consideration as it deems appropriate, at any time. We historically addressed liquidity requirements in substantial part through the issuance of membership units to new and existing investors, but effective October 1, 2008, we suspended certain activities, including the acceptance of any additional member investments or the ability of members to reinvest earnings.

Financing Policies.  In addition, we may finance the acquisition of investments through borrowing or using the various sources of financing discussed above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Liquidity.” Our investment guidelines, investment portfolio and the decision to utilize, and the appropriate levels of, leverage have been periodically reviewed by us and will be periodically reviewed by our board of directors now that the Conversion Transactions have been consummated. We have not historically used significant leverage to finance our investments or hedging, however, we may consider the prudent use of leverage and hedging transactions from time to time in the future.

Lending and Acquisition Policies.  As a commercial real estate lender, we make loans to third parties. We also engage in the purchase and sale of loans, debt securities and other investments for investment purposes. We do not intend to underwrite the securities of other issuers or invest in or acquire other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, other than through the acquisition of equity securities in foreclosure of entities in which we have acquired or invested in debt securities, but may do so in the future. We may in the future invest in debt securities. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we intend to divest such securities before any such registration would be required. Additional information on our lending and acquisition policies is provided under “Acquisition and Origination Policy” above.

Reporting Policies.  We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and intend to continue to make available to our stockholders our annual reports, including our financial statements audited by independent public accountants. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to, or a vote of, our stockholders.

Properties

We lease our primary executive and administrative offices, which are located in Scottsdale, Arizona. Our office is comprised of approximately 28,000 square feet of office space under a lease that expires in 2017. We are evaluating our facility needs in light of economic conditions, however, we believe that these facilities are currently adequate for us to conduct present business activities.

A description of our REO properties as of June 30, 2010 follows:

Description	Location	Date Acquired	Units/Acres
115 residential lots and commercial development	Apple Valley, CA	1/23/08	78.5 acres
Vacant land planned for the development of 55 residential lots, 28 condominium units and one commercial lot	Coachella, CA	3/26/08	38.2 acres
Vacant land planned for residential development	Rancho Mirage, CA	3/26/08	20 acres
Vacant land being considered for residential development	Dewey, AZ	3/28/08	160 acres
413 residential lot subdivision located on the Bolivar Peninsula	Crystal Beach, TX	4/1/08	413 lots
Vacant land to be developed into 838 residential lots for the Highland Meadows subdivision	Liberty Hill, TX	7/1/08	232 acres
321 acres of vacant land and 57.18 acres of land having a preliminary plat	Casa Grande and Eloy, AZ	7/8/08	378 acres
Finished and fully entitled lots within the Flagstaff Ranch Golf Community and related golf course membership rights	Flagstaff, AZ	7/9/08	59 lots
Finished 26-unit town home development	Phoenix, AZ	9/11/08	25 units
Improved, partially improved, and unimproved lots, as well as 3.9 acres of commercial property	Bullhead City, AZ	3/14/08	79 lots and 3.9 acres commercial
47.4 acres of residential land (205 lots)	Flagstaff, AZ	2/3/09	47.4 acres
A townhouse project consisting of 84 residential, 2-bedroom, 2-bath loft units	Phoenix, AZ	3/5/09	84 units
3.47 acres of vacant land planned for commercial development	Phoenix, AZ	3/5/09	3.47 acres
15 acres of vacant land planned for commercial development	Apple Valley, MN	5/15/09	15 acres
39.5 acres of vacant land planned for mixed use development	Inver Grove Heights, MN	7/29/09	39.5 acres
9-story medical office building, 31% leased	Stafford, TX	7/7/09	193,000 square feet 4.7 acres
A 14.76% interest in an LLC which owns 188 acres of vacant land zoned for residential and commercial development	Phoenix, AZ	10/27/09	27.7 acres (14.76% of 188 acres)
A 14.76% interest in an LLC which owns 80 acres of vacant land zoned for general commercial usage	Pinal County, AZ	10/27/09	11.8 acres (14.76% of 80 acres)
9 finished residential lots within a 38-lot subdivision ranging in size from 2.18 acres to 6.39 acres	Sedona, AZ	12/31/09	9 lots
330 acres of vacant land planned for a Tradition residential subdivision	Denton County, TX	1/5/10	330 acres
47.3 acres of undeveloped land planned for mixed use development	Denton County, TX	1/5/10	47.3 acres
188 acres of vacant land being considered for residential development	Brazoria County, TX	1/5/10	188 acres
101-unit assisted living facility	Las Vegas, NV	1/29/10	101 units
68-unit assisted living facility	Phoenix, AZ	3/16/10	68 units
Single lot within Laughlin Ranch community	Bullhead City, AZ	6/19/10	.5 acres
Total as of June 30, 2010				$105,481
252 lots within the Simonton Ranch Master Planned Community (Camp Verde); 1 vacant lot in custom home division	Camp Verde and Gilbert, AZ	7/15/10	64.8 acres (Camp Verde); .92 plus acres (Gilbert)
Vacant land planned for Cottonwood Retail Center	Casa Grande, AZ	7/14/10	8.8 acres
33 townhome lots planned for 2 bedroom units along a small lake	Yavapi County, AZ	7/22/10	1.6 acres
10 single family residences + commercial land slated for retail with 25 condos over retail; vacant land slated for retail with 13 condos over retail; vacant land slated for intermediate commercial (Fountain Hill)	Sedona and Fountain Hills, AZ	7/23/10	5.3 acres; 5.4 acres; 1.7 acres; 4.0 acres (Fountain Hills)
Vacant land	Canyon County, ID	10/21/10	398.6 acres
Vacant land	Buckeye, AZ	10/21/10	98.0 acres
Vacant land	Buckeye, AZ	10/21/10	73.1 acres
Total as of October 26, 2010 (in thousands)				$117,621

None of the properties listed in the preceding table represented greater than 10% of total assets as of December 31, 2009 or June 30, 2010, respectively, nor did any such properties generate gross revenue in excess of 10% of total consolidated gross revenue of the Fund during the year ended December 31, 2009 or the six months ended June 30, 2010, respectively.

We believe our properties are adequately covered by insurance.

During the year ended December 31, 2009, we acquired six real estate assets through the foreclosure of our related mortgage loans to various borrowers with an estimated fair value of $42.6 million. During 2008, we took title to the underlying real estate collateral of nine loans in default, with an aggregate carrying value of approximately $47.5 million at December 31, 2009 (net of impairment charges). In addition, during the six months ended June 30, 2010, we acquired real estate assets through foreclosure of the related mortgage loans with a carrying value of $16.4 million. Additionally, subsequent to June 30, 2010, we foreclosed on eight loans and acquired the underlying collateral with an estimated fair value totaling $17.8 million. We also purchased certain real estate in 2008, with a current carrying value of approximately $7.3 million, located in Arizona that is contiguous to the collateral of certain loans in the loan portfolio, in order to maintain and enhance the overall project value. In light of current economic conditions, and the fact that a substantial majority of the commercial mortgage loans in our portfolio are currently in default, we expect to continue to take title to additional real estate collateral.

Properties by Development Classification

The following summarizes our REO properties by development classification as of October 26, 2010:

Properties Owned By Classification	#	Carrying Value
	(in thousands, except unit data)
Pre-entitled land loan for investment	3	$6,315
Pre-entitled land loan processing entitlements	11	23,273
Entitled property land loan held for investment	10	24,117
Entitled land with a infrastructure only construction loan funded by us	3	9,598
Entitled land with a vertical construction loan funded by us	1	3,526
Entitled improved land positioned for future construction not funded by us	6	19,213
Existing structure loan held for investment	2	9,099
Existing structure loan with construction funding for improvements funded by us	1	22,480
Total Real Estate Owned as of October 26, 2010	37	$117,621

Planned Development

The level of planned development for our individual properties is dependent on several factors including the current entitlement status of the property, the cost to develop such properties, the ability to recover development costs, competitive conditions and other factors. Generally, vacant, unentitled land is being held for future sale to an investor or developer with no planned development expenditures. Such land is not planned for further development unless or until we locate a suitable developer with whom we can possibly joint venture the project. Alternatively, we may choose to further develop fully or partially entitled land to maximize interest to developers and our return on investment.

One of our properties is a partially leased medical office building. We have secured financing to construct tenant improvements on available lease space which we believe will cost approximately $2 million. In addition, two properties consist of near fully developed multifamily residential complexes which require approximately $0.5 million in remaining development costs. For other projects, we are considering alternative uses to such properties such as seeking billboard signage for properties with accessible highway exposure, possible sale for Federal wetland conservancy credits, and other potential uses.

Nature of Title to Properties Owned and Material Liens and Encumbrances

We hold a fee simple interest in all properties owned. Additionally, we own the entire interest in all but two properties. As noted in the preceding table, we hold a 14.5% interest in a limited liability company that owns two properties.

Except for accrued property taxes due on various properties, there were no material liens or encumbrances against any such properties as of December 31, 2009. However, subsequent to December 31, 2009, we secured financing from two lenders totaling $12.5 million, of which $7.5 million was outstanding at June 30, 2010, for the purpose of funding remaining loan obligations, anticipated development costs for REO properties, and working capital needs. One such borrowing is for a total of $9.5 million, bears interest at 12% per annum and requires monthly payments of interest only during the initial term. The loan has an initial maturity of March 2011 but may be extended for two additional six month periods. The loan is secured by one of our REO properties with a carrying value at June 30, 2010 of $22.5 million and an assignment of rents and tenant notes receivable derived from the property. There is no prepayment option available until July 2010. Thereafter, early prepayment penalties range from 1% to 17% of the outstanding principal balance, depending on the timing of such early prepayment.

The second borrowing is for a total of $3.0 million, bears interest at 12% per annum, requires monthly payments of interest only, and matures in February 2012. There is no outstanding balance under this loan as of June 30, 2010. The loan is secured by one of our REO properties with a carrying value at June 30, 2010 of $3.1 million and a loan with a current carrying value of $5.0 million. There are no early prepayment penalty provisions for this loan.

Leased Properties and Properties Under Contract for Sale

We owned one property which was subject to lease as of June 30, 2010. This property is a medical office building comprised of approximately 190,000 square feet, of which approximately 31% is currently occupied. There are currently five tenants and the anchor tenant occupies approximately 26% of the total available space. Current tenants have lease terms ranging from 84 months to 120 months which expire beginning in January 2015 through June 2019. We have engaged a leasing agent to seek additional tenants to lease the remaining available space.

As of June 30, 2010, we had one property under contract for sale. We entered into a purchase and sale agreement to sell one of our townhouse projects. It provides for a due diligence period with escrow monies to secure the buyer’s obligation. We expect this sale to close in the third quarter of 2010, but there is no assurance that this will close on time or at all. One of our projects previously under contract for sale fell out of escrow during the six months ended June 30, 2010. We are continuing to evaluate our REO for disposition as part of our business strategy in connection with the Conversion Transactions.

Competition

The industry in which we operate is serviced primarily by conventional mortgage lenders and loan investors, which include commercial banks, insurance companies, mortgage brokers, pension funds, and private and other institutional lenders. There are also a small number of non-conventional lenders that are similar to us. We expect to compete with these same lenders as well as new entrants to the competitive landscape who are also focused on originating and acquiring attractively priced real estate-related debt for investment.

Additionally, as we seek to locate purchasers for real estate we have acquired, or for takeout financing for our borrowers, we are competing with a large number of persons and entities that have acquired real estate, whether through foreclosure or otherwise, and that have originated commercial mortgage loans, in the past few years. Many of these persons and entities utilized leverage to purchase the real estate or fund the loans, and many are selling collateral or accepting takeout financing worth less than the principal investment in order to generate liquidity and satisfy margin calls or other regulatory requirements.

Employees

As of September 30, 2010, we had a total of 48 employees and consultants, of which 37 were full-time employees and 11 were consultants we engaged. Consultants are utilized to provide recommended courses of action with respect to loans in default, disposition strategies for REO assets and support for construction and property management, typically with respect to a specifically defined asset or asset class. Pursuant to our initial consulting agreement, ITH historically provided us with, among other services, strategy, management and consulting services related, in part, to the structuring and preparation of the Form S-4 and the Conversion Transactions, advice with respect to the preparation of the Form S-11 and certain financial structuring details related to this offering, as well as insurance matters, certain personnel matters, including the terms of various executive employment agreements, certain portfolio related matters, and our interactions with all of the other professional advisors related thereto.

ITH Consulting Agreement

We expect to enter into a consulting services agreement, or consulting agreement, with ITH Partners LLC, or ITH, a consulting firm we have retained since 2009. The consulting agreement addresses the responsibilities of ITH thereunder, the fee, other compensatory and indemnification arrangements to ITH and other obligations.

Services.  The services provided, or to be provided, by ITH to us include: diligence on, and analytical work with respect to, our loan portfolio and prospective loan purchases and sales; advising us with respect to unrealized gains and losses in our loan portfolio; advising us with respect to the work of our valuation consultants and related issues; advising us with respect to certain accounting oriented issues, and interface with various parties, including, without limitation, us and our auditor; advising us with respect to certain matters under consideration from time to time by legal counsel respecting this Form S-11 and this contemplated offering, interface on those issues with us and our legal counsel, among others, and establishment and management of timelines for the filing of this Form S-11; advising us with respect to the implementation and management of certain matters in the final Form S-4, including, without limitation, all issues with our transfer agent, including the lock-up of the shares; advising us with respect to the structuring of this offering and interface with our management, the underwriters, legal counsel and auditors with respect thereto; advising us with respect to liquidity strategies in addition to this contemplated initial public offering, including, without limitation, potential debt offerings and assistance in the arrangement of commercial banking facilities; advising us regarding the selection of an independent board of directors and committees thereof, including, without limitation, candidates and proposed compensation terms, among other issues; advising us with respect to our filings with the SEC prior to this offering and interface with management, legal counsel and our auditors with respect thereto; advising us with respect to liability insurance and directors and officers insurance; and other advice to us from time to time as requested by us.

Monthly Fee.  Commencing on the effective date of the consulting agreement and ending 30 days after our notice of termination thereof, we shall pay ITH a monthly fee of $32,500 per month.

First Special Payment.  We shall also pay ITH a one-time fee of $1.5 million if during the consulting term we either (i) raise $50 million or more in the aggregate of debt or equity capital or (ii) list our securities on a national securities exchange. In the case of a listing on a national securities exchange only, if we do not have sufficient liquidity to make the First Special Payment to ITH immediately after the listing in the context of our other financial obligations, we have the option to pay ITH the First Special Payment in 15 equal monthly installments commencing five business days after the listing. If ITH is terminated or the consulting agreement expires before the occurrence of the capital raise or listing, then we shall only be obligated to pay ITH the First Special Payment if the event occurs within 24 months after the expiration or earlier termination of the consulting agreement, except in the event that ITH resigned during the term of the consulting agreement or was terminated for cause thereunder. In addition, if neither the capital raise nor the listing occurs during the consulting term and either our current CEO or our president is terminated during the consulting term or tail period (if applicable), we agree to pay the consultant the First Special Payment unless ITH has been terminated for cause, as defined in the consulting agreement.

Second Special Payment.  If we raise equity securities capital raises exceeding $100 million (in one or a series of transactions) during the consulting term, we shall pay ITH a one time fee of $750,000, and if we raise debt securities capital exceeding $100 million (in one or a series of transactions) during the consulting term, we shall pay ITH a one time fee of $500,000. In addition, we may elect to pay the Second Special Payment(s) (if any) to ITH over a two month period after the consummation of any qualifying equity securities offering or debt securities offering.

Equity Securities.  If we either raise $50 million or more of debt or equity capital during the term of the consulting agreement, or list our securities on a national securities exchange during the term of the consulting agreement, then we shall make a one time issuance to ITH of 50,000 shares of our common stock. In addition, if we consummate this contemplated initial public offering, and we list our securities on a national securities exchange during the term of the consulting agreement, and receive equity capital from the contemplated initial public offering, then we shall make a one time issuance of warrants to ITH to purchase our equity securities of 150,000 shares (in such event, these warrants shall be fully vested at issuance, have a ten year term, and have an exercise price equal to the lesser of (i) the initial public offering price of our common stock at the time of this initial public offering, or (ii) the exercise price of any warrants issued to our management team at or about the time of any such equity securities capital raise in the contemplated initial public offering (i.e., within three months thereof) of $50 million or more). Debt capital includes any senior debt received from any bank lender (excepting only from First Credit Bank) secured by any of our assets (or any assets of our corporate affiliates), and cash actually received by us from any loan sales to any third parties unaffiliated with us.

Other Terms.  The consulting agreement term runs from the effective date of the consulting agreement through December 31, 2011 but is terminable earlier at any time by either party on thirty days notice. In the event of termination by us other than for cause, ITH is entitled to receive three months of the monthly fee in addition to all fees and expenses accrued to the date of termination.

Regulation

Our operations have been and are subject to oversight by various state and federal regulatory authorities, including, without limitation, the Arizona Corporation Commission, or the ACC, the Arizona Department of Revenue, the Arizona Department of Financial Institutions (Banking), the SEC and the IRS.

Mortgage Banker Regulations

Our operations as a mortgage banker are subject to regulation by federal, state and local laws and governmental authorities. Under applicable Arizona law, regulators will have broad discretionary authority over our activities. Mortgage banker regulation, however, does not generally involve the underwriting, capital ratio or concentration guidelines or requirements that are generally imposed on more traditional lenders. Holdings is licensed as a real estate broker by the California Department of Real Estate. Under California law, the Department of Real Estate exercises regulatory authority over mortgage lenders. The California subsidiary is the entity through which we currently originate California loans which it brokers to us. At the present time, we or our employees maintain appropriate licenses or registrations in other jurisdictions where we determine that such licensure or registration is required or advisable.

Investment Company Status

We seek to manage our operations to qualify for the exemption provided by Section 3(c)(5)(C) of the Investment Company Act, or the Real Estate Exemption. Under the Real Estate Exemption issuers that (a) are not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and (b) are primarily engaged in purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, are excluded from the definition of “investment company.” We believe that we are not an “investment company” because we believe we satisfy the requirements of the Real Estate Exemption, and we have endeavored to conduct our operations in compliance with the Real Estate Exemption.

We are primarily engaged in originating, purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. The staff of the SEC, through no-action letters, has stated that it would regard an issuer as being engaged primarily in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, within the meaning of Section 3(c)(5)(C) of the Investment Company Act, if (a) at least 55% of the value of the issuer’s assets consists of mortgages and other liens on, and interests in, real estate, or Qualifying Assets, and (b) at least an additional 25% of the value of the issuer’s assets consists of Qualifying Assets or other real estate type interests (including loans in respect of which 55% of the fair market value of each such loan is secured by real estate at the time the issuer acquires the loan) or Real Estate-Related Assets. Not more than 20% of the issuer’s assets may consist of miscellaneous investments, including all other loans held by an issuer, cash, government securities, and investments in partnerships or other businesses not qualifying as either Qualifying Assets or Real Estate-Related Assets.

The staff of the SEC has stated that it would regard as Qualifying Assets mortgage loans that are fully secured by real property, and the staff of the SEC has granted no-action relief to permit a participation interest in a mortgage loan fully secured by real property to be considered a Qualifying Asset if the holder of the participation interest controls the unilateral right to foreclose on the mortgage loan in the event of a default. Our actual deployment of proceeds will depend upon the timing and amount of loans originated and funded. As of June 30, 2010, more than 55% of our total assets were invested in assets we consider to be Qualifying Assets and approximately 35.7% of our total assets were invested in assets we believe to be Qualifying Assets or Real Estate-Related Assets. Until appropriate investments can be identified, our management may invest the proceeds of this offering and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities. Primarily all of the loans we fund are secured by the underlying real estate. If we participate in a loan with a third-party, we seek to be the lead lender in the participation, which, among other things, provides us with the unilateral ability to foreclose on the loan in the event of a default. Since inception, we have been the lead lender on all but two participated loans. At the time of original funding, each loan or participation represented less than 5% of our total loan portfolio. Since the date of original funding, we have acquired the entire lender interest in one loan and have foreclosed on the second loan. Accordingly, we believe that we qualify for the Real Estate Exemption. However, the staff of the SEC could take a different view and, although we intend to conduct our operations such that we qualify for the Real Estate Exemption, we might inadvertently become an investment company if, with respect to loans in which we participate, we are not the lead lender, or loans or other assets in our portfolio exceed a percentage of our portfolio that is deemed acceptable by the staff of the SEC.

Usury Laws

Usury laws in some states limit the interest that lenders are entitled to receive on a mortgage loan. State law and court interpretations thereof applicable to determining whether the interest rate on a loan is usurious, and the consequences for exceeding the maximum rate, vary. For example, we may be required to forfeit interest above the applicable limit or to pay a specified penalty. In such a situation, the borrower may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. In the alternative, a violation of some usury laws results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.

In California, we only invest in loans which are made or arranged through real estate brokers licensed by the California Department of Real Estate because these loans are exempt from the California usury law provisions. Prior to November 2006, all California loans were brokered to us only by unrelated third-party licensed brokers. In November 2006, we formed a wholly-owned California subsidiary which is licensed by the California Department of Real Estate as a real estate broker. Substantially all California loans are now brokered to us by the California subsidiary.

Other Regulation

If we do not adhere to the laws and regulations which apply to us, we could face potential disciplinary or other civil action that could harm our business. The preceding discussion is only intended to summarize some of the significant regulations that affect us and, therefore, is not a comprehensive survey of the field. Recently, substantial new legislation has been adopted or proposed relating to, among other things, financial institutions and private investment vehicles. Many of the adopted laws have been in effect for only a limited time, and have produced limited or no relief to the capital, credit and real estate markets. There can be no assurance that new laws and regulations will stabilize or stimulate the economy in the near term or at all, or that we will not become subjected to additional legislative or regulatory burdens as a result.

Environmental Matters

Our REO assets and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Under these laws, courts and government agencies have the authority to require us, as the owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. State and federal laws in this area are constantly evolving, and we intend to take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire.

Legal Proceedings

We may be a party to litigation as the plaintiff or defendant in the ordinary course of business in connection with loans that go into default, or for other reasons, including, without limitation, potential claims or judicial actions relating to the Conversion Transactions. While various asserted and unasserted claims exist, resolution of these matters cannot be predicted with certainty and, we believe, based upon currently available information, that the final outcome of such matters will not have a material adverse effect, if any, on our results of operations or financial condition. See the section entitled “Management’s Discussion and Analysis — Results of Operations — Changes in the Portfolio Profile — Scheduled Maturities” for further information on our current foreclosure proceedings.

Following the suspension of certain Fund activities, including the suspension of member redemptions, certain of the members of the Fund requested that their redemption requests be honored due to financial hardships or other reasons. In each instance, we have responded that we will not grant those requests and we are treating all members uniformly. While we have not been served with any lawsuits from members, certain members have filed grievances with the SEC and other regulatory agencies related to our administration of the Fund (including regarding our suspension of redemptions), and these members’ disapproval of the Conversion Transactions.

After we filed the initial Registration Statement on Form S-4 with the SEC on December 30, 2009, or the Form S-4, various disputes have arisen relating to the consent solicitation/prospectus and the proposed transactions contained therein.

Three proposed class action lawsuits were filed in the Delaware Court of Chancery (May 26, 2010, June 15, 2010 and June 17, 2010) against us and our affiliated named individuals and entities. The May 26 and June 15, 2010 lawsuits contain similar allegations, claiming that fiduciary duties owed to Fund members and to the Fund were breached because the Conversion Transactions were unfair to Fund members, constitute self-dealing and because the Form S-4 and/or information provided about the Form S-4 or Conversion Transactions are false and misleading. The June 17, 2010 lawsuit focuses on whether the Conversion Transactions constitute a “roll up” transaction under the Fund’s operating agreement, and seeks damages for breach of the operating agreement. We and our affiliated named individuals and entities dispute these claims and will defend vigorously against these actions.

An action was filed on June 14, 2010 by Fund members Ronald Tucek and Cliff Ratliff, as well as LGM Capital Partners, LLC (also known as The Committee to Protect IMH Secured Loan Fund, LLC) in the Delaware Court of Chancery against us and affiliated named individuals and entities. The June 14, 2010 lawsuit claims that that fiduciary duties and the duty of disclosure owed to Fund members and to the Fund were breached because the Conversion Transactions were unfair to Fund members, constitute self-dealing and because the Form S-4 and/or information provided about the Form S-4 or Conversion Transactions are false and misleading. Plaintiffs sought to enjoin the Conversion Transactions, have an independent advisor appointed on behalf of Fund members, remove the Manager and obtain access to contact information for Fund members and certain broker-dealers. We and our affiliated named individuals and entities dispute these claims and will defend vigorously against this action.

A lawsuit was filed in the Superior Court of California, County of Santa Barbara and served on June 1, 2010 by a purported Fund member, Barney Weinman, against the Manager and individuals and entities associated with a broker dealer that placed Weinman with the Fund. This action alleges that the broker dealer who placed Weinman in the Fund did so in breach of his fiduciary duties to Weinman, and also alleges that the Manager knew that the Fund’s business was declining and that redemptions would be frozen, but failed to disclose that to Weinman. The action seeks returns of his investment and damages. We dispute these claims and will defend vigorously against this action.

We received notice from the SEC on June 8, 2010 that it is conducting an investigation related to us, as well as requests for documents. Our present intention is to work cooperatively with the SEC in its investigation, but we do not believe that we have violated any federal securities laws.

We believe that we have always been, and currently are, in compliance with all regulations that materially affect us and our operations, and that we have acted in accordance with our operating agreement prior to its termination as a result of the Conversion Transactions. However, there can be no guarantee that this is the case or that the above-described or other matters will be resolved favorably, or that we or our affiliates may not incur significant legal and other defense costs, damage or settlement payments, regulatory fines, or limitations or prohibitions relating to our or our affiliates’ business activities, any of which could harm our operations.

OUR MANAGEMENT

Directors, Executive Officers and Key Employees

Our executive officers and key employees are below:

Name	Title
Shane C. Albers	Chairman of our Board of Directors and Chief Executive Officer
William Meris	President and Director
Steven Darak	Chief Financial Officer, Treasurer and Secretary
Theresa Guske	Senior Vice President – Loan Management
Brian Peterson	Senior Vice President – Investments

The following sets forth biographical information concerning our executive officers and certain other key employees.

Shane C. Albers, Chairman and Chief Executive Officer

Mr. Albers, 42, is the Chairman of our Board of Directors and our Chief Executive Officer. Mr. Albers was the founder of IMH Secured Loan Fund, LLC and Investors Mortgage Holdings Inc. and their affiliates, and was the Chairman and Chief Executive Officer of the Manager since 1997. Mr. Albers is responsible for the strategic positioning and the execution of our corporate vision. He chairs the Investment Committee, and is primarily responsible for the development of our corporate investment standards and loan administrative policy. Mr. Albers also oversees and is actively involved in all of our transactions. Mr. Albers has nearly 20 years of experience in banking, title and private lending. Mr. Albers was a founding member of Metro Phoenix Bank, a Phoenix-based commercial bank and served as a director on its board. Mr. Albers is also a member of: the Arizona Association of Mortgage Brokers and the National Association of Mortgage Brokers; the Arizona Private Lenders Association; Social Venture Partners; Vistage International; Urban Land Institute; and the United Way De Tocqueville Society. Mr. Albers holds a Bachelor of Arts degree in Political Science and Communications from the University of Arizona. Based on nearly twenty years of experience in the industry, we believe that Mr. Albers provides a valuable combination of industry knowledge, leadership, industry relationships and operations expertise. He also lends a wealth of entrepreneurial experience and a broad understanding of the operational, financial and strategic issues that affect us.

William Meris, President and Director

Mr. Meris, 44, is our President and serves on our board of directors. Mr. Meris was the President of the Manager since 2003. Mr. Meris is one of the original architects of our structure and oversees the relationships with broker-dealers and major investors. Mr. Meris also serves on the Investment Committee. Prior to partnering with Mr. Albers in 2003, Mr. Meris opened and operated three branches of Pacific Coast Mortgage, a residential mortgage company, and prior thereto managed private equity funds. Mr. Meris has served as chairman of the board and president of several small growth companies, both privately held and publicly-traded on Nasdaq. Mr. Meris is a member of Leadership 100 and the Urban Land Institute. He has been a member of the Board of Managers for the Arizona Rattlers Football Team since 2007 and works with other civic and charitable organizations. Mr. Meris holds a Bachelor of Science degree in Business Administration from Arizona State University. Through his background and experience, Mr. Meris brings to the board business leadership, corporate strategy, industry relationships and operating expertise. In addition, he has extensive experience in building, managing and raising capital through an extensive network of financial advisors and other relationships.

Steven Darak, Chief Financial Officer

Mr. Darak, 63, is our Chief Financial Officer, Treasurer and Secretary. Mr. Darak was the Chief Financial Officer of the Manager since 2005. Mr. Darak is responsible for all financial reporting and compliance for us and is a member of the Investment Committee. Mr. Darak is a senior finance and information technology executive with public company and private company experience. From 2003 to 2005, Mr. Darak was the Chief Financial Officer and Chief Information Officer for Childhelp USA, a non-profit organization. From 2002 to 2003, Mr. Darak was the Chief Executive Officer and co-owner of RFSC, Inc., a manufacturer of custom wood products. Prior to that, from 1994 to 2002, he was Senior Vice President and the Chief Financial

Officer of DriveTime Corporation (formerly Ugly Duckling Corporation), at the time a publicly-held automobile finance and sales company with annual revenue in excess of $500 million. Mr. Darak’s experience includes three public stock offerings, nearly thirty securitization transactions, and development and deployment of executive reporting, data warehouse, consumer loan servicing and accounting systems. Mr. Darak’s career also includes serving as the Chief Executive Officer of a community bank and a consumer finance company. Mr. Darak holds a Bachelor of Science degree in Business Administration from the University of Arizona. He served in the United States Air Force.

Theresa Guske, Senior Vice President — Loan Management

Ms. Guske, 45, serves as our Senior Vice President of Loan Management. Ms. Guske was the Senior Vice President — Loan Management for the Manager since 1999. Pursuant to policies established by Messrs. Albers and Meris, Ms. Guske is responsible for the management of all loan and construction related activities, including closing, post-closing, construction servicing, and loan administration matters. Ms. Guske is also responsible for loan compliance by borrowers and title companies, and for compliance with the Arizona Department of Financial Institution’s requirements. Ms. Guske’s experience includes over 12 years in commercial real estate finance, as part of her over 20 years of construction administration. In addition, Ms. Guske has previous experience in human resources, accounting, portfolio management, and construction management. Ms. Guske has been employed by us or entities affiliated with the Manager since 1999 and is a member of the Investment Committee.

Brian Peterson, Senior Vice President — Investments

Mr. Peterson, 32, serves as our Senior Vice President of Investments. Mr. Peterson was Senior Vice President — Investments of the Manager since 2006. Pursuant to policies established by Messrs. Albers and Meris, Mr. Peterson is the liaison to our network of broker-dealers, and facilitates various investor-related financial matters. Mr. Peterson joined the Manager in 2003 as a finance associate, was named Vice President of Finance in 2005 and Senior Vice President of Investments in 2006. From 2002 to 2003, Mr. Peterson was branch manager for the Scottsdale, Arizona branch of Pacific Coast Mortgage, a residential mortgage brokerage company. Prior to that time, from 2001 to 2002, Mr. Peterson was an investment banking associate for Brockson Capital. From 2000 to 2001, he was a registered representative with Morgan Stanley, where he held Series 7, Series 31, and Series 66 NASD licenses. Mr. Peterson holds a Bachelor of Science degree in Finance from Arizona State University, where he graduated summa cum laude.

Investment Committee

Shane Albers, William Meris, Theresa Guske and Steven Darak currently serve on our Investment Committee.

The Investment Committee meets periodically as needed to discuss investment opportunities and to approve all loans we originate and acquisitions we make. The Investment Committee periodically reviews our investment portfolio and its compliance with our investment policy as described under, and provides our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also will review our investment portfolio and its compliance with our investment guidelines, as well as the appropriateness of our investment guidelines and strategies. For more information and for a description of our investment policy, see the section entitled “Our Business —  Acquisition and Origination Policy — Investment Committee.”

BOARD OF DIRECTORS

Directors

Currently, we have two directors. As discussed above, Messrs. Albers and Meris have been our directors since the consummation of the Conversion Transactions and were previously the directors of the Manager. Neither Mr. Albers nor Mr. Meris is considered independent under NYSE or SEC rules. Please see the discussion under the heading “Executive Officers and Key Employees” for a background on Messrs. Albers and Meris. Upon completion of this offering, our board of directors will consist of seven members, including the three independent director nominees named below who we expect will be considered independent under NYSE and SEC rules.

Donald McQuade: Director Nominee

Professor McQuade, 68, is a nominee to be a member of our board of directors who we believe will be considered independent under NYSE and SEC rules. Professor McQuade has been a professor of English at the University of California in Berkeley, California since 1986 and served as Vice Chancellor for University Relations at UC Berkeley for eight years. Professor McQuade has also served in several additional senior leadership positions at UC Berkeley, including Dean of Undergraduate and Interdisciplinary Studies, acting vice provost, acting chair of the Department of Theater, Dance, and Performance Studies, and Vice Chancellor of University Relations. In addition, Professor McQuade served as president of the UC Berkeley Foundation, a not-for-profit corporation that raises, invests, and administers private gift funds for UC Berkeley, and serves as a member of the executive committee of the board of directors of the Fisher Center for Real Estate and Urban Economics, a director of the Swiss-American Chamber of Commerce and the National Writing Project and on the board of advisors for the UCB/UCSF Joint Medical Program. He has previously served as a director on the board of directors of the Berkeley Repertory Theater Company, Cal Performances, the National Center for the Study of Writing and the U.S. Water Polo Foundation. As Vice Chancellor, he led Berkeley’s Campaign for the New Century, which was, in 2001, the most successful fundraising campaign ever completed by a public university without a medical school. Professor McQuade holds a Masters of Arts degree and a Doctor of Philosophy degree in English from Rutgers University. Mr. McQuade's experience serving as a member of various foundation and non-profit boards with large endowments provides him with an understanding of the role of the board of directors and management. He also brings to our board of directors leadership skills he has acquired through his experience in various leadership and board of directors positions.

William Petsas: Director Nominee

Mr. Petsas, 52, is a nominee to be a member of our board of directors who we believe will be independent under NYSE and SEC rules and is expected to serve as the chairman of our Audit Committee. Since 2000, Mr. Petsas has been Senior Vice President of EastGroup Properties, a Jackson, Mississippi-based REIT which owns and operates approximately 28 million square feet of industrial space in select sunbelt markets (south and southwestern United States), where he is responsible for all development, acquisitions, dispositions, leasing and management for Arizona, California, Colorado and Nevada, and participates in company strategy and capital markets activities. Mr. Petsas has 24 years of experience in real estate development, acquisitions, leasing, brokerage and management in Arizona and over 16 years of experience working with publicly held REITs. In addition, Mr. Petsas has three years of experience in the accounting profession with Arthur Andersen & Company in Chicago, where he participated in audits of various publicly traded entities with a special emphasis on clients in the banking and utility sector. Mr. Petsas previously passed the uniform CPA exam and worked as a licensed CPA in the State of Indiana. In addition, Mr. Petsas has served on the national board of NAIOP, or the Commercial Real Estate Development Association, and as a member of the board of directors and as president of the Arizona Chapter of the NAIOP. Mr. Petsas holds a Masters of Business Administration degree from Indiana University and a Bachelor of Science degree from Valparaiso University. Mr. Petsas brings extensive business, accounting and leadership experience to the board of directors. With his knowledge of and breadth of experience working for a public REIT, we expect he will help provide the board of directors with important guidance in managing our business.

Fred Shaulis: Director Nominee

Mr. Shaulis, 69, is a nominee to be a member of our board of directors who we believe will be considered independent under NYSE and SEC rules. Mr. Shaulis has nearly 50 years of business and governance experience and was a founding member, Chairman of the board of directors and Chief Executive Officer of CJ Systems Aviation Group (a group of companies with a flight, operations and service base which became the second largest aeromedical company in the U.S.) in Pittsburgh, PA from 1970 until it was sold in 2007. Mr. Shaulis also served as the Chairman and Chief Executive Officer of Corporate Jets in Scottsdale, AZ and Heli-Dune Systems in Hurst, TX, which were companies engaged in the aviation services industry. In addition, Mr. Shaulis was the co-founder and served as Chairman and Chief Executive Officer of PBS Coals Inc., a coal mining company in Mercerburg, Pennsylvania, for 20 years. Mr. Shaulis holds a Bachelor of Science degree in Business Administration — Management and Finance from Pennsylvania State University. Mr. Shaulis’s extensive executive, managerial and leadership experience, including many years as a chief executive officer and director, positions him well to serve as a member of our board of directors. His business acumen and experience on the boards of directors of various companies make him a valuable addition to our board of directors.

Compensation of Directors

Directors who are also our employees, including our executive officers, will not receive compensation for serving on our board of directors. Messrs. Albers and Meris did not receive any retainer, meeting or other fees or compensation in the year ended December 31, 2009 in connection with their service on the Manager’s board of directors.

We intend to pay our non-employee directors an annual retainer of $25,000, in addition to $1,000 for each meeting of the board of directors attended in person and $500 for each meeting attended by telephone. Members of our Audit Committee other than the chairperson are expected to receive an additional $5,000 annual retainer and the chairperson of our Audit Committee is expected to receive an additional annual retainer of $15,000. Members of our Compensation Committee and Nominating and Corporate Governance Committee, other than the respective chairpersons thereof, are expected to receive an additional $2,500 annual retainer. We anticipate paying the chairpersons of each of these committees an additional $7,500 annual retainer. In addition, in connection with this offering, we also plan to grant each non-employee director restricted common stock awards under our 2010 Stock Incentive Plan valued at $40,000 based on the initial public offering price of our common stock. In addition, and subject to annual review, we currently plan on granting annual restricted stock awards valued at $20,000 based on the closing price of our common stock on the grant date to each non-employee director for each year of service thereafter. We also reimburse each of our non-employee directors for their travel expense incurred in connection with their attendance at full board of directors and committee meetings.

CORPORATE GOVERNANCE

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;
•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and
•	we do not have a stockholder rights plan.

Our business is managed by our management team, subject to the supervision and oversight of our board of directors, which has established investment policies described under “Business—Investment Process” for our management team to follow in its day-to-day management of our business. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Committees of the Board

Upon completion of this offering, we anticipate that our board of directors will have three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of the committees will consist of three directors and will be composed exclusively of independent directors pursuant to the applicable NYSE rules and SEC rules and regulations.

Matters put to a vote at any one of our committees will be approved only upon the affirmative vote of a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written or electronic consent of the directors on that committee. We anticipate that our board of directors will adopt a written charter for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, which will be available in print to any stockholder on request in writing to IMH Financial Corporation, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251, and on our website at www.imhfc.com under the heading “Investor Relations — Corporate

Governance — Committees and Charters.” Our board of directors may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by our board of directors.

Audit Committee

Upon completion of this offering, we expect that our Audit Committee will consist of 3 members, each of whom we anticipate will satisfy the independence requirements of the NYSE and the SEC and is “financially literate”as the term is defined by the NYSE corporate governance and listing standards. We expect that Mr. Petsas will act as chairperson, and believe that Mr. Petsas, is an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and the NYSE corporate governance listing standards.

Among other things, our Audit Committee will oversee our accounting and financial reporting processes, the integrity and audits of our consolidated financial statements, our compliance with financial, legal and regulatory requirements, our ethical behavior, the qualifications, performance and independence of the independent registered public accounting firm and any internal auditors, the preparation of audit committee reports and our overall risk profile. Our Audit Committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Upon completion of this offering, our Compensation Committee will consist of three members, each of whom satisfies the independence requirements of the NYSE and the SEC. The principal functions of our Compensation Committee will be to review the compensation payable to the directors, to oversee the annual review by our independent directors of the compensation that we pay to our executive officers, to assist management in complying with our proxy statement and annual report disclosure requirements, to produce a report on executive compensation to be included in our annual proxy statement, to administer our 2010 Stock Incentive Plan and approve the grant of awards under that plan. Our Compensation Committee will have authority to determine the compensation payable to our directors and to grant awards under our 2010 Stock Incentive Plan and solicit the recommendations of our executive officers and outside compensation consultants in evaluating the amount or form of such director compensation or awards. We anticipate that our Compensation Committee will retain a compensation consultant to recommend the amount and form of executive compensation based in part on a comparison to other specialty finance companies.

Compensation Committee Interlocks and Insider Participation

We anticipate that none of the persons who will serve on our Compensation Committee will be a current or former officer or employee. We also expect that none of our executive officers have served as members of the compensation committee of any entity that had one or more executive officers who served on our board of directors or our Compensation Committee. As a result, we expect that there will be no initial compensation committee interlocks in the initial Compensation Committee and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Nominating and Corporate Governance Committee

Upon completion of this offering, our Nominating and Corporate Governance Committee will consist of three members each of whom satisfies the independence requirements of the NYSE and the SEC. Our Nominating and Corporate Governance Committee will recommend to our board of directors future nominees for election as directors and consider potential nominees brought to its attention by any of our directors or officers. We anticipate that the committee will not establish a specific set of minimum qualifications that must be met by director candidates, but in making recommendations will consider candidates based on their backgrounds, skills, expertise, accessibility and availability to serve effectively on our board of directors. Our Nominating and Corporate Governance Committee will also be responsible for evaluating director candidates proposed by stockholders on the same basis that it evaluates other director candidates. Stockholders may submit the candidate’s name, credentials, contact information and his or her written consent to be considered as a candidate to be named the chair of our Nominating and Corporate Governance Committee in care of IMH Financial Corporation, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). Our Nomination and Corporate Governance Committee will also recommend the appointment of each of our executive officers to the board of directors and oversee the board of directors' evaluation of management. Further, the committee will make recommendations on matters involving the general operation of our board of directors and its corporate governance, and will annually recommend to our board of directors nominees for each committee of our board of directors. Our Nominating and Corporate Governance Committee will facilitate, on an annual basis, the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to our board of directors and will also be responsible for overseeing the implementation of, and periodically reviewing, our Corporate Governance Guidelines.

Board Leadership Structure

Mr. Albers is the current Chairman of our board of directors, as well as our Chief Executive Officer. The roles of Chairman of the Board and Chief Executive Officer are separate, but we believe Mr. Albers is best suited to focus on our business strategy, operations and corporate vision in his capacity as our Chief Executive Officer, while simultaneously directing the functions of our board of directors in his capacity as Chairman. Upon completion of this offering, our board of directors will consist of a majority of independent directors as defined by the NYSE and the SEC, and each of the committees of our board of directors will be comprised solely of independent directors.

Risk Oversight

While our management team is responsible for assessing and managing the risks we face, we expect our board of directors to take an active role, as a whole and also at the committee level, in overseeing the material risks we face, including operational, financial, legal and regulatory and strategic and reputational risks. We expect that risks are considered in virtually every business decision and as part of our overall business strategy. We expect our board committees to regularly engage in risk assessment and management as a part of their regular function. The duties of our Audit Committee include discussing with management the major financial risk exposures we face and the steps management has taken to monitor and control such exposures. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Nominating and Corporate Governance Committee manages risks associated with corporate governance, including risks associated with the independence of the board and reviews risks associated with potential conflicts of interest affecting our directors and executive officers. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, we expect our entire board of directors to be regularly informed through committee reports about such risks. The board of directors regularly engages in discussion of financial, legal, regulatory, economic and other risks. Because overseeing risk is an ongoing process that is inherent in our strategic decisions, we expect our board of directors to discuss risk throughout the year at other meetings in relation to specific proposed actions. Additionally, our board of directors exercises its risk oversight function in approving the annual budget and quarterly forecasts and in reviewing our long-range strategic and financial plans with management. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Corporate Governance Guidelines

We are committed to establishing and maintaining corporate governance practices which reflect high standards of ethics and integrity. Toward that end, we anticipate that we will adopt a set of Corporate Governance Guidelines to assist our board of directors in the exercise of its responsibilities. Our Corporate Governance Guidelines will be available on our website located at http://www.imhfc.com under the heading “Investor Relations — Corporate Governance — Corporate Governance Guidelines”, respectively, upon completion of this offering. It will also be available in print by writing to IMH Financial Corporation, Attn: Investor Relations, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251. Any modifications to the Corporate Governance Guidelines will be reflected on our website.

Upon completion of this offering, our board of directors will be comprised of a majority of directors we consider independent under NYSE rules. In order for a director to be considered “independent” under NYSE rules, our board of directors must affirmatively determine that the director satisfies the criteria for independence established by Section 303A of the NYSE Listed Company Manual.

Communications with the Board of Directors

Stockholders who wish to communicate with a member or members of our board of directors may do so by addressing their correspondence to such member or members in care of IMH Financial Corporation Attn: Investor Relations, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251. We will forward all such correspondence to the member or members of the board of directors to whom such correspondence was addressed.

Our Audit Committee will establish procedures for employees, stockholders and others to report openly, confidentially or anonymously concerns regarding our compliance with legal and regulatory requirements or concerns regarding our accounting, internal accounting controls or auditing matters. Reports may be made orally or in writing to the chairperson of our Audit Committee or directly to management by contacting us in writing or in person at 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251, or by telephone at (480) 840-8400.

Director Attendance at Annual Meeting

We do not have an attendance policy, but expect all of our directors to attend our annual meeting.

Code of Business Conduct and Ethics

We expect our board of directors to adopt a code of ethics that applies to our officers, directors and employees and is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

We anticipate that any waiver of the proposed Code of Business Conduct and Ethics for our executive officers or directors could be made only by our board of directors or our Audit Committee, and will be promptly disclosed as required by law or NYSE regulations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Applicable SEC rules require us to include a narrative discussion of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and certain other highly compensated executive officers in prior years, and to also include disclosure in tabular format quantifying specific elements of compensation for these executive officers, who we refer to as our named executive officers. Because we did not have any executive officers or employees prior to the June 18, 2010 date of the Conversion Transactions, we have provided compensation information for executive officers of the Manager prior to the consummation of the Conversion Transactions. As a result of the Conversion Transactions and the internalization of the Manager, these individuals have now become our executive officers. The following are the names and titles of the individuals considered to be our named executive officers for the year ended December 31, 2009:

Shane Albers, Chairman, Chief Executive Officer and director;
William Meris, President and director; and
Steven Darak, Chief Financial Officer.

This Compensation Discussion and Analysis is organized into three principal sections. The first section contains a discussion of certain new compensation programs that we either have established or expect to establish for our named executive officers. These compensation programs are a part of the executive compensation framework that is being implemented in connection with this offering. The second section describes the compensation paid by the Fund to the Manager for managing the Fund prior to consummation of the Conversion Transactions, as well as certain origination, processing and other related fees the Manager received directly from borrowers on loans funded by the Fund. While these amounts were paid directly to the Manager and not to any of our named executive officers — and as a result are not included in the tables that follow this Compensation Discussion and Analysis — these amounts are discussed here because the Manager was a privately-held corporation that was principally owned by Messrs. Albers and Meris, two of our named executive officers. The third section describes the compensation programs in effect for our named executive officers while they were employees of the Manager. When reading this section and the following tables, it is important to note that Messrs. Albers and Meris were the principal stockholders of the Manager and as such also received distributions from the Manager.

Our Intended Compensation Programs

After consummation of the Conversion Transactions and the internalization of the Manager, the executive officers of the Manager (including our named executive officers) became our executive officers and are now compensated directly by us. Following the consummation of the Conversion Transactions, we have continued to pay our named executive officers at the same base salary levels as in effect before the Conversion Transactions. Prior to completion of this offering, we anticipate appointing three members to our Compensation Committee who will each satisfy the independence requirements of the NYSE and SEC rules. The independent members of our Compensation Committee will be responsible for developing an appropriate executive compensation program for us in connection with our transition to becoming a publicly traded corporation. Our Compensation Committee is expected to retain an independent compensation consultant to help it determine the structure of our executive compensation program and the amounts and potential amounts payable thereunder. Neither Mr. Albers nor Mr. Meris will be members of our Compensation Committee. In their roles as our Chief Executive Officer and President, respectively, Messrs. Albers and Meris will be expected to make recommendations to our Compensation Committee regarding the compensation of our other executive officers and general competitive market data, but will not participate in any Compensation Committee discussions relating to the final determination of their own compensation.

Restrictions on Shares of Class B-4 Common Stock.  Messrs. Albers and Meris received shares of Class B-4 common stock in exchange for their ownership interests in the Manager and Holdings, which are subject to additional four-year restrictions on transfer that expire on June 18, 2014. The transfer restrictions will terminate earlier if, any time after five months from the first day of trading on a national securities exchange, either our market capitalization (based on the closing price of our common stock) or our book value will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in this offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of our securities before or after June 18, 2010). As of September 30, 2008, the quarter end immediately prior to the suspension of redemptions, $730,383,530.78 was the net capital of the Fund. The additional transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under our certificate of incorporation, or if after entering into an employment agreement approved by our Compensation Committee, the holder’s employment is terminated without cause as defined in his new employment agreement. Unless we have both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then in the event of our liquidation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78. Under the terms of the Conversion Plan pursuant to which Class B-4 shares were issued to Messrs. Albers and Meris, they are prohibited from competing with our business under certain circumstances. The Conversion Plan provides that, for 18 months after the date of the consummation of this offering, Messrs. Albers and Meris will not, subject to certain exceptions, compete with our business or solicit for employment or encourage to leave their employment, any of our employees. These restrictions are in addition to the non-competition and non-solicitation restrictions contained in the new employment agreements for Messrs. Albers and Meris that are described below.

New Executive Employment Agreements

We expect to enter into new employment agreements with each of Messrs. Albers, Meris and Darak. The terms of the new employment agreements will be determined by our Compensation Committee, which is expected to be composed solely of independent directors. We expect these agreements to establish each executive officer’s annual base salary, short-term incentive compensation opportunity, severance benefits and the other terms and conditions of the executive officer’s employment by us. We do not expect the Compensation Committee to reduce the annual base salaries for any of these executive officers from the level in effect at the beginning of 2010. However, the Compensation Committee has not yet been appointed, and the annual base salaries for our executive officers is subject to the determination of the Compensation Committee. In addition, we expect that the short-term incentive compensation opportunity for these executive officers will not be discretionary (as it historically has been for Messrs. Albers and Meris), but annual bonuses will instead only become payable if we achieve certain performance targets to be determined by our Compensation Committee.

Additional Compensation Programs

In addition to the compensation programs described above, we will have the discretion to establish other compensation plans and programs for the benefit of our executive officers and other employees, including Messrs. Albers, Meris and Darak. Such plans may include, without limitation, a non-qualified deferred compensation plan offering our executives and other key employees the opportunity to receive certain compensation on a tax-deferred basis, additional short- or long-term incentive compensation plans and severance, change-in-control or other similar benefit plans.

In addition to the above, if our Compensation Committee approves the employment agreements and the executives are subsequently terminated without cause, as this term will be defined in their employment agreements, the four year transfer restrictions on the Class B-4 common stock received by Messrs. Albers and Meris in the Conversion Transactions will terminate.

Short-Term Cash Incentive Opportunity

The independent members of the Compensation Committee are expected to establish a new objective short-term incentive compensation opportunity for our executive officers. Any bonuses payable under the new short-term incentive compensation plan are expected to be based primarily on objective performance criteria. Cash bonuses for Messrs. Albers and Meris are not expected to be discretionary as they historically have been prior to the consummation of the Conversion Transactions.

2010 Stock Incentive Plan

In connection with the Conversion Transactions, our stockholders approved the adoption of our 2010 Stock Incentive Plan. Our 2010 Stock Incentive Plan permits us to grant stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in our common stock or units representing the right to receive our common stock, as well as cash bonus awards. We believe that any incentives and stock-based awards granted under our 2010 Stock Incentive Plan will help focus our executive officers and other employees on the objective of creating stockholder value and promoting our success, and that incentive compensation plans like our 2010 Stock Incentive Plan are an important attraction, retention and motivation tool for participants in the plan that will encourage participants to maintain their employment with us for an extended period of time. We also believe that the equity-based awards available under our 2010 Stock Incentive Plan will help align the interests of award recipients with the interests of our stockholders. The amount, structure and vesting requirements applicable to any awards to be granted under our 2010 Stock Incentive Plan will be determined by our Compensation Committee (or our board of directors). Although we currently have the ability to grant awards under our 2010 Stock Incentive Plan, we do not expect to grant any awards under the plan until the independent members expected to be appointed to our Compensation Committee are actually appointed. The independent members of the Compensation Committee are expected to determine the structure and amounts of any awards under our 2010 Stock Incentive Plan as part of their determination of the appropriate executive compensation program for us following this offering.

Additional Compensation Programs

In addition to the compensation programs described above, we have the discretion to establish other new or different compensation plans and programs for the benefit of our executive officers and other employees, including Messrs. Albers, Meris and Darak. Such plans may include, without limitation, a non-qualified deferred compensation plan offering our executives and other key employees the opportunity to receive certain compensation on a tax-deferred basis, additional short- or long-term incentive compensation plans and severance, change-in-control or other similar benefit plans.

Section 162(m) Policy

Section 162(m) of the Code generally disallows a tax deduction by publicly held corporations for compensation over $1 million paid to their chief executive officers and certain of their other most highly compensated executive officers unless certain tests are met. Our general intention is to design and administer our executive compensation programs to preserve the deductibility of compensation payments to our executive officers under Section 162(m). Nevertheless, we may not preserve the deductibility of compensation in all cases.

Compensation of the Manager Prior to Consummation of the Conversion Transactions

Prior to consummation of the Conversion Transactions, the Manager received as its compensation for managing the Fund, an annual fee equal to 0.25% of the Earning Asset Base of the Fund. In addition, the Manager was entitled to 25% of any amounts recognized in excess of our principal and contractual note rate interest due in connection with such loans or assets, and to origination, processing, servicing, extension and other related fees that the Manager received directly from borrowers on loans funded by the Fund. All of those fees are described more fully in the table below. After consummation of the Conversion Transactions, these fees are no longer payable to the Manager, but rather inure to our benefit.

Where the fees below are described as competitive fees or based on local market conditions, this means the fees were determined by price competition within a given market. Additionally, the amount of the fees was dependent upon the size of a particular loan.

Paid by borrowers to the Manager

Loan Placement Fees for Loan Selection and Brokerage (Origination Fees)	These fees were generally 2% – 6% of each loan, with the exact percentage set as a competitive fee based on local market conditions. These fees were paid by the borrower no later than when the loan proceeds were disbursed.
Loan Documentation, Processing and Administrative Fees	These fees were generally 1% – 3% of each loan, with the exact percentage set as a competitive fee based on local market conditions. These fees were paid by the borrower no later than when the loan proceeds were disbursed.

Service Fee for Administering Loans	The Fund acted as the Fund’s loan servicing agent and did not collect any fee for doing so, however the Manager was allowed to arrange for another party to do the loan servicing. The servicing fee earned by any third-party servicer for each loan was not expected to exceed one quarter of one percent (0.25%) of the principal outstanding on such loan. These fees were paid by the borrower in advance together with the regular monthly loan payments.
Loan Extension or Modification Fee	These fees were generally 2% – 4% of outstanding principal, as permitted by local law, with the exact percentage set as a competitive fee based on local market conditions. These fees were to be paid when the loan was extended or modified.

Paid by the Fund to the Manager

Management Fee	An annualized fee of 0.25% of the Fund’s Earning Asset Base, which was defined as mortgage loan investments held by the Fund and income-earning property acquired through foreclosure and upon which income was being accrued under GAAP, paid monthly in arrears.
Administrative Fees to the Manager for Late fees, Penalties, or Resales of Foreclosed or Other Property	The Fund paid to the Manager 25% of any amounts recognized in excess of the Fund’s principal and contractual note rate interest due in connection with such loans, including but not limited to any foreclosure sale proceeds, sales of real estate acquired through foreclosure or other means, late fees or additional penalties after payment to the Fund of its principal, contractual note rate interest and costs associated with the loan.

Prior to consummation of the Conversion Transactions, the Manager made arrangements with the borrowers for payment of the Manager’s fees owed by the borrowers. Borrowers paid the Manager’s fees at close of escrow out of the proceeds of loans, or upon closing of the relevant transaction. For loan servicing fees, the Fund or any third-party servicer which was entitled to such fees received these fees monthly in advance along with the regular monthly payments of interest.

For the Fund’s last three fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, the total management fees paid directly by the Fund to the Manager were $968,000, $1.1 million, and $575,000, respectively. The Manager also recorded gains totaling $101,000, $401,000 and $0 for its 25% share of gains during the years ended December 31, 2007, 2008 and 2009, respectively. For the Fund’s last three fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, the total fees paid to the Manager directly by borrowers on loans funded by the Fund were approximately $28.6 million, $21.3 million and $10.6 million, respectively. As noted above, the Manager was a privately-held corporation that was principally owned by two of the named executive officers, with Messrs. Albers and Meris owning 67.5% and 22.5%, respectively, of the Manager’s outstanding common stock. On September 1, 2009, Mr. Darak became a 5% owner of the Manager’s outstanding common stock.

Discussion and Analysis of Compensation Program Prior to Consummation of the Conversion Transactions

Prior to consummation of the Conversion Transactions, the Manager’s executive compensation program and the manner in which decisions regarding the Manager’s executive compensation program were determined were both very different from the programs and processes frequently in place at companies with publicly traded securities listed on the NYSE. Unlike these publicly traded companies, the Manager was a privately held corporation that was controlled by Messrs. Albers and Meris, two of our named executive officers. Because these two named executive officers were also the sole members of the Manager’s board of directors and the principal stockholders of the Manager, they had a much larger role in determining the elements of the Manager’s executive compensation program prior to consummation of the Conversion Transactions and the amounts payable to the Manager’s executive officers than comparable executives at publicly traded companies. In addition, these two named executive officers did not have the same incentives with respect to establishing the amounts of their own compensation as they did for the Manager’s other executive officers. Following this offering, the structure of our executive compensation program and the amounts payable to our executive officers will be determined by our Compensation Committee, which we anticipate will be composed of members who satisfy the independence requirements of the NYSE and the SEC.

The Role of the Board of Directors and Executive Officers of the Manager in Setting Compensation

Prior to consummation of the Conversion Transactions, the Manager’s executive compensation program and the amounts payable to our named executive officers were determined by the Manager’s board of directors. The Manager’s board of directors, which did not have compensation, audit or other committees, consisted of Messrs. Albers and Meris, neither of whom would be deemed “independent” under the criteria of any national securities exchange or inter-dealer quotation system because both were officers of the Manager. Importantly, however, because the Manager was privately-held and its stock was not listed or traded on any national securities exchange or inter-dealer quotation system, the Manager was not subject to director independence or board committee requirements, except if and to the extent state law imposed any such requirements. The Manager is organized under the laws of the State of Arizona, which imposes no such requirements. In addition, Messrs. Albers and Meris were the principal stockholders of the Manager prior to consummation of the Conversion Transactions. Therefore, all actions taken by the Manager’s board of directors, including compensation actions, were also implicitly or explicitly approved by the Manager’s principal stockholders.

The Manager’s Executive Compensation Philosophy and Objectives

The Manager sought to encourage highly qualified and talented executives to maintain their employment with the Manager for an extended period of time and, as such, the Manager endeavored to compensate its executives, including the named executive officers, at rates that Messrs. Albers and Meris believed to be at or above-market. The Manager’s executive compensation program prior to consummation of the Conversion Transactions was guided by the following key principles:

•	compensation should be fair to both the executive and the Manager;
•	total compensation opportunities should be at levels that are highly competitive for comparable positions at companies with whom the Manager competes for talent;
•	financial incentives should be available to the Manager’s executives to achieve key financial and operational objectives set by the Manager’s board of directors; and
•	an appropriate mix of fixed and variable pay components should be utilized to establish a “pay-for-performance” oriented compensation program.

The Manager’s executive compensation program prior to consummation of the Conversion Transactions took into consideration the following: (i) the marketplace for the individuals that the Manager sought to attract, retain and motivate; (ii) the Manager’s past practices; and (iii) the talents that each individual executive brought to the Manager. The Manager did not utilize the services of a compensation consultant to provide advice or recommendations on the amount or form of executive compensation, and did not engage in any formal benchmarking. Rather, compensation decisions were based exclusively on the market knowledge of Messrs. Albers and Meris, as supplemented by the human resources director and other personnel of the Manager or its affiliates.

Elements of the Manager’s Executive Compensation Program Prior to Consummation of the Conversion Transactions

The principal components of compensation for our named executive officers were base salary and an incentive compensation opportunity comprised of short-term cash incentives. In addition, in the year ended December 31, 2007, the Manager’s board of directors implemented two long-term incentive plans for certain key officers and employees that provided services to the Manager pursuant to which participants were awarded stock appreciation rights that were linked to the value of the Manager. Messrs. Albers and Meris were not eligible to participate in these long-term incentive plans, but the other named executive officer was a participant. Our named executive officers were also eligible to participate in broad-based benefit plans that were generally available to all employees of the Manager or its affiliates, including the Manager’s 401(k) plan. The Manager did not maintain any defined-benefit pension plans or other supplemental executive retirement plans for our named executive officers, and none of our named executive officers was entitled to any material perquisites.

Under its executive compensation program prior to consummation of the Conversion Transactions, the Manager did not have any pre-established policy or target for the allocation between base and incentive compensation, cash or equity compensation, or short-term or long-term compensation. Rather, compensation decisions for our named executive officers were made on a case-by-case and issue-by-issue basis, and took into account each named executive officer’s ownership position in the Manager and position with the Manager. The Manager believed that the combination of compensation elements that it selected was effective in meeting the Manager’s objective of encouraging highly qualified and talented employees to maintain their employment for an extended period of time.

Base Salary

Base salary is a compensation element that is not at risk and is designed to compensate our named executive officers for their roles and responsibilities and provide a stable and fixed level of compensation that serves as a retention tool.

In determining base salaries, the Manager’s board of directors considered each executive’s role and responsibility, unique skills and future potential with the Manager, and the financial condition and available resources of the Manager.

Base salaries in effect for each of our named executive officers at the end of the years ended December 31, 2008 and 2009 are as follows:

	2008	2009
Shane Albers – Chairman, Chief Executive Officer and Director	$550,000	$290,000
William Meris – President and Director	420,000	290,000
Steven Darak – Chief Financial Officer	240,000	150,000

During 2009, the Manager’s board of directors (which consisted of Messrs. Albers and Meris) determined to significantly reduce each named executive officer’s base salary. Salaries for the Manager’s executives for the year ended December 31, 2009 were originally set at $550,000, $420,000 and $216,000 for Messrs. Albers, Meris and Darak, respectively (although Mr. Darak’s base salary was subsequently increased to $300,000 during the first part of 2009). Effective May 1, 2009, the salaries for Messrs. Albers, Meris and Darak were reduced to $290,000, $290,000 and $150,000, respectively. The reduction to Mr. Darak’s base salary was structured to “phase-in” in order to permit him to receive an additional $30,000 in compensation before he fully transitioned to his $150,000 base salary level. The temporary reductions in salaries were made because of the reduced revenue and liquidity available to the Manager resulting from the Fund’s cessation of funding new loans in late 2008.

Following the end of 2009, the Manager’s board of directors determined to increase the base salary levels for Messrs. Albers, Meris and Darak to their prior levels of $550,000, $420,000 and $300,000. Base salaries for these executives increased to their prior levels in light of several factors, including: (i) asset dispositions in the last quarter of the year ended December 31, 2009 and first quarter of the year ending December 31, 2010, which increased liquidity and provided greater assurances that the Manager’s deferred fees from the Fund would be collectable; (ii) the prospects for the Manager to continue as a going concern improved due to an improved economic outlook of both the Fund and the SWI Fund; (iii) the need to compensate the executive officers on a fair and competitive basis in order to retain them and ensure that the Manager carried out its responsibilities for both the Fund and the SWI Fund; and (iv) reductions in staff and other operating expenses. These base salary levels continue to remain in effect for 2010 following the consummation of the Conversion Transactions and the internalization of the Manager.

Short-Term Cash Incentive Opportunity

Cash incentive payments are a compensation element that is at risk and are designed to recognize and reward our named executive officers with cash payments based on performance. With respect to Messrs. Albers and Meris, cash incentive payments were not made pursuant to or evaluated against any plan or criteria, although the Manager’s board of directors (which consisted of Messrs. Albers and Meris) had discretion to award bonuses to such persons as it determined to be appropriate. Factors taken into account by the Manager’s board of directors when deciding whether to pay an annual bonus to Messrs. Albers and Meris, and the amount of any such bonus, included the Manager’s financial performance for the year, each individual’s performance for the year, the Manager’s available cash and the amounts of compensation previously paid to each individual. Neither Mr. Albers nor Mr. Meris received a cash bonus for the years ended December 31, 2009 or 2008 because the Manager’s board of directors determined that Messrs. Albers and Meris were adequately compensated in light of market conditions, and because of the reduced revenue and liquidity available to the Manager in 2009.

Pursuant to an arrangement between Mr. Darak and the Manager, Mr. Darak was entitled to an annual cash bonus of not less than 1.00% of pre-tax, pre-bonus earnings of the Manager. The bonus level was negotiated prior to Mr. Darak joining the Manager, and was set at a level that the Manager believed provided Mr. Darak with a meaningful at risk financial incentive to achieve key financial and operational objectives set by the Manager’s board of directors. In the year ended December 31, 2009, Mr. Darak received no bonus pursuant to this arrangement. The Manager’s board of directors determined not to pay Mr. Darak any additional cash bonus for 2009 in light of market conditions, and because of the reduced revenue and liquidity available to the Manager in 2009.

Long-Term Incentive Opportunity

On June 29, 2007, the Manager’s board of directors approved a Key Employee Incentive Plan and an Executive Management Plan, under which the Manager’s board of directors was able to grant eligible key employees and executives stock appreciation rights that entitled participants to receive a payment equal to the appreciation in the value of one share of the Manager’s stock. Stock appreciation rights granted under the plans were linked to the value of shares of the Manager’s stock, and not to the value of membership units in the Fund. Messrs. Albers and Meris were not eligible to participate in these long-term incentive plans. Mr. Darak was eligible to participate in the Executive Management Plan, and was awarded 6,667 stock appreciation rights under this plan on June 29, 2007. Mr. Darak’s award was made in recognition of his efforts in helping grow the Manager and the Fund and as a result of the increasingly complex duties he was required to perform in connection with the Fund’s requirement to file periodic reports with the SEC. The Manager’s board of directors also believed the award would help align Mr. Darak’s interests with the Manager’s stockholders. No stock appreciation rights were awarded to Mr. Darak during the years ended December 31, 2008 or 2009.

The values of stock appreciation rights awarded under the plans were determined by the Manager’s board of directors using a formulaic valuation methodology to determine the value of the Manager’s shares, which methodology was based on the pre-tax earnings of the Manager and described in more detail in the tables following this Compensation Discussion and Analysis. Mr. Darak’s stock appreciation rights ordinarily vested in annual 33% increments starting on December 31, 2006. In connection with the Conversion Transactions and pursuant to the related conversion plan, the vesting of all outstanding stock appreciation rights, including those held by Mr. Darak, were accelerated and all outstanding stock appreciation rights were cancelled. In exchange for their cancelled stock appreciation rights, Mr. Darak and the other holders of outstanding stock appreciation rights were entitled to receive a portion of the shares of Class B common stock issued in exchange for all of the outstanding equity interests in the Manager and Holdings. The payment in shares of Class B common stock had a value equal to the value of the outstanding stock appreciation rights at the time of the Conversion

Transactions, which value in turn was based on the value of the shares of Class B common stock received by the stockholders of the Manager in respect of their shares as part of the Conversion Transactions.

Other Compensation

Our named executive officers were eligible to participate in other benefit plans and programs that were generally available to all employees of the Manager and its affiliates, including a 401(k) plan, medical and dental insurance, term life insurance, and a paid time-off plan.

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid by the Manager to our named executive officers for service during the years ended December 31, 2009, 2008 and 2007:

Name and Principal Position	Year	Salary ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Shane Albers, Chairman and Chief Executive Officer	2009	352,500	(1)	—		—		1,375	(2)	353,875
	2008	550,000		—		—		15,500	(2)	565,500
	2007	550,000		—		—		5,500	(2)	555,500
William Meris, President	2009	309,167	(1)	—		—		1,000	(2)	310,167
	2008	420,000		—		—		12,925	(2)	432,925
	2007	420,000		—		—		6,650	(2)	426,650
Steven Darak, Chief Financial Officer	2009	203,500	(1)	—		—		720	(2)	214,954
	2008	240,000		—		50,000	(4)	9,400	(2)	299,400
	2007	200,000		10,734	(3)	103,085	(4)	2,917	(2)	316,736

(1)	Effective May 1, 2009, the base salaries for Messrs. Albers, Meris and Darak were reduced from $550,000, $420,000, and $300,000, respectively, to $290,000, $290,000 and $150,000, respectively.
(2)	Reflects a discretionary contribution by the Manager to the Investors Mortgage Holdings Inc. 401(k) plan.
(3)	As discussed above under the heading entitled “Compensation Discussion and Analysis — Long-Term Incentive Opportunity,” on June 29, 2007 Mr. Darak received a grant of 6,667 stock appreciation right units under the Manager’s Executive Management Plan. In accordance with recent changes to the SEC’s disclosure rules, the number included above reflects the grant date fair value of the stock appreciation rights as calculated for financial statement purposes under FASB ASC Topic 718 (FAS 123(R)), which disregards any estimate of forfeitures related to service-based vesting conditions for this purpose. The valuation was based on a multiple equal to 4 times the Manager’s actual earnings for the applicable year before taxes, the product of which was discounted by a total of 35% for the lack of marketability of the Manager’s shares and for being a minority interest. The net value was then compared to the base year valuation of the Manager (the year ended December 31, 2005) using similar discounting factors and the increase or decrease in value was used to derive the increase or decrease in the computed price per share.
(4)	Reflects a cash bonus paid to Mr. Darak equal to 1.00% of pre-tax, pre-bonus earnings of the Manager.

2009 Grants of Plan-Based Awards

The following table provides certain information with respect to grants of plan-based awards made by the Manager during the year ended December 31, 2009:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Steven Darak, Chief Financial Officer	5/1/2009	—	(1)	—	(1)	300,000	(1)

(1)	As described above in “Compensation Discussion and Analysis — Short-Term Cash Incentive Opportunity,” Mr. Darak was entitled to a cash bonus of not less than 1.00% of pre-tax, pre-bonus earnings of the Manager. There was no threshold or target bonus. However, the maximum bonus was set at two times the base salary amount in effect at the end of the year, or $300,000. Based on our performance for 2009, no actual cash bonus was paid to Mr. Darak for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table sets forth certain information with respect to equity awards made by the Manager that were outstanding as of December 31, 2009:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Steven Darak, Chief Financial Officer	6,667	(1)	—	—	$1.61	—

(1)	Reflects stock appreciation rights granted under the Manager’s Executive Management Plan. All stock appreciation rights listed above vested at a rate of 33% per year commencing December 31, 2006.

Employment, Change in Control and Severance Agreements

At the end of 2009, the Manager did not have any employment, change of control, severance or similar contracts, agreements, plans or arrangements with any of our named executive officers that provided for payments in connection with any named executive officer’s termination of employment or a change in control of the Fund.

Director Compensation

During 2009, the Manager’s board of directors consisted of Messrs. Albers and Meris, neither of whom received retainer, meeting or other fees or compensation in the year ended December 31, 2009 in connection with their service on the Manager’s board of directors.

PRINCIPAL STOCKHOLDERS

As of October 26, 2010, we had 4,798 stockholders of record. No person or entity owned beneficially more than 5% of our voting common securities as of October 26, 2010. The following table summarizes, as of October 26, 2010, the number of shares and percentage of shares of common stock beneficially owned by each of our directors, director nominees and named executive officers and all of our directors, director nominees and named executive officers as a group before and after this offering. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the investor actually owns beneficially or of records, all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund) and all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. The address for each such person is our principal executive office, IMH Financial Corporation, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251. No shares beneficially owned by an named executive officer, director or director nominee have been pledged as security.

Name	Beneficial Ownership Prior to this Offering (Shares)(1)		Percent of Class Prior to this Offering	Beneficial Ownership After this Offering(1)	Percent of Class After this Offering
Shane Albers	319,484	(2)	1.9%
William Meris	239,694	(3)	1.4%
Steven Darak	40,375	(4)	*%
Fred Shaulis	104,037	(5)	*%
Donald McQuade	—		—
William Petsas	—		—
All directors, director nominees and executive officers as a group (3 persons)(1)	703,590		4.2%

*	Less than 1% of the number of shares of common stock outstanding prior to the closing of this offering.
(1)	Includes the 550,260 shares of Class B-4 common stock held by Messrs. Albers and Meris that are subject to restrictions on transfer that expire on the four-year anniversary of the consummation of the Conversion Transactions. The transfer restrictions will terminate earlier if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of our common stock) or our book value will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in this offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on our securities before or after consummation of the Conversion Transactions). As of September 30, 2008, the quarter end immediately prior to the suspension of redemptions, $730,383,530.78 was the net capital of the Fund. The transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under our certificate of incorporation, or if, after entering into an employment agreement approved by our compensation committee, the holder of Class B common stock is terminated without cause, as are defined in their employment agreements. Unless we have both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then in the event of our liquidation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78.
(2)	Includes 1,423 shares of Class B-1 common stock, 1,423 shares of Class B-2 common stock, 2,849 shares of Class B-3 common stock and 313,789 shares of Class B-4 common stock, convertible into common stock.
(3)	Includes 805 shares of Class B-1 common stock, 805 shares of Class B-2 common stock, 1,613 shares of Class B-3 common stock and 236,471 shares of Class B-4 common stock.
(4)	Includes 40,375 shares of Class B-3 common stock, convertible into common stock.
(5)	Includes 98,358 shares held through a revocable trust for which Mr. Shaulis acts as the trustee and beneficiary, and 5,679 shares held by or on behalf of immediate family members of Mr. Shaulis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2007, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Conversion Transactions

As a result of the Conversion Transactions, Messrs. Albers and Meris, neither of whom are considered independent under NYSE or SEC rules, became our directors. Also as a result of the Conversion Transactions, the following individuals, who were previously officers of the Manager, were appointed as our executive officers to serve in the following offices at the pleasure of the board of directors: Shane Albers (Chief Executive Officer and Chief Operating Officer); William Meris (President); Steven Darak (Chief Financial Officer, Controller, Treasurer and Secretary); Theresa Guske (Senior Vice President — Loan Management); and Brian Peterson (Senior Vice President — Investments). In exchange for their equity interests in the Manager and Holdings and/or their stock appreciation rights in the Manager in the Conversion Transactions, these officers received shares of our Class B common stock. Mr. Albers has been issued 1,423 shares of Class B-1 common stock, 1,423 shares of Class B-2 common stock, 2,849 shares of Class B-3 common stock and 313,789 shares of Class B-4 common stock. Mr. Meris has been issued 805 shares of Class B-1 common stock, 805 shares of Class B-2 common stock, 1,613 shares of Class B-3 common stock and 236,471 shares of Class B-4 common stock. Mr. Darak has been issued 40,375 shares of Class B-3 common stock.

Employment Agreements

Upon completion of this offering, we expect to enter into employment agreements containing compensation, termination and change of control provisions, among others, with our executive officers as described under the heading “Executive Compensation — New Executive Employment Agreements” and “Executive Compensation —  Potential Payments upon Termination Without Cause or a Constructive Termination Without Cause” above.

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter to be effective upon completion of this offering, our Audit Committee is responsible for reviewing and approving in advance any related party transaction. Prior to the creation of our Audit Committee, our full board of directors reviewed related party transactions.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the material terms of the shares our capital stock. The following description is subject to, and qualified in its entirety by, all of the provisions of our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and which will govern your rights as a stockholder in our company.

Capital Stock

We have the authority to issue an aggregate of 300 million shares, of which:

•	200 million are shares of voting common stock, $0.01 par value, designated into classes and subclasses, as described below.
•	100 million are shares of preferred stock, $0.01 par value.

Based on currently available information, approximately 17 million shares of our voting common stock and no shares of our preferred stock are outstanding, and 1.2 million shares are reserved for future issuance pursuant to our 2010 Stock Incentive Plan, which number will automatically increase to 1.8 million shares upon the consummation of this offering.

No holder of stock of any class of our stock has any preemptive or preferential right of subscription to any shares of any class of stock whether authorized now or at a future date, or to any obligation convertible into our stock, or any right of subscription for such securities, other than such rights, if any, as our board of directors in its discretion from time to time determines.

Common Stock.  Our authorized voting common stock is divided into the following classes (and subclasses) which in the aggregate shall not exceed 200 million shares:

•	common stock, 150,208,500 shares authorized.
•	Class B common stock, 16,994,144 shares authorized, divided into three subclasses, as follows:
•	Class B-1 common stock, up to 4,023,400 shares authorized.
•	Class B-2 common stock, up to 4,023,400 shares authorized.
•	Class B-3 common stock, up to 8,165,700 shares authorized.
•	Class B-4 common stock, up to 781,644 shares authorized.
•	Class C common stock (issued in the Conversion Transactions), up to 15,803,212 shares authorized.
•	Class D Common stock (issued in exchange for Class B common stock that has been submitted for conversion but for which the holder has provided a representation that it has not complied with the applicable transfer restrictions on Class B common stock), 16,994,144 shares authorized. The total number of authorized shares of each series actually issued is based upon the elections made by our stockholders to receive either shares of Class B or Class C common stock in the Conversion Transactions. The shares of our voting common stock issued in the Conversion Transactions were, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable.

Common Stock

Voting Rights. At every meeting of our stockholders in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of our shares of common stock is entitled to one vote in person or by proxy for each share of our common stock registered in the name of the holder on our transfer book. Except as otherwise required by law, the holders of our shares of common stock will vote together as a single class, subject to any right that may be subsequently conferred upon holders of preferred stock to vote together with holders of voting common stock on all matters submitted to a vote of our stockholders. No holder of shares of our common stock may cumulate votes in voting for our directors.

Reclassifications, Subdivisions and Combinations.  No shares of our common stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for all shares of our common stock, except that (i) our common stock, Class B-1 common stock, Class B-2 common stock, Class B-3 common stock, and Class C common stock may be reclassified as a single class of voting common stock at any time following the conversion of all of the Class B-1 common stock, Class B-2 common stock, Class B-3 common stock, and Class C common stock; and (ii) the common stock, Class B common stock, and Class C common stock may be reclassified as a single class of voting common stock at any time following the conversion of all of the Class B and Class C common stock.

Dividends and Other Distributions.  Subject to the rights of the holders of preferred stock, holders of each class of our voting common stock are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than common stock) or property of as may be declared on that class of common stock by our board of directors from time to time out of our assets or funds legally available for that purpose and will share equally on a per share basis in all dividends and other distributions. In the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of common stock are paid or distributed with respect to our common stock, only shares of Class B common stock are paid or distributed with respect to our Class B common stock, only shares of Class C common stock are paid or distributed with respect to our Class C common stock and only shares of Class D common stock are paid or distributed with respect to our Class D common stock; provided that if a dividend or other distribution is paid with respect to one series of a class of common stock, a proportionate dividend or distribution shall be paid with respect to each other series of common stock of the same class, except in the case of the one-time special dividend in connection with Class B common stock discussed below.

Liquidation, Dissolution and Winding Up.  In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of preferred stock, our remaining assets and funds will be distributed pro rata to the holders of shares of our common stock. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our assets or a consolidation or merger of our company with one or more other corporations (whether or not we are the corporation surviving the consolidation or merger) will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Transfer Agent.  The transfer agent and registrar for our capital stock is Registrar and Transfer Company.

Class B Common Stock

Except as provided below, our Class B common stock generally has the same relative powers, preferences, limitations and restrictions as our common stock.

Transfer Restrictions.  Our certificate of incorporation contains provisions restricting the transfer of our Class B common stock and the common stock into which it is convertible. For example, holders of shares of our Class B common stock cannot (and will cause their spouse, immediate family members and immediate family members of their spouse to not) directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or the Exchange Act, or otherwise dispose of any shares of Class B common stock or shares of our common stock, options or warrants to acquire these shares of Class B common stock, securities exchangeable or exercisable for or convertible into shares of Class B common stock that the holder owns of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) on the date of consummation of the Conversion Transactions or thereafter, or publicly announce an intention to do any of the foregoing, for a period commencing on the date of consummation of the Conversion Transactions and continuing through the close of trading on the date six months, nine months, or one year, as applicable, after the consummation of this offering and continuing through the close of trading on the date four years following the consummation of the Conversion Transactions (subject to release in certain circumstances described below), in the case of our Class B-4 common stock. The transfer restrictions will be enforced by a custodian, who will have physical possession of your Class B common stock during the restriction period and until you convert them into common stock after the restriction period. Before the holders of Class B common stock can convert their shares of Class B common stock into common stock, such person must represent that they have complied with the transfer restrictions. In addition, the Class B common stock will not be listed on any securities exchange or included in any automated quotation system. These features will further restrict the holders of Class B common stock’s ability to sell, short sell, pledge or transfer such shares of Class B common stock.

Exceptions to the Transfer Restrictions.  The restrictions generally applicable to the transfer of shares of Class B common stock discussed above will not apply under certain conditions, including, upon ten days prior written notice to us:

•	transfers to us;
•	gratuitous transfers to a spouse, immediate family member, or grandchild;
•	gratuitous transfers to a custodian, trustee, executor or other fiduciary on behalf of the holder of the shares of Class B common stock or the holder’s spouse, immediate family member, or grandchild;
•	gratuitous transfers to a charitable trust;
•	transfers pursuant to the will of a holder of shares of Class B common stock or according to the laws of intestate succession; and
•	transfers by a holder of shares of Class B common stock to the holder’s partners, members or other equity owners (or retired partners, members or other equity owners), or to the estate of the holder’s partners, members or other equity owners(or retired partners, members or other equity owners).

The recipient of any shares of Class B common stock under any of above scenarios will be subject to all applicable restrictions on shares of Class B common stock.

Automatic Conversion Upon Certain Change of Control Events.  Shares of Class B common stock will also automatically convert into shares of common stock that will not be subject to restrictions on transfer under our certificate of incorporation, immediately prior to the consummation of any “change in control” transaction, which generally includes (i) a merger in which our holders of record do not immediately after the merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of our voting power is transferred, or (iii) a sale of all or substantially all of our assets, except to one or more of our affiliates. Shares of Class B Common Stock other than Class B-4 Common Stock will automatically convert into shares of our common stock that will not be subject to restrictions on transfer under our certificate of incorporation, immediately after the 12-month anniversary of this offering.

Trading Price Conversion.  Beginning on the five-month anniversary of the consummation of this offering, if the closing price of our common stock price is greater than or equal to 125% of the initial public offering price for 20 consecutive trading days, all the shares of our Class B-1, Class B-2 and Class B-3 common stock will be eligible to convert into shares of common stock that will not be subject to restrictions on transfer under our certificate of incorporation; provided, however, that holders will not be able to receive their shares from the custodian until they represent they have complied with the transfer restrictions.

Conversion into our common stock.  Following the consummation of this offering, a portion of the shares of Class B-1, Class B-2 and Class B-3 common stock will be eligible to convert into shares of common stock, as set forth below:

•	shares of Class B-1 common stock will be eligible to convert into shares of common stock on the sixth-month anniversary of the consummation of this offering;
•	shares of Class B-2 common stock will be eligible to convert into shares of common stock on the nine-month anniversary of the earlier of the consummation of this offering;
•	shares of Class B-4 common stock will be eligible to convert into shares of common stock on the four-year anniversary of the Conversion Transactions; and

•	all shares of Class B-1 common stock, Class B-2 common stock, and Class B-3 common stock will automatically convert into shares of common stock on the twelve-month anniversary of the consummation of this offering;

The shares of common stock issuable upon conversion of the Class B common stock will not be subject to restrictions on transfer under our certificate of incorporation and will be freely transferable (subject to restrictions under applicable securities laws).

Optional Conversion Mechanics.  All holders of shares of Class B common stock eligible for optional conversion into shares of common stock as described above may elect to convert their shares of Class B common stock by notifying the custodian and transfer agent in writing of the election and representing that such holder has complied with the applicable transfer restrictions. Holders of Class B common stock may not be notified when the Class B common stock becomes eligible for conversion.

Special Dividend.  Finally, we intend to pay a one-time dividend equal to $0.95 per share of Class B common stock, or the Special Dividend, to the holders of all issued and outstanding shares of Class B common stock on the 12-month anniversary of the consummation of this offering, subject to the availability of legally distributable funds at that time. We do not intend to pay the Special Dividend, if any, from the net proceeds of this offering. Rather, we intend to use the net proceeds of this offering to make investments that will position us to make future distributions, including the Special Dividend. The Special Dividend will also be payable to Messrs. Albers and Meris as holders of Class B-4 common stock on a pro rata basis.

Automatic Conversion into Class D Common Stock for Transfer Restriction Violations.  If a holder of Class B common stock submits a notice of conversion to the custodian, but represents to the custodian that it has not complied with the applicable transfer restrictions, all shares of Class B-1, Class B-2, and Class B-3 common stock held by the holder will be automatically converted into Class D common stock, will not be entitled to the Special Dividend and will be subject to the restrictions provided below.

Additional Restrictions on Class B-4 Common Stock.  Except as provided below, the shares of Class B-4 common stock issuable to Messrs. Albers and Meris will generally have the same relative powers, preferences, limitations and restrictions as the other series of Class B common stock. However, the shares of Class B-4 common stock will be subject to the following additional terms and conditions:

•	the shares of Class B-4 common stock will be subject to additional restrictions on transfer for a period of four years following the consummation of the Conversion Transactions that may terminate earlier as follows: (i) if, any time after five months from the first day of trading on a national securities exchange, either our market capitalization (based on the closing price of our common stock) or our book value will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in this offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on our securities before or after the Conversion Transactions), (ii) if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under our certificate of incorporation, or (iii) if, after entering into an employment agreement approved by our compensation committee, the holder of Class B common stock is terminated without cause, as this term will be defined in their employment agreements as approved by our compensation committee; and
•	unless we have both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then, in the event of our liquidation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78. The shares of Class B-4 common stock will participate on a pro rata basis in any portion of proceeds from a liquidation that exceeds $730,383,530.78.

Class C Common Stock

Except as provided below, the Class C common stock will generally have the same relative powers, preferences, limitations and restrictions as the common stock.

Transfer Restrictions.  Class C common stock is non-transferable, subject to the exceptions discussed in the following paragraph, and is subject to mandatory redemption as discussed below.

Exceptions to the Transfer Restrictions.  The restrictions generally applicable to the transfer of shares of Class C common stock discussed above will not apply under certain conditions, including, upon 10 days prior written notice to us:

•	transfers to us;
•	gratuitous transfers to a spouse, immediate family member, or grandchild;
•	gratuitous transfers to a custodian, trustee, executor or other fiduciary on behalf of the holder of the shares of Class B common stock or the holder’s spouse, immediate family member, or grandchild;
•	gratuitous transfers to a charitable trust;
•	transfers pursuant to the will of a holder of shares of Class B common stock or according to the laws of intestate succession; and
•	transfers by a holder of shares of Class B common stock to the holder’s partners, members or other equity owners (or retired partners, members or other equity owners), or to the estate of the holder’s partners, members or other equity owners (or retired partners, members or other equity owners).

The recipient of any shares of Class C common stock under any of above scenarios will be subject to all applicable restrictions on shares of Class C common stock.

Redemption in Connection With this Offering.  After the consummation of this offering, we may, in our sole discretion, use up to 30% of the capital raised in this offering to effect a pro rata redemption of Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in this offering. All shares of Class C common stock that are not so redeemed will automatically be converted into shares of Class B common stock as follows: each share of Class C common stock will convert into 0.25 shares of Class B-1 common stock, 0.25 shares of Class B-2 common stock and 0.50 shares of Class B-3 common stock. No fractional shares of Class B common stock will be issued in any such conversion and no certificate for any fractional shares will be issued. After aggregating all fractional share amounts of a particular holder into one or more whole shares of Class B-3 common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of Class B-3 common stock will be issued to the holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share.

Automatic Conversion Upon Certain Change of Control Events.  The shares of Class C common stock will also automatically convert into shares of common stock that will not be subject to restrictions on transfer under our certificate of incorporation, immediately prior to the consummation of any “change in control” transaction, which generally includes (i) a merger in which our holders of record do not immediately after such merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of our voting power is transferred, or (iii) a sale of all or substantially all of our assets, except to one or more of our affiliates.

Automatic Conversion into Class D Common Stock for Transfer Restriction Violations.  If any shares of Class B common stock owned by a particular holder are automatically converted into shares of Class D common stock, as discussed above, then each share of Class C common stock owned by the holder will convert into one share of Class D common stock.

Class D Common Stock

Except as provided below, the Class D common stock generally has the same relative powers, preferences, limitations and restrictions as the common stock.

Transfer Restrictions.  Class D shares are non-transferable, subject to the exceptions discussed in the following paragraph.

Exceptions to the Transfer Restrictions.  The restrictions generally applicable to the transfer of shares of Class D common stock discussed above will not apply under certain conditions, including, upon 10 days prior written notice to us:

•	transfers to us;
•	gratuitous transfers to a spouse, immediate family member, or grandchild;
•	gratuitous transfers to a custodian, trustee, executor or other fiduciary on behalf of the holder of the shares of Class B common stock or the holder’s spouse, immediate family member, or grandchild;
•	gratuitous transfers to a charitable trust;
•	transfers pursuant to the will of a holder of shares of Class B common stock or according to the laws of intestate succession; and
•	transfers by a holder of shares of Class B common stock to the holder’s partners, members or other equity owners (or retired partners, members or other equity owners), or to the estate of the holder’s partners, members or other equity owners (or retired partners, members or other equity owners).

The recipient of any shares of Class D common stock under any of above scenarios will be subject to all applicable restrictions on shares of Class D common stock.

Automatic Conversion Upon Certain Change of Control Events.  The shares of Class D common stock are also automatically convert into shares of common stock that are not subject to restrictions on transfer under our certificate of incorporation, immediately prior to the consummation of any “change in control” transaction, which generally includes (i) a merger of in which our holders of record do not immediately after such merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of our voting power is transferred, or (iii) a sale of all or substantially all of our assets, except to one or more of our affiliates.

Optional Conversion into Common Stock.  Shares of Class D common stock are eligible to convert into shares of common stock on the twelve-month anniversary of the consummation of this offering. The shares of common stock issuable upon conversion of the Class D common stock are not subject to restrictions on transfer under our certificate of incorporation and are freely transferable (subject to restrictions under applicable securities laws).

Optional Conversion Mechanics.  A holder of shares of Class D common stock eligible for optional conversion into shares of common stock, as described above, may elect to convert its shares of Class D common stock by notifying the custodian and transfer agent in writing of the election and submitting representations to the custodian (i) that the holder has complied with the applicable transfer restrictions for the 90 days prior to the date of the representation and is not currently in violation of such transfer restrictions, and (ii) if the holder was a holder of Class B common stock on the record date for the Special Dividend (and the dividend has been declared and paid), that the holder will return to us the Special Dividend. If the holder does not make the representations described above, then the custodian will not release such holder’s shares of Class D common stock for a period of 90 days thereafter, and then will release such shares only upon receipt from the holder of the representations described above. Holders of Class D common stock may not be notified when the Class D common stock becomes eligible for conversion.

In the event that any shares of Class B, Class C or Class D common stock are, for any reason other than pursuant to the terms of our certificate of incorporation, released from the custodian we appoint to hold the shares, the transfer agent for our capital stock will instead hold the shares and all applicable transfer restrictions will continue to apply to shares in book entry form with equal effect.

Preferred Stock

To the fullest extent permitted under Delaware law, our board of directors is authorized by resolution to divide and issue shares of preferred stock in series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any series of preferred stock and any qualifications, limitations or restrictions of the series as are stated and expressed in the resolution or resolutions providing for the issue of the stock adopted by the board of directors.

Warrants

We do not have any warrants outstanding. We expect to enter into a consulting agreement with ITH pursuant to which we expect to issue 50,000 shares of our common stock if we commence trading, as defined in our anticipated consulting agreement with ITH. We expect the consulting agreement to provide that, if we receive new capital of $50 million or more, then we will issue additional warrants or options to ITH that are immediately exercisable for a period of ten years to purchase up to 150,000 shares of our common stock with an exercise price equal to the lesser of (i) the initial public offering price of our common stock, or (ii) the exercise price of any warrants or options issued to our management team at or about the time of any such capital raise of new capital of $50 million or more. For more information, see the discussion under the heading “Business — ITH Consulting Agreement.”

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date on which the person becomes an interested stockholder, unless (i) prior to the time that the stockholder becomes an interested stockholder, the board of directors approves the transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in employee stock plans) upon consummation of such transaction, or (iii) at or subsequent to the time the stockholder becomes an interested stockholder, the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. For purposes of Section 203, “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

The Delaware General Corporation Law contains provisions enabling a corporation to avoid the restrictions of Section 203 if stockholders holding a majority of the corporation’s voting stock approve an amendment to the corporation’s certificate of incorporation or bylaws to avoid the restrictions. We have not and do not currently intend to elect out of the application of Section 203 of the Delaware General Corporation Law.

Certificate of Incorporation and Bylaws

Various provisions of Delaware law, our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders.  Our certificate of incorporation and bylaws permit stockholder action by written consent. Our bylaws also provide that special meetings of our stockholders may be called only by stockholders owning 10% or more of our outstanding stock, our board of directors, our chief executive officer, or our president. Our board of directors may postpone or reschedule any such meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. A stockholder’s notice must be delivered to the Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days before or delayed by more than 30 days after the anniversary date, or if no annual meeting was held in the preceding year, then notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of the meeting date is first made. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Stockholder Voting Procedures.  Our certificate of incorporation and bylaws provide that at every meeting of stockholders, each holder of our common stock is entitled to one vote in person or by proxy for each share of common stock registered in the name of such stockholder. Except as otherwise required by Delaware General Corporation Law, the holders of common stock vote together as a single class, subject to any right that may be conferred upon holders of preferred stock to vote together with holders of common stock. Directors are elected at annual meetings of our stockholders, at such time and place as designated by our board of directors, except that our board of directors may determine that the meeting may be held by remote communication as authorized by Delaware General Corporation Law.

In addition, our bylaws provide that voting at our stockholder meetings need not be by written ballot unless the chairman of the meeting or our board of directors so directs. A complete list of our stockholders entitled to vote at a meeting is open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, except when the record date for determining our stockholders entitled to vote is less than 10 days before the meeting date, in which case the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. This list presumptively determines the identity of stockholders entitled to vote at the meeting and the number of shares owned by them.

Our bylaws also provide that at all stockholder meetings for the election of directors at which a quorum is present, each director shall be elected by the vote of a plurality of votes cast. In all other matters, unless otherwise required by Delaware General Corporation Law or a change in the nature of our business, the affirmative vote of a majority of votes cast will be the vote of our stockholders. Where a separate vote by class or classes is required, the affirmative vote of the votes cast by such class or classes shall be the act of such class or classes, unless otherwise required by Delaware General Corporation Law.

Proxy Voting.  In connection with stockholder voting by proxy, our bylaws provide that no proxies may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy will be irrevocable if it states that it is irrevocable and if it is coupled with an interest to support an irrevocable power. A stockholder may revoke any revocable proxy by attending a meeting and voting in person, by filing an instrument in writing that revokes the proxy or by filing another duly executed proxy bearing a later date with our Secretary.

No Cumulative Voting.  The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.

Limits on Ability of Stockholders to Elect and Remove Directors.  Our board of directors has the sole right to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors. In addition, directors may only be removed by the action of the holders of at least a majority of the outstanding shares of our capital stock, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors.  The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;
•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or
•	for transactions from which the director derived improper personal benefit.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We have purchased a policy insuring the corporation against damages for claims against our directors and officers.

Authorized But Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without the approval of holders of Common Stock. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Majority Requirement for Amendment of Bylaws.  Under our certificate of incorporation and bylaws, amending our bylaws by stockholder action requires the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors. Our board of directors also has the ability to amend the bylaws without stockholder consent.

Non-Competition.  Under the terms of the agreement and plan of conversion and contribution to implement the Conversion Transactions by and among the Fund, the Manager and its stockholders, and Holdings and its members, or the Conversion Plan, pursuant to which Class B-4 shares were issued to Messrs. Albers and Meris, they are prohibited from competing with our business under certain circumstances. The Conversion Plan provides that Messrs. Albers and Meris will not, subject to certain exceptions:

•	compete with our business; or
•	solicit for employment or encourage to leave their employment, any of our employees.

These restrictions are applicable from the date of consummation of this offering and expire upon the earlier to occur of (i) the 18-month anniversary of consummation of the Conversion Transactions, or (ii) the sale, liquidation or change of control (as such term will be defined in the employment agreements). However, each of Messrs. Albers and Meris are permitted to (i) serve (in any capacity) and invest in other companies that are either affiliated with or approved by the independent members of the board of directors of our company (including the SWI Fund), and (ii) invest in companies that compete with us, as long as neither Mr. Albers nor Mr. Meris is an officer or director of the applicable competitive company. The independent members of our board of directors may waive any of the non-competition provisions under the Conversion Plan.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Class B and Class C Common Stock

After giving effect to this offering (assuming no redemption of the 838,448 outstanding shares of Class C Common Stock), we will have 16,809,766 outstanding shares of Class B and Class C common stock which were issued pursuant to a registration statement on Form S-4 in connection with the Conversion Transactions. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that any shares held by our “affiliates” as that term is defined in Rule 144 promulgated under the Securities Act may only be sold in compliance with the limitations described below. In addition, a total of 1.2 million shares of our common stock are reserved for issuance under our 2010 Stock Incentive Plan.

The shares of Class C common stock are generally non-transferable and the shares of Class B-1, B-2 and B-3 common stock are not eligible for conversion into common stock until, and subject to transfer restrictions that lapse, either between six and 12 months of the anniversary of the consummation of this offering or 90 days following the date we send notice to shareholders stating that our board of directors has decided against an offering, subject to limited exceptions. The shares of Class B-4 common stock received by Messrs. Albers and Meris in the Conversion Transactions are subject to four-year restrictions on transfer that expire on the four-year anniversary of the consummation of the Conversion Transactions. The conversion and transfer restrictions also lapse upon certain change of control events, and shares of Class B-1, B-2 and B-3 common stock are also eligible for conversion and transfer after the five-month anniversary of this offering if the closing price of our common stock price is greater than 125% of the initial public offering price for 20 consecutive trading days. Further, the four-year transfer restrictions applicable to the shares of Class B-4 common stock held by Messrs. Albers and Meris will terminate if, any time after five months from the first day of trading on a national securities exchange, either our market capitalization (based on the total number and closing price of our common stock) or book value will have exceeded $730.4 million (subject to upward adjustment by the amount of any net proceeds from new capital raised in this offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on our securities prior to the time of determination of such book value). The four-year transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of change of control of the shares of Class B common stock under our certificate of incorporation, or if, after entering into an employment agreement approved by our compensation committee, the holder of Class B common stock is terminated without cause, as will be defined in their employment agreements.

Warrants

We expect to issue warrants to ITH Partners that are immediately exercisable for a period of ten years to purchase up to 150,000 shares of our common stock pursuant to the warrants for an exercise price equal to the offering price of the common stock in this offering. Neither the issuance of the warrants nor the shares issuable upon exercise of the warrants have been registered under the Securities Act and the warrants and shares issuable upon exercise of the warrants are restricted securities that may not be resold absent registration under the Securities Act other than pursuant to Rule 144 or another exemption from registration.

Rule 144

Restricted securities and securities held by our affiliates may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration described below under Rules 144 promulgated under the Securities Act.

Our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-up

In addition, certain of our security holders, each of our directors, our executive officers and certain of our other employees have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock for a period of 180 days from the date of this prospectus without the prior written consent of                      and                     , which may, at any time and without notice, waive any of the terms of the lock-up. Following the lock-up period, these securities will not be eligible for sale in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rule 144 as described below. As restrictions on resale end, the market price could drop significantly if the holders of these securities sell them or are perceived by the market as intending to sell them. The 180-day period under the lock-up agreements may be extended under specified circumstances. See the section of this prospectus entitled “Underwriting — No Sales of Similar Securities.”

Rule 701

Securities issued in reliance on Rule 701 under the Securities Act are also restricted and may be sold by stockholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Registration on Form S-8

We intend to file registration statements on Form S-8 under the Securities Act to register the shares of our common stock available for issuance pursuant to our equity plans. Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market and, for our affiliates, subject to the conditions and restrictions of Rule 144.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain of the U.S. federal income tax consequences of holding and disposing of our common stock by U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations, administrative interpretations and court decisions all as in effect as of the date hereof, and all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, as to the matters addressed herein, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if either (i) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of our common stock that is not a U.S. Holder.

This discussion does not address all of the tax consequences that may be relevant to specific Holders in light of their particular circumstances or the U.S. federal income tax considerations applicable to Holders subject to special treatment under U.S. federal income tax law, including, for example, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, tax-exempt entities, Holders who hold our common stock as part of a hedge, appreciated financial position, straddle, or other risk reduction strategy, Holders who acquired their our common stock other than for cash, Holders which are treated as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities and Holders liable for the alternative minimum tax. Furthermore, this discussion only addresses Holders who purchase our common stock in this offering and hold such common stock as capital assets within the meaning of Section 1221 of the Code. No information is provided herein with respect to the tax consequences of the holding or disposing of our common stock under applicable state, local or foreign laws or any estate or gift tax consequences. Prospective Holders are urged to consult their own tax advisors regarding the U.S. federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or member in such entity will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner or member of such an entity that holds our common stock, you should consult your own tax advisor.

U.S. Holders

Distributions

Generally, a distribution by us with respect to our common stock will be treated as a taxable dividend to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a tax-free return of capital to the extent of a Holder’s tax basis in the common stock, and thereafter as gain from the sale or exchange of such common stock, the taxation of which is described under the heading “Sales, Exchanges or Other Taxable Dispositions.” Certain Holders (including individuals) may qualify for preferential U.S. federal income tax rates in respect of dividend income. Holders that are corporations may be eligible for a dividend-received deduction in respect of a dividend distribution.

Sales, Exchanges or Other Taxable Dispositions

Upon the sale, exchange or other taxable disposition of our common stock, a Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition, and (ii) such Holder’s adjusted tax basis in the common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder’s holding period is more than one year at the time of sale or disposition. Certain Holders (including individuals) can qualify for preferential U.S. federal income tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Distributions

Dividends paid by us to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder provides us with an IRS Form W-8BEN (or successor form) certifying its entitlement to the benefit of such treaty, or (ii) the dividends are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides us with an IRS Form W-8ECI (or successor form). In the latter case, a Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. person, unless otherwise provided in an applicable income tax treaty. Additionally, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax on its after-tax effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such Non-U.S. Holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a tax-free return of capital to the extent of a Holder’s tax basis in the common stock, and thereafter as gain from the sale or exchange of such common stock, the taxation of which is described under the heading “Sales, Exchanges or Other Taxable Dispositions.”

Sales, Exchange or Other Taxable Dispositions

Generally, a Non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and, where a tax treaty so provides, the gain is attributable to a U.S. permanent establishment of such Non-U.S. Holder, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock and either (a) our common stock has ceased to be traded on an “established securities market” prior to the beginning of the calendar year in which the sale, exchange or other disposition occurs, or (b) the Non-U.S. Holder owns (actually or constructively) more than five percent of our common stock (the “Five Percent Exception”).

It is possible that we could become a “U.S. real property holding corporation”, in which case gains from a disposition of our common stock (including from a distribution in excess of our current and accumulated earnings and profits and in excess of a Non-U.S. Holder’s tax basis in its common stock) will be subject to tax under the Foreign Investment in Real Property Tax Act, or FIRPTA, unless the Non-U.S. Holder met the Five Percent Exception. If the gain on the disposition of common stock were to be subject to tax under FIRPTA, such Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to U.S. federal income tax in the same manner as a U.S person with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In that case, withholding tax at a rate of 10.0% of the proceeds of the sale could apply, which withholding tax would be creditable against such Non-U.S. Holder’s U.S. federal income tax liability.

Recent Developments

Legislation was recently enacted that will materially change the requirements for obtaining an exemption from U.S. withholding tax and impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. In general, and depending on the specific facts and circumstances, the failure to comply with certain certification, information reporting and other specified requirements will result in a 30% withholding tax being imposed on “withholdable payments” to such institutions and entities, including payments of dividends and proceeds from the sale of our common stock. Prospective investors should consult their tax advisors regarding this legislation and the potential implications of this legislation on their investment in our common stock.

Newly enacted legislation may require certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on dividends received on, and on capital gains realized on a sale or other disposition of, our common stock, for years beginning after December 31, 2012. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on them.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with dividend payments on our common stock and the proceeds from a sale or other disposition of the common stock. A Holder will be subject to U.S. backup withholding tax on these payments if the Holder fails to provide its taxpayer identification number to the paying agent and to comply with certain certification procedures or otherwise to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS, and other applicable requirements are satisfied.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA, including the prohibited transaction provisions of ERISA, and of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser of the shares where such prospective purchaser is an employee benefit plan, IRA or other tax-exempt entity under the Internal Revenue Code. This discussion does not deal with all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code but that may be subject to state law and other Internal Revenue Code requirements) in light of their particular circumstances.

A fiduciary making the decision to invest in shares on behalf of a prospective investor which is a pension, profit-sharing, retirement, IRA or other employee benefit plan is advised to consult its own legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Internal Revenue Code, and (to the extent not preempted) state law with respect to the purchase, ownership, or sale of shares by such benefit plan. Benefit plans should also consider the entire discussion under the preceding section entitled “Federal Income Tax Considerations,” as material contained therein is relevant to any decision by a benefit plan to purchase the shares.

In considering whether to invest a portion of the assets of a benefit plan in shares, fiduciaries of the benefit plan should consider, among other things, whether the investment:

•	will be in accordance with the governing documents of the benefit plan and is authorized and consistent with their fiduciary responsibilities under ERISA;
•	will allow the benefit plan to satisfy the diversification requirements of ERISA, if applicable;
•	will result in UBTI to the benefit plan;
•	will be sufficiently liquid for the benefit plan after taking this investment into account; and
•	is prudent and in the best interests of the benefit plan, its participants and beneficiaries under ERISA standards;

The fiduciary of an IRA or a benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees should consider that such an IRA or non-ERISA plan may be subject to prohibitions against certain related-party transactions under Section 503 of the Internal Revenue Code, which operate similar to the prohibited transaction rules of ERISA and the Internal Revenue Code. In addition, the fiduciary of any governmental or church plan must consider applicable state or local laws, if any, and the restrictions and duties of common law, if any, imposed upon such plan. We express no opinion on whether an investment in shares is appropriate or permissible for any governmental or church plan under Section 503 of the Internal Revenue Code, or under any state, county, local, or other law respecting such plan.

In addition to imposing general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Internal Revenue Code prohibit a wide range of transactions involving the assets of the benefit plan and persons who have certain specified relationships to the benefit plan (“parties in interest” under ERISA and “disqualified persons” under the Internal Revenue Code).

Benefit plan fiduciaries may not enter into a prohibited transaction involving “plan assets” and a “party in interest” or “disqualified person” with respect to a plan investor, unless an exemption applies. A prohibited transaction may occur if our assets are deemed to be assets of a benefit plan (i.e., the “lookthrough rule”) which invests in shares and thereafter a “party in interest” or a “disqualified person” deals with the assets in a manner not permitted under ERISA or the Internal Revenue Code. Under such circumstances, any person that exercises authority or control with respect to the management or disposition of benefit plan assets is a benefit plan fiduciary and, therefore, is a “party in interest” and a “disqualified person” capable of participating in a prohibited transaction with the benefit plan. Thus, the actions of an employee of ours in dealing with our assets could, under certain circumstances, cause a benefit plan which invests in the shares to be a participant in a prohibited transaction. While “plan assets” are not defined in ERISA or the Internal Revenue Code, the United States Department of Labor, or the DOL, has issued regulations that provide guidance on the circumstances under which a benefit plan’s investment in shares will be subject to the “look-through rule” and thus result in our assets being deemed benefit plan assets. The DOL regulations provide an exception to the “look-through rule” for a benefit plan which invests in a “publicly-offered security.” This exception would apply to the shares, if they are part of a class of securities that is “widely-held,” “freely-transferable,” and either registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or sold to the benefit plan pursuant to an effective registration statement under the Securities Act of 1933, provided the class of securities of which the security is a part are registered under the Securities Exchange Act of 1934 within 120 days or such longer period as is allowed by the Securities and Exchange Commission after the end of the fiscal year of the issuer during which the offering occurred. The shares are being sold in an offering registered under the Securities Act of 1933 and we represent that the class of securities of which the shares are a part have been registered under the Securities Exchange Act within the applicable time limits.

The DOL regulations indicate that a security is “widely-held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely-held” because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the issuer’s control. We expect (although no assurances can be given) that the shares will be held by over 100 independent investors and, therefore, should be considered “widely-held.” The DOL regulations further provide that whether a security is “freely-transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL regulations state that generally, when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the determination of the finding that such securities are “freely-transferable.” One such example under the DOL regulations is that a restriction or prohibition against a transfer or assignment which would result in a termination or reclassification of an entity for federal or state income tax purposes will not affect the determination of whether securities are “freely transferable.”

The DOL regulations are interpretive in nature and, therefore, no assurance can be given that the DOL and the United States Department of the Treasury will not conclude that the shares are not “freely transferable,” or not “widely-held.” However, we believe that the shares are “publicly offered securities” for purposes of the DOL regulations and that:

•	our assets will not be deemed to be “plan assets” of any benefit plan that invests in the shares; and
•	any person who exercises authority or control with respect to our assets should not be treated as a benefit plan fiduciary of any benefit plan that invests in the shares, for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Internal Revenue Code.

In addition, a prohibited transaction may also occur under ERISA or the Internal Revenue Code where there are circumstances indicating that:

•	investment in the shares is made or retained for the purposes of avoiding application of the fiduciary standards of ERISA;
•	the investment in the company constitutes an arrangement under which it is expected that the REIT will engage in transactions which would otherwise be prohibited if entered into directly by the benefit plan purchasing the shares;
•	the investing benefit plan, by itself, has the authority or influence to cause the company to engage in such transactions; or
•	the person who is prohibited from transacting with the investing benefit plan may, but only with the aid of its affiliates and the investing benefit plan, cause the company to engage in such transactions with such person.

In any event, a fiduciary or other person investing “plan assets” of any benefit plan should not purchase shares if we or any of our affiliates either:

•	have investment discretion with respect to the investment of such assets; or
•	have authority or responsibility to give or regularly gives investment advice with respect to such assets, for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets and that such advice will be based on the particular investment needs of such benefit plan. Unless an exemption is available for an employer maintaining or contributing to such benefit plans, any such purchase might result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING

                     and                      are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares

Total

The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $    per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $    per share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Overallotment	With Overallotment
Underwriting Discounts and Commissions Payable by us	$	$	$

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $    million and are payable by us.

We have granted an option to the underwriters to purchase up to       additional shares of our common stock at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Indemnity

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreement

We, each of our executive officers, directors, director nominees, certain of our other existing employee security holders and certain other security holders have agreed not to sell or transfer any our common stock or securities convertible into, exchangeable for, exercisable for, or repayable with our common stock, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any of our common stock;
•	sell any option or contract to purchase any of our common stock;
•	purchase any option or contract to sell any of our common stock;
•	grant any option, right or warrant for the sale of any of our common stock;
•	lend or otherwise dispose of or transfer any of our common stock;
•	request or demand that we file a registration statement related to our common stock; or
•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up provisions apply to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We intend to apply to have our common stock listed the New York Stock Exchange under the symbol “IFC.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;
•	our financial information;
•	the history of, and the prospects for, our company and the industry in which we compete;
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;
•	the present state of our development; and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares of our common stock may not develop. It is also possible that after this offering the shares of our common stock will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts and commissions received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. These underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus may be made available on the Internet web site maintained by certain of the underwriters. Other than the prospectus in electronic format, the information on an underwriter’s web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and/or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

LEGAL MATTERS

Certain legal matters relating to this offering, including the validity of the shares of common stock offered hereby, will be passed upon by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and schedule of IMH Financial Corporation as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the reports of BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, appearing elsewhere in this prospectus, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, and other SEC filings may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC Public Reference Room. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS OF IMH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholders of
IMH Financial Corporation
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of IMH Financial Corporation (the “Company”), formerly known as IMH Secured Loan Fund, LLC, as of December 31, 2008 and 2009 and the related consolidated statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2009. In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IMH Financial Corporation at December 31, 2008 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP (formerly known as BDO SEIDMAN, LLP)

Phoenix, Arizona
March 16, 2010 except for earnings per share reported on the Company’s consolidated statements of operations and Note 10 as to which the date is October 26, 2010.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2009
(In thousands, except unit data)

	December 31,
	2008	2009
ASSETS
Cash and Cash Equivalents	$23,815	$963
Mortgage Loans:
Mortgage Loan Note Obligations	549,686	554,848
Less Undisbursed Portion of Loans-in-process and Interest Reserves	(26,574)	(15,975)
Principal Outstanding Held for Investment	523,112	538,873
Less Allowance for Credit Loss	(300,310)	(328,060)
Mortgage Loans Held for Investment, Net	222,802	210,813
Mortgage Loans Held for Sale, Net	90,742	3,207
Mortgage Loans, Net	313,544	214,020
Accrued Interest and Other Receivables	12,014	15,751
Real Estate Held Acquired through Foreclosure Held for Sale, net	—	12,082
Real Estate Held for Development, net:
Acquired through Foreclosure	55,318	84,804
Purchased for Investment	7,463	7,345
Real Estate Held for Development, net	62,781	92,149
Deposits and Other Assets	179	1,464
Advances to Fund Manager	2,471	1,367
Total Assets	$414,804	$337,796
LIABILITIES
Payables to Fund Manager	$1,681	$3,342
Other Payables and Accrued Liabilities	70	6,582
Distributions Payable to Members	4,963	—
Borrowings From Fund Manager	—	1,608
Notes Payable	—	4,182
Unearned Income and Other Funds Held	39	214
Total Liabilities	6,753	15,928
MEMBERS’ EQUITY
Accumulated Deficit	(322,332)	(408,515)
Members’ Capital – $10,000 per unit stated value, authorized units set at discretion of the Manager – 73,038 units issued and outstanding at December 31, 2009 and 2008, respectively	730,383	730,383
Total Members’ Equity	408,051	321,868
Commitments and Contingent Liabilities
Total Liabilities and Members’ Equity	$414,804	$337,796

The accompanying notes are an integral part of these statements

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2007, 2008 and 2009
(In thousands, except per unit data)

	Years Ended December 31,
	2007	2008	2009
INTEREST AND FEE INCOME
Mortgage Loan Income	$47,929	$65,497	$21,339
Rental Income	—	—	955
Investment and Other Income	1,834	1,923	228
Total Interest and Fee Income	49,763	67,420	22,522
EXPENSES
Management Fees	968	1,139	574
Default and Related Expenses	—	773	754
Operating Expenses for Real Estate Owned	—	120	4,300
Professional Fees	—	422	3,103
Interest Expense:
Borrowings from Fund Manager	390	—	267
Participations in Mortgage Loans	830	—	—
Borrowings on Note Payable	—	78	—
Interest Expense	1,220	78	267
Depreciation and Amortization Expense	—	—	702
Provisions and Charges:
Provision for Credit Losses	1,900	296,000	79,299
Impairment Charges on Real Estate Owned	—	27,175	8,000
Total Provisions and Charges	1,900	323,175	87,299
Total Expenses	4,088	325,707	96,999
Net Earnings (Loss)	$45,675	$(258,287)	$(74,477)
Basic and Diluted Net Earnings (Loss) per Share	$4.87	$(17.41)	$(4.63)
Weighted Average Common Shares Outstanding	9,375,328	14,836,281	16,093,487

The accompanying notes are an integral part of these statements

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
Years ended December 31, 2007, 2008 and 2009
(In thousands, except unit data)

	Members’ Units	Members’ Capital	Retained Earnings (Accumulated Deficit)	Total Members’ Equity
Balances at December 31, 2006	25,875	$258,754	$1,426	$260,180
Net Earnings – 2007	—	—	45,675	45,675
Distributions to Members	—	—	(20,755)	(20,755)
Reinvestment of Distributions	2,616	26,165	(26,165)	—
Capital Investment – New Members	28,642	286,416	—	286,416
Capital Investment – Existing Members	6,311	63,107	—	63,107
Full Redemptions	(2,277)	(22,769)	—	(22,769)
Partial Redemptions	(3,489)	(34,889)	—	(34,889)
Retained Earnings paid on Full Redemptions	—	—	(132)	(132)
Net Activity for Year	31,803	318,030	(1,377)	316,653
Balances at December 31, 2007	57,678	576,784	49	576,833
Net Loss – 2008	—	—	(258,287)	(258,287)
Distributions to Members	—	—	(40,860)	(40,860)
Reinvestment of Distributions	2,319	23,191	(23,191)	—
Capital Investment – New Members	19,860	198,601	—	198,601
Capital Investment – Existing Members	5,227	52,270	—	52,270
Full Redemptions	(7,497)	(74,971)	—	(74,971)
Partial Redemptions	(4,549)	(45,492)	—	(45,492)
Retained Earnings paid on Full Redemptions	—	—	(43)	(43)
Net Activity for Year	15,360	153,599	(322,381)	(168,782)
Balances at December 31, 2008	73,038	730,383	(322,332)	408,051
Net Loss – 2009	—	—	(74,477)	(74,477)
Distributions to Members	—	—	(11,706)	(11,706)
Net Activity for Year	—	—	(86,183)	(86,183)
Balances at December 31, 2009	73,038	$730,383	$(408,515)	$321,868

The accompanying notes are an integral part of these statements

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2008 and 2009
(In thousands)

	Years ended December 31,
	2007	2008	2009
CASH FLOWS – Operating Activities:
Net Earnings (Loss)	$45,675	$(258,287)	$(74,477)
Adjustments to Reconcile Net Earnings (Loss) to Net Cash Provided by Operating Activities:
Provision for Credit Losses	1,900	296,000	79,299
Impairment Charge for Assets Acquired Through Foreclosure	—	27,175	8,000
Depreciation and amortization	—	—	702
Accretion of Note Discount	—	(7,229)	—
Increase in Accrued Interest Receivable	(5,459)	(6,392)	(2,622)
Increase in Deposits and Other Assets	—	(409)	(1,757)
Increase (Decrease) in Due From/To Fund Manager	263	(1,036)	405
Increase (Decrease) in Other Payables and Accrued Liabilities	(62)	—	3,663
Increase (Decrease) in Unearned Income and Other Funds Held	488	(583)	175
Net Cash Provided by Operating Activities	42,805	49,239	13,388
CASH FLOWS – Investing Activities:
Mortgage Loans Fundings	(356,634)	(239,890)	(30,343)
Mortgage Loan Repayments	104,290	36,430	10,593
Mortgage Loan Repayment – Sale of Whole Loan	—	31,325	—
Proceeds from Loan Participations Issued	36,418	—	—
Loan Participations Reacquired	(41,356)	—	—
Proceeds from Sale of Whole Loans	5,400	—	—
Repurchase of Whole Loans Sold	(5,238)	—	—
Proceeds from Sale of Real Estate Owned		—	1,083
Investment in Real Estate Held for Development	—	(8,573)	(2,512)
Net Cash Used in Investing Activities	(257,120)	(180,708)	(21,179)
CASH FLOWS – Financing Activities:
Proceeds from Note Payable to Bank	—	8,000	—
Repayment of Note Payable to Bank	—	(8,000)	—
Proceeds from Borrowings from Manager	9,980	—	6,000
Repayments of Borrowings from Manager	(14,429)	—	(4,392)
Increase (Decrease) in Member Investments Pending Activation/Deposits Pending Return	4,105	(4,491)	—
Members’ Capital Investments	349,523	250,871	—
Members’ Redemptions	(53,926)	(126,620)	—
Members’ Distributions	(19,493)	(38,080)	(16,669)
Net Cash Provided by (used in) Financing Activities	275,760	81,680	(15,061)
Net Increase (Decrease) in Cash and Cash Equivalents	61,445	(49,789)	(22,852)
Cash and Cash Equivalents:
Beginning of Period	12,159	73,604	23,815
End of Period	$73,604	$23,815	$963
Supplemental Cash Flow Information:
Interest Paid	$1,258	$78	$267
Supplemental Disclosure of Non-Cash Financing and Investing Activities:
Real Estate Acquired through Foreclosure	$—	$81,383	$41,533
Real Estate Assets Acquired Through Non-Cash Transactions	$—	$—	$6,796

The accompanying notes are an integral part of these statements

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 1 — COMPANY DESCRIPTION

IMH Financial Corporation, or the Company, a corporation incorporated under the laws of the State of Delaware, was formed from the conversion of IMH Secured Loan Fund, LLC, or the Fund, a Delaware limited liability company, on June 18, 2010, as described in Note 12. The Fund, was organized under the laws of the State of Delaware as a limited liability company effective May 14, 2003 for the primary purpose of investing in commercial mortgage loans with maturities of generally eighteen months or less that are secured by first deeds of trust (herein referred to as mortgage loans) on real property located throughout in the United States of America. The sponsor and manager of the Fund is Investors Mortgage Holdings Inc., or the Manager, which was formed in June 1997 in Arizona and is a mortgage banker licensed in Arizona. The Manager’s obligations and responsibilities as manager of the Fund are prescribed in the IMH Secured Loan Fund, LLC Limited Liability Company Operating Agreement, dated May 15, 2003, as amended and restated, or the operating agreement, which governs all aspects of Fund operations. The operating agreement provides standards for, among other things, investment guidelines, loan underwriting, business operations and the allocation between the parties of income, gains, losses and distributions.

The Fund’s existence is perpetual and has a December 31 year-end. Aggregate capital contributions are set at the discretion of the Manager as permitted by the operating agreement. Initial investment minimums are set at $50 and additional investments, other than reinvestments of distributions, are in not less than $10 increments, unless modified at the discretion of the Manager. Contributions are subject to an initial 60 day holding period before redemption may be requested. Redemptions are subject to several conditions, including a minimum 60 day written notice period. Further, redemptions in any fiscal year are, at the discretion of the Manager, limited to 10% of the outstanding membership units in the Fund. Membership units in the Fund are transferable and redeemable only under certain limited circumstances. The ability of members to have their membership units redeemed was suspended effective October 1, 2008.

The Company has established various wholly-owned subsidiaries in connection with the foreclosure of certain loans and acquisition of related collateral property. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Manager and the Manager’s wholly-owned subsidiary, IMH Mortgage Holdings California, Inc., are part of the IMH Group. The IMH Group has been engaged in diverse facets of real estate, such as finance, property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, and other real estate-related services for over ten years. Other members of the IMH Group include, among others, IMH Holdings, LLC, an Arizona limited liability company, and its wholly-owned subsidiaries, IMH Management Services, LLC, an Arizona limited liability company, and SWI Management, LLC, an Arizona limited liability company. IMH Management Services, LLC provides human resources and administrative services, including the supply of employees, to the various members of the IMH Group, and SWI Management, LLC is engaged in various real estate and real estate related activities.

As of December 31, 2009, the Company’s accumulated deficit aggregated $408,515 as a direct result of provisions for credit losses and impairment charges relating to the change in the fair value of the collateral securing the Company’s loan portfolio and the fair value of real estate owned assets primarily acquired through foreclosure during 2009 and 2008. During the year ended December 31, 2009, the Company’s total cash decreased by $22,852. At December 31, 2009, the Company had cash and cash equivalents of $963 and undisbursed loans-in-process and interest reserves funding estimates totaling $15,975. Our business model relies on capital availability for our borrowers to re-finance the short-term bridge loans we provide to assist a developer’s real estate entitlement and development efforts. However, the erosion of the U.S. and global credit markets during 2008 and parts of 2009, including a significant and rapid deterioration of the mortgage lending and related real estate markets, has significantly reduced traditional sources of conventional take-out financing.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 1 — COMPANY DESCRIPTION - (continued)

As a result, the Company has experienced increased default and foreclosure rates on the mortgage loans it holds in its portfolio. In addition, the Manager has found it necessary to modify certain loans, which modifications have resulted in extended maturities of two years or longer, and believes it may need to modify additional loans in an effort to, among other things, protect the Company’s collateral.

In addition, as allowed by the operating agreement, effective October 1, 2008, the Company ceased accepting additional member investments, honoring new redemptions requests, or identifying and funding new loans subsequent to September 30, 2008 (although the Company may finance new loans in connection with the sale of collateral under existing loans or the sale of real estate owned assets). Additionally, during the second quarter of 2009, the Company suspended distributions to members. These elections were made in an effort to preserve the Company’s capital and to seek to stabilize the Company’s operations and liquid assets in order to enhance our ability to meet future obligations, including those pursuant to current loan commitments. The freeze was precipitated by increased default and foreclosure rates on the Company’s portfolio loans and a reduction in new member investment, compounded by a significant number of redemption requests submitted during the latter part of the third quarter of 2008, the payment of which the Company believes would have rendered it without sufficient capital necessary to fund its outstanding lending commitments. Despite the financial condition and status of the Company since October 2008, the Manager believes that it has developed a liquidity plan that, if executed successfully, would likely provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements and put the Company back into operational mode.

In order to address the current financial situation of the Company, on December 31, 2009, the Manager, on behalf of the Company, submitted a consent solicitation/prospectus to the Securities and Exchange Commission, or the SEC, for review and approval. Upon approval by the SEC, the consent solicitation/ prospectus is expected to be distributed to the members to obtain member approval to consummate a series of proposed transactions (the Conversion Transactions) that would restructure the Company’s financial and operational affairs. The Manager believes the Conversion Transactions will:

•	position the Company to become a publicly traded corporation listed on the New York Stock Exchange, or NYSE;
•	create the opportunity for liquidity for members;
•	cause the Company to be internally managed, which would eliminate possible conflicts and more fully align the interests of the Fund, the Manager and IMH Holdings, LLC, or Holdings, which is a holding company for other affiliates of the Manager;
•	create the opportunity for us to raise additional capital in the public markets, thereby enabling us to better acquire and originate commercial mortgage loans and other real estate related investment opportunities;
•	create the opportunity to achieve long term value for our stockholders through dividends and capital appreciation; and
•	create a board of directors comprised of a majority of independent directors, which will enhance our corporate governance.

The Conversion Transactions involve (i) the merger of the Fund, which is currently a Delaware limited liability company, into a newly-formed Delaware corporation named IMH Financial Corporation, and (ii) the acquisition by IMH Financial Corporation of all of the outstanding shares of the Manager, as well as all of the outstanding membership interests of Holdings. In connection with the Conversion Transactions, the Manager

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 1 — COMPANY DESCRIPTION - (continued)

has also approved a stock incentive plan. Upon the consummation of the Conversion Transactions, the Manager intends to raise capital through an initial public offering of IMH Financial Corporation common stock and to list our common stock on the NYSE; however, the initial public offering and listing of our common stock are not conditions to the consummation of the Conversion Transactions. Additionally, the execution of the Conversion Transactions is conditioned on the approval by a majority of the members of the Fund. As discussed in Note 12, the Conversion Transactions were executed on June 18, 2010.

In the event that the Conversion Transactions were not consummated, the Company’s liquidity plan includes selling whole loans or participating interests in certain loans in its portfolio and liquidating certain real estate assets it holds. As of December 31, 2009, three loans with carrying values of $3,207, net of allowance for credit loss of $2,368 are being actively marketed for sale. Accordingly, these loans are reflected as held for sale in the accompanying consolidated balance sheets. In addition, as of December 31, 2009, four real estate owned projects with a carrying value totaling $12,082 are being actively marketed for sale. Accordingly, this real estate owned asset is reflected as held for sale in the accompanying consolidated balance sheets. Also, as described in Note 8, subsequent to December 31, 2009, the Manager was successful in securing third party financing from two lenders in the amount of $12,500 for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned and working capital needs. Additionally, the Company continues to evaluate its existing outstanding loan obligations to ascertain the necessary funding amounts and timing for each loan, and to determine potential reductions in, or cessation of, funding commitments for loans in default or to find alternative sources for such fundings. This analysis is on-going, although the results are not expected to materially affect our current estimate of outstanding loan commitments presented in the accompanying financial statements. Additionally, if the Conversion Transactions are not consummated, the Manager will continue to evaluate other potential strategies for the Company, including, but not limited to, the possible orderly liquidation of the Company, a merger or business combination of the Company into one or more possible new investment vehicles, and other potential strategies.

There is no assurance that the Conversion Transactions or alternative strategies or transactions could be consummated on acceptable terms, in a reasonable time frame or at all. In addition, if the Conversion Transactions are not consummated, given the state of the real estate and credit markets, it is unlikely that the Company will be able to re-commence its historical operations in the same manner in which it previously operated or at all. The Manager continues to examine the material aspects of the Company’s business for areas of potential improvement and recovery of the Company’s loan and real estate owned portfolio. However, if the real estate market does not return to prior levels of normalcy in the near future and credit markets are not re-established in a reasonable time frame, we believe the realization of full recovery of the Company’s investments is unlikely to occur in a reasonable time frame or at all, and we may be required to liquidate the Company’s investment portfolio at a price significantly below the Company’s initial investment basis or potentially below current carrying values. Nevertheless, with the interim debt we have secured and other recent liquidity events, including the sale of certain loans and real estate held for sale, we believe that we have the liquidity necessary to operate on a more deliberate basis, rather than one of reactionary or forced liquidations of our assets at currently depressed prices.

The matters described above represent the key elements to the success of our operating plan for the year ending December 31, 2010. Based on our operating plans, we believe that our cash and cash equivalents, coupled with our liquidity derived from debt we have secured and the disposition of select assets, will allow us to fund operations over the next 12 months.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 1 — COMPANY DESCRIPTION - (continued)

The Manager receives from borrowers, either directly or from loan proceeds, all revenue and fees from loan origination, processing, servicing and extension. As a result of the suspension of certain of the Company’s activities, although the Manager may collect fees from time-to-time from the modification of existing loans or from penalties or default fees, the suspension of the Company’s lending activities has resulted in a material reduction of the Manager’s primary revenue source. During the year ended December 31, 2008, these factors raised substantial doubt about the Manager’s ability to continue as a “going concern”, subject to changes in the Manager’s strategy. The Manager has initiated or implemented, among other initiatives, the following:

•	Implemented a cost reduction program, including a reduction in staff. The reduction in staff affected nearly 60% of the Manager’s employees while preserving more modest core functionality in the material operational areas. To date, the Manager has stabilized monthly operating costs at approximately $500 per month.
•	Continued our collaboration with investment banking firms to seek and to close financing and capital raising alternatives.
•	Continued to explore mechanisms through which the Manager can expand participation in the capital markets, including, without limitation, to expand existing or add additional funding vehicles to seek to capitalize on what the Manager believes are numerous business opportunities arising from the disruptions in the capital and credit markets.
•	Engaged in on-going negotiations with creditors to defer or otherwise restructure existing liabilities.
•	Other initiatives seeking to mitigate the risk of the continued viability of the Manager as an operating entity.
•	Filed a registration statement on behalf of the Company regarding the proposed Conversion Transactions.

If the Conversion Transactions were not approved, it was anticipated that the Manager would seek the approval of the members of the Fund to modify the existing management fee structure to align its compensation more consistently with current industry standards for providing similar services. The Manager believes that industry standards for similar services usually requires an asset management fee of 1.5% to 2.0% of the cost basis of total assets under management, as well as an allocation of 20% of net earnings over a specified hurdle rate. If neither the Conversion Transactions nor the revised management fee structure is approved by the members, the lack of approval may result in the Manager’s resignation as the Manager. The Manager’s resignation would require, among other things, a vote by the members to engage a new manager, whose fee structure may be in excess of that sought by the Manager. Under the terms of the operating agreement, the Manager is not required to provide management services to the Company after 120 days from the date of notice of termination or resignation. Based on the Manager’s strategies and operating plans. The Manager believes that its cash and cash equivalents along with cash flows generated from operations and working capital management will allow the Manager to fund its operations over the next 12 months.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company prepares its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States, or GAAP. The majority of the Company’s operating costs and the cost of all furniture and equipment used in the administration of the Company have historically been paid by the Manager and were not recorded as expenses or Company assets or deducted from

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

the net earnings of the Company. However, as a result of the reduction in the Manager’s revenue-generating activities and corresponding reduction in liquidity, certain costs that the Manager historically elected to pay on our behalf, (which it was not required to pay), have been transferred to us. These expenses include various professional fees for consulting services, valuation services, legal and accounting services relative to public reporting related expenses and activities. The Manager receives a management fee from the Company for the services it provides, which includes operating costs it incurs in the administration of the Company. The foregoing is in accordance with the Operating Agreement.

Management Fee

For managing the Company, the Manager is entitled to a 25 basis point annualized fee, earned and payable monthly, based on the Company’s investment in mortgage loans at each month-end, excluding non-performing assets such as loans in non-accrual status and real estate owned. In addition, the Manager is entitled to 25% of any amounts recognized in excess of the Company’s principal and note rate interest due in connection with such loans.

Revenue Recognition

Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365 day year. The Company does not recognize interest income on loans once they are deemed to be impaired and placed in non-accrual status. Generally, a loan is placed in non-accrual status when it is past its scheduled maturity by more than 90 days, when it becomes delinquent as to interest due by more than 90 days or when the related fair value of the collateral is less than the total principal, accrued interest and related costs. The Manager may determine that a loan, while delinquent in payment status, should not be placed in non-accrual status in instances where the fair value of the loan collateral significantly exceeds the principal and the accrued interest, as the Manager expects that income recognized in such cases is probable of collection. In addition, a loan may be placed in or removed from non-accrual status when the Manager makes a determination that the facts and circumstances warrant such reclassification irrespective of the current payment status. Unless and until we have determined that the value of underlying collateral is insufficient to recover the total contractual amounts due under the loan term, generally our policy to continue to accrue interest until the loan is greater than 90 days delinquent with respect to accrued, uncollected interest or greater than 90 days past scheduled maturity, whichever comes first.

A loan is typically not removed from non-accrual status until the borrower has brought the respective loan current as to the payment of past due interest, and unless the Manager is reasonably assured as to the collection of all contractual amounts due under the loan based on the value of the underlying collateral of the loan, the receipt of additional collateral required and the financial ability of the borrower to service our loan.

We do not generally reverse accrued interest on loans once they are deemed to be impaired and placed in non-accrual status. In conducting our periodic valuation analysis, we consider the total recorded investment for a particular loan, including outstanding principal, accrued interest and estimated foreclosure costs when computing the amount of valuation allowance required.

Cash receipts are first allocated to interest, except when such payments are specifically designated by the terms of the loan as a principal reduction. Loans with a principal or interest payment one or more days delinquent are in technical default and are subject to various fees and charges including default interest rates, penalty fees and reinstatement fees. Often these fees are negotiated in the normal course of business and, therefore, not subject to estimation. Accordingly, income pertaining to these types of fees is recorded as revenue when received.

In accordance with the operating agreement, all fees relating to loan origination, documentation, processing, administration, loan extensions and modifications are earned by the Manager.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

Allowance for Credit Losses

A loan is deemed to be impaired when, based on current information and events, it is probable that the Company will be unable to ultimately collect all amounts due according to the contractual terms of the loan agreement and the amount of loss can be reasonably estimated.

The Company’s mortgage loans, which are deemed to be collateral dependent, are subject to an allowance for credit loss based on the Manager’s determination of the fair value of the subject collateral in relation to the outstanding mortgage balance, including accrued interest and related accrued or expected costs to foreclose and sell. The Manager evaluates the Company’s mortgage loan portfolio for impairment losses on an individual loan basis, except for loans that are cross collateralized within the same borrowing groups. For such loans, the Manager performs both an individual evaluation as well as a consolidated evaluation to assess the Company’s overall exposure for such loans. As such, all relevant circumstances are considered by the Manager to determine impairment and the need for specific allowances. In the event a loan is determined not to be collateral dependent, we measure the fair value of the loan based on the estimated future cash flows of the note discounted at the note’s contractual rate of interest.

Under this definition, certain of the loans that are classified as “in default” status would qualify as impaired under this GAAP definition while others would not. Since our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided under such loans, is largely dependent on the fair value of the underlying collateral.

Fair Value

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. As of the dates of the balance sheets, the respective carrying value of all balance sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, mortgage investments, accrued interest, amounts payable to the Manager and payables to members. Fair values of cash equivalents amounts payable to the Manager and payables to members are assumed to approximate carrying values because these instruments are short term in duration.

The Manager performs an evaluation for impairment for all loans in default as of the applicable measurement date based on the “fair value” of the collateral, if the Manager determines that foreclosure is probable. We generally measure impairment based on the value of the underlying collateral of the loans because our loan portfolio is considered collateral dependent, as allowed under applicable accounting guidance. Impairment for collateral dependent loans is to be measured at the balance sheet date based on the then fair value of the collateral, less costs to sell, in relation to contractual amounts due under the terms of the loan. In the case of loans that are not deemed to be collateral dependent, we measure impairment based on the present value of expected future cash flows. All Company loans are deemed to be collateral dependent.

In determining fair value, the Manager has adopted applicable accounting guidance, which establishes a framework for measuring fair value in accordance with generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This statement applies whenever other accounting standards require or permit fair value measurement. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the “exit price”) in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset or liability that are (a) independent of the reporting entity; that is, they are not related parties; (b) knowledgeable, having a reasonable understanding about the asset or liability and the transaction based on all available information, including information that might be obtained through due diligence efforts that are

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

usual and customary; (c) able to transact for the asset or liability; and (d) willing to transact for the asset or liability; that is, they are motivated but not forced or otherwise compelled to do so.

Under applicable accounting guidance, a fair value measurement assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the reporting entity is different.

Determination of the highest and best use of the asset establishes the valuation premise used to measure the fair value of the asset. Two asset categories are established under applicable accounting guidance: in-use assets and in-exchange assets. When using an in-exchange valuation premise, the fair value of the asset is determined based on the price that would be received in a current transaction to sell the asset standalone. All Company loans are deemed to be in-exchange assets.

The accounting guidance establishes a fair value hierarchy that prioritizes the inputs into valuation techniques used to measure fair value. The three levels of the fair value hierarchy under this accounting guidance are as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

Level 2 — Valuations based on quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly; and

Level 3 — Valuations based on models that use inputs that are unobservable in the market and significant to the fair value measurement.

The accounting guidance gives the highest priority to Level 1 inputs, and gives the lowest priority to Level 3 inputs. The value of a financial instrument within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value of the instrument.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability, rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, our own assumptions attempt to reflect those that market participants would use in pricing the asset or liability at the measurement date. Further, fair value measurements are market-based measurements with an exit price notion, not entity-specific measurements. Therefore, an entity cannot disregard the information obtained from the current market simply because the entity is a “willing” seller at that price. If the best information available in the circumstances indicates that market participants would transact at a particular price, it does not matter whether the reporting entity is actually willing to transact at that particular price.

In the case of collateral dependent loans, the amount of any improvement in fair value attributable to the passage of time is recorded as a credit to the provision for credit losses with a corresponding reduction in the allowance for credit loss. In the case of loans not deemed to be collateral dependent, the amount of any improvement attributable to the passage of time is recorded as interest income at the loans’ contract rate with the remainder, if any, recorded as a reduction in the aggregate allowance for credit loss and offset recorded as a net component for the period provision for credit losses.

Loan Charge Offs

Our loans are all collateralized by real estate and all are deemed to be collateral dependent. Accordingly, the collateral for each is subject to a periodic fair value analysis. Valuation estimates are analyzed and

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

updated, with appropriate adjustments recorded on a quarterly basis. When a loan is foreclosed and transferred to a real estate owned status, an assessment of the most current valuation is made and updated as necessary, and the asset is transferred to a real estate owned status at its then current fair value, less estimated costs to sell. Except in limited circumstances, our real estate owned assets are classified as held for development or investment (i.e., a long-lived asset) and not “held for sale”. However, if a real estate owned asset is sold, any difference between the net carrying value and net sales proceeds are charged or credited to operating results in the period of sale.

Loan charge offs generally occur under one of two scenarios, including 1) the foreclosure of a loan and transfer of the related collateral to real estate owned status, or 2) the Manager elects to accept a loan payoff at less than the contractual amount due. Under either scenario, the loan charge off is generally recorded through the allowance for credit loss.

A loan charged off is recorded as a charge to the allowance for credit loss at the time of foreclosure in connection with the transfer of the underlying collateral to a real estate owned status. The amount of the loan charge off is equal to the difference between the contractual amounts due under the loan and the fair value of the collateral acquired through foreclosure, net of selling costs. Generally, the loan charge off amount is equal to the loan’s allowance for credit loss. At the time of foreclosure, the contractual value less the related allowance for credit loss is compared with the estimated fair value, less costs to sell, on the foreclosure date and the difference, if any, is included in the provision for credit losses (recovery) in the statement of operations. The allowance for credit loss is netted against the gross carrying value of the loan, and the net balance is recorded as the new basis in the real estate owned asset. Once in a real estate owned status, the asset is evaluated for impairment based on accounting criteria for long-lived assets.

Classification of Loans

We generally expect that upon origination, mortgage investments will be held until maturity or payoff. While we have the ability to do so, we do not originate or acquire loans with the intent of reselling them as whole loans. In addition, we do not have any mandatory delivery contracts or forward commitments to sell loans in the secondary whole loan market. Because we have the ability and the intent to hold these loans for the foreseeable future or until maturity, they are classified as held for investment pursuant to applicable accounting guidance. Notwithstanding the foregoing, we may sell a percentage of our loans on a whole loan or participation basis. See the discussion under the heading “Participations Issued and Whole Loans Sold” for additional information.

Loan Modifications and Troubled Debt Restructuring

The Company’s historical business practice was that substantially all of its loans were originated with a maturity of one year, with the intent of modifying loans as necessary in the ordinary course of business, until the borrower secured take-out financing. Under current accounting guidance, the Manager deems a loan modification to represent a troubled debt restructuring if, because of the borrower’s financial difficulties, the Company grants a concession to a debtor that it would not otherwise consider. In the Manager’s evaluation of the potential for modifying a loan and whether such a modification qualifies as a troubled debt restructuring, the Manager conducts a re-underwriting on the borrower and the related project. This evaluation includes, among other factors, the following: (1) the stage of development of the project and estimated cash flow to be derived from the development and disposition of the project; (2) the financial wherewithal of the borrower and its ability to fund on-going maintenance, taxes and insurance costs; (3) whether the Manager believes that retaining the current owner/operator/developer of the project will maximize the project’s value; (4) the borrower’s performance under the terms of the original loan; and (5) the availability of third-party financing to the borrower to “take-out” the Company’s loan. While the Company has not historically forgiven any

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

recorded principal or interest at the time of a modification, in the event that alternative financing is unavailable at the time of modification, the Manager deems such modifications to be troubled debt restructurings under current accounting guidance.

Loans-In-Process

The Mortgage Loan Note Obligations appearing on the balance sheets under assets include unearned interest and undisbursed construction draws and other loan related costs. Interest is earned daily and, for loans whose interest reserve is not funded at the time of origination, is added to each loan’s principal balance monthly. Construction draws and other loan related costs are disbursed to the borrower when certain events have occurred or benchmarks have been reached. Generally, the deferred portion of unearned interest and undisbursed construction draws and other loan related costs do not earn interest and are included as a reduction of Mortgage Loan Note Obligations and classified as Undisbursed Portion of Loans-In-Process and Interest Reserves, which are reductions in arriving at Mortgage Loan Note Obligations.

Loans Held for Sale

Loans that we intend to sell, subsequent to origination or acquisition, are classified as loans held for sale, net of any applicable allowance for credit loss. Loans classified as held for sale are generally subject to a specific marketing strategy or a plan of sale.

Loans held for sale are accounted for at the lower of cost or fair value on an individual basis and are reported as a component of mortgage loans. Direct costs related to selling such loans are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale. Valuation adjustments related to loans held for sale are not included in the allowance for credit loss in the accompanying balance sheet, but rather are reported net of related principal of loans held for sale on the balance sheet and the provision for credit losses in the statements of operations.

Discounts on Acquired Loans

We account for mortgages acquired at a discount in accordance with applicable accounting guidance. The accounting guidance requires that the amount representing the excess of cash flows estimated by the Manager at acquisition of the note over the purchase price is to be accreted into purchase discount earned over the expected life of the loan (accretable discount). Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the nonaccretable discount are reasonably estimable and collection is probable, the corresponding decrease in the nonaccretable discount is transferred to the accretable discount and is accreted into interest income over the remaining life of the loan using the interest method. If cash flow projections deteriorate subsequent to acquisition, or if the probability of the timing or amount to be collected is indeterminable, the decline is accounted for through the provision for credit loss. Until such time that the timing and amount to be collected under such loans is determinable and probable as to collection, no accretion shall be recorded.

Participations Issued and Whole Loans Sold

In order to facilitate our liquidity, we occasionally issue participating interests in loans. With the Manager’s election to suspend the acceptance of additional member contributions and the funding of new loans, the Manager may increase loan participations and loan sales in order to meet current liquidity demands in its portfolio. When negotiating participations, we endeavor to effect such transactions at par and for no more than 50% of a loan’s principal balance, and the Company generally remains the servicing agent for the loan. However, in light of current economic conditions, it may be necessary to employ alternative structures for loan participations. Under the terms of the participation agreements, the purchaser and the Company are pari-passu as it pertains to the rights, privileges and obligations of ownership. However, because the participated interests are not legally isolated from the Company in a bankruptcy-remote, separate legal entity,

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

these participations are recorded as secured borrowings by the Company and classified as Participations in Mortgage Loans Issued in the accompanying balance sheet. Under this structure, interest earned by the Company on the entire loan is recorded as interest income, and interest earned by the purchaser is recorded as interest expense.

Additionally, in order to facilitate our short-term cash needs, we historically sold whole loans at par to the Manager and to third-parties, though there was no intent to sell such loans at the time of origination. Under terms of the whole loan sale agreements, the purchasers assume all rights, privileges and obligations of ownership.

The loans sold to the Manager have historically been repurchased and the loans sold to third parties have been repurchased at the request of the third party. The loans sold to the Manager are not legally isolated from the Company in a bankruptcy-remote, separate legal entity and, therefore, these sales were recorded as secured borrowings by the Company. With respect to whole loans sold to third parties, assignment of our interest in the promissory note, deeds of trust and guaranties were executed, servicing was transferred and the loan is removed from our books at par with no gain or loss on sale recorded. Pursuant to the terms of these transactions, we have no legal right or obligation to repurchase the loan and the purchaser does not have a legal right to require repurchase of the loan.

Interest Reserves

As is customary in commercial real estate development lending, the Company’s loan terms may require the establishment of funded or unfunded interest reserves which are included as part of the note commitment and considered in the loan to value ratios at the time of underwriting. In some cases, the borrower may elect to pay interest from its own sources.

In certain instances, at the time a loan is funded, estimates of interest due for the life of the loan and certain other expenses payable by the borrower are charged to and are included in the loan principal balance. The amount of the unearned interest and other expenses included in the loan principal balance is credited to a liability account for the benefit of the borrower and classified as Unearned Income and Other Funds Held. Should a borrower prepay a loan, any unearned portion of the interest or expenses included in principal are credited to the borrower at payoff as a reduction of the loan’s principal balance.

In certain instances, our loan documents require that funded interest reserve accounts be established for certain borrowers. Under these arrangements, upon initial funding of the loan, a predetermined amount, approximating interest due during the initial loan term, is deposited into a controlled disbursement account in the name of the borrower for the benefit of the Company. We routinely direct such funds to be held in segregated money market and short-term investments accounts that are generally fully insured by the Federal Deposit Insurance Corporation, or FDIC. Investment interest earned on such accounts is credited to the borrower. Interest income due monthly on the related mortgage investments is drawn from these accounts and transferred to the Company. These accounts, which are held in the borrowers’ names, are not included in the accompanying consolidated balance sheets.

Real Estate Held for Development or Sale

Real estate held for development or held for sale consists primarily of assets that have been acquired in satisfaction of a receivable the same as if the assets had been acquired for cash, such as in the case of foreclosure. When a loan is foreclosed upon and transferred to a real estate owned status, an assessment of the fair value is made, and the asset is transferred to real estate held for development or held for sale at this amount less costs to sell. The Company typically obtains a valuation on a real estate owned asset within 90 days of the date of foreclosure of the related loan. Valuation adjustments required at the date of transfer are charged to the allowance for loan losses.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

Our determination of whether to classify a particular real estate owned asset as held for development or held for sale depends on various factors, including the Manager’s intent to sell the property and whether a formal plan of disposition has been entered into, among other circumstances.

Subsequent to transfer, real estate held for sale is carried at the lower of carrying amount (transferred value) or fair value, less estimated selling costs. Our real estate held for development is carried at the transferred value, less cumulative impairment charges. Real property held for development requires periodic evaluation for impairment which is conducted at each reporting period. When circumstances indicate that there is a possibility of impairment, the Manager will assess the future undiscounted cash flows of the property and determine whether they are sufficient to exceed the carrying amount of the asset. In the event these cash flows are insufficient, the Manager will determine the fair value of the asset and record an impairment charge equal to the difference between the fair value and the then-current carrying value. The impairment charge is recognized in the Statement of Operations.

Upon sale of real estate, any difference between the net carrying value and net sales proceeds are charged or credited to operating results in the period of sale.

Member Investments Pending Activation

Member Investments Pending Activation reflects cash received and deposited by the Company for new member investments not yet approved by the Manager for the purchase of membership units or cash items deposited in the bank but not yet available for investment.

Cash and Cash Equivalents

Cash and cash equivalents include money market funds held with various commercial banks in the name of the Company as well as short term certificates of deposit with an original maturity of 90 days or less. The FDIC protects the funds held with the commercial bank up to a maximum of $250. The Company customarily maintains money market deposits in banks in excess of FDIC protection limits. To date, the Company has not experienced any losses as a result of any amounts held in excess of the FDIC insurance limits.

Statement of Cash Flows

As is customary in our industry, certain loans in our portfolio contain provisions which provide for the establishment of unfunded interest reserves which are drawn from the existing note obligation for the satisfaction of monthly interest due in accordance with the terms of the related notes. For purposes of reporting, such draws are reflected as cash transactions in accrued interest and mortgage loan fundings in the accompanying consolidated statements of cash flows.

Income Taxes

The Fund, with the authority granted by its members, has elected to be taxed under sections of federal and state income tax law as a Large Partnership. Since the Fund is a partnership for tax purposes, no income taxes are paid by the Fund. Instead, the members separately pay tax on their pro rata shares of the Fund’s income, deductions, losses and credits. Therefore, no provision has been made for income taxes in the accompanying financial statements. Historically, Fund members could elect to either reinvest or receive cash distributions from the Fund. The ability of members to reinvest distributions was terminated effective October 1, 2008. Whether received in cash or reinvested, members are individually responsible to pay their respective income taxes on distributions credited to them.

Use of Estimates

The Manager has made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the consolidated financial statements and the

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

reported amounts of income and expenses during the reporting period, in accordance with GAAP. Accordingly, actual results could differ from those estimates. Such estimates primarily include the allowance for credit loss, valuation estimates for real estate owned and the accretable amount and timing of interest revenue for loans purchased at a discount.

Company Expenses

We pay a management fee to the Manager and the direct expenses of the Company, as defined in the operating agreement, which include management fees to the Manager; expenses or costs related to defaulted loans, foreclosure activities, or property acquired through foreclosure, and all activities related thereto; and interest expense paid on loans that we have sold or participated, but for which we must account for as secured borrowings under current accounting guidance. Historically, the Manager paid all overhead or certain operating expenses attributable to our operations. However, due to the reduction in the Manager’s liquidity when we ceased funding new loans, we are now required to absorb certain additional direct expenses, some of which the Manager previously elected to pay on our behalf, although it was not required to do so. These additional direct expenses include various professional fees for consulting services, valuation services, legal and auditing services relating to public reporting related expenses, and allocated personnel expenses directly attributed to asset recovery.

Direct Default Related Expenses

Costs related to defaulted loans, foreclosure activities, or property acquired through foreclosure include direct expenses such as legal fees, valuation costs related to such assets, operating costs of real estate owned assets, and an allocation of salaries of personnel who spend their time on defaulted loans, foreclosure activities, or property acquired through foreclosure. Subject to the quarterly fair value analysis, costs related to the development or improvement of real estate assets are generally capitalized and costs relating to holding such assets are charged to expense.

Segment Information

The Company’s primary income-producing activity is investing in mortgage loans which are collateralized by real property located in various regions of the United States. During 2008 and 2009, we acquired through foreclosure various real estate assets that served as collateral for related loans, and purchased certain additional real property that is contiguous to the collateral securing a particular loan. These assets were acquired as a direct result of mortgage lending activities, are primarily held for development and, except for one operating commercial building acquired through foreclosure, are not producing a material amount of income as of December 31, 2009 and 2008. As a result, separate segment reporting for these activities is not practicable at December 31, 2009. Accordingly, the Company does not report more than one segment.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board, or FASB, issued new accounting guidance that provides additional guidance for determining whether market activity for a financial asset or liability has significantly decreased, as well as for identifying circumstances that indicate that transactions are not orderly. The new guidance reiterates that if a market is determined to be inactive and the related market price is deemed to be reflective of a “distressed sale” price, then management judgment may be required to estimate fair value. The new guidance identifies factors to be considered when determining whether or not a market is inactive. We do not believe the adoption of this pronouncement would have a material effect on our financial position or results of operations.

In June 2009, the FASB issued new accounting guidance that will require the FASB Accounting Standards Codification, or ASC, to become the source of authoritative U.S. accounting and reporting standards for nongovernmental entities in addition to the guidance issued by the SEC. FASB ASU significantly changes

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

the way financial statement preparers, auditors, and academics perform accounting research. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In October 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860) — Accounting for Transfers of Financial Assets. This update amends the codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140. The amendments in this update improve financial reporting by eliminating the exceptions for qualifying special- purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This update is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. We do not expect the adoption of this standard to have a material impact on our financial position or results of operation.

In October 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This update amends the codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in this update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. This update is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. We do not expect the adoption of this standard to have a material impact on our financial position or results of operation.

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505) — Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this update clarify that the stock portion of a distribution to stockholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This update is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The implementation of this standard did not have a material impact on our consolidated financial statements.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

The FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurements as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:

•	a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
•	in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•	for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and
•	a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting period beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. We do not expect the adoption of this standard to have a material impact on our financial position or results of operation.

Reclassifications

Certain 2008 amounts have been reclassified to conform to the 2009 and 2010 financial statement presentation.

Subsequent Events

The Manager evaluated subsequent events through May 17, 2010, the date this amended annual report on Form 10-K was filed with the SEC. Subsequent to December 31, 2009, an individual member of the Fund filed a complaint against the Company with the SEC in opposition to the proposed Conversion Transactions.

The Manager has evaluated these events and has determined that they did not have a material effect on the overall presentation of the accompanying financial statements.

NOTE 3 — CASH AND CASH EQUIVALENTS

The operating agreement provides that the amount classified as Retained Earnings in the financial statements (described as Loan Loss Reserve in the operating agreement) be held in cash. At December 31, 2008 and 2009, the Company had an accumulated deficit and there were no cash reserves available for this purpose.

Further, the operating agreement also provides that generally 3% – 5% of mortgage loans are to be held for working capital. The funds are held in cash equivalent investment accounts and are designated as working capital and other funds available for operating obligations and lending. These funds are classified as cash equivalents on the accompanying financial statements. These designations are discretionary.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 3 — CASH AND CASH EQUIVALENTS - (continued)

A summary of the cash and cash equivalents as of December 31, 2008 and 2009, with balances as designated by the Manager, follows:

	December 31,
	2008	2009
Working Capital Reserve	$21,911	$—
Available for Operating Obligations and Lending	1,904	963
	$23,815	$963

Given the suspension of the Company’s member investment and lending activities and the limited cash sources available to the Company, we anticipate that all remaining cash will be needed to fund outstanding loan obligations and Company operations.

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES

Lien Priority

Historically, all of our mortgage loans have been collateralized by first deeds of trust (mortgage) on real property, and have generally included a personal guarantee by the principals of the borrower. Oftentimes, our loans are secured by additional collateral. However, during the year ended December 31, 2009, with respect to one loan we agreed to subordinate a portion of our first lien mortgage to a third party lender in the amount of $14,000 (approximately 25% of the outstanding principal). The subordination was granted in order to provide liquidity to the borrower to complete the construction of the project, an obligation for which the Company had been responsible under the original loan terms. Under the terms of the subordination agreement, the Company may purchase or pay off the loan to the third party lender at par. In addition, subsequent to December 31, 2009, we agreed to subordinate a portion of our first lien mortgage for a separate loan to a third party lender in the amount of $1,500 (approximately 2% of the outstanding principal). This subordination was granted in order to satisfy a prior lien for which the lien holder was seeking foreclosure, also an obligation for which the Company had been responsible under the original loan terms. While subordinations of the Company’s first lien positions are not expected to be a common occurrence in the future, the Manager may find it necessary to do so in an effort to maximize the opportunity for recovery of our investment. Independent title companies handle all loan closings and independent third-party companies, with oversight of the Manager, provide construction inspections and loan document management services for the majority of the mortgage loan note obligations that contain construction components.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Loan Interest Rates

The Company invests in both fixed and variable interest rate loans. All variable interest rate loans are indexed to the Wall Street Journal Prime Interest Rate, or Prime, substantially all of which are subject to interest rate floors. As of December 31, 2008 and 2009, our outstanding loan principal balances (including non-accrual loans), net of the allowance for credit loss, summarized by fixed and variable interest rates within selected interest rates are as follows:

December 31, 2008
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	%
Current Rate:
8.00%	1	$3,500	—	$—	1	$3,500	$—	$3,500	1.1%
9.00%	1	10,461	1	1,622	2	12,083	(10,175)	1,908	0.6%
10.00%	1	26,709	—	—	1	26,709	(23,226)	3,483	1.1%
11.00%	—	—	1	1,981	1	1,981	—	1,981	0.6%
11.25%	—	—	1	46,020	1	46,020	—	46,020	14.7%
11.50%	2	2,651	6	94,283	8	96,934	(15,928)	81,006	25.8%
11.75%	1	4,752	—	—	1	4,752	—	4,752	1.5%
12.00%	10	75,758	9	67,683	19	143,441	(54,499)	88,942	28.4%
12.25%	1	631	3	55,850	4	56,481	(52,775)	3,706	1.2%
12.50%	1	1,929	6	22,227	7	24,156	(18,026)	6,130	2.0%
12.75%	1	37,935	—	—	1	37,935	(25,394)	12,541	4.0%
13.00%	3	27,897	9	54,947	12	82,844	(64,831)	18,013	5.7%
13.25%	—	—	1	2,821	1	2,821	(1,675)	1,146	0.4%
13.75%	—	—	2	6,528	2	6,528	(3,781)	2,747	0.9%
14.25%	—	—	1	67,669	1	67,669	(30,000)	37,669	12.0%
Total	22	$192,223	40	$421,631	62	$613,854	$(300,310)	$313,544	100.0%
% of Portfolio		31.3%		68.7%		100.0%
Weighted Average Rate		11.71%		12.39%		12.18%
Number of Loans		22		40		62
Average Principal		$8,737		$10,541		$9,901

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

December 31, 2009
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	%
Current Rate
6.00%	1	$5,890	—	$—	1	$5,890	$(1,568)	$4,322	2.0%
7.53%	1	41,886	—	—	1	41,886	(23,942)	17,944	8.4%
8.00%	4	31,077	—	—	4	31,077	(24,999)	6,078	2.8%
8.25%	1	56,033	—	—	1	56,033	—	56,033	26.2%
9.00%	1	1,589	—	—	1	1,589	(9)	1,580	0.7%
10.00%	4	29,555	—	—	4	29,555	(22,316)	7,239	3.4%
11.00%	1	1,463	1	1,618	2	3,081	—	3,081	1.4%
11.50%	—	—	4	11,328	4	11,328	(4,489)	6,839	3.2%
11.75%	1	5,759	—	—	1	5,759	—	5,759	2.7%
12.00%	7	61,403	8	53,947	15	115,350	(59,545)	55,805	26.1%
12.25%	—	—	2	56,562	2	56,562	(51,372)	5,190	2.4%
12.50%	—	—	5	16,128	5	16,128	(11,705)	4,423	2.1%
12.75%	1	37,958	—	—	1	37,958	(22,664)	15,294	7.1%
13.00%	1	1,650	9	54,947	10	56,597	(45,462)	11,135	5.2%
13.75%	—	—	2	6,528	2	6,528	(5,987)	541	0.3%
14.25%	—	—	1	69,127	1	69,127	(56,370)	12,757	6.0%
Total	23	$274,263	32	$270,185	55	$544,448	$(330,428)	$214,020	100.0%
% of Portfolio		50.4%		49.6%		100%
Weighted Average Rate		9.84%		12.88%		11.34%
Number of Loans		23		32		55
Average Principal		$11,924		$8,443		$9,899

The allowance for credit loss as of December 31, 2009 totaling $330,428 above has been allocated $328,060 to mortgage loans held to maturity and $2,368 to mortgage loans held for sale in the accompanying consolidated balance sheets, based on the specific allowance for credit loss applicable to each loan.

As of December 31, 2008 and 2009, the weighted average interest rates earned on variable rate loans (including loans in non-accrual status) was Prime plus 9.14% and Prime plus 9.63%, respectively. The Prime rate was 3.25% at December 31, 2008 and 2009.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Loan Maturities and Loans in Default

Mortgage loan outstanding principal balances, net of the allowance for credit loss, as of December 31, 2009 have scheduled maturity dates within the next several quarters as follows:

	December 31, 2009
Quarter	Amount	Percent	#
	(in thousands)
Matured	$347,135	63.7%	34
Q1 2010	10,776	2.0%	5
Q3 2010	54,947	10.1%	9
Q1 2011	3,080	0.6%	2
Q4 2011	30,200	5.5%	2
Q1 2012	392	0.1%	1
Q3 2012	97,918	18.0%	2
Total	$544,448	100.0%	55
Less: Allowance for Credit Loss	(330,428)
Net Carrying Value	$214,020

Loans in Default

From time to time, a mortgage loan’s maturity date may be extended for reasons the Company believes are generally advantageous to the Company. In this regard, from time to time, the Company has modified certain loans in its portfolio, extending maturity dates in some cases to two or more years, and the Company expects that it will modify additional loans in the future in an effort to seek to preserve its collateral. Accordingly, in some instances, and from time to time, the Company expects repayment dates of the loans may vary from their currently scheduled maturity date. Further, in certain instances where the Manager deems it to be advantageous to the Company not to modify or extend a loan past its scheduled maturity date, the Company classifies and reports the loan as matured.

Loans in default balances encompass both non-accrual loans and loans for which we are still accruing income, but are delinquent as to the payment of accrued interest or are past scheduled maturity. At December 31, 2009, 50 of our 55 loans with outstanding principal balances totaling $531,999 were in default, of which 34 with outstanding principal balances totaling $347,135 were past their respective scheduled maturity dates, and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on value of the underlying collateral in relation to the respective carrying value of the loan. At December 31, 2008, 28 loans with outstanding principal balances totaling $226,630 were in default, of which 24 with outstanding principal balances totaling $210,198 were past their respective scheduled maturity dates, and the remaining four loans were in default as a result of delinquency on outstanding interest payments. Total past due interest on loans in default, excluding loans in non-accrual status, was $1,134. In light of current economic conditions and in the absence of a recovery of the credit markets, it is anticipated that many if not most loans with scheduled maturities within one year will not pay off at the scheduled maturity.

The Company is exercising lender’s remedies which could lead to its foreclosure upon 19 of the 50 loans in default. The Company anticipates that similar actions will be taken on an additional six loans in our portfolio. Of the 25 loans upon which we are exercising lender’s remedies, we completed foreclosure on five loans with principal balances of $22,723 subsequent to December 31, 2009, and we expect to complete

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

the foreclosure process on the balance of such loans in the second and third quarters of 2010. One of the loans previously in non-accrual status, in which we were a participating lender with a principal balance totaling $6,313 million, was foreclosed upon by us in the fourth quarter of 2009.

Two loans that were previously in non-accrual status with principal balances totaling $28,510 related to a bankruptcy of the borrower were consolidated into one loan in connection with the approved plan of reorganization and the loan terms were restructured in the fourth quarter of 2009. The loan restructure did not result in any forgiveness of principal or accrued interest. However, due to the value of the underlying collateral in relation to loan principal for this collateral-based loan, we have deemed it appropriate to keep this restructured loan in non-accrual status as of December 31, 2009.

Nine loans that are in non-accrual status relate to a borrowing group and are not in technical default under the loan terms. However, due to the value of the underlying collateral for these collateral-based loans, we have deemed it appropriate to place these loans in non-accrual status. Also, five of the loans in default status relate to a borrowing group who is currently in bankruptcy. We are continuing to monitor the status of the bankruptcy case in relation to our collateral and have placed these loans in non-accrual status due to the value of the underlying collateral for these collateral-based loans. However, we have not commenced enforcement action on these loans as of December 31, 2009.

We are continuing to work with the borrowers with respect to the remaining ten loans in default in order to seek to maintain the entitlements on such projects and, thus, the value of our existing collateral. However, such negotiations may result in a payoff of an amount that is below our loan principal and accrued interest, and that discounted payoff may be materially less than the contractual principal and interest due. Generally, the allowance for credit loss contemplates the potential loss that may occur as a result of a payoff of the loan at less than its contractual balance due. We are considering our preferred course of action with respect to all remaining loans. However, we have not commenced enforcement action on these other loans thus far.

At December 31, 2009, 46 of the 50 loans in default were in non-accrual status and had outstanding principal balances totaling $522,404. Total contractual interest due under the loans classified in non-accrual status was $52,567, of which $11,789 is included in accrued interest receivable on the balance sheet, and of which $40,778 has not been recognized as income by the Company. The remaining four loans in default had outstanding principal balances totaling $9,594, with accrued interest due totaling $226, which is included in accrued interest receivable on the balance sheet. Excluding loans whose maturity has not been reached as of December 31, 2009, loans in default were past their scheduled maturities between one and 784 days as of December 31, 2009.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

The geographic concentration of loans in default, net of the allowance for credit loss, at December 31, 2008 and 2009 is as follows:

	December 31, 2008
	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
	(in thousands, except percentages and unit data)
Arizona	28.9%	14	$65,361	$(45,068)	$20,293	$1,573	$2,337	$24,203
Idaho	26.5%	3	60,039	(47,882)	12,157	2,173	5,372	19,702
California	27.1%	5	61,398	(51,477)	9,921	911	34	10,866
Minnesota	7.3%	1	16,590	—	16,590	326	—	16,916
Texas	4.9%	3	11,102	(5,781)	5,321	320	—	5,641
Nevada	3.5%	1	7,969	(1,876)	6,093	319	—	6,412
New Mexico	1.8%	1	4,171	—	4,171	—	50	4,221
	100.0%	28	$226,630	$(152,084)	$74,546	$5,622	$7,793	$87,961

	December 31, 2009
	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Arizona	52.3%	23	$278,306	$(162,282)	$116,024	$5,362	$13,723	$135,109
Idaho	9.3%	2	49,594	(38,981)	10,613	1,948	5,993	18,554
California	33.8%	19	179,773	(120,829)	58,944	3,959	18,349	81,252
Texas	2.1%	3	11,102	(4,272)	6,830	427	1,170	8,427
Nevada	1.5%	1	7,984	(2,613)	5,371	319	957	6,647
New Mexico	1.0%	2	5,240	(1,094)	4,146	—	586	4,732
	100.0%	50	$531,999	$(330,071)	$201,928	$12,015	$40,778	$254,721

The concentration of loans in default by loan classification, net of the allowance for credit loss, as of December 31, 2009 is as follows:

	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Pre-entitled Land	37.5%	11	$199,442	$(144,366)	$55,076	$6,399	$18,495	$79,970
Entitled Land	39.7%	22	211,363	(148,887)	62,476	4,413	18,483	85,372
Construction	22.8%	17	121,194	(36,818)	84,376	1,203	3,800	89,379
	100.0%	50	$531,999	$(330,071)	$201,928	$12,015	$40,778	$254,721

With respect to our loans in default at December 31, 2009, 50% of the loan principal balances related to residential end-use projects, 33% related to mixed-use projects, and 17% related to commercial and industrial projects. With respect to our loans in default at December 31, 2008, approximately 60% of the loan principal balances related to residential end-use projects, 31% related to mixed-use projects, and 9% related to commercial projects.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Other than as discussed in the foregoing paragraphs, none of the remaining five performing loans in our portfolio with principal balances totaling $12,450 and interest rates ranging from 8% to 12%, have loan principal payments 30 days or more past due and no loans in our portfolio have interest payments more than 30 days past due.

Loans in Default and Impaired Loans

Under GAAP, an entity is required to recognize a loss when both (a) available information indicates that it is probable that an asset has been impaired at the date of the financial statements, and (b) the amount of loss can be reasonably estimated.

Under this definition, certain of the loans in our portfolio that are classified as “in default” status would qualify as impaired under this GAAP definition while others would not so qualify. Since the majority of our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided in connection with such loans, is largely dependent on the fair value of the underlying collateral.

Our loans in default balances include loans in non-accrual and accrual status for which we continue to accrue income, but are delinquent as to accrued interest or are past scheduled maturity, in accordance with our accounting policy. Unless and until we have determined that the value of the underlying collateral is insufficient to recover the total contract amounts due under the loans, we expect to continue to accrue interest until the loan is more than 90 days delinquent with respect to accrued, uncollected interest, or more than 90 days past scheduled maturity, whichever comes first. This results in the classification of loans in default that may not be deemed impaired under GAAP.

The following table presents required disclosures under GAAP for loans that meet the definition for impaired loans:

	December 31,
	2008	2009
Loan in Default – Impairment Status:
Impaired loans in default	$193,948	$458,464
Non-impaired loans in default	32,683	73,534
Total loans in default	$226,631	$531,998
Allowance for Credit Loss on Impaired Loans:
Impaired loans in default	$193,948	$458,464
Less: Allowance for Credit Loss	(152,084)	(330,071)
Net carrying value of impaired loans	$41,864	$128,393
All impaired loans have an allowance for credit loss
Average investment for impaired loans during period held	$182,876	$456,993
Interest income recognized during the period that loans were impaired	$11,608	$1,898
Interest income recognized using a cash-basis method of accounting during the period that the loans were impaired	$5,009	$404

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Allowance for Credit Loss and Fair Value Measurement

As discussed in our Significant Accounting Policies, the Manager performs a valuation analysis of our loan portfolio on an on-going basis, but not less frequently than on a quarterly and annual basis.

In considering the highest and best use for individual mortgage loans, we first consider whether the asset is considered “in use” as opposed to “in exchange”. Due to the nature of the underlying collateral of our loan portfolio and the development status of such projects, substantially all assets are deemed to be “in exchange” assets for purposes of determining highest and best use.

Next, we assess the extent, reliability and quality of market participant inputs such as sales pricing, cost data, absorption, discount rates, and other assumptions, as well as the significance of such assumptions in deriving the valuation. Prior to the quarter ended December 31, 2008, through discussions with market participants, there was a significant amount of observable and unobservable market participant data available to support the assumptions used in our valuations using a development model, although the significance of unobservable market participant weighed heavily into our valuations.

The Company generally employs one of five valuation approaches, or a combination of such approaches, in determining the fair value of the underlying collateral of each loan: the development approach, the income capitalization approach, the sales comparison approach, the cost approach, or the receipt of recent offers on specific properties. The valuation approach taken depends on several factors including:

•	the type of property;
•	the current status of entitlement and level of development (horizontal or vertical improvements) of the respective project;
•	the likelihood of a bulk sale as opposed to individual unit sales;
•	whether the property is currently or near ready to produce income;
•	the current sales price of property in relation to cost of development;
•	the availability and reliability of market participant data; and
•	the date of an offer received in relation to the reporting period.

A description of each of the valuation approaches and their applicability to our portfolio follows:

Development Approach

The development approach relies on pricing trends, absorption projections, holding costs and the relative risk given these assumptions for a particular project. This approach then discounts future net cash flows to derive the estimated fair value. This approach is consistent with a modeling technique known as residual analysis commonly used in our industry which is based on the assumption that completing the development of the collateral was the highest and best use of the property. As indicated by market participants, a development approach and related rates of return are used in determining purchase decisions. As such, the valuation is intended to reflect the project’s performance under certain parameters, paralleling the process employed by market participants. This analysis is very dependent upon end-use pricing and absorption. In addition to consideration of recent sales of comparable properties (which in the current market may include distressed transactions such as foreclosure sales), the valuation also relies on current listings of comparable properties with primary emphasis placed on comparable properties available for resale within the similar competitive market, as well as market participant opinions. This collection of data is used to derive a qualitative analysis

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

using the sales comparison approach in estimating current individual lot pricing and reasonable premium levels. In addition, the valuation contemplates a non-leveraged internal rate of return based on indications from market participants. This approach, which we consider an “as developed” approach, is generally applied to collateral which has achieved entitlement status and whose development is reasonably assured in light of current market conditions. Prior to the quarter ended September 30, 2008, this methodology was utilized in underwriting each loan as well as for purposes of annual valuation of our portfolio.

Income Capitalization Approach

The income capitalization approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of “anticipation” underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected. The two most common methods of converting net income into value are direct capitalization and discounted cash flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of fair value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return). Investors acquiring this type of asset will typically look at year one returns, but must also consider long-term strategies. Hence, depending upon certain factors, both the direct capitalization and discounted cash flow techniques have merit. This approach is generally applied to collateral consisting of fully constructed buildings with existing or planned operations and for which operating data is available and reasonably accurate.

Cost Approach

The cost approach is a method of estimating fair value of an asset based on the actual replacement cost of such asset. This method is generally used to estimate value on new projects with completed vertical construction. There are generally few collateral projects within our portfolio that are valued using this approach and is considered an “as is” approach.

Sales Comparison Approach

In a disrupted market, when market participant data is either not available or not accurate, and other valuation approaches are not relevant to or appropriate for a particular project, the sales comparison approach is generally used to determine fair value. Market participants generally rely on speculative land sales when making a decision to purchase land in certain market area. Thus, in the absence of relevant, accurate market data, this approach is generally applied and is considered an “as is” approach.

When the credit and real estate markets sustained significant declines in the latter part of 2008, the extent, reliability and quality of market participant inputs largely dissipated causing us to reassess the highest and best use of several assets from an “as developed” valuation approach to an “as is” valuation approach using recent comparable sales. This change in methodology was applicable primarily to unentitled or partially entitled land for which development of such was not currently considered feasible in the foreseeable future by market participants given current market conditions.

Recent Offers Received

For projects in which we have received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related project, we generally utilize the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if the Manager deems the offer to be valid, reasonable, negotiable, and we believe the offeror has the financial wherewithal to execute the transaction.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

As described above, historically, for purposes of determining whether a allowance for credit loss was required, the Manager primarily utilized a modeling technique known as residual analysis commonly used in our industry which is based on the assumption that development of our collateral was the highest and best use of the property. As of December 31, 2007, this methodology was undertaken with the use of a third-party firm that specializes in conducting valuations to assist the Manager in supporting our price and cost estimates based on available market data. During the first two quarters of 2008, our process was consistently applied as there was no indication of significant impairment in the value of our loan portfolio. The underlying collateral of our loans vary by stage of completion, which consists of either raw land (also referred to as pre-entitled land), entitled land, partially developed, or mostly developed/completed lots or projects.

As of December 31, 2007, this methodology was undertaken with the use of a third-party valuation specialist firm to assist the management in supporting our price and cost estimates based on available market participant data. During the first two quarters of 2008, our process was consistently applied as there was no indication of significant impairment in the value of our loan portfolio.

In the latter part of 2008 and part of 2009, the global and U.S. economies experienced a rapid decline resulting in unprecedented disruptions in the real estate, capital, credit and other markets. As a result of these factors, we recorded a provision for credit losses developed in the third quarter of 2008 using a development/residual analysis approach, reflecting lower pricing assumptions, slower absorption and a significant increase in discount factors to reflect current market participant risk levels.

In the fourth quarter of 2008, we engaged independent third-party valuation firms to assist with our analysis of the fair value of our loan portfolio as of December 31, 2008. As a result of this analysis, and given the significant change in the economic and real estate landscape, it was determined that our valuation model that assumed development of the collateral and employed various assumptions such as future real estate prices, absorption and various construction and sell-out periods, that were historically used for virtually every collateral type were no longer reasonably determinable for the majority of the collateral securing our portfolio loans. This determination was primarily based on the significant uncertainty in the real estate markets stemming from the liquidity freeze, lack of demand for developed property, the extended development and sales periods, and uncertainty with respect to the future pricing and development costs.

As such, in most cases, the appropriate valuation approach was deemed to be that using primarily current market comparable sales to establish fair values of our properties using current pricing data, which resulted in a significant decline in management’s estimates of fair values in relation to our previous valuation methodology.

In view of recent sales activity and the on-going volatility in the real estate markets, in the third quarter of 2009, we again engaged independent third-party valuation firms and other consultants to assist with the Manager’s analysis of fair value of our loan portfolio as of September 30, 2009, which was then updated for financial reporting as of December 31, 2009.

The following is a summary of the procedures performed in connection with our fair value analysis as of and for the year ended December 31, 2008 and 2009:

1.	Reviewed the status of each loan in our portfolio to ascertain the likelihood that we will collect all amounts due under the terms of the loans at maturity based on current real estate and credit market conditions.
2.	With respect to loans in our portfolio whose collection was deemed to be unlikely, we reviewed the portfolio to ascertain when the latest valuation of the underlying collateral was performed.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

3.	Subjected our entire loan portfolio to independent third party valuation as of September 30, 2009, with a review and update of such valuations provided through December 31, 2009, to determine whether any material changes in industry or economic conditions warranted a change in the valuation conclusions formed at September 30, 2009.
4.	For the year ended December 31, 2009, we utilized the services of Cushman & Wakefield, a nationally recognized valuation firm, and other valuation firms to perform a valuation analysis for the selected projects. Cushman & Wakefield valued approximately 89% of the outstanding principal balance of our loan portfolio while other valuation firms valued the remaining 11%. For those valuations performed by valuation firms other than Cushman & Wakefield, we engaged Cushman & Wakefield to perform a review of the valuations and reports.

For the year ended December 31, 2008, the Manager engaged the services of Cushman & Wakefield to perform a valuation analysis for the selected projects. There were 30 loans selected for independent valuation that comprised approximately 75% of the outstanding principal balance of our loan portfolio as of December 31, 2008 (of which Cushman & Wakefield valued approximately 54% and other valuation firms valued 21%). In the year ended December 31, 2008, for projects for which a third-party valuation was conducted within the last nine months of 2008, which constituted 19% of the loan portfolio principal balances, the Manager reviewed each individual project to ascertain whether any material events had occurred that would cause a reduction in value since the latest valuation. For the balance of the portfolio in 2008, which represents approximately 6% of outstanding principal, the Manager reviewed the loan collateral classification (pre-entitled land, entitled land, or existing structure) and, based on the collective third party valuation results for similarly classified projects, applied the average discount in value to each of these loans, unless such collateral values were supported by other current valuation information.

5.	For loan collateral not subject to third-party valuation during the year ended December 31, 2008, we performed an analysis on selected assets utilizing a development approach, using observable and unobservable inputs available, to determine the fair value for the loan collateral. This analysis included estimating project development costs, projected carrying costs, such as property taxes, and estimated disposal costs. The cash flow streams were then discounted to present value to derive fair value.
6.	For projects in which we have received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related project, we utilized the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if the Manager deems the offer to be valid, reasonable and negotiable.

A summary of the results and key assumptions utilized by the Manager, as supported by the independent valuation firms to derive fair value, is as follows:

•	Very few of the precedent transactions that were analyzed satisfied the market value and fair value requirement that the price reflect the price of an orderly transaction, rather than that of a sale under duress or in markets in turmoil.
•	Inputs for use in the development valuation models were reported by the valuation firms to be inconsistent and reflective of a distressed market that had not yet stabilized for inputs into discounted cash flow or other financial models, such as absorption rates and timing, unit pricing and trends, discount rate, risk adjustment processes, or the like.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

•	A distinction was made between owners under duress and properties under duress. Market values are determined based on the highest and best use of the real property being valued. When owners are under duress, as defined by applicable accounting guidance, prices of transactions in which they are involved must be viewed as at least potentially subject to duress as well. The valuation firms took this distinction into account in arriving at highest and best use conclusions and selecting appropriate valuation methodologies.
•	For 2009, the highest and best use for the majority of real estate collateral subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. In determining fair value, the Manager utilized the “as is” sales comparable valuation methodology for 31 assets, the development approach for six assets, the income capitalization approach for four assets, and the cost approach for two assets, and we utilized offers received from third parties to estimate fair value for the remaining 14 assets. The Manager selected a fair value within a determinable range as provided by the valuation firm.

For 2008, the highest and best use for the collateral on 24 of the 30 loans subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. For each of these assets, a sales comparison approach was used as the valuation methodology, and six assets were classified as subdivisions, and two of which were valued by application of the development approach, two others were valued by application of the income capitalization approach, and two others were valued by application of a combination of these approaches.

•	For the projects which included either un-entitled or entitled land lacking any vertical or horizontal improvements, given the current distressed state of the real estate and credit markets, the development approach was deemed to be unsupportable because market participant data was insufficient or other assumptions were not reliably available from the valuation firm’s market research; the “highest and best use” standard in these instances required such property to be classified as “held for investment” purposes until market conditions provide observable development activity to support a valuation model for the development of the planned site. As a result, the valuation firms used a sales comparison approach using available data to determine fair value.
•	For the projects containing partially or fully developed lots, the development approach was generally utilized, with assumptions made for pricing trends, absorption projections, holding costs, and the relative risk given these assumptions. The assumptions were based on currently observable available market data.
•	For operating properties, the income approach, using the direct capitalization and discounted cash flow methods was used by the valuation firms. The anticipated future cash flows and a reversionary value were discounted to the net present value at a chosen yield rate. The assumptions were based on currently observable available market data.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

For projects in 2008 other than those where the Manager relied primarily on the work of independent valuation firms, the Manager supplemented its analysis by utilizing a risk-adjusted cash flow model commonly used in our industry based on certain assumptions and market participant inputs to determine fair value, which presumed a development approach as highest and best use for such projects. To evaluate the collateral relating to these projects, the Manager performed different procedures depending on the stage of the collateral, which are described below, along with a summary of key assumptions utilized in our evaluations of fair value as follows:

•	For collateral to be developed, the initial unit sales price utilized was based on local market, comparable prices from non-distressed pricing from prior periods utilizing observable and unobservable data points, generally discounted by 20% or more. In general, the Manager assumed a price escalation utilizing the low end of a historical 3-year average look back for the last 10 years. We considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by management, in the principal or most advantageous market for the asset.
•	For collateral to be developed, the additional development costs, operating and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross section of industry experts and market participants.
•	For collateral consisting of partially complete or finished lots, development costs, operating and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and which are expected to be leased initially to allow for stabilization of market prices before being sold, we utilized operating revenue and costs for comparable projects using current operating data obtained by the Manager. Based upon an assumed stabilization of applicable real estate markets, the Manager utilized unit sales prices comparable to historical pricing.
•	Based on the resulting net cash flows derived from the utilization of the above assumptions, we applied risk-adjusted annual discount rates ranging from 9.5% to 25% for 2008 and 10.5% to 30% for 2009 to the net cash flows, depending on the projected build-out term, the project type, the location and assumed project risk.

All of our portfolio loans were subject to valuation by independent third-party valuation firms and all of the valuation reports were delivered to us within 45 days of year-end. During the quarter ended December 31, 2009, we updated our assessment of certain loans and obtained certain updated valuations as a result of the near completion of planned improvements. Based on our assessment and the updated valuation obtained, we revised the allowance for credit loss recorded as of September 30, 2009. Additionally, we obtained updated third party offers and considered other changes to the status of underlying collateral. As a result of these updates, we adjusted our allowance for credit loss in the quarter ended December 31, 2009 as it pertains to these and other loans by reducing the allowance previously recorded and recording an offsetting credit to the provision for credit losses of $2,701.

Selection of Single Best Estimate of Value for Loan Portfolio

As previously described, the Manager obtained valuation reports from third-party valuation specialists for the underlying collateral of each and every loan in the Company’s portfolio in 2009 and approximately 75% of the loan portfolio in 2008. Because all of the Company’s loans are collateral dependent, each such loan’s

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

impairment amount is based on the fair value of its underlying collateral less cost to sell. The valuation reports provided a range of values for the valued collateral rather than a single point estimate because of variances in the potential value indicated from the available sources of market participant information. The selection of a value from within a range of values depends upon specific market conditions for each property valued and its stage of entitlement or development. In addition to third party valuation reports, the Manager utilized recently received bona fide purchase offers from independent third-party market participants that were higher than the high-end of the third party specialist’s range of values. In selecting the single best estimate of value, the Manager considered the information in the valuation reports, credible purchase offers received, and multiple observable and unobservable inputs as described below.

In its December 31, 2008 valuation assessments, the mix of applicable information available at that time led the Manager to conclude that the mid-point of the range was the best point within the range of estimated values for purposes of measuring the amount of impairment, if any, as of December 31, 2008. That conclusion was based on the Manager’s judgment that, in a disrupted marketplace, wherein transactions were generally conducted under duress, and there was uncertainty in the general economic climate, the marketplace and market participant information were not conclusive as to the direction of trends or price points. Without compelling evidence that values were moving either up or down, in the Manager’s judgment, for those loans subject to third-party valuations as of December 31, 2008, the mid-point of the valuation range was generally deemed to be the most appropriate single best estimate of value for purposes of determining impairment at that date.

The Manager’s December 31, 2009 valuation assessments were based on updated market participant information and other data points, which in the Manager’s judgment provided less uncertainty than the market participant data that was available at December 31, 2008. The updated information and the Manager’s analysis of the collateral indicated a slight improvement in market conditions and corresponding increase in real estate values. As a result, for the valuation ranges on 41 of the 55 loans obtained as of December 31, 2009 supporting loan collateral values, the Manager used the high end of the third-party valuation range for each asset in determining impairment losses. For the remaining 14 loans, the Manager’s estimate of fair values were based on independent third-party market participant purchase offers on those specific assets, some of which were well in excess of the fair values indicated in the third-party valuation reports, including some offers which were two to three times higher than the valuation report ranges. The Manager considered the range of values on a loan-by-loan basis, and, as a general matter, the Manager did so because, in its judgment, when considering the multiple applicable observable and unobservable inputs and other current market factors, the high end of the value range was the best estimate of fair value, less costs to sell, for purposes of determining impairment losses, based on the following factors:

•	In conducting the 2009 valuations, the third-party valuation specialist’s data and the research performed were influenced by market duress, economic uncertainty, and a relative shortage of tangible market data. A number of the relevant transactions consummated around the time of the preparation of the valuation reports were believed to be based on either a property or a seller in distress and, thus, the applicable transaction was executed under a condition of duress. The Manager noted that the pricing of many transactions occurred in the context of what was a less than normal volume of purchases and sales. As a result, in the Manager’s judgment, for each of the Company’s loans not supported by recent bona fide independent third-party purchase offers, the Manager concluded that the values at the high end of the range were more representative of fair values than any other point in the range;

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

•	The Manager concluded that the third-party valuation specialist’s reported value ranges, and the underlying concepts of the ranges themselves, did not reflect the improving market conditions as of December 31, 2009, but because of the lag in the time-frame for their gathering and processing information, were more representative of early fourth-quarter 2009, if not before. The Manager obtained observable and unobservable evidence (such as published residential pricing indices and other real estate market publications, discussions with real estate brokers with applicable market expertise in local markets, and discussions with third-party consultants and direct market participants with relevant real estate experience) as of December 31, 2009 that indicated that fair values have “bottomed out”, and there is an indication that the home pricing trends are moving upward. Based on the Manager’s experience, the Manager believes that buyers will select parcels that offer the most competitive advantage and the highest and best use of their capital in order to complete their project and maximize their returns.
•	Individual valuation reports were prepared assuming non-leveraged sales transactions of the underlying collateral in accordance with professional appraisal standards. Because the Company’s core business is as a first lien real estate mortgage lender, the Manager believes that the Company’s capacity to provide financing, particularly in the absence of available financing in existing credit markets, provides the Company with a market advantage that would significantly increase the likelihood that qualified buyers would be willing to pay a price at the top of the applicable valuation range. The Manager believes that this market advantage further supports the Manager’s selection of the high end of the range when determining the single best estimate of value from within the range of values provided.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Except for mortgage loans which are measured at fair value on a non-recurring basis for purposes of determining valuation with respect to our allowance for credit loss, no other assets or liabilities of the Company are measured at fair value on a recurring or non-recurring basis. The following table presents the categories for which net mortgage loans are measured at fair value based upon the lowest level of significant input to the valuations as of December 31, 2008 and 2009:

	December 31, 2008		December 31, 2009
	Significant Unobservable Inputs (Level 3)	Total	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Description:
Net Mortgage Loans:
Pre-entitled Land:
Held for Investment	$3,936	$3,936	$—	$4,211	$4,211
Processing Entitlements	78,637	78,637	1,028	49,838	50,866
	82,573	82,573	1,028	54,049	55,077
Entitled Land;
Held for Investment	35,027	35,027	7,693	13,499	21,192
Infrastructure under Construction	33,045	33,045	459	29,939	30,398
Improved and Held for Vertical Construction	15,964	15,964	2,519	16,012	18,531
	84,036	84,036	10,671	59,450	70,121
Construction & Existing Structures:
New Structure – Construction in-process	15,267	15,267	3,860	12,359	16,219
Existing Structure Held for Investment	34,528	34,528	—	16,570	16,570
Existing Structure – Improvements	97,140	97,140	—	56,033	56,033
	146,935	146,935	3,860	84,962	88,822
Total	$313,544	$313,544	$15,559	$198,461	$214,020

Note: There are no mortgage loans that were measured at fair value using Level 1 inputs. Additionally, except for the offers received on specific properties from third parties which we use to determine fair value, which are considered at a Level 2 valuation, all other valuations are deemed to be Level 3.

The table presented below summarizes the change in balance sheet carrying values associated with the mortgage loans measured using significant unobservable inputs (Level 3) during the years ended December 31, 2008 and 2009. All mortgage loans were measured using significant unobservable inputs (Level 3) during the year ended December 31, 2008:

Mortgage Loans, Net
Balances, December 31, 2008	$313,544
Mortgage Loan Fundings	32,703
Mortgage Loan Repayments	(10,593)
Transfers into REO	(42,335)
Transfers in (out) of Level 3	(16,039)
Included in earnings – provision for credit losses	(78,819)
Balances, December 31, 2009	$198,461

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Based on the results of our evaluation and analysis, we recorded a provision for credit losses of $296,000 and $79,299 for the years ended December 31, 2008 and 2009, respectively. We had recorded an overall provision for credit losses of $82,000 for the nine months ended September 30, 2009, but adjusted our estimate by $2,701 in the quarter ended December 31, 2009 as previously described. During the years ended December 31, 2008 and 2009, we also recorded impairment charges of $27,175 and $8,000 relating to the further write-down of certain real estate acquired through foreclosure during the respective periods. The impairment charge for assets acquired through foreclosure relates to the impairment of real estate owned assets deemed to be other than temporary. The provision for credit losses and impairment charges are reflective of the continued deterioration of the real estate markets and the sustained declining pricing of residential real estate in recent months combined with the continuing downturn in the commercial real estate markets.

As of December 31, 2008 and 2009, the allowance for credit loss totaled $300,310 and $330,428 (of which $328,060 relates to mortgage loans held to maturity and $2,368 relates to mortgage loans held for sale), respectively, representing 60.7% and 53.2%, respectively, of the total loan portfolio principal balances. With the existing allowance recorded as of December 31, 2008 and 2009, the Manager believes that as of that date, the fair value of the underlying collateral of the Company’s loan portfolio is sufficient to protect the Company against any loss of the net carrying value of loan principal or accrued interest, and that no additional allowance for credit loss is considered necessary.

While the above results reflect our assessment of fair value as of December 31, 2008 and 2009, based on currently available data and analysis completed to date, we will continue to evaluate our loan portfolio in fiscal 2010 to determine the adequacy and appropriateness of the allowance for credit loss. Depending on market conditions, the updates may yield materially different values and may potentially increase or decrease the allowance for credit loss.

A rollforward of the allowance for credit loss as of December 31, 2008 and 2009 follows:

	2008	2009
Balance at beginning of year	$1,900	$300,310
Provision for credit losses	296,000	79,299
Adjustment for amounts related to Advances to Fund Manager	2,410	—
Net charge offs	—	(49,181)
Balance at end of year	$300,310	$330,428

For 2008, the amount listed as Adjustment for amounts related to Advances to Fund Manager in the preceding table refers to the portion of the accretable discount distributed to the Manager, which gave rise to the Advances to Fund Manager presented on the Company’s consolidated balance sheets, as described in Note 4 — “Accretable Discounts on Acquired Loans”. For 2009, the balance reflected in Net charge offs pertains to the portion of the carrying value charged off to the allowance for credit loss when transferred to Real Estate Acquired through Foreclosure on the Company’s consolidated balance sheets.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Loan Classifications

The Company classifies loans into categories for purposes of identifying and managing loan concentrations. As of December 31, 2008 and 2009, loan principal balances, net of the allowance for credit loss, by concentration category follows:

	December 31, 2008			December 31, 2009
	Amount	%	#	Amount	%	#
	(in thousands, except percentage and unit data)
Pre-entitled Land:
Held for Investment	$7,178	1.2%	2	$13,834	2.5%	3
Processing Entitlements	200,902	32.8%	12	185,608	34.1%	8
	208,080	34.0%	14	199,442	36.6%	11
Entitled Land:
Held for Investment	114,307	18.6%	17	101,942	18.8%	14
Infrastructure under Construction	57,908	9.4%	4	69,839	12.8%	5
Improved and Held for Vertical Construction	54,486	8.9%	5	47,227	8.7%	4
	226,701	36.9%	26	219,008	40.3%	23
Construction & Existing Structures:
New Structure – Construction in-process	43,814	7.1%	14	46,325	8.5%	16
Existing Structure Held for Investment	37,482	6.1%	5	23,640	4.3%	4
Existing Structure – Improvements	97,777	15.9%	3	56,033	10.3%	1
	179,073	29.1%	22	125,998	23.1%	21
Total	613,854	100%	62	544,448	100%	55
Less: Allowance for Credit Loss	(300,310)			(330,428)
Net Carrying Value	$313,544			$214,020

The Company classifies loans into categories based on the underlying collateral’s projected end-use for purposes of identifying and managing loan concentrations and associated risks. As of December 31, 2008 and 2009, respectively, outstanding principal loan balances, net of the allowance for credit loss, by expected end-use, were as follows:

	December 31, 2008			December 31, 2009
	Amount	%	#	Amount	%	#
	(in thousands, except percentage and unit data)
Residential	$278,644	45.4%	37	$273,666	50.2%	35
Mixed Use	206,691	33.7%	11	177,308	32.6%	7
Commercial	127,449	20.8%	13	92,404	17.0%	12
Industrial	1,070	0.1%	1	1,070	0.2%	1
Total	613,854	100%	62	544,448	100%	55
Less: Allowance for Credit Loss	(300,310)			(330,428)
Net Carrying Value	$313,544			$214,020

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

The Manager estimates that approximately 58% of the allowance for credit loss at December 31, 2009 is attributable to residential-related projects, 40% to mixed use projects, and the balance to commercial and industrial projects.

Geographic Diversification

The Company’s portfolio value is invested in mortgage investments where the primary collateral is located in various states. As of December 1, 2008 and 2009, the geographical concentration of loan principal balances, net of the allowance for credit loss, by state, follows:

	December 31, 2008					December 31, 2009
	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#
Arizona	$294,362	$(128,499)	$165,863	52.9%	31	$281,492	$(162,639)	$118,853	55.5%	26
California	177,255	(124,422)	52,833	16.9%	20	181,390	(120,829)	60,561	28.3%	20
New Mexico	5,240	(637)	4,603	1.5%	2	5,241	(1,094)	4,147	1.9%	2
Texas	55,825	(5,781)	50,044	16%	4	11,102	(4,272)	6,830	3.2%	3
Idaho	49,578	(38,458)	11,120	3.5%	2	49,594	(38,981)	10,613	5.0%	2
Minnesota	16,590	—	16,590	5.3%	1	—	—	—	0.0%	0
Nevada	7,969	(1,876)	6,093	1.9%	1	7,984	(2,613)	5,371	2.5%	1
Utah	7,035	(637)	6,398	2.0%	1	7,645	—	7,645	3.6%	1
Total	$613,854	$(300,310)	$313,544	100%	62	$544,448	$(330,428)	$214,020	100.0%	55
Average Principal Outstanding	$9,901					$9,899

Borrower and Borrower Group Concentrations

Our investment guidelines provide that, at the time of origination, no single loan should exceed 10% of the total of all outstanding loans and that aggregate loans outstanding to one borrower or borrower group should not exceed 20% of the total of all outstanding loans. Following the origination of a loan, however, a single loan or the aggregate loans outstanding to a borrower or borrower group may exceed those thresholds as a result of changes in the size and composition of our overall portfolio. As of December 31, 2008, there was one individual borrower whose outstanding principal totaled $67,670 which was approximately 11% of our total mortgage loan principal balance outstanding (although at the time of origination, the principal balance was less than 10% of the total mortgage loan principal balance outstanding), and accounted for 13.4% of mortgage interest income during the year ended December 31, 2008. Additionally, at December 31, 2008, there was one borrowing group whose aggregate borrowings totaled $83.6 million, which represented approximately 13.6% of the Company’s total mortgage loan principal balance outstanding at December 31, 2008 (although at the time of origination, the aggregate principal balance of loans to this borrowing group was less than 10% of the total mortgage principal balance outstanding). At December 31, 2008, these loans were in performing status.

As of December 31, 2009, there was one borrower whose outstanding principal totaled $69,126 which was approximately 12.7% of our total mortgage loan principal balance outstanding (although at the time of origination, the aggregate principal balance on these loans were less than 10% of the total mortgage principal balance outstanding), and accounted for 15.0% of mortgage interest income during the year ended December 31, 2009. In addition, as of December 31, 2009, there was one borrowing group, whose aggregate outstanding principal aggregated $97,918 which was approximately 18.0% of our total mortgage loan principal

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

balance outstanding (although at the time of origination, the principal balances on these loans were less than 10% of the total mortgage principal balance outstanding) and collectively accounted for 21.7% of mortgage interest income during the year ended December 31, 2009. In addition, during the year ended December 31, 2009, one loan accounted for 12% of total mortgage interest income. This loan was foreclosed upon in July 2009.

The loan for $69,126 is classified as pre-entitled land — processing entitlements, while the loans totaling $97,918 consisted of a $56,033 loan classified as construction and existing structures — improvements and a $41,885 loan classified as entitled land — infrastructure under construction. The $69,126 loan, which was performing at December 31, 2008, matured and has been in default since the first quarter of 2009 and is currently in non-accrual status.

The loans totaling $97,918 were performing as of December 31, 2008 but entered default status in 2009 when both loans matured. In light of current market conditions, both loans were modified by the Manager in the third quarter of 2009, to extend the maturity dates to September 30, 2012, reduce the annual interest rates from 11.25% and 11.5%, respectively, to 8.25% and 7.53%, respectively, and allow for the subordination of our first lien position on one of the loans to an unaffiliated commercial bank in the amount of $14.0 million, subject to the Company’s right to pay off or purchase this loan at any time prior to maturity at par. The subordination on the $14.0 million loan was granted in order to seek to better assure that the borrower had sufficient funds to complete its renovation project on the collateral property, thereby seeking to preserve and/or increase the value of our collateral. Additionally, in connection with the subordination, the Company received a $4.0 million payment from the borrower which was applied to past due interest and a portion to principal. No principal or accrued interest was forgiven in the modification. Moreover, the current interest rates are slightly less but comparable to the spread over the prime rate of the prior loan rates and the Manager believes the reduction in the interest rate was reflective of then-current market rates given the extended maturity. As of December 31, 2009, these loans are in non-accrual status due to the shortfall in the combined current fair value of the underlying collateral.

In connection with the modification of one of these loans, the Company took title to certain finished lots that served as part of the collateral under the loan in satisfaction of current and future interest due under the modified loan. While the Manager expects that the value of such lots may increase in the future, the current fair value of such lots as determined by current valuation was deemed to be below the amount of deferred interest agreed to with the borrower. Accordingly, at the time of conveyance of the property in the fourth quarter of 2009, the Company recorded the fair value of the lots received as real estate owned assets and adjusted the allowance for credit loss for this loan accordingly. However, as a result of the previous allowance for credit loss recorded on these loans and the collective collateral available for these loans, there was no additional impairment recognized as a result of the modification. With the acceptance of such lots in satisfaction of current and future interest, the loan is considered to have no effective yield, and thus no interest income is expected to be recorded in the periods subsequent to September 30, 2009.

Loan Modifications and Troubled Debt Restructurings

In its evaluation of the potential for extending a loan, the Manager conducts a re-underwriting on the borrower and the related project to determine if a modification should be granted and, if so, whether such modification constitutes a troubled debt restructuring, or TDR.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

On this basis, prior to September 30, 2008, in the Manager’s judgment, none of Company’s loan modifications qualified as troubled debt restructurings based on the following: (1) such modifications were customary and occurred in the ordinary course of business; (2) the borrower’s financial condition did not appear to be impaired based on the borrower’s continued positive performance under the terms of the loan, as well as the Manager’s receipt of the personal financial statements of the borrower and related guarantor(s), both of which indicated that the borrower continued to be financially viable; (3) the fair value of the underlying collateral, and collection of additional collateral, indicated the full collection of the outstanding loan receivable; (4) any extensions were customarily granted to further the development process, and were not considered indications of financial difficulty; (5) substantially all modifications were executed upon or after maturity of the existing loans, and not prior thereto; (6) the Manager did not forgive any recorded principal or interest due under the loan, as of the date of maturity or modification; and (7) based on the Manager’s on-going interaction with market participants, the Manager concluded that financing for the borrowers continued to be available from direct competitors or traditional lenders at similar rates.

Despite the fact that in multiple instances the subject property development of the debtor had been completed (i.e., full entitlements were obtained) or was near completion for the current phase of development, beginning in late 2008 and throughout 2009, traditional take-out financing was materially unavailable in the market. As such, in the absence of take-out financing, the Manager found it necessary to either allow the loan to remain in a default status, extend the loan term through a modification of the loan, or commence foreclosure action. Consistent with the Company’s loan modification policy, the Manager made the determination as to whether or not each extension or modification qualified as a troubled debt restructuring.

Historically, the Manager did not forgive any recorded principal or interest due under the loan as of the date of maturity and related modification. In all cases, the Manager attempted to maintain the interest rate at its previous level, although in certain cases, the borrower successfully negotiated a lower rate due to (1) multiple reductions in the prime rate since the date of original funding resulted in a spread over prime equivalent to the original loan, or (2) the extended term of the loan (i.e., in some cases 24 to 36 months) supported a lower rate more reflective of market rates for similar term loans.

However, in the general absence of available take-out financing, the Manager believes that, under current accounting guidance, any loan that has reached maturity and has been modified or extended, regardless of the stage of development of the underlying collateral, is considered to be the result of the debtor having financial difficulties. Additionally, because the Company is a “bridge lender” in a market where such new lending availability is sporadic, if available at all, any renewal of loans at the near original interest rate or a lower interest rate is deemed to be below what other bridge lenders would charge and, therefore, is deemed to be a “concession” to the debtor. With both conditions met, the Manager has classified all loan modifications or extensions made beginning in the fourth quarter of 2008 and thereafter as troubled debt restructurings for financial reporting purposes. Due to the application of fair value guidance to the loan portfolio, generally all loan carrying values reflect any impairment that would otherwise be recognized under troubled debt restructuring accounting treatment.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

The following table presents a summary of the Company’s loan modifications made on a quarterly basis since October 1, 2008 (the date on which the Company ceased the identification and funding of new loans):

		Outstanding Principal		Outstanding Funding Commitment		Weighted Average Interest Rate		Average Loan Term Months
	# of Loans	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification
	(in thousands except percentages and unit data)
Q4 2008	4	$81,802	$89,045	$5,296	$5,296	13.78%	13.71%	11.3	17.0
Ql 2009	5	59,228	64,785	14,328	14,328	11.52%	8.57%	9.2	19.0
Q2 2009	3	51,103	52,412	2,093	1,241	11.72%	12.10%	10.0	19.0
Q3 2009	7	114,421	117,244	7,134	4,908	10.23%	8.63%	13.3	29.3
Q4 2009	3	15,554	15,927	916	328	11.96%	11.72%	11.3	15.3
Totals	22	$322,108	$339,413	$29,767	$26,101

Mortgage Loan Participations and Whole Loans Sold

For purposes of meeting liquidity demands, the Company has historically entered into the partial sale of loans through loan participation agreements with various third parties. Origination fees (points) paid to the participants in connection with the participation transactions were paid by the Manager in accordance with the operating agreement. No participations were issued during the years ended December 31, 2008 or 2009. Additionally, the Company occasionally enters into agreements to sell whole loans to third parties, strictly for purposes of generating short-term liquidity when the Company experienced a cash shortfall. While the Company had no legal obligation to do so, the Company repurchased these loans in every case prior to 2008. These loan sale transactions are reported on the consolidated statement of cash flows for the year ended December 31, 2007 as an investing activity.

Additionally, during the year ended December 31, 2008, the Company was approached by a third party that offered to purchase a loan from the Company at 101% of the loan’s par value. Due to the nature of this transaction, this transaction was treated as an investing activity in the consolidated statement of cash flows. While we may continue to participate or sell commercial mortgage loans as liquidity needs arise, the Manager historically has not expected that loan sales would occur in the ordinary course of business.

Given the Manager’s decision to suspend certain of our activities in order to seek to prevent impairment of our capital and operations and to assist us in our efforts to meet our remaining funding commitments, we believe that certain loans are likely to be sold or participated in the future. While we expect that any future loan participations or loan sales will also occur at or near par, due in part to current market conditions, there can be no assurance that this will be the case. In light of current economic conditions, it may be necessary for us to employ alternative structures for loan participations and loan sales. Except for the loan participation with the Manager discussed elsewhere and those described above, no other loan sales or loan participations were executed during the years ended December 31, 2008 or 2009.

For information regarding participations and whole loan sales, and repurchases thereof, involving the Manager, see Note 9.

Mortgage Loans Held for Sale

As of December 31, 2008, two loans with principal balances totaling $90,742 were identified and were being marketed for sale. During 2009, the Company elected not to sell either of these loans, and reclassified them to loans held to maturity. One of these loans was ultimately foreclosed upon by us in the third quarter of

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

2009. At December 31, 2009, the Company has reflected three loans with carrying values totaling $3,207, net of allowance for credit loss of $2,368, as held for sale. The sale of such loans occurred subsequent to December 31, 2009 at their approximate carrying values.

Accretable Discounts on Acquired Loans

In the fourth quarter of 2007, the Company purchased a co-lender’s 90% portion of a note in which the Company previously held a 10% participation, resulting in the Company becoming the sole lender under the note. The note was purchased for $7,000 at a discount from its face amount and the combined carrying value of the Company’s basis in the notes totaled approximately $9,300 at the time of purchase. The contractual amount due under the loan at the date of acquisition was approximately $40,800, of which the Manager estimated to collect approximately $26,700 at the date of purchase, resulting in an estimated total accretable yield of $16,000.

Based on the terms of the Company’s operating agreement, the total anticipated gain on the transaction was to be split 75% to the Company and 25% to the Manager. The portion of the estimated gain (i.e., accretable discount) pertaining to the Company was being accreted into interest income over the estimated remaining life of the loan during 2008 and added to the loan receivable balance, in accordance with applicable accounting guidance. The portion of the estimated gain pertaining to the Manager was distributed to the Manager on a monthly basis and also added to the loan balance.

The Manager initially estimated the loan payoff period to be 12 months from the date of acquisition. However, based on economic conditions and events occurring in the latter part of 2008, the Manager re-evaluated the loan and concluded that the timing and amount of collection of the receivable was undeterminable as of September 30, 2008. As a result, as of December 31, 2008 the Company recorded an allowance for credit loss of $15,525 which included the amount of interest income accreted during the year ended December 31, 2008 of $7,230, and the amount distributed to the Manager of $2,410. Concurrently, the Company recorded an advance to the Manager equal to the total amount distributed to the Manager during the year ended December 31, 2008 of $2,410. At December 31, 2009, the allowance for credit loss on this loan totaled $24,999.

The advance to the Manager and related accrued interest was partially repaid during the year ended December 31, 2009, resulting in a balance of $1,367 at December 31, 2009. See Note 9 for additional information concerning the advance to the Manager. The Manager will continue to evaluate the timing and collectability of notes purchased at discount in accordance with applicable accounting guidance.

In December 2009, the borrower exited bankruptcy pursuant to an approved plan of reorganization at which time the note was restructured and the loan balance, along with the related debtor-in-possession (DIP) loan, was reaffirmed. At December 31, 2008 and 2009, the outstanding principal of the loan was $20,149 and $28,510 (including the prior DIP loan balance), respectively, and carrying value of the loan was $4,624 and $3,511, respectively. As a result of the shortfall in the current fair value of the underlying collateral, the loan is in non-accrual status and the Company is not accreting any amounts into income as of December 31, 2009.

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE

Real estate owned assets consist primarily of properties acquired as a result of foreclosure or purchase and are reported at the lower of cost or fair value, less estimated costs to sell the property. Under GAAP, the foreclosure of a loan and the recording of real estate owned assets are deemed to be a conversion of a monetary asset to a long-lived asset. Further, such assets are valued as fair value at the foreclosure date and this fair value becomes the new basis for financial reporting purposes.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE - (continued)

Real estate owned assets are reported as either held for development or held for sale, depending on the Manager’s plans with respect to such assets. At December 31, 2008, all of the Company’s real estate owned portfolio totaling $62,781 was held for development. The Manager has established an asset management function to manage the activities of any projects acquired through foreclosure or by other means. Additionally, during the year ended December 31, 2009, the Manager, on behalf of the Company, engaged the services of an outside asset management consultant to assist us in the determination of our specific asset disposition strategy. The consultant receives $110 per month for its services, which include the preparation of analyses to evaluate various alternatives to determine the highest and best use for the development and ultimate liquidation of the projects and is reflected in professional fees in the accompanying consolidated statement of operations. The Manager continues to evaluate various alternatives for the ultimate disposition of these investments, including partial or complete development of the properties or disposal of the properties on an as-is basis. Project development alternatives may include, either through joint venture or on a project management basis, the development of the project through entitlement, completion of various improvements or complete vertical construction. During the year ended December 31, 2009, and in prior periods, the Manager has been approached on an unsolicited basis by third parties expressing an interest in purchasing certain real estate owned assets. However, the Manager has not developed or adopted any formal plan to dispose of these assets to date. Accordingly, except for those assets designated for sale, no other real estate assets are reflected as held for sale. At December 31, 2009, the Company classified four real estate assets as held for sale totaling $12,082 and the balance of $92,149 as held for development. During 2009, we sold various individual residential units held in our real estate portfolio for approximately $1,083 which approximated the carrying value of such assets.

During the year ended December 31, 2008, we acquired nine real estate assets through foreclosure of the related mortgage loans with a carrying value of approximately $47,479 at December 31, 2009. Additionally, in the first quarter 2008, we purchased certain real estate with a current carrying value of approximately $7,345 located in Arizona that is contiguous to the real estate that secures certain loans in our loan portfolio, in an effort to seek to maintain and enhance the overall project value. All real estate owned by us is located in California, Arizona, Texas and Minnesota.

During the year ended December 31, 2009, we acquired six real estate assets through foreclosure of the related mortgage loans with a carrying value of $42,610 as of December 31, 2009. In addition, during 2009, in connection with the modification of a loan, we acquired certain real estate that served as part of the collateral under the loan in satisfaction of current and future interest due under the modified loan. The lots received were recorded at their current fair value as of the date of receipt in the amount of $2,614.

Subsequent to December 31, 2009, the Company entered into a settlement agreement in connection with certain litigation that requires the Company to purchase certain golf memberships attributed to certain residential lots owned by the Company that were acquired through foreclosure in 2008. We have recorded the liability for the settlement and the related value of the golf membership rights based on the amount that the Company is required to pay for such memberships, or $4,182.

Costs related to the development or improvement of the real estate assets are generally capitalized and costs relating to holding the assets are generally charged to expense. Cash outlays for the purchase of real estate totaled $7,281 and capitalized development costs totaled $1,292 during the year ended December 31, 2008. Cash outlays for capitalized development costs totaled $4,805 during the year ended December 31, 2009. In addition, costs and expenses related to operating, holding and maintaining such properties, which were expensed and included in operating expenses for real estate owned in the accompanying consolidated statement of operations, totaled approximately $120 and $5,002 (of which $2,415 relates to property taxes) for

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE - (continued)

the years ended December 31, 2008 and 2009, respectively. The nature and extent of future costs for such properties depends on the level of development undertaken, the number of additional foreclosures and other factors.

Real Estate Owned Asset Valuation

Valuation of real estate owned assets is based on the Manager’s intent and ability to execute its disposition plan for each asset and the proceeds to be derived from such disposition, net of selling costs, in relation to the carrying value of such assets. Real estate owned assets for which the Manager determines it is likely to dispose of such assets without further development is valued on an “as is” basis based on current valuations using comparable sales. If the Manager determines that it has the intent and ability to develop the asset over future periods in order to realize a greater value, the Manager will perform a valuation on an “as developed” basis, net of selling costs but without discounting of cash flows, to determine whether any impairment exists. The Manager does not write up the carrying the value of assets if the proceeds from disposition are expected to exceed the carrying value of such asset. Rather, any gain from the disposition of such assets is recorded at the time of sale.

Real estate owned assets that are classified as held for sale are measured at the lower of carrying amount or fair value, less cost to sell.

Real estate owned assets that are classified as held for development are considered “held and used” and are evaluated for impairment when, based on various criteria set forth in applicable accounting guidance, circumstances indicate that the carrying amount exceeds the sum of the undiscounted net cash flows expected to result from the development and eventual disposition of the asset. If an asset is considered impaired, an impairment loss is recognized for the difference between the asset’s carrying amount and its fair value, less cost to sell.

The volatility of the real estate markets beginning in the fourth quarter of 2008 provided an indication of possible impairment as described under applicable accounting guidance. Accordingly, the Manager performed a test for impairment as of December 31, 2008 by comparing the undiscounted net cash flows for each real estate owned asset held for investment to its respective carrying amount. Based on changes in the Manager’s disposition strategy with respect to certain real estate owned assets, the resulting changes in estimated undiscounted cash flows, and considering the on-going volatility of the real estate markets throughout 2009, the Manager determined that it was necessary to perform additional tests for impairment on its portfolio of real estate owned assets held for development as of September 30, 2009.

In estimating the amount of undiscounted cash flows for real estate owned assets held for development, the Manager determines the level of additional development the Company expects to undertake for each project, as follows:

•	Certain projects are expected to have minimal development activity, but rather are expected to require maintenance activity only until a decision is made to sell the asset. The undiscounted cash flow from these projects is based on current comparable sales for the asset in its current condition, less costs to sell, and less holding costs, which are generally minimal for a relatively short holding period.
•	Other projects are expected to be developed more extensively to maximize the proceeds from the disposition of such assets. The undiscounted cash flow from these projects is based on a build-out scenario that considers both the cash inflows and the cash outflows over the duration of the project. The following summarizes the principal assumptions utilized by the Manager to determine undiscounted cash flows for these projects:

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE - (continued)

•	For collateral to be developed, the initial unit sales price utilized was based on local market conditions, comparable prices from current pricing utilizing observable and unobservable data points and other information, subject to periodic price increases ranging from 0% to 6% over the projected absorption (i.e., sell-out period). Absorption periods ranged from three to ten years, with development projected to commence intermittently, as the market recovers and projected demand develops. The Manager considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by the Manager, in the primary or most advantageous market for the asset.
•	For collateral to be developed, the additional development costs, operating, maintenance and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants. The estimated development and holding costs required to achieve the gross undiscounted cash flows upon disposition of the related assets range from $200 to $24,900 on an individual property basis, and total $115,940 in the aggregate, over the three to ten year build and sell-out period noted above.
•	For collateral consisting of partially complete or finished lots, development costs, operating and selling cost assumptions made by the Manager were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and that are expected to be leased initially to allow for stabilization of market prices before being sold, the Manager utilized operating revenue and costs for comparable projects using current operating data obtained by the Manager. Based upon an assumed stabilization of applicable real estate markets, the Manager utilized unit sales prices comparable to historical pricing.

In the absence of available financing, the Manager’s estimates of undiscounted cash flows assumed that the Company would pay development costs from the disposition of current assets or the raising of additional capital. However, the level of planned development for the Company’s individual properties is dependent on several factors, including the current entitlement status of such properties, the cost to develop such properties, the ability to recover development costs, competitive conditions and other factors. Generally, vacant, unentitled land is being held for future sale to an investor or developer with no planned development expenditures by the Company. Such land is not planned for further development unless or until the Manager locates a suitable developer with whom the Company can possibly develop the project under a joint venture arrangement. Alternatively, the Manager may choose to further develop fully or partially entitled land to maximize interest to developers and the Company’s return on investment.

One of the Company’s real estate owned assets held for development consists of a partially leased medical office building. The Company has secured financing to complete tenant improvements on available lease space. The Manager estimates this will cost approximately $2 million. In addition, two properties held for sale consist of near fully developed multifamily residential complexes that require approximately $1 million in remaining development costs. For other projects, the Manager continues to consider alternative uses for certain properties such as, among others, billboard signage for properties with highway exposure, possible sale of credit for transfers to federal wetland conservancy, potential transferable water rights and other potential uses.

If the Manager elects to change the disposition strategy for the Company’s real estate owned assets held for development, and such assets were deemed to be held for sale, the Company would likely record additional impairment charges, and the amounts could be significant.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE - (continued)

During the years ended December 31, 2008 and 2009, we recorded impairment charges of $27,175 and $8,000 relating to the impairment in value of real estate owned assets, deemed to be other than temporary impairment. As of December 31, 2008, 2% of real estate owned assets were valued on an “as is” basis while 98% were valued on an “as developed” basis. As of December 31, 2009, 48% of real estate owned assets were valued on an “as is” basis while 52% were valued on an “as developed” basis. Certain real estate owned assets with a carrying value of $1,258 as of December 31, 2008 valued on an “as-developed” basis was changed to an “as is” valuation as of December 31, 2009 due to the Manager’s assessment that development of this project was not deemed to be feasible and because the impairment in carrying value was deemed to be other than temporary.

NOTE 6 — MEMBER DISTRIBUTIONS, ACCUMULATED DEFICIT, REDEMPTIONS AND INCOME TAXES

Member Distributions Reinvested and Distributions Payable to Members

Historically, members elected to either reinvest distributable monthly earnings or to have earnings distributed to them in cash. Effective October 1, 2008, we suspended the option allowing members to reinvest monthly distributions. See Note 1 for further discussion. Historically, the Company distributed monthly an amount approximating GAAP earnings from operations to its members. The monthly distribution was periodically adjusted based on available retained earnings, if any (otherwise referred to as the Loan Loss Reserve in the operating agreement). Interest income earned on the loan portfolio was computed and allocated to members based on daily pro rate ownership in the Company. Expenses and other components of net earnings were computed and allocated to members at month-end on a similar basis. For the years ended December 31, 2007, 2008 and 2009, the Company’s total net distributions to members were $46,920, $64,051, and $11,706, respectively, which translated into net distributions of $1,102.72, $951.27, and $160.27 per weighted average membership units outstanding over the same periods, respectively. Distributions designated for reinvestment were added to the respective members’ capital balances at each month-end.

Distributions reinvested, which is a non-cash transaction, totaled approximately $26,165, $23,191, and $0 for the years ended December 31, 2007, 2008, and 2009, respectively. Distributions that members elect to take in cash were historically generally remitted within 10 business days following each month-end. Distributions payable in cash totaled approximately $4,963 and $0 at December 31, 2008 and 2009, respectively, and were charged to Members’ Equity and classified as Distributions Payable to Members in the accompanying consolidated balance sheets as of the reporting date.

Retained Earnings (Accumulated Deficit)

The operating agreement includes a provision for the accumulation, at the discretion of the Manager, of a “Loan Loss Reserve” to be used to offset certain payments or fees due on loans in default or foreclosure. The Loan Loss Reserve has historically been maintained in a segregated cash account. It is not a loss reserve that constitutes an expense as defined under GAAP or for income tax purposes. It consists of net earnings that have been previously allocated to members and included in the members’ taxable income, but which have not been distributed to the members, also known as retained earnings under GAAP. The entire retained earnings balance was depleted as of December 31, 2008 as a result of the recording of the provision for credit losses. Upon a member’s complete withdrawal from the Company, the net amount of the Loan Loss Reserve allocable to the withdrawing member was historically paid to the member as a part of the full redemption of the member’s membership units. During the years ended December 31, 2007 and 2008, retained earnings of $132 and $43, respectively, were paid to members under this provision. There were no such amounts distributed in 2009 as the Company had an accumulated deficit and no such amounts were available for distribution.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 6 — MEMBER DISTRIBUTIONS, ACCUMULATED DEFICIT, REDEMPTIONS AND INCOME TAXES - (continued)

Redemptions

Prior to suspending the acceptance of redemption requests in October 2008, the Company historically provided its members with a limited option to redeem their units. Generally, redemptions were paid once a month, on the first business day of the month. After meeting the minimum holding period of 60 days, a member was able to request redemption by providing the Manager, in writing, with a “Redemption Notice,” subject to certain limitations. For example, prior to redeeming any units, the Manager was to first ensure that the payment of the redemption would not impair the liquidity or operations of the Company. To the extent the Manager determined there were funds to satisfy redemption requests, the units were generally redeemed on a first-come, first-served basis. There was no guarantee that funds would be available for requested redemption payments. Effective October 1, 2008, the Manager elected to, among other actions, suspend the payment of all redemption requests and the acceptance of additional redemption requests. Full and partial redemptions, including retained earnings paid on full redemptions, totaled approximately $57,790, $120,506, and $0 for the years ended December 31, 2007, 2008, and 2009, respectively.

Income Taxes (Unaudited)

The Company files income tax returns in the U.S. federal jurisdiction and four states. The Fund is a pass through entity for income tax purposes whereby any income tax liabilities or benefits are attributable to the members. Any amounts paid by the Company for income taxes would be accounted for as transactions with its members.

The federal and state income tax returns of the Company for 2008, 2007, and 2006 are subject to examination by the IRS and state taxing authorities, generally for three years for the federal returns and four years for state returns after they were filed. The Manager believes that there are no uncertain tax positions taken in the Company’s income tax returns.

There are various permanent and timing differences between amounts reported in the accompanying consolidated statements of operations and the amount and nature of taxable earnings. Certain interest income is not suspended for loans that are deemed non-accrual for financial statement reporting purposes. Additionally, certain expenses may be capitalized as part of the basis in real estate held for sale and/or as additional amounts due the Company, for income tax purposes, which is different from the treatment of these items under GAAP. Since the Fund is taxed as a partnership, there are no deferred tax assets or liabilities as a result of these differences. On June 18, 2010, the Company consummated the Conversion Transactions, which effectively changed its tax status from a pass through entity to a taxable entity. Refer to Note 12, “Subsequent Events”, for details of the effect of these transactions.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 6 — MEMBER DISTRIBUTIONS, ACCUMULATED DEFICIT, REDEMPTIONS AND INCOME TAXES - (continued)

A reconciliation between the Company’s earnings under GAAP and reported taxable earnings for 2009 follows (in thousands, except per unit data):

	(Unaudited)
	Amount	Per Unit
Net Loss for Financial Reporting	$(74,477)	$(1.02)
Includable as Taxable Income:
Interest due on loans in non-accrual status in excess of amount accrued for financial reporting purposes	3,787	(0.05)
Losses required for Financial Reporting but not allowable as a tax loss until actually realized	87,299	1.20
Portion of itemized expenses not deductable under specific tax regulations	6,482	0.09
Subtotal	97,568	1.34
Items deductible from taxable income:
Capital loss for loans transferred to real estate owned (included in taxable earnings in prior periods)	(52,923)	(0.72)
Subtotal	(52,923)	(0.72)
Net Earnings for income tax reporting	$(29,832)	$(0.41)

NOTE 7 — UNEARNED INCOME AND OTHER FUNDS HELD

The loans in which the Company invests have various structures. Certain loans are structured such that the borrower executes a note for the full amount of the loan but certain amounts are held back from the initial funding and are disbursed upon satisfaction of pre-established benchmarks or events. Generally, these holdbacks are for future interest payments (interest reserves), construction draws and other loan related costs (loans-in-process).

Certain loans are also structured such that the entire interest reserve, construction draws or other loan related costs are deemed contractually disbursed at the initial funding and are therefore included in the loan’s outstanding principal balance. With this structure, the borrower pays interest on disbursed and undisbursed portions of the loan amount for all or part of the loan’s life. The amount of interest reserve, which represents unearned income and other loan related costs not disbursed but included in loan principal balances, is carried as a liability of the Company until earned, and are reported as Unearned Income and Other Funds Held. A summary of Unearned Income and Other Funds Held as of December 31, 2008 and 2009 follows:

	2008	2009
Tenant Deposits	—	121
Deferred Income – Loan Fees	—	93
Construction and Other Costs	39	—
Total	$39	$214

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 8 — NOTES PAYABLE

Subsequent to December 31, 2009, the Company entered into a settlement agreement with respect to certain litigation involving the responsibility and ownership of certain golf club memberships attributable to certain property acquired by the Company through foreclosure. Under the terms of the settlement agreement, the Company agreed to execute two promissory notes for the golf club memberships totaling $5,310. The notes are secured by the security interest on the related lots, are non-interest bearing and mature on December 31, 2012. Due to the non-interest bearing nature of the loans, in accordance with applicable accounting guidance, we imputed interest on the notes at the Company’s incremental borrowing rate of 12% per annum and recorded the notes net of the discount of $1,128, or $4,182. The discount will be amortized to interest expense over the term of the loan.

In February 2008, the Company secured a $10,000 note payable to a bank, of which the Company drew only $8,000 and which matured and was repaid in May 2008. There was no outstanding balance at December 31, 2008. The note had an annual interest at a rate of 4.25%. Interest incurred on the note payable was $78 for the year ended December 31, 2008. The note was collateralized by a $10,000 certificate of deposit bearing annual interest at a rate of 3.25%.

Subsequent to December 31, 2009, the Company, through wholly-owned subsidiaries, secured financing from two lenders totaling $12,500 for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned, and working capital needs. One such borrowing is for a total of $9,500, bears interest at 12% per annum and requires monthly payments of interest only. The loan has an initial maturity of March 2011 but may be extended for two additional six month periods. The loan is secured by one of the Company’s real estate owned assets with a carrying value at December 31, 2009 of $23,064 and an assignment of rents and tenant notes receivable derived from the property. The Company has also provided a guarantee for such debt.

The second borrowing is for a total of $3,000, bears interest at 12% per annum, requires monthly payments of interest only, and matures in February 2012. The loan is secured by one of the Company’s real estate owned assets with a carrying value at December 31, 2009 of $2,805 and a Company loan with a current carrying value of $7,176.

NOTE 9 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY

Management Fees

For managing the Company, the operating agreement provides that the Manager is entitled to a 25 basis point annualized fee, payable monthly, based on our total mortgage loan principal balance at each month-end, excluding loans in non-accrual status and other non-performing assets. Management fees incurred for the years ended December 31, 2007, 2008 and 2009 totaled approximately $968, $1,139 and $574, respectively. As of December 31, 2008 and 2009 the Manager was owed $106 and $55, respectively, for management fees.

In addition, under the operating agreement, the Manager is entitled to 25% of any amounts recognized in excess of the Company’s principal and note rate interest due in connection with loans held in whole or in part by the Company. During the years ended December 31, 2007, 2008 and 2009, the Manager earned $101, $401, and $0, respectively, in connection with this arrangement, which is reported net of mortgage loan income in the accompanying consolidated statements of net earnings. As of December 31, 2008 and 2009, no amounts were due to the Manager under this arrangement.

In connection with the recording of an allowance for credit loss on a loan for which the Manager previously received certain amounts in accordance with this provision, we recorded a receivable from the Manager totaling $2,410. The advance to the Manager bears interest at 10% per annum and all unpaid accrued interest and principal is due September 30, 2011. For the years ended December 31, 2008 and 2009, the

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 9 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY - (continued)

interest earned on this receivable totaled $61 and $146, respectively. Any unpaid interest under this note is added to the outstanding principal, and is included in advances to Fund Manager in the accompanying consolidated balance sheets as of December 31, 2008 and 2009. The advance to the Manager and related accrued interest was partially repaid during 2009, resulting in balances of $2,471 and $1,367 at December 31, 2008 and 2009, respectively. The Manager anticipates that the outstanding balances at December 31, 2009 will only be paid upon satisfaction of the related loan.

Under the terms of the operating agreement, the Company is responsible for the payment of expenses or costs related to defaulted loans, foreclosure activities, or property acquired through foreclosure. In connection with the loan defaults and foreclosure activities of the Company during 2008, the Manager incurred certain direct costs which were reimbursable by the Company under the operating agreement. For the year ended December 31, 2008, the Manager incurred $527 in default and foreclosure related costs, which is included in Default and Related Expenses in the accompanying consolidated statement of operations. The Manager is also entitled to a reimbursement for the payment of various professional fees incurred on behalf of the Company in connection with such activities totaling $140 and $46 as of December 31, 2008 and 2009, respectively. Additionally, the Manager is entitled to certain earned but unpaid administrative fees totaling $262 as of December 31, 2008, which are also included in Payables to the Manager. These amounts were also included in Payables to the Manager on the accompanying consolidated balance sheet as of December 31, 2008. During 2009, the majority of such expenses were paid directly by the Company.

In connection with the modification of certain loans in 2008, the borrowers and the Manager agreed to defer the payment of related processing and administrative fees due to the Manager until the payoff of the respective loans. As such, the Company recorded the related processing and administrative fees payable for these transactions, which totaled $619, in payables to the Manager in the accompanying consolidated balance sheet as of December 31, 2008. The loans relating to these deferred fees were foreclosed upon in 2009 and were not collected by the Company or the Manager. As such, the liability was written off and offset against the Company’s basis in such assets at the time of foreclosure. In 2009, the Manager agreed to defer the collection of loan fees earned on certain modifications until the Company had sufficient liquidity to pay such amounts, but these amounts are payable on demand at the request of the Manager. At December 31, 2009, the deferred loan origination and processing fees payable to the Manager under this arrangement totaled $3,191. Subsequent to the year ended December 31, 2009, $950 of this amount was paid to the Manager.

For loans originated on behalf of the Company, the Manager receives all of the revenue from loan origination, modification and processing fees (points) and other related fees, which are paid by the borrower. For the years ended December 31, 2007, 2008, and 2009, the Manager earned origination, processing and other related fees of approximately $28,595, $21,315, and $10,596, respectively, substantially all of which were earned on loans funded by the Company. These amounts include fees earned from the expiration of refundable loan fees previously collected, which were refundable to the borrower in the event of loan payoff by a specified date. In addition, as of December 31, 2009, an allowance for credit loss was recorded against the principal balance of a loan which was in excess of the modification fees earned for the year ended December 31, 2009.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 9 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY - (continued)

Related Party Investments and Borrowings

At December 31, 2008 and 2009, the total investment by the officers and directors of the Manager totaled $480 for each period. The Manager has no direct capital investment and owns no member units in the Fund.

Under the operating agreement, the Company has the ability to borrow but, as of December 31, 2008 and 2009, has no borrowings. However, from time to time the Company requires additional liquidity to fund loans. Accordingly, when such a need arises, the Manager has participated in or purchased whole loans at par value from the Company. The loans participated or purchased by the Manager are concurrently pledged by the Manager with a commercial bank as collateral on a line of credit which has an advance rate of approximately 75% of the Company’s participated loan balance. The proceeds from these borrowings and the Manager’s working capital were used to fund the participation or purchase. During the period in which the Manager retains any interest in a Company loan, all related interest paid to the Company is passed to the Manager, and the Company records interest income and an equal amount of interest expense on borrowings from the Manager in the accompanying statements of earnings. In addition, the Manager pays all bank fees and other costs associated with the transaction, which has no impact on the Company’s financial statements.

In cases of whole loan sales or participations issued to the Manager, the transactions have historically been consummated at par value. We have historically repurchased loans from the Manager, although we are not obligated to do so. The sales of whole loans and participations issued to the Manager are accounted for as secured borrowings, and are separately identified in our consolidated financial statements. No loans were sold to or participated with the Manager during the years ended December 31, 2008 or 2009.

At December 31, 2009, the Manager maintained a line of credit with a bank with a total borrowing capacity of $2,520. This line expired on April 1, 2010, and was extended to May 31, 2010, subject to a reduced borrowing capacity of $827. Accordingly, we have limited access to additional liquidity under this line of credit. The line of credit bears interest rate at the Prime Rate plus 1.5% per annum, with a floor of 5.5% per annum (5.5% at December 31, 2009). During the year ended December 31, 2009, the Manager drew $6,000 under this line to provide liquidity for us and repaid principal of $4,392 under this line commensurate with principal paydowns received from related borrowers, resulting in a balance at December 31, 2009 of $1,608. While not considered direct loan participations, the line of credit is collateralized by specific loans held by us and underlying deeds of trust and a guarantee of the Manager’s chief executive officer.

For the years ended December 31, 2007, 2008 and 2009, the interest incurred on the borrowings described above totaled approximately $390, $0 and $267, respectively, which have been recorded in the accompanying statements of net earnings as interest expense on borrowings from the Manager.

NOTE 10 — EARNINGS PER SHARE

The earnings (loss) per share amounts presented in the consolidated statements of operations is presented on a retrospective basis, assuming the conversion occurred and the member units were exchanged for common shares during each respective period. The weighted average common share outstanding was computed by multiplying the weighted average membership units outstanding, as previously reported in the Fund’s consolidated financial statements, by the conversion factor of 220.3419.

The basic and diluted earnings per share amounts are the same for each period because there were no potential common shares outstanding during any of the periods presented.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Undisbursed loans-in-process and interest reserves reflected on the accompanying consolidated balance sheets generally represent the unfunded portion of construction loans pending completion of additional construction, and interest reserves for all or part of the loans’ terms. As of December 31, 2008 and 2009, undisbursed loans-in-process and interest reserves balances were as follows:

	December 31, 2008			December 31, 2009
	Loans Held to Maturity	Loans Held for Sale	Total	Loans Held to Maturity	Loans Held for Sale	Total
Undisbursed Loans-in-process per Note Agreement	$66,035	$32,633	$98,668	$63,001	$—	$63,001
Less: amounts not to be funded	(39,461)	(13,767)	(53,228)	(47,026)	—	(47,026)
Undisbursed Loans-in-process per Financial Statements	$26,574	$18,866	$45,440	$15,975	$—	$15,975

A breakdown of loans-in-process expected to be funded is presented below:

	12/31/08	12/31/09
Loans-in-Process Allocation:
Construction Commitments	$41,085	$3,731
Unfunded Interest Reserves	4,314	7,524
Deferred Loan Fees due to Manager	—	2,360
Reserve for Protective Advances	—	654
Taxes and Other	41	1,706
Total Loan-in-Process	$45,440	$15,975

While the contractual amount of unfunded loans in process and interest reserves totaled $98,668 and $63,001 at December 31, 2008 and 2009, respectively, the Manager estimates that we will fund approximately $15,975 subsequent to December 31, 2009. Of the $15,975 expected to be funded, $7,524 relates to unfunded interest reserves on a recently restructured loan, $3,731 relates to anticipated borrower construction or operating costs, $2,360 relates to deferred loan fees payable to the Manager, $1,706 relates to tax related reserves and $654 relates to reserves for protective advances not required under the terms of the loan agreement but that the Manager expects to fund to protect our interest in the asset. The difference of $47,026, which is not expected to be funded, relates to loans that are in default, loans that have been modified to lower the funding amount, and loans whose funding is contingent on various project milestones, many of which have not been met to date and are not expected to be met given current economic conditions. Accordingly, these amounts are not reflected as funding obligations in the accompanying consolidated balance sheet. With available cash and cash equivalents of $963 at December 31, 2009, scheduled loan payoffs, the suspension of member redemptions, the suspension of new loan request fundings, debt financing secured for the Company subsequent to year end, and other available sources of liquidity, including potential loan participations, loan sales or sales of real estate owned assets, we expect to meet our obligation to fund these undisbursed amounts in the normal course of business. See Note 1 for discussion of the Company’s liquidity.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 11 — COMMITMENTS AND CONTINGENCIES - (continued)

At December 31, 2009, one of the Company’s borrowers had established unfunded interest reserves, no borrowers had funded interest reserves, one borrower prepaid interest on the related note through the conveyance of certain real estate, and the remaining 53 of the Company’s borrowers were obligated to pay interest from their own alternative sources. At December 31, 2008, 18 of the Company’s borrowers had established either funded or unfunded interest reserves, and 44 of the Company’s borrowers were obligated to pay interest from their own alternative sources. As noted in the table above, we had $4,314 of remaining interest reserves on six loans totaling $119,314 million at December 31, 2008 and $7,524 of remaining interest reserves on one loan totaling $28,510 million at December 31, 2009. In addition, we had deposited interest reserves into a controlled disbursement account (not reflected on our consolidated balance sheets) of $8,109 on 14 loans totaling $271,300 at December 31, 2008, and none at December 31, 2009. These funded interest reserves are not included in the accompanying balance sheets due to the fiduciary nature of such accounts.

During the years ended December 31, 2007, 2008 and 2009, the Company recognized $35,577, $16,784 and $3,807, respectively, in mortgage loan interest which was satisfied by the use of unfunded interest reserves, which represented approximately 74%, 26% and 18% of total mortgage loan interest income, respectively. Additionally, during the years ended December 31, 2007, 2008 and 2009, the Company recognized $744, $19,670 and $8,210, respectively, in mortgage loan interest which was satisfied by the use of funded interest reserves, which represented approximately 2%, 30% and 38% of total mortgage loan interest income, respectively.

The operating agreement is for the life of the Fund. Only under specified circumstances and with the vote of a majority of members can the Manager be replaced as manager. In that case, if no replacement manager were selected, the Company would dissolve.

The Manager and its affiliates are subject to oversight by various state and federal regulatory authorities, including, but not limited to, the Arizona Corporation Commission, or ACC, the Arizona Department of Revenue, the Arizona Department of Financial Institutions (Banking), the United States Securities and Exchange Commission, or SEC and the Internal Revenue Service, or IRS.

In December 2004, and pursuant to several supplemental requests thereafter, the ACC requested certain information pertaining to the operations of the Company and the Manager, and the Manager responded to all requests made by the ACC. Neither the Manager nor the Company had any communication from the ACC from November 2005 until July 2009. In July 2009, the ACC requested from the Manager information concerning certain affiliates of the Manager. Following a response by the Manager to this request, and a meeting by certain of our representatives with the ACC in October 2009, we were notified by a representative of the ACC in December 2009 that the ACC did not have any further information requests and had ceased its inquiry.

The Manager believes that the Manager and its affiliates have been, and currently are in, material compliance with laws and regulations that govern its operations and those of the Company, and that the Manager and the Company are and have been in material compliance with the operating agreement. However, there can be no assurance that the ACC or others will not assert otherwise, that the ACC will not seek to impose fines, limitations or prohibitions relating to the Manager’s or its affiliates’ business activities, or other remedies, any of which could harm our operations. Further, even if that is not the case, the Manager or its affiliates, including us, may incur significant legal and other defense costs in respect of this matter.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 11 — COMMITMENTS AND CONTINGENCIES - (continued)

We are a party to litigation in the ordinary course of business in connection with certain of our portfolio loans that go into default or for other reasons. While various asserted and unasserted claims exist, the resolution of these matters cannot be predicted with certainty, and the Manager believes, based upon currently available information, that the final outcome of such matters will not have a material adverse effect, if any, on our results of operations or financial condition.

Following the suspension of certain of our activities, including the suspension of member redemptions, certain members have requested that their redemption requests be honored due to financial hardships or other reasons. In each instance, we have responded that we will not grant such requests at this time and we are treating all members uniformly. While neither the Manager nor us has been served with any lawsuits from members, certain members have filed grievances with the SEC and possibly other regulatory agencies related to the Manager’s administration of the Company.

Our income tax returns have not been examined by taxing authorities and all statutorily open years remain subject to examination.

NOTE 12 — SUBSEQUENT EVENTS (UNAUDITED)

Conversion Transactions

On June 18, 2010, the Company consummated the Conversion Transactions which involved (i) the conversion of the Fund from a Delaware limited liability company into a newly-formed Delaware corporation named IMH Financial Corporation, and (ii) the acquisition by the Company of all of the outstanding shares of the Manager, and all of the outstanding membership interests of Holdings. In exchange for their ownership interest, the previous owners of the Manager and Holdings, as well as certain participants in the Manager’s stock appreciation rights plan, agreed to receive an aggregate of 895,750 shares of Class B-3 and B-4 common stock in the Company. Under the terms of the Conversion Transaction, the aggregate number of shares issuable to the owners of Manager and Holdings was reduced by one share for each $20 of the net loss incurred by the Manager and Holdings from January 1, 2010 through the acquisition date of June 18. Based on a net loss through the date of acquisition of $3,531, the shares issued to the owners of Manager and Holdings was reduced pro rata by 176,554 shares. Additionally, the previous owners received a distribution in June 2010 totaling $4,000 based on the December 31, 2009 equity of the Manager.

Final shares issued for the purchase of the Manager and Holdings were computed as follows:

	Class B-3 Shares	Class B-4 Shares	Total Shares
Shares to be issued for purchase of Manager and Holdings	114,107	781,643	895,750
Less: reduction in shares for Manager and Holdings net loss	(22,490)	(154,064)	(176,554)
Less: shares withheld for SARS tax withholdings	(2,917)	—	(2,917)
Final shares issued for purchase of Manager and Holdings	88,700	627,579	716,279

For accounting purposes, the Conversion Transactions were simultaneously treated as a recapitalization of the Fund into IMH Financial Corporation and IMH Financial Corporation’s acquisition of all of the ownership interests in the Manager and Holdings. Recapitalization of membership units of the Fund into common stock of IMH Financial Corporation had no accounting effect except for the requirement to record deferred taxes on the date of change in tax status from a pass through entity to a taxable entity. The Conversion Transactions also terminated the Manager’s pass through tax status and it became a taxable entity resulting in the

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 12 — SUBSEQUENT EVENTS (UNAUDITED) - (continued)

requirement to record deferred taxes on the date of change in tax status. Upon the exchange of common stock of IMH Financial Corporation for all of the ownership interest in the Manager and Holdings, IMH Financial Corporation included the assets and liabilities of Manager and Holdings in its financial statements at their carryover basis. The acquisition of the Manager and Holdings was effected in order to, among other things, align the interests of management and stockholders of the Company.

In connection with the Manager’s adoption of applicable accounting guidance, the Manager was required to consolidate the Fund effective January 1, 2010. With the adoption of the applicable accounting guidance, the Fund and the Manager were one reporting entity subsequent to January 1, 2010, and the Company and the Manager remain one reporting entity after the completion of the Conversion Transactions. As a result, the exchange of common stock of the Company for all of the ownership interests in the Manager and Holdings is not considered a business combination resulting in a new basis of the assets obtained and liabilities assumed. Instead such assets and liabilities were recorded at the Manager’s and Holding’s carryover basis.

The Manager contributed approximately $55 to revenue and ($172) to pre-tax net loss for the period from June 18, 2010 (the effective date of acquisition) through June 30, 2010.

The following table presents unaudited pro forma revenue and net income (loss) for the six months ended June 30, 2010 (assuming the acquisition of the Manager occurred January 1, 2010) and June 30, 2009 (assuming the acquisition of the Manager occurred January 1, 2009). The pro forma financial information presented in the following table is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the earliest period presented, nor does it intend to be a projection of future results.

	Pro Forma Six Months Ended June 30, 2009	Pro Forma Six Months Ended June 30, 2010
Revenue	$22,140	$2,202
Net earnings (loss)	$13,449	$(48,578)
Provision for income taxes	$—	$—

The following table summarizes the assets acquired and liabilities assumed recorded at the Manager’s carrying value at the acquisition date:

As of June 18, 2010
Cash and Cash Equivalents	$422
Accrued Interest and Other Receivables	50
Real Estate Held for Sale	39
Deposits and Other Assets	291
Property and Equipment	1,727
Accounts Payable and Accrued Expenses	(1,138)
Notes Payable	(443)
Payable to Fund	(810)
Total Identifiable Net Assets at June 18, 2010	138
Less: Distribution to Owners of Manager and Holdings	(3,721)
Add: Settlement of Obligation with SARs Participants	234
Conversion Transaction impact to Stockholders' Equity	$(3,349)

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 12 — SUBSEQUENT EVENTS (UNAUDITED) - (continued)

Prior to June 18, 2010, the Manager distributed $279 to the owners of Manager and Holdings. This distribution plus the $3,721 distribution reflected in the preceding table is equal to the $4,000 distribution due to the owners of Manager and Holdings based on the December 31, 2009 equity balance.

Income Taxes

Prior to consummation of the conversion of the Company, because the Fund was a partnership for tax purposes, no income taxes were paid by the Fund. Instead, the members separately paid tax on their pro rata shares of the Fund’s income, deductions, losses and credits and members could elect to either reinvest or receive cash distributions from the Fund. Whether received in cash or reinvested, members were individually responsible to pay their respective income taxes on income allocated to them in respect of the period prior to the conversion.

The Company recognizes deferred tax assets and liabilities and records a deferred income tax (benefit) provision when there are differences between assets and liabilities measured for financial reporting and for income tax purposes. The Company regularly reviews its deferred tax assets to assess their potential realization and establishes a valuation allowance for such assets when the Company believes it is more likely than not that some portion of the deferred tax asset will not be realized. Generally, any change in the valuation allowance is recorded in income tax expense. Income tax expense includes (i) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the year plus any change in the valuation allowance and (ii) current tax expense, which represents the amount of taxes currently payable to or receivable from a taxing authority plus amounts accrued for income tax contingencies (including both penalties and interest). Income tax expense excludes the tax effects related to adjustments recorded to accumulated other comprehensive income (loss) as well as the tax effects of cumulative effects of changes in accounting principles.

In evaluating the ability to recover our deferred tax assets, the Company considers available positive and negative evidence regarding the ultimate realizability of our deferred tax assets including past operating results and our forecast of future taxable income. In addition, general uncertainty surrounding the future economic and business conditions have increased the likelihood of volatility in our future earnings. The Company has recorded a valuation allowance against its net deferred tax assets.

No provision for income taxes is presented in the statement of operations for any period because upon conversion of the Company, the computation of deferred tax assets and the determination of related valuation allowance resulted in no tax expense or benefit.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 13 — SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Selected quarterly results of operations and other financial information for the four quarters ended December 31, 2008 and 2009 follows:

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
INTEREST AND FEE INCOME
Interest and Fee Income	$16,604	$17,067	$17,536	$16,213	$67,420
EXPENSES
Total Operating Expenses	370	379	855	928	2,532
Provision for Credit Losses	—	—	41,130	254,870	296,000
Impairment Charge	—	—	1,300	25,875	27,175
Total Expenses	370	379	43,285	281,673	325,707
Net Earnings (Loss)	$16,234	$16,688	$(25,749)	$(265,460)	$(258,287)
Based and Diluted Earnings per Share	$1.22	$1.16	$(1.67)	$(16.50)	$(17.41)
Distributions to Members per Weighted Average Common Shares Outstanding	$1.21	$1.15	$1.08	$0.93	$4.32
Weighted Average Common Shares Outstanding	13,273,837	14,419,615	15,377,221	16,093,487	14,836,281

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
INTEREST AND FEE INCOME
Interest and Fee Income	$11,974	$5,621	$3,155	$1,772	$22,522
EXPENSES
Total Operating Expenses	898	2,481	2,546	3,775	9,700
Provision for Credit Losses	—	—	82,000	(2,701)	79,299
Impairment Charge	—	—	8,000	—	8,000
Total Expenses	898	2,481	92,546	1,074	96,999
Net Earnings (Loss)	$11,076	$3,140	$(89,391)	$698	$(74,477)
Basic and Diluted Earnings per Share	$0.69	$0.20	$(5.55)	$0.04	$(4.62)
Distributions to Members per Weighted Average Common Share Outstanding	$0.60	$0.13	—	—	$0.73
Weighted Average Common Shares Outstanding	16,093,487	16,093,487	16,093,487	16,093,487	16,093,487

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009
(Dollar Amounts in Thousands)

NOTE 13 — SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED) - (continued)

As described in Note 12, effective June 18, 2010, the Company converted IMH Secured Loan Fund, LLC from a Delaware limited liability company into a newly-formed Delaware corporation named IMH Financial Corporation. The per share information in the preceding table is presented on a retrospective basis, assuming the conversion occurred and the member units were exchanged for common shares during each respective period.

The average of each quarter’s weighted average common shares in the Company does not necessarily equal the weighted average common shares in the Company outstanding for the year and, therefore, individual quarterly weighted earnings per unit do not equal the annual amount.

During the quarter ended December 31, 2008, the Company recorded a provision for credit losses and impairment charges totaling $280,745 resulting from its year-end valuation procedures as described in Note 4. The recording of this amount resulted in a net loss for the year of $258,287. During the quarter ended December 31, 2009, the Company recorded a reversal of a portion of the provision for credit losses in the amount of $2,701, as a result of our year-end valuation procedures as described in Note 4. The recording of these amounts resulted in a net loss for the year of $74,477.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

SCHEDULE II — Valuation and Qualifying Accounts
As of December 31, 2009 (in thousands)

Description	Balance at Beginning of Year	Charged to Costs and Expenses		Transferred to Other Accounts	Collected/ Recovered	Balance at End of Year
Allowance for Credit Loss	$300,310	$79,299	(1)	$(49,181)	$—	$330,428

(1)	We revised our allowance for credit loss based on our evaluation of our mortgage loan portfolio for the year ended December 31, 2009.
(2)	The amount listed in the column heading “Transferred to Other Accounts” in the preceding table represents net charge offs during the year ended December 31, 2009, which were transferred to a real estate owned status at the date of foreclosure of the related loans.

UNAUDITED INTERIM FINANCIAL STATEMENTS

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

Consolidated Balance Sheets
(In thousands, except unit and share data)

	December 31, 2009	June 30, 2010
		(unaudited)
ASSETS
Cash and Cash Equivalents	$963	$3,537
Mortgage Loans:
Mortgage Loan Note Obligations	554,848	—
Less Undisbursed Portion of Loans-in-process and Interest Reserves	(15,975)	—
Principal Outstanding Held for Investment	538,873	—
Less Allowance for Credit Loss	(328,060)	—
Mortgage Loans Held for Investment, Net	210,813	—
Mortgage Loans Held for Sale, Net	3,207	167,620
Mortgage Loans, Net	214,020	167,620
Accrued Interest and Other Receivables	15,751	13,632
Real Estate Acquired through Foreclosure Held for Sale, Net	12,082	45,083
Real Estate Held for Development, Net:
Acquired through Foreclosure	84,804	60,348
Purchased for Investment	7,345	—
Real Estate Held for Development, Net	92,149	60,348
Deposits and Other Assets	1,464	5,486
Advances to Fund Manager	1,367	—
Property and Equipment, Net	—	1,710
Total Assets	$337,796	$297,416
LIABILITIES
Accounts Payable and Accrued Expenses	$6,582	$8,331
Payables to Fund Manager	3,342	—
Notes Payable	4,182	15,381
Borrowings from Fund Manager	1,608	—
Unearned Income and Other Funds Held	214	231
Total Liabilities	15,928	23,943
Commitments and Contingent Liabilities
OWNERS' EQUITY
Common stock, $.01 par value; 200,000,000 shares authorized; 16,809,766 shares outstanding at June 30, 2010	—	168
Preferred stock, $.01 par value; 100,000,000 shares authorized; none outstanding	—	—
Additional Paid in Capital	—	726,866
Accumulated Deficit	(408,515)	(453,561)
Members' Equity – $10,000 per unit stated value, authorized units set at discretion of the Manager – 73,038 units issued and outstanding at December 31, 2009. No units outstanding at June 30, 2010	730,383	—
Total Owners' Equity	321,868	273,473
Total Liabilities and Owners' Equity	$337,796	$297,416

The accompanying notes are an integral part of these statements

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

Consolidated Statements of Operations
(In thousands, except share and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2009	2010	2009	2010
	(Unaudited)		(Unaudited)
REVENUE:
Mortgage Loan Income	$17,559	$956	$5,621	$434
Rental Income	—	833	—	424
Investment and Other Income	36	153	—	77
Total Revenue	17,595	1,942	5,621	935
COSTS AND EXPENSES:
Operating Expenses for Real Estate Owned	1,340	2,547	1,126	1,020
Professional Fees	1,188	2,755	880	1,356
Management Fees	419	109	170	45
Default and Related Expenses	328	360	202	154
General and Administrative Expenses	—	209	—	209
Loss on Disposal of Real Estate	—	1,000	—	1,000
Interest Expense:
Borrowings from Fund Manager	103	39	103	12
Borrowings on Notes Payable	—	801	—	584
Depreciation and Amortization Expense	—	633	—	214
Total Operating Expenses	3,378	8,453	2,481	4,594
Provision for Credit Losses	—	27,550	—	27,550
Impairment Charges on Real Estate Owned	—	10,985	—	10,985
Total Provisions and Charges	—	38,535	—	38,535
Total Costs and Expenses	3,378	46,988	2,481	43,129
Earnings (Loss) Before Income Taxes	$14,217	$(45,046)	$3,140	$(42,194)
Provision for Income Taxes	—	—	—	—
NET EARNINGS (LOSS)	$14,217	$(45,046)	$3,140	$(42,194)
Pro Forma Net Earnings (Loss) per Share	$0.88	$(2.79)	$0.20	$(2.61)
Pro Forma Weighted Average Common Shares Outstanding	16,093,487	16,141,239	16,093,487	16,188,991

The accompanying notes are an integral part of these statements

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

Consolidated Statements of Owners’ Equity
Six Months Ended June 30, 2010
(Unaudited)
(In thousands, except unit and share data)

	IMH Financial Corp Common Stock			IMH Secured Loan Fund Members' Capital			Total Owners' Equity
	Shares	Amount	Paid-in Capital	Units	Capital	Accumulated Deficit
Balances at December 31, 2009	—	$—	$—	73,038	$730,383	$(408,515)	$321,868
Conversion of Member Units to Common Shares	16,093,487	161	730,222	(73,038)	(730,383)	—	—
Common Shares issued for Acquisition of Manager	716,279	7	(3,356)	—	—	—	(3,349)
Net Loss – Six Months Ended June 30, 2010	—	—	—	—	—	(45,046)	(45,046)
Balances at June 30, 2010	16,809,766	$168	$726,866	—	$—	$(453,561)	$273,473

The accompanying notes are an integral part of these statements

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

Consolidated Statements of Cash Flows
Six Months Ended June 30, 2010
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2009	2010
CASH FLOWS – OPERATING ACTIVITIES
Net Earnings (Loss)	$14,217	$(45,046)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Provision for Credit Losses	—	27,550
Impairment of Assets	—	10,985
Loss on Disposal of Real Estate	—	1,000
Depreciation and Amortization Expense	—	633
Imputed interest on Notes Payable	—	257
Increase (decrease) in cash resulting from changes in:
Due from/to Fund Manager	1,413	(3,002)
Due from/to Strategic Wealth & Income Fund, LLC	—	(7)
Accrued Interest Receivable	(3,195)	921
Deposits and Other Assets	(332)	(3,847)
Other Payables and Accrued Liabilities	—	1,363
Unearned Income and Other Funds Held	217	17
Net cash provided by (used in) operating activities	12,320	(9,176)
CASH FLOWS – INVESTING ACTIVITIES
Proceeds from Sale of Real Estate Owned	459	2,918
Acquisition of Manager, Net of Cash Acquired	—	(3,299)
Mortgage Loans Fundings	(21,912)	(2,684)
Mortgage Loan Repayments	1,481	6,189
Investment in Real Estate Held for Development	(1,848)	(265)
Net cash provided by (used in) investing activities	(21,820)	2,859
CASH FLOWS – FINANCING ACTIVITIES
Proceeds from Borrowings from Manager	6,000	—
Repayments of Borrowings from Manager	(166)	(1,608)
Proceeds from Notes Payable	—	12,740
Repayments of Notes Payable	—	(2,241)
Members' Distributions	(16,669)	—
Net cash provided by (used in) financing activities	(10,835)	8,891
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(20,335)	2,574
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,815	963
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,480	$3,537
SUPPLEMENTAL CASH FLOW INFORMATION
Interest Paid	$103	$400
Acquisition of Real Estate Held for Resale through Foreclosure of Note Receivable	$10,090	$15,345

The accompanying notes are an integral part of these statements

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 1 — COMPANY DESCRIPTION, BASIS OF PRESENTATION AND LIQUIDITY

IMH Financial Corporation, or the Company, a corporation incorporated under the laws of the State of Delaware, was formed from the conversion of IMH Secured Loan Fund, LLC, or the Fund, a Delaware limited liability company, on June 18, 2010. The conversion was effected following a consent solicitation process pursuant to which approval was obtained from a majority of the members of the Fund to effect the Conversion Transactions and involved (i) the conversion of the Fund from a Delaware limited liability company into a Delaware corporation named IMH Financial Corporation, and (ii) the acquisition by the Company of all of the outstanding shares of the manager of the Fund Investors Mortgage Holdings Inc., or the Manager, as well as all of the outstanding membership interests of a related entity, IMH Holdings LLC, or Holdings on June 18, 2010. References to “we” or “our” refer to the Company.

The Company’s primary business is to originate, purchase or otherwise acquire commercial mortgage loans with maturities of generally eighteen months or less that are secured by first deeds of trust (herein referred to as mortgage loans) on real property located throughout the United States of America. Such loans are originated, purchased or acquired with the intent to sell or participate the loans.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of IMH Financial Corporation and its wholly-owned subsidiaries, many of which were established in connection with the acquisition of real estate either through foreclosure or purchase. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America, or GAAP, consistent in all material respects with those applied in its consolidated financial statements included in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009; except that these financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Such interim financial information is unaudited but reflects all adjustments that in the judgment, of the management of the Company, are necessary for the fair presentation of the interim periods presented. Interim results are not necessarily indicative of results for a full year. This Quarterly Report on Form 10-Q should be read in conjunction with the Company’s consolidated financial statements and footnotes included in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009.

Liquidity

As of June 30, 2010, the Company’s accumulated deficit aggregated $453,561 as a direct result of provisions for credit losses and impairment charges relating to the change in the fair value of the collateral securing the Company’s loan portfolio and the fair value of real estate owned assets primarily acquired through foreclosure in prior years. During the six months ended June 30, 2010, the Company’s total cash increased by $2,574 as a result of proceeds received from financing obtained as well as from the sale of certain assets. At June 30, 2010, the Company had cash and cash equivalents of $3,537 and undisbursed loans-in-process and interest reserves funding estimates totaling $15,946. As a result of the erosion of the U.S. and global credit markets, the Company continues to experience loan defaults and foreclosures on the mortgage loans it holds in its portfolio. In addition, the Company has found it necessary to modify certain loans, which modifications have resulted in extended maturities of two years or longer, and believes it may need to modify additional loans in an effort to, among other things, protect the Company’s collateral.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 1 — COMPANY DESCRIPTION, BASIS OF PRESENTATION AND LIQUIDITY - (continued)

The Company’s liquidity plan includes obtaining additional financing, selling whole loans or participating interests in loans and selling certain real estate assets it holds. As of June 30, 2010, the Company’s entire loan portfolio with carrying values of $167,620, net of valuation allowance of $349,518 are held for sale. In addition, as of June 30, 2010, eight real estate owned projects with a carrying value totaling $45,083 are being actively marketed for sale. Accordingly, these real estate owned assets are reflected as held for sale in the accompanying consolidated balance sheets.

Also, during the six months ended June 30, 2010, the Company secured third party financing from lenders with a total borrowing capacity of $15,500 for the purpose of funding anticipated development costs for real estate owned, remaining loan obligations, settlement of conversion transaction liabilities and working capital needs, of which $10,500 was outstanding as of June 30, 2010. In addition, the Company is currently in negotiations with a third party lender to secure additional debt to fund operations and to satisfy short-term obligations that are due within the next twelve months. Management also continues to evaluate the Company’s existing outstanding loan obligations to ascertain the necessary funding amounts and timing for each loan, and to determine potential reductions in, or cessation of, funding commitments for loans in default or to find alternative sources for such fundings. This analysis is on-going, although the results are not expected to materially affect our current estimate of outstanding loan commitments presented in the accompanying financial statements.

Given the current state of the real estate and credit markets, we believe the realization of full recovery of the Company’s cost basis in its assets is unlikely to occur in a reasonable time frame and may not occur at all, and we may be required to liquidate portions of the Company’s assets for liquidity purposes at a price significantly below the initial cost basis or potentially below current carrying values. If we are not able to liquidate a sufficient portion of our assets or access credit under the credit facility currently under negotiation, there may be substantial doubt about our ability to continue as a going concern. Nevertheless, we believe that our cash and cash equivalents, coupled with liquidity derived from the credit facility currently under negotiation and the disposition of certain of the loans and real estate held for sale, will allow us to fund current operations over the next 12 months.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Loans Held for Sale

Loans that we intend to sell, subsequent to origination or acquisition, are classified as loans held for sale, net of any applicable valuation allowance. Loans classified as held for sale are generally subject to a specific marketing strategy or a plan of sale.

Loans held for sale are accounted for at the lower of cost or fair value on an individual basis and are reported as a component of mortgage loans. Direct costs related to selling such loans are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale. Valuation adjustments related to loans held for sale are not included in the allowance for credit loss in the accompanying balance sheet, but rather are reported net of related principal of loans held for sale on the balance sheet and the provision for credit losses in the statements of operations.

Loan Origination, Processing and Modification Fees

Fees for loan originations, processing and modifications, net of direct origination costs, are deferred at origination and amortized as an adjustment to mortgage loan interest income over the contractual term of the related loan. Non-refundable commitment fees are recognized as revenue when received. Generally all brokerage activity is administered through independent title companies.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

Management Fees

The Company, through a wholly owned subsidiary, earns revenues for services rendered in connection with our management of the Strategic Wealth & Income Fund, or SWI Fund. Such revenues include asset management fees, organization fees, acquisition fees and origination fees. These fees are recorded when earned in accordance with the management agreement. The Company is also entitled to allocated earnings from SWI Fund when SWI Fund exceeds certain performance objectives, as defined in the operating agreement.

Property and Equipment

Property and equipment are recorded at historical cost and are depreciated using the straight-line method over the shorter of the estimated useful lives of the related assets or the expected lease term. Expenditures for repairs and maintenance are charged to expense as incurred. For items that are disposed, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Internally Developed Software

The Company owns certain proprietary software for use in its business. The Company capitalizes costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use software are expensed as incurred. Capitalized development costs are amortized over various periods up to five years. Costs incurred to maintain existing software applications are expensed as incurred.

Stock-Based Compensation

The 2010 IMH Financial Corporation Employee Stock Incentive Plan provides for awards of stock options, stock appreciation rights, restricted stock units and other performance based awards to our officers, employees, directors and certain consultants. The maximum number of shares of common stock that may be issued under such awards shall not exceed 1,200,000 common shares (subject to increase to 1,800,000 shares in the event of an initial public offering). We measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. No awards have been granted under this plan as of June 30, 2010.

401(k) Plan

The Company has a defined contribution plan, for the benefit of all eligible employees under the provision of Section 401(k) of the U.S. Internal Revenue Code. The 401(k) plan allows the Company to make discretionary contributions based upon the participants’ wages in accordance with the approved Plan document.

Income Taxes

The Company recognizes deferred tax assets and liabilities and records a deferred income tax (benefit) provision when there are differences between assets and liabilities measured for financial reporting and for income tax purposes. The Company regularly reviews its deferred tax assets to assess their potential realization and establishes a valuation allowance for such assets when the Company believes it is more likely than not that some portion of the deferred tax asset will not be realized. Generally, any change in the valuation allowance is recorded in income tax expense. Income tax expense includes (i) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the year plus any change in the valuation allowance and (ii) current tax expense, which represents the amount of taxes

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

currently payable to or receivable from a taxing authority plus amounts accrued for income tax contingencies (including both penalties and interest). Income tax expense excludes the tax effects related to adjustments recorded to accumulated other comprehensive income (loss) as well as the tax effects of cumulative effects of changes in accounting principles.

In evaluating the ability to recover our deferred tax assets, the Company considers available positive and negative evidence regarding the ultimate realizability of our deferred tax assets including past operating results and our forecast of future taxable income. In addition, general uncertainty surrounding the future economic and business conditions have increased the likelihood of volatility in our future earnings. The Company has recorded a valuation allowance against its net deferred tax assets.

Prior to consummation of the conversion of the Company, because the Fund was a partnership for tax purposes, no income taxes were paid by the Fund. Instead, the members separately paid tax on their pro rata shares of the Fund’s income, deductions, losses and credits and members could elect to either reinvest or receive cash distributions from the Fund. Whether received in cash or reinvested, members were individually responsible to pay their respective income taxes on income allocated to them in respect of the period prior to the conversion.

Use of Estimates

We have made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period, in accordance with GAAP. Accordingly, actual results could differ from those estimates. Such estimates primarily include the allowance for credit loss, valuation allowance for loans held for sale, valuation estimates for real estate owned and the accretable amount and timing of interest revenue for loans purchased at a discount.

Recent Accounting Pronouncements

In February 2010, the FASB issued new accounting guidance to address concerns about conflicts with SEC guidance and other practice issues regarding disclosures of subsequent events. This accounting guidance was effective upon issuance in February 2010, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The implementation of this standard did not have a material impact on our consolidated financial statements.

In February 2010, the FASB issued new accounting guidance which defers the effective date of the amendments to the consolidation requirements for a reporting entity’s interest in entities (1) that have all of the attributes of an investment company, as specified in Topic 946, Financial Services — Investment Companies, or (2) for which it is industry practice to apply measurement principles for financial reporting that are consistent with those in Topic 946. The deferral does not apply to:

•	A reporting entity’s interest in an entity if the reporting entity and its related parties have an explicit or implicit obligation to losses of the entity that could potentially be significant to the entity. This condition should be evaluated considering the legal structure of the reporting entity’s interest, the purpose and design of the entity, and any guarantees provided by the reporting entity’s related parties.
•	Interests in securitization entities, asset-backed financing entities, or entities formerly considered the “qualified special-purpose entities”(QSPEs).

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES - (continued)

This accounting guidance is expected to most significantly affect reporting entities in the investment management industry, but may also affect reporting entities with interests in entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.

We adopted the provisions of this accounting guidance as of January 2010. The implementation of this standard did not have a material impact on our consolidated financial statements.

On July 21, 2010, the FASB issued new accounting guidance which will require companies to provide extensive new disaggregated disclosures about the credit quality of their financing receivables and the allowance for credit losses. The objective of the expanded disclosure is to provide greater transparency about (1) the nature of credit risk inherent in an entity’s financing receivables, (2) how the entity analyzes that risk in estimating its allowance for credit losses, and (3) the changes in the allowance for credit losses as well as the reasons for those changes.

The guidance will require a company to disaggregate new and existing disclosures based on how it develops its allowance for credit losses and how it manages credit exposures. Such disclosures are required to be presented by class of financing receivable or by portfolio segment, as defined terms.

For public companies, the amendments that require disclosures as of the end of a reporting period (e.g., credit quality information and impaired loan information) are effective for both annual and interim periods ending on or after December 15, 2010. The amendments that require disclosures about activity that occurs during a reporting period (e.g., the allowance rollforward and modification disclosures) are effective for interim or annual periods beginning on or after December 15, 2010. We will continue to monitor the effects from the implementation of this guidance on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants and the SEC did not, or are not expected to, have a material effect on the Company’s results of operations or financial position.

Reclassifications

Certain 2009 amounts have been reclassified to conform to the 2010 financial statement presentation.

NOTE 3 — THE CONVERSION TRANSACTIONS

On June 18, 2010, the Company consummated a series of transactions known as the Conversion Transactions which involved (i) the conversion of the Fund from a Delaware limited liability company into a newly- formed Delaware corporation named IMH Financial Corporation, and (ii) the acquisition by the Company of all of the outstanding shares of the Manager, and all of the outstanding membership interests of Holdings. In exchange for their ownership interest, the previous owners of the Manager and Holdings, as well as certain participants in the Manager’s stock appreciation rights plan, agreed to receive an aggregate of 895,750 shares of Class B-3 and B-4 common stock in the Company. Under the terms of the Conversion Transaction, the aggregate number of shares issuable to the owners of Manager and Holdings was reduced by one share for each $20 of the net loss incurred by the Manager and Holdings from January 1, 2010 through the acquisition date of June 18. Based on a net loss through the date of acquisition of $3,531, the shares issued to the owners of Manager and Holdings was reduced pro rata by 176,554 shares. Additionally, the previous owners received a distribution in June 2010 totaling $4,000 based on the December 31, 2009 equity of the Manager.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 3 — THE CONVERSION TRANSACTIONS - (continued)

Final shares issued for the purchase of the Manager and Holdings were computed as follows:

	Class B-3 Shares	Class B-4 Shares	Total Shares
Shares to be issued for purchase of Manager and Holdings	114,107	781,643	895,750
Less: reduction in shares for Manager and Holdings net loss	(22,490)	(154,064)	(176,554)
Less: shares withheld for SARs tax withholdings	(2,917)	—	(2,917)
Final shares issued for purchase of Manager and Holdings	88,700	627,579	716,279

For accounting purposes, the Conversion Transactions were simultaneously treated as a recapitalization of the Fund into IMH Financial Corporation and IMH Financial Corporation’s acquisition of all of the ownership interests in the Manager and Holdings. Recapitalization of membership units of the Fund into common stock of IMH Financial Corporation had no accounting effect except for the requirement to record deferred taxes on the date of change in tax status from a pass through entity to a taxable entity (see Note 10). The Conversion Transactions also terminated the Manager’s pass through tax status and it became a taxable entity resulting in the requirement to record deferred taxes on the date of change in tax status. Upon the exchange of common stock of IMH Financial Corporation for all of the ownership interest in the Manager and Holdings, IMH Financial Corporation included the assets and liabilities of Manager and Holdings in its financial statements at their carryover basis. The acquisition of the Manager and Holdings was effected in order to, among other things, align the interests of management and stockholders of the Company.

In connection with the Manager’s adoption of applicable accounting guidance, the Manager was required to consolidate the Fund effective January 1, 2010. With the adoption of the applicable accounting guidance, the Fund and the Manager were one reporting entity subsequent to January 1, 2010, and the Company and the Manager remain one reporting entity after the completion of the Conversion Transactions. As a result, the exchange of common stock of the Company for all of the ownership interests in the Manager and Holdings is not considered a business combination resulting in a new basis of the assets obtained and liabilities assumed. Instead such assets and liabilities were recorded at the Manager’s and Holding’s carryover basis.

The Manager contributed approximately $55 to revenue and ($172) to pre-tax net loss for the period from June 18, 2010 (the effective date of acquisition) through June 30, 2010.

The following table presents unaudited pro forma revenue and net income (loss) for the six months ended June 30, 2010 (assuming the acquisition of the Manager occurred January 1, 2010) and June 30, 2009 (assuming the acquisition of the Manager occurred January 1, 2009). The pro forma financial information presented in the following table is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the earliest period presented, nor does it intend to be a projection of future results.

	Pro Forma Six Months Ended June 30, 2009	Pro Forma Six Months Ended June 30, 2010
Revenue	$22,140	$2,202
Net earnings (loss)	$13,449	$(48,578)

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 3 — THE CONVERSION TRANSACTIONS - (continued)

The following table summarizes the assets acquired and liabilities assumed recorded at the Manager’s carrying value at the acquisition date:

As of June 18, 2010
Cash and Cash Equivalents	$422
Accrued Interest and Other Receivables	50
Real Estate Held for Sale	39
Deposits and Other Assets	291
Property and Equipment	1,727
Accounts Payable and Accrued Expenses	(1,138)
Notes Payable	(443)
Payable to Fund	(810)
Total Identifiable Net Assets at June 18, 2010	138
Less: Distribution to Owners of Manager and Holdings	(3,721)
Add: Settlement of Obligation with SARs Participants	234
Conversion Transaction impact to Stockholders' Equity	$(3,349)

Prior to June 18, 2010, the Manager distributed $279 to the owners of Manager and Holdings. This distribution plus the $3,721 distribution reflected in the preceding table is equal to the $4,000 distribution due to the owners of Manager and Holdings based on the December 31, 2009 equity balance.

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES

Loan Classification

In connection with consummation of the Conversion Transactions, the Company revised its business strategy from one in which loans are originated with the intent of holding such loans through maturity to a business strategy in which the Company is in the active trade or business of originating such loans for sale or participation. Accordingly, as of June 30, 2010, the entire loan portfolio is reflected as held for sale in the accompanying consolidated balance sheets.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Loan Interest Rates

We purchase and originate both fixed and variable interest rate loans. All variable interest rate loans are indexed to the Wall Street Journal Prime Interest Rate (“Prime”), substantially all of which are subject to interest rate floors. While a substantial portion of our portfolio loans are in default or non-accrual status, a summary of our outstanding principal balances on our portfolio loans (including non-accrual loans), net of the allowance for credit loss and valuation allowance, as of December 31, 2009 and June 30, 2010, respectively, is provided by the contractual loan terms for fixed and variable interest rate loans as follows:

	December 31, 2009			June 30, 2010
	Fixed Rate Loans	Variable Rate Loans	Total Loan Portfolio	Fixed Rate Loans	Variable Rate Loans	Total Loan Portfolio
Total Principal Outstanding	$274,263	$270,185	$544,448	$274,792	$242,346	$517,138
Less Allowance for Credit Loss / Valuation Allowance			(330,428)			(349,518)
Net Principal Outstanding			$214,020			$167,620
% of Portfolio	50.4%	49.6%	100.0%	53.1%	46.9%	100.0%
Weighted Average Rate	9.84%	12.88%	11.34%	9.82%	12.99%	11.31%
Number of Loans	23	32	55	22	25	47
Average Principal Balance	$11,924	$8,443	$9,899	$12,491	$9,694	$11,003

As of December 31, 2009 and June 30, 2010, respectively, the weighted average contractual interest rates on our variable rate loans (including loans in non-accrual status) was Prime plus 9.63% and Prime plus 9.74%, respectively. The Prime rate was 3.25% per annum at December 31, 2009 and June 30, 2010.

As of June 30, 2010, the valuation allowance totaled $349,518 (all of which relates to mortgage loans held for sale), representing 67.6% of the total loan portfolio principal balances. As of December 31, 2009, the allowance for credit loss totaled $330,428 (of which $328,060 relates to mortgage loans held to maturity and $2,368 relates to mortgage loans held for sale), representing 60.7% of the total loan portfolio principal balances.

Loan Maturities and Loans in Default

The outstanding principal balances of our mortgage loans, net of the valuation allowance, as of June 30, 2010, have scheduled maturity dates within the next several quarters, as follows:

June 30, 2010
Quarter	Amount	Percent	#
Matured	$323,027	62.5%	28
Q3 2010	56,069	10.8%	10
Q4 2010	5,041	1.0%	1
Q1 2011	1,618	0.3%	1
Q2 2011	955	0.2%	2
Q4 2011	32,475	6.3%	3
Q3 2012	97,953	18.9%	2
Total	517,138	100.0%	47
Less: Valuation Allowance	(349,518)
Net Carrying Value	$167,620

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Loans in Default

At December 31, 2009, 50 of our 55 loans with outstanding principal balances totaling $531,998 were in default, of which 34 with outstanding principal balances totaling $347,135 were past their respective scheduled maturity dates, and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on value of the underlying collateral in relation to the respective carrying value of the loan. At June 30, 2010, 44 of our 47 loans with outstanding principal balances totaling $514,564 were in default, of which 28 with outstanding principal balances totaling $323,027 were past their respective scheduled maturity dates, and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on value of the underlying collateral in relation to the respective carrying value of the loan. In light of current economic conditions and in the absence of a recovery of the credit markets, it is anticipated that many, if not most, loans with scheduled maturities within one year will not be paid off at the scheduled maturity.

The Company is exercising lender’s remedies which could lead to its foreclosure upon 14 of the 44 loans in default at June 30, 2010. The Company anticipates that similar actions will be taken on an additional seven loans in our portfolio. With respect to the 21 loans upon which we are exercising lender’s remedies, we expect to complete the foreclosure process on the majority of such loans during the last two quarters of 2010.

Fourteen loans that are in non-accrual status relate to three borrowing groups and are not in technical default under the loan terms. However, due to the value of the underlying collateral for these collateral-based loans, we have deemed it appropriate to place these loans in non-accrual status. Also, three of the loans in default status relate to a borrowing group which is currently in bankruptcy. We are continuing to monitor the status of the bankruptcy case in relation to our collateral and have placed these loans in non-accrual status due to the value of the underlying collateral for these collateral-based loans. However, we have not commenced enforcement action on these loans as of June 30, 2010.

We are continuing to work with the borrowers with respect to the remaining six loans in default in order to seek to maintain the entitlements on such projects and, thus, the value of our existing collateral. However, such negotiations may result in a payoff in an amount that is below our loan principal and accrued interest, and that discounted payoff may be materially less than the contractual principal and interest due. Generally, the valuation allowance contemplates the potential loss that may occur as a result of a payoff of the loan at less than its contractual balance due. We are considering our preferred course of action with respect to all remaining loans. However, we have not commenced enforcement action on these other loans thus far.

At June 30, 2010, 43 of the 44 loans in default were in non-accrual status and had outstanding principal balances totaling $513,447. Total contractual interest due under the loans classified in non-accrual status was $38,099, of which $9,975 is included in accrued interest receivable on the balance sheet and $28,124 has not been recognized as income by the Company. The remaining one loan in default had an outstanding principal balance of $1,117, with accrued interest due totaling $24, which is included in accrued interest receivable on the consolidated balance sheet. Excluding loans whose maturity has not been reached as of June 30, 2010, loans in default were past their scheduled maturities by between 122 and 965 days as of June 30, 2010.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

The geographic concentration of loans in default at December 31, 2009 and June 30, 2010 is as follows:

	December 31, 2009
	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Arizona	52.3%	23	$278,306	$(162,282)	$116,024	$5,362	$13,723	$135,109
Idaho	9.3%	2	49,594	(38,981)	10,613	1,948	5,993	18,554
California	33.8%	19	179,773	(120,829)	58,944	3,959	18,349	81,252
Texas	2.1%	3	11,102	(4,272)	6,830	427	1,170	8,427
Nevada	1.5%	1	7,984	(2,613)	5,371	319	957	6,647
New Mexico	1.0%	2	5,240	(1,094)	4,146	—	586	4,732
	100.0%	50	$531,999	$(330,071)	$201,928	$12,015	$40,778	$254,721

	June 30, 2010
	Percent of Outstanding Principal	#	Outstanding Principal	Valuation Allowance	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Arizona	54.8%	23	$281,950	$(171,210)	$110,740	$4,031	$12,909	$127,680
Idaho	9.6%	2	49,598	(43,337)	6,261	1,948	2,989	11,198
California	34.8%	18	178,831	(132,971)	45,860	4,020	11,978	61,858
New Mexico	0.8%	1	4,185	(2,000)	2,185	—	248	2,433
	100.0%	44	$514,564	$(349,518)	$165,046	$9,999	$28,124	$203,169

The concentration of loans in default by loan classification as of June 30, 2010 is as follows:

	Percent of Outstanding Principal	#	Outstanding Principal	Valuation Allowance	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Pre-entitled Land	38.6%	10	$198,483	$(163,483)	$35,000	$6,386	$12,554	$53,940
Entitled Land	40.2%	21	206,926	(151,318)	55,608	4,154	10,999	70,761
Construction	21.2%	13	109,155	(34,717)	74,438	(541)	4,571	78,468
	100.0%	44	$514,564	$(349,518)	$165,046	$9,999	$28,124	$203,169

With respect to our loans in default at December 31, 2009, 50% of the loan principal balances related to residential end-use projects, 33% related to mixed-use projects, and 17% related to commercial and industrial projects. With respect to our loans in default at June 30, 2010, 52% of the loan principal balances related to residential end-use projects, 33% related to mixed-use projects, and 15% related to commercial and industrial projects.

Other than as discussed in the foregoing paragraphs, the three remaining performing loans in our portfolio with principal balances totaling $2,574 at June 30, 2010 were current as to principal and interest payments.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Loans in Default and Impaired Loans

The following table presents required disclosures under GAAP for loans that meet the definition for impaired loans:

	As of and Year Ended December 31, 2009	As of and 6 Mos. Ended June 30, 2010
Loans in Default — Impairment Status:
Impaired loans in default	$458,464	$444,696
Non-impaired loans in default	73,534	69,868
Total loans in default	$531,998	$514,564
Allowance for Credit Loss / Valuation Allowance on Impaired Loans
Impaired loans in default	$458,464	$444,696
Less: Allowance for credit loss / valuation allowance	(330,071)	(349,518)
Net carrying value of impaired loans	$128,393	$95,178
Average investment for impaired loans during period held	$456,993	$443,732
Interest income recognized during the period that loans were impaired	$1,898	$—
Interest income recognized using a cash-basis method of accounting during the period that the loans were impaired	$404	$—

Allowance for Credit Loss / Valuation Allowance and Fair Value Measurement

We perform a valuation analysis of our loans on not less than a quarterly basis. In considering the highest and best use for individual mortgage loans, we first consider whether the asset is considered “in use” as opposed to “in exchange.” Due to the nature of the underlying collateral of our loans and the development status of such projects, substantially all assets are deemed to be “in exchange” assets for purposes of determining highest and best use.

Next, we assess the extent, reliability and quality of market participant inputs such as sales pricing, cost data, absorption, discount rates, and other assumptions, as well as the significance of such assumptions in deriving the valuation.

We generally employ one of five valuation approaches, or a combination of such approaches, in determining the fair value of the underlying collateral of each loan: the development approach, the income capitalization approach, the sales comparison approach, the cost approach, or the receipt of recent offers on specific properties. The valuation approach taken depends on several factors including:

•	the type of property;
•	the current status of entitlement and level of development (horizontal or vertical improvements) of the respective project;
•	the likelihood of a bulk sale as opposed to individual unit sales;
•	whether the property is currently or near ready to produce income;
•	the current sales price of property in relation to cost of development;
•	the availability and reliability of market participant data; and
•	the date of an offer received in relation to the reporting period.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

As more fully described in our 10-K/A, historically, for purposes of determining whether an allowance for credit loss was required, the Company primarily utilized a modeling technique known as residual analysis commonly used in our industry which is based on the assumption that development of our collateral was the highest and best use of the property. During the first two quarters of 2008, our process was consistently applied as there was no indication of significant impairment in the value of our loan portfolio. The underlying collateral of our loans vary by stage of completion, which consists of either raw land (also referred to as pre-entitled land), entitled land, partially developed, or mostly developed/completed lots or projects.

In the latter part of 2008 and part of 2009, the global and U.S. economies experienced a rapid decline resulting in unprecedented disruptions in the real estate, capital, credit and other markets. As a result of these factors, we recorded a provision for credit losses developed in the third quarter of 2008 using a development/residual analysis approach, reflecting lower pricing assumptions, slower absorption and a significant increase in discount factors to reflect current market participant risk levels.

In view of recent sales activity and the on-going volatility in the real estate markets, in the third quarter of 2009, we engaged independent third-party valuation firms and other consultants to assist with the analysis of fair value of the collateral supporting our loans as of September 30, 2009, which was then updated for financial reporting as of December 31, 2009. During the quarter ended June 30, 2010, we re-engaged independent third party valuation firms to provide updated valuation reports.

The following is a summary of the procedures performed in connection with our fair value analysis as of and for the year ended December 31, 2009 and for the quarter ended June 30, 2010:

1.	We reviewed the status of each of our loans to ascertain the likelihood that we will collect all amounts due under the terms of the loans at maturity based on current real estate and credit market conditions.
2.	With respect to our loans whose collection was deemed to be unlikely, we determined when the latest valuation of the underlying collateral was performed.
3.	We subjected all of our loans to independent third party valuation as of September 30, 2009, (with a review and update of such valuations provided through December 31, 2009), to determine whether any material changes in industry or economic conditions warranted a change in the valuation conclusions formed since the date of our last valuation. As of June 30, 2010, we subjected 74% of our outstanding loan portfolio to independent third party valuation. The remaining 26% had been valued as of March 31, 2010 and, based on current market conditions with respect to such properties, was deemed appropriate for use in the June 30, 2010 valuation.
4.	For the year ended December 31, 2009 and for the quarter ended June 30, 2010, we utilized the services of Cushman & Wakefield, a nationally recognized valuation firm, and other valuation firms to perform a valuation analysis for the selected projects. Cushman & Wakefield valued approximately 89% of the outstanding principal balance of our loan portfolio at December 31, 2009, while other valuation firms valued the remaining 11%. At June 30, 2010 Cushman and Wakefield valued 73% of the portfolio. For those valuations performed by valuation firms other than Cushman & Wakefield, we engaged Cushman & Wakefield to perform a review of the valuations and reports.
5.	For projects in which we have received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related project, we utilized the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if we deem the offer to be valid,

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

reasonable and negotiable, and we believe the offeror has the financial wherewithal to execute the transaction. When deemed appropriate, the offers received were discounted by up to 20% to allow for potential changes in our on-going negotiations.

A summary of the results and key assumptions that we utilized, as supported by the independent valuation firms to derive fair value, is as follows:

•	Very few of the precedent transactions that were analyzed satisfied the market value and fair value requirement that the price reflect that of an orderly transaction, rather than that of a sale under duress or in markets in turmoil.
•	Inputs for use in the development valuation models were reported by the valuation firms to be inconsistent and reflective of a distressed market that had not yet stabilized for inputs into discounted cash flow or other financial models, such as absorption rates and timing, unit pricing and trends, discount rate, risk adjustment processes, or the like.
•	A distinction was made between owners under duress and properties under duress. Market values are determined based on the highest and best use of the real property being valued. When owners are under duress, as defined by applicable accounting guidance, prices of transactions in which they are involved must be viewed as at least potentially subject to duress as well. The valuation firms took this distinction into account in arriving at highest and best use conclusions and selecting appropriate valuation methodologies.
•	For December 31, 2009 and June 30, 2010, the highest and best use for the majority of real estate collateral subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. In determining fair value as of December 31, 2009, we utilized the “as is” sales comparable valuation methodology for 31 assets, the development approach for six assets, the income capitalization approach for four assets, and the cost approach for two assets, and we utilized offers received from third parties to estimate fair value for the remaining 14 assets. In determining fair value as of June 30, 2010, we utilized the “as is” sales comparable valuation methodology for 23 assets, the development approach for 6 assets, the income capitalization approach for 2 assets, and we utilized offers received from third parties to estimate fair value for the remaining 16 assets. We selected a fair value within a determinable range as provided by the valuation firm.
•	For the projects which included either un-entitled or entitled land lacking any vertical or horizontal improvements, given the current distressed state of the real estate and credit markets, the development approach was deemed to be unsupportable because market participant data was insufficient or other assumptions were not readily available from the valuation firm’s market research; the “highest and best use” standard in these instances required such property to be classified as “held for investment” purposes until market conditions provide observable development activity to support a valuation model for the development of the planned site. As a result, the valuation firms used a sales comparison approach using available data to determine fair value.
•	For the projects containing partially or fully developed lots, the development approach was generally utilized, with assumptions made for pricing trends, absorption projections, holding costs, and the relative risk given these assumptions. The assumptions were based on currently observable available market data.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

•	For operating properties, the income approach, using the direct capitalization and discounted cash flow methods was used by the valuation firms. The anticipated future cash flows and a reversionary value were discounted to the net present value at a chosen yield rate. The assumptions were based on currently observable available market data.

A summary of key assumptions utilized in our evaluations of fair value were as follows:

•	For collateral to be developed, the initial unit sales price utilized was based on local market, comparable prices from non-distressed pricing from prior periods utilizing observable and unobservable data points, generally discounted by 20% or more. In general, we assumed a price escalation utilizing the low end of a historical 3-year average look back for the last 10 years. We considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by management, in the principal or most advantageous market for the asset.
•	For collateral to be developed prior to being sold, the additional development costs, operating and selling cost assumptions were based on observable and unobservable cost estimates obtained from a cross section of industry experts and market participants.
•	For collateral consisting of partially complete or finished lots, development costs, operating and selling cost assumptions we made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and which is expected to be leased initially to allow for stabilization of market prices before being sold, we utilized operating revenue and costs for comparable projects using current operating data obtained by us. Based upon an assumed stabilization of applicable real estate markets, we utilized unit sales prices comparable to historical pricing.
•	Based on the resulting net cash flows derived from the utilization of the above assumptions, we applied risk-adjusted annual discount rates ranging from 10.5% to 30% for December 31, 2009 and June 30, 2010 to the net cash flows, depending on the projected build-out term, the project type, the location and assumed project risk.

All of our loans were subject to valuation by independent third-party valuation firms and all of the valuation reports were delivered to us within 45 days of the reporting period. For the quarters ended December 31, 2009 and March 31, 2010, we updated our assessment of certain loans and obtained certain updated valuations as a result of the near completion of planned improvements. Additionally, we obtained updated third party offers and considered other changes to the status of underlying collateral.

Selection of Single Best Estimate of Value for Loans

As previously described, we obtained valuation reports from third-party valuation specialists for the underlying collateral of each of our loans in 2009 and for the majority of such loans as of June 30, 2010. Because all of our loans are collateral dependent, each loan’s impairment amount is based on the fair value of its underlying collateral less cost to sell. The valuation reports provided a range of values for the collateral valued rather than a single point estimate because of variances in the potential value indicated from the available sources of market participant information. The selection of a value from within a range of values depends upon specific market conditions for each property valued and its stage of entitlement or development. In addition to third party valuation reports, we utilized recently received bona fide purchase offers from independent third-party market participants that were higher than the high-end of the third party specialist’s

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

range of values. In selecting the single best estimate of value, we considered the information in the valuation reports, credible purchase offers received as well as multiple observable and unobservable inputs as described below.

December 31, 2009 Selection of Single Best Estimate

The Company’s December 31, 2009 valuation assessments were based on updated market participant information and other data points, which in our judgment, provided less uncertainty than the market participant data that was available at December 31, 2008. The updated information and our analysis of the collateral indicated a slight improvement in market conditions and corresponding increase in real estate values. As a result, for the valuation ranges on 41 of the 55 loans obtained as of December 31, 2009 supporting loan collateral values, we used the high end of the third-party valuation range for each asset in determining impairment losses. For the remaining 14 loans, our estimate of fair values were based on independent third-party market participant purchase offers on those specific assets, some of which were well in excess of the fair values indicated in the third-party valuation reports, including some offers which were two to three times higher than the valuation report ranges. While consideration of the range of values was evaluated on a loan-by-loan basis, as a general matter, we used the high end of the value range, as described above, because, in our judgment, when considering the multiple applicable observable and unobservable inputs and other current market factors, the high end of the value range is the best estimate of fair value, less costs to sell, for purposes of determining impairment losses, based on the following factors:

•	In conducting the December 31, 2009 valuations, the third party valuation specialist’s data and the research performed in connection with valuations were influenced by market duress, economic uncertainty, and a relative shortage of tangible market data. A number of the relevant transactions consummated around the time of preparation of the valuation reports were believed to be based on either a property or a seller in distress and, thus, the applicable transaction was executed under a condition of duress. We noted that the pricing of many actual transactions in what was observed to be a less than normal volume of purchases and sales frequently appeared to be lower than the expectations of many, if not most, owners of competitive properties. As a result, in our judgment, for each of the Company’s loans not supported by recent bona fide independent third-party purchase offers, we concluded that the values at the high end of the range were more representative of fair values than any other point in the range;
•	We concluded that the third party valuation specialist’s reported value ranges, and the underlying concepts of the ranges themselves, did not reflect the improving market conditions as of December 31, 2009, but because of the lag in the time frame for gathering and processing information, were more representative of early fourth-quarter 2009, if not before. We obtained observable and unobservable evidence (such as published residential pricing indices and other real estate market publications, discussions with real estate brokers with applicable market expertise in local markets, discussions with third-party consultants and direct market participants with relevant real estate experience) as of December 31, 2009 that indicated that fair values had “bottomed out”, and there was an indication that the home pricing trends were moving upward. Based on our experience, buyers will select parcels that offer the most competitive advantage and the highest and best use of their capital in order to complete their project and maximize their returns.
•	Individual valuation reports were prepared assuming non-leveraged sales transactions of the underlying collateral in accordance with professional appraisal standards. Because the Company’s core business is that of a first lien real estate mortgage lender and dealer, we believe that the Company’s capacity to provide financing, particularly in the absence of available financing in

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

existing credit markets, provides us a market advantage that would significantly increase the likelihood that qualified buyers would be willing to pay a price at the top of the applicable valuation range. We believe that this market advantage further supports our selection of the high end of the range when determining the single best estimate of value from within the range of values provided.

June 30, 2010 Selection of Single Best Estimate

In determining the single best estimate of value for June 30, 2010, in our judgment, the updated market participant information and other economic data points provided less certainty than the market participant data that was available at December 31, 2009.

In conducting the June 30, 2010 valuations, the third party valuation specialist’s data and the research performed were influenced by transactions which appeared to reflect on-going pricing executed under conditions of duress and economic uncertainty. Nevertheless, the pricing in such transactions does not appear to be improving in the short-term and therefore such pricing is reflective of current market values by market participants. The updated information and our analysis of the collateral, indicated an on-going deterioration in market conditions and corresponding decrease in real estate values, contrary to such indications provided at December 31, 2009. Such indicators were reflected in the third party valuation reports obtained, several of which resulted in significantly decreased values from the December 31, 2009 range of values provided. For the 47 loans subject to current valuation, the primary collateral supporting 15 notes increased in value since the December 31, 2009 valuation, while 22 decreased in value and 10 remained unchanged. However, based on the midpoint of the valuation ranges, the average valuation increase for the 15 loans was $460 while the average decrease in valuation on the 22 loans was over double at $1,000.

A summary of selected real estate and general economy-related published market participant observations which influenced management’s current assessment of market status and trends follows:

•	According to a Press TV news article, US home builders’ confidence fell to 13 in August 2010, the lowest level since March 2009, in comparison to a confidence level of 19 in April 2010. An index level of 50 indicates that home builders view sales conditions as equally good as poor.
•	The same article stated that the high numbers of foreclosures that continue to be added to inventory also continue to depress new home construction and prices.
•	The Press TV article also noted that builders are struggling to sustain demand following the end of the Federal new home owner tax credit program.
•	According to an August 2010 Reuters.com article, in July 2010, housing starts were down from forecasts and building permits for new homes fell to their lowest level in 14 months.
•	According to an August 2010 Investors Insight.com news article, unemployment has not stabilized and is currently near 10%. Many pundits have increased concern of the US economy having a double-dip recession.
•	According to an August 2010 New York Times article, the Federal Reserve’s August 2010 meeting addresses “concerns on deflation rising”. A former Federal Reserve Governor was quotes as saying “the outcome of this meeting is more uncertain than any in at least the last year.”
•	According to the August 2010 New York Times article, a string of economic developments, including weak jobs reports, has altered the sentiment within the Federal government, leading

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

Federal policy makers to stop worrying for the moment about the increasing remote prospect of inflation. Instead, they are increasingly focused on the potential for the economy to slip into a deflationary spiral of declining demand, prices and wages.

The above observable inputs combined with others and management’s specific knowledge related to marketing activity surrounding the loan’s collateral have resulted in the movement of collateral valuation expectations to the lower end of the determinable range. As a result, in our judgment, for each of the Company’s loans not supported by recent bona fide independent third-party purchase offers or those assets which were supported by specific circumstances in using either the high or low end value, management concluded that the values slightly above the low end of the range (i.e., 25% of the valuation spread over the low end value) were more representative of fair values than any other point in the range. In management’s judgment, this point in the value range was deemed to be the best estimate of fair value, less costs to sell, for purposes of determining impairment losses as of June 30, 2010.

As such, for the valuation ranges on the 47 loans obtained as of June 30, 2010 supporting loan collateral values, we used the high end of the third-party valuation range for two assets in determining impairment losses based on the quality of the collateral and financial strength of the borrower. We utilized the low end value for five assets whose geographic location, entitlement status, and long-term development plan made such assets, in management’s opinion, less desirable and marketable to market participants. Due to the uncertainty in market conditions noted above, we selected a point midway between the low end value and mid-range value for 24 of the loans. For the remaining 16 loans, our estimate of fair values were based on independent third-party market participant purchase offers on those specific assets, some of which were in the range of fair value indicated in the third-party valuation reports and others which were in excess of such amounts, including some offers which were two to three times higher than the valuation report ranges. In the aggregate, management’s estimate of fair value based on these bona fide offers exceeded the high end of the valuation range by approximately $896.

Based on the results of our evaluation and analysis, the Company recorded a provision for credit losses of $27,550 during the six months ended June 30, 2010. No provision for credit losses was recorded during the six months ended June 30, 2009. As of December 31, 2009, the allowance for credit loss totaled $330,428 (of which $328,060 related to mortgage loans held to maturity and $2,368 related to mortgage loans held for sale), representing 60.7% of the total loan principal balances. As of June 30, 2010, the valuation allowance totaled $349,518 (all which related to mortgage loans held for sale), representing 67.6% of the total loan principal balances. With the existing valuation allowance recorded as of June 30, 2010, we believe that as of that date, the fair value of the underlying collateral of the Company’s loans is adequate in relation to the net carrying value of loan principal and accrued interest, and that no additional valuation allowance is considered necessary.

While the above results reflect management’s assessment of fair value as of December 31, 2009 and June 30, 2010 based on currently available data, we will continue to evaluate our loans in the remaining quarters of 2010 and beyond to determine the adequacy and appropriateness of the valuation allowance and to update our loan-to-value ratios. Depending on market conditions, such updates may yield materially different values and potentially increase or decrease the valuation allowance.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

A rollforward of the valuation allowance as of June 30, 2010 is as follows:

June 30, 2010
Balance at beginning of period	$330,428
Provision for credit losses	27,550
Net charge offs	(8,460)
Balance at end of period	$349,518

The balance reflected in net charge offs in the preceding table pertains to the portion of the carrying value charged off to the allowance for credit loss or valuation allowance when transferred to Real Estate Acquired through Foreclosure on the Company’s consolidated balance sheets.

Valuation Categories

Except for mortgage loans which are measured at fair value on a non-recurring basis for purposes of determining valuation with respect to our valuation allowance, no other assets or liabilities of the Company are measured at fair value on a recurring or non-recurring basis. The following table presents the categories for which net mortgage loans are measured at fair value based upon the lowest level of significant input to the valuations as of December 31, 2009 and June 30, 2010, respectively:

	December 31, 2009			June 30, 2010
Description:	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Net Mortgage Loans:
Pre-entitled Land:
Held for Investment	$—	$4,211	$4,211	$491	$1,363	$1,854
Processing Entitlements	1,028	49,838	50,866	$1,507	31,484	32,991
	1,028	54,049	55,077	1,998	32,847	34,845
Entitled Land:
Held for Investment	7,693	13,499	21,192	4,287	5,500	9,787
Infrastructure under Construction	459	29,939	30,398	410	29,186	29,597
Improved and Held for Vertical Construction	2,519	16,012	18,531	3,939	12,522	16,460
	10,671	59,450	70,121	8,636	47,208	55,844
Construction & Existing Structures:
New Structure – Construction in-process	3,860	12,359	16,219	2,805	7,983	10,789
Existing Structure Held for Investment	—	16,570	16,570	—	10,110	10,110
Existing Structure – Improvements	—	56,033	56,033	—	56,033	56,033
	3,860	84,963	88,822	2,805	74,125	76,932
Total	$15,559	$198,461	$214,020	$13,439	$154,180	$167,620

Note: There are no mortgage loans that were measured at fair value using Level 1 inputs. Additionally, except for the offers received on specific properties from third parties which we use to determine fair value, which are considered a Level 2 valuation, all other valuations are deemed to be Level 3.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

The table presented below summarizes the change in balance sheet carrying values associated with the mortgage loans measured using significant unobservable inputs (Level 3) during the six months ended June 30, 2010:

Mortgage Loans, net
Balances, December 31, 2009	$198,461
Mortgage Loan Fundings	2,679
Mortgage Loan Repayments	(4,164)
Transfers to REO	(22,723)
Mortgage Repayment on whole loan sold
Transfers into (out of) level 3	(1,745)
Included in earnings:
Provision for credit losses	(18,328)
Balances, June 30, 2010	$154,180

Loan Classifications

The Company classifies loans into categories for purposes of identifying and managing loan concentrations. As of December 31, 2009 and June 30, 2010, respectively, loan principal balances by concentration category follows:

	December 31, 2009			June 30, 2010
	Amount	%	#	Amount	%	#
Pre-entitled Land:
Held for Investment	$13,834	2.5%	3	$12,816	2.5%	2
Processing Entitlements	185,608	34.1%	8	185,668	36.0%	8
	199,442	36.6%	11	198,484	38.5%	10
Entitled Land:
Held for Investment	101,942	18.8%	14	91,922	17.8%	12
Infrastructure under Construction	69,839	12.8%	5	69,877	13.5%	5
Improved and Held for Vertical Construction	47,227	8.7%	4	45,127	8.7%	4
	219,008	40.3%	23	206,926	40.0%	21
Construction & Existing Structures:
New Structure – Construction in-process	46,325	8.5%	16	43,649	8.4%	13
Existing Structure Held for Investment	23,640	4.3%	4	12,046	2.3%	2
Existing Structure – Improvements	56,033	10.3%	1	56,033	10.8%	1
	125,998	23.1%	21	111,728	21.5%	16
Total	544,448	100.0%	55	517,138	100.0%	47
Less: Allowance for Credit Loss / Valuation Allowance	(330,428)			(349,518)
Net Carrying Value	$214,020			$167,620

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

The Company classifies loans into categories based on the underlying collateral’s projected end-use for purposes of identifying and managing loan concentrations and associated risks. As of December 31, 2009 and June 30, 2010, respectively, outstanding principal loan balances by expected end-use, were as follows:

	December 31, 2009			June 30, 2010
	Amount	%	#	Amount	%	#
Residential	$273,666	50.2%	35	$269,412	52.1%	32
Mixed Use	177,308	32.6%	7	170,731	33.0%	6
Commercial	92,404	17.0%	12	75,925	14.7%	8
Industrial	1,070	0.2%	1	1,070	0.2%	1
Total	544,448	100.0%	55	517,138	100.0%	47
Less: Allowance for Credit Loss / Valuation Allowance	(330,428)			(349,518)
Net Carrying Value	$214,020			$167,620

We estimate that, as of June 30, 2010, approximately 58% of the valuation allowance is attributable to residential-related projects, 41% to mixed use projects, and the balance to commercial and industrial projects.

Geographic Diversification

The Company’s mortgage loans consist of loans where the primary collateral is located in various states. As of December 31, 2009 and June 30, 2010, respectively, the geographical concentration of the Company’s principal loan balances by state, were as follows:

	December 31, 2009					June 30, 2010
	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#	Outstanding Principal	Valuation Allowance	Net Carrying Amount	Percent	#
Arizona	$281,492	$(162,639)	$118,853	55.5%	26	$276,797	$(171,210)	$105,585	63.0%	23
California	181,390	(120,829)	60,561	28.3%	20	177,845	(132,971)	44,874	26.8%	19
New Mexico	5,241	(1,094)	4,147	1.9%	2	5,254	(2,000)	3,255	1.9%	2
Texas	11,102	(4,272)	6,830	3.2%	3	—	—	—	0.0%	0
Idaho	49,594	(38,981)	10,613	5.0%	2	49,597	(43,337)	6,261	3.7%	2
Nevada	7,984	(2,613)	5,371	2.5%	1	—	—	—	0.0%	0
Utah	7,645	—	7,645	3.6%	1	7,645	—	7,645	4.6%	1
Total	$544,448	$(330,428)	$214,020	100.0%	55	$517,138	$(349,518)	$167,620	100.0%	47

Borrower and Borrower Group Concentrations

As of June 30, 2010, there was one borrower whose outstanding principal totaled $69,126 which was approximately 13.3% of our total mortgage loan principal balance outstanding and is classified as pre-entitled land — processing entitlements. In addition, there was one borrowing group whose aggregate outstanding principal aggregated $97,953, representing approximately 18.9% of our total mortgage loan principal balance outstanding, which consisted of a $56,033 loan classified as construction and existing structures —  improvements and a $41,920 loan classified as entitled land — infrastructure under construction. Finally, there was an additional borrowing group whose outstanding principal aggregated $54,947, representing 10.6% of our total mortgage loan principal balance outstanding, which consisted of nine loans classified as pre-entitled

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES - (continued)

or entitled land. Each of these loans was in non- accrual status as of December 31, 2009 and June 30, 2010 due to the shortfall in the combined current fair value of the underlying collateral for such loans, and the Company recognized no mortgage interest income for these loans during the six months ended June 30, 2010. However, three other loans, one of which has been paid off and the other two have principal balances totaling $12,686 at June 30, 2010, accounted for approximately 65% of total mortgage interest income during the six months ended June 30, 2010.

Mortgage Loans Held for Sale

At December 31, 2009, the Company reflected three loans with carrying values totaling $3,207, net of allowance for credit loss of $2,368, as held for sale. The sale of two of the three loans occurred during the six months ended June 30, 2010 at their approximate carrying values. As of June 30, 2010, the entire loan portfolio is reflected as held for sale in the accompanying consolidated balance sheets.

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE

Real estate owned assets are reported as either held for development or held for sale, depending on whether we plan to develop such assets prior to selling them or instead sell them immediately. At December 31, 2009, the Company held total real estate owned of $104,231, of which $92,149 was held for development and $12,082 was held for sale. At June 30, 2010, the Company held total real estate owned of $105,431 of which $60,348 was held for development and $45,083 was held for sale. During the six months ended June 30, 2010, the Company foreclosed on five loans and took title to the underlying collateral with net carrying values totaling $16,374 as of June 30, 2010. Additionally, the Company acquired an additional lot held for sale in connection with the acquisition of the Manager with a fair value of $39. All real estate owned by us is located in California, Arizona, Texas, Minnesota and Nevada.

Costs related to the development or improvements of the real estate assets are generally capitalized and costs relating to holding the assets are generally charged to expense. Cash outlays for capitalized development costs totaled $1,848 and $265 during the six months ended June 30, 2009 and 2010, respectively. In addition, costs and expenses related to operating, holding and maintaining such properties, which were expensed and included in operating expenses for real estate owned in the accompanying consolidated statement of operations, totaled approximately $1,340 and $2,547 for the six months ended June 30, 2009 and 2010, respectively, and $1,126 and $1,020 for the three months ended June 30, 2009 and 2010, respectively. The nature and extent of future costs for such properties depends on the level of development undertaken, the number of additional foreclosures and other factors. We continue to evaluate various alternatives for the ultimate disposition of these investments, including partial or complete development of the properties prior to sale or disposal of the properties on an as-is basis. During the six months ended June 30, 2010, we sold certain real estate previously held for development for $2,918 resulting in a loss on disposal of real estate of $1,000.

Real Estate Owned Asset Valuation

Valuation of real estate owned assets is based on our intent and ability to execute our disposition plan for each asset and the proceeds to be derived from such disposition, net of selling costs, in relation to the carrying value of such assets. Real estate owned assets that are classified as held for sale are measured at the lower of carrying amount or fair value, less cost to sell. Real estate owned assets that are classified as held for development are considered “held and used” and are evaluated for impairment when, based on various criteria set forth in applicable accounting guidance, circumstances indicate that the carrying amount exceeds the sum of the undiscounted net cash flows expected to result from the development and eventual disposition of the

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE - (continued)

asset. If an asset is considered impaired, an impairment loss is recognized for the difference between the asset’s carrying amount and its fair value, less cost to sell.

See Note 5 of our audited financial statements in our previously filed Annual Report on Form 10-K/A for the year ended December 31, 2009 for a detailed description of the summary of the procedures performed and assumptions utilized in connection with our impairment analysis of real estate owned as of and for the year ended December 31, 2009. The results of our December 31, 2009 valuation procedures were re-assessed in the first two quarters of 2010 to determine whether any additional impairment was warranted for the six months ended June 30, 2010. As a result of our analysis, we recorded additional impairment charges totaling $10,985 during the six months ended June 30, 2010. The impairment charge was primarily a result of a change in management’s disposition strategy for selected real estate owned from a development approach to a disposal based on recent values.

If we elect to change the disposition strategy for its real estate held for development, and such assets were deemed to be held for sale, the Company would likely record additional impairment charges, and the amounts could be significant. As of December 31, 2009, 48% of real estate owned assets were valued on an “as is” basis while 52% were valued on an “as developed” basis. As of June 30, 2010, 60% of real estate owned assets were valued on an “as is” basis while 40% were valued on an “as developed” basis.

NOTE 6 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY

Management Fees and Other Amounts Due to the Manager

Prior to the consummation of the Conversion Transactions on June 18, 2010, the Manager was entitled to a 25 basis point annualized fee, payable monthly, for managing the Fund, based on our total mortgage loan principal balance at each month-end, excluding loans in non-accrual status and other non-performing assets. With the acquisition of the Manager, this arrangement has been terminated as of June 18, 2010. For the six months ended June 30, 2009 and 2010, management fees totaled approximately $419 and $109 respectively. Management fees incurred for the three months ended June 30, 2009 and 2010 totaled approximately $170 and $45, respectively. As of December 31, 2009, the Manager was owed $114 for unpaid management fees. There were no management fees payable as of June 30, 2010. In addition, the Manager was entitled to 25% of any amounts recognized in excess of the our principal and note rate interest due in connection with loans held in whole or in part by us. The Manager earned no such fees in connection with this provision during the six or three months ended June 30, 2009 or 2010.

In connection with various loan modifications, the Manager agreed to defer the collection of the related loan fees and collect such fees as needed. Processing and administrative fees included in Payables to Fund Manager on the accompanying consolidated balance sheet totaled $3,191 and none at December 31, 2009 and June 30, 2010, respectively.

Advances to Manager

At December 31, 2009, the outstanding balance of advances to the Manager of the Fund totaled $1,367. Upon acquisition of the Manager, this amount was eliminated in consolidation. Advances to the Manager of the Fund bear interest at 10% per annum and all unpaid accrued interest and principal was due September 30, 2011. Interest earned on advances to the Manager of the Fund totaled $88 and $54 for the six months ended June 30, 2009 and 2010, respectively. There were no payments received or additional amounts advanced to the Manager of the Fund during the six months ended June 30, 2010.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 6 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY - (continued)

Loan Origination, Processing and Modification Revenues Earned

Prior to the consummation of the Conversion Transactions, the Manager received all the revenue from loan origination and processing fees (points) and other related fees for loans originated on behalf of the Fund, which were paid by the borrower and are not reflected in the accompanying financial statements. See Note 1 for further discussion. During the six months ended June 30, 2009 and 2010, the Manager earned origination, processing and other related fees of approximately $4,483 and $23 respectively. These amounts include fees earned from the expiration of refundable loan fees previously collected, which were refundable to the borrower in the event of loan payoff by a specified date. With the acquisition of the Manager, we are now entitled to all such fees.

Related Party Investments and Borrowings

At December 31, 2009, the Manager maintained a line of credit with a bank with a total borrowing capacity of $1,608 which expired on May 31, 2010 and was repaid in the second quarter of 2010. Accordingly, the Company no longer has access to additional liquidity under this line of credit. The line of credit bore annual interest at the Prime Rate plus 1.5% (4.75% at June 30, 2010). The line of credit was collateralized by specific loans held by us and underlying deeds of trust and a guarantee of the Manager’s Chief Executive Officer. There is no outstanding balance under this arrangement at June 30, 2010.

Due From Affiliates

The Company earned management fees from the SWI Fund of $7 for the 12 days ended June 30, 2010. Amounts due from the SWI Fund related to unpaid management fees totaling $16 and reimbursable organization costs of $25 as of June 30, 2010, which included in accrued interest and other receivables in the accompanying consolidated balance sheets.

NOTE 7 — NOTES PAYABLE

The Company entered into a settlement agreement with respect to certain litigation involving the responsibility and ownership of certain golf club memberships attributable to certain property acquired by the Company through foreclosure. Under the terms of the settlement agreement, the Company agreed to execute two promissory notes for the golf club memberships totaling $5,310. The notes are secured by the security interest on the related lots, are non-interest bearing and mature on December 31, 2012. Due to the non-interest bearing nature of the loans, in accordance with applicable accounting guidance, we imputed interest on the notes at the Company’s incremental borrowing rate of 12% per annum and recorded the notes net of the discount of $1,128, or $4,182, as of December 31, 2009. The discount is being amortized to interest expense over the term of the notes and totaled $131 and $257, respectively, for the three and six months ended June 30, 2010, resulting in an unamortized discount of $871 as of June 30, 2010. The net principal balance of the notes payable at June 30, 2010 was $4,439.

During the six months ended June 30, 2010, the Company secured financing from a bank in the amount of $9,500 for the purpose of funding anticipated development costs for real estate owned, and for working capital needs. The note payable, which has an outstanding balance of $7,500 at June 30, 2010, bears interest at 12% per annum and requires monthly payments of interest only. During the six months ended June 30, 2010, the Company incurred interest expense of $274 under this loan. The loan has an initial maturity of March 2011 but may be extended for two additional six month periods. The loan is secured by one of the Company’s real estate owned assets with a carrying value at June 30, 2010 of $22,450 and an assignment of rents and tenant notes receivable derived from the property. The Company has also provided a guarantee for such debt.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 7 — NOTES PAYABLE - (continued)

During the six months ended June 30, 2010, the Company, secured financing from a bank in the amount of $3,000 for the purpose of funding a remaining loan obligation and for anticipated development costs for real estate owned. The note payable, which has no outstanding balance as of period ending June 30, 2010, bears interest at 12% per annum, requires monthly payments of interest only, and matures in February 2012. During the six months ended June 30, 2010, the Company incurred interest expense of $70 under this loan. The loan is secured by one of the Company’s real estate owned assets with a carrying value at June 30, 2010 of $3,102 and a Company loan with a current carrying value of $5,041.

Also during the quarter ended June 30, 2010, the Company secured a line of credit from a bank in the amount of $3,000 all of which was utilized for the primary purpose of funding certain obligations resulting from the Conversion Transactions. The line of credit has an interest rate of 4.25% per annum, requires monthly interest payments and has a maturity date of October 5, 2010.

In connection with the acquisition of the Manager, the Company assumed a note payable with an original balance of $450 that is being paid on a monthly basis over 48 months, commencing June 1, 2009, with interest at 8%. This note was made in connection with a settlement on a previous lease obligation and has been personally guaranteed by the CEO. As of June 30, 2010, the remaining obligation on the commitment is $342. Interest expense under this arrangement of $1 for the twelve days ended June 30, 2010 is included in interest expense on the accompanying consolidated statement of operations.

In connection with the acquisition of the Holdings, the Company assumed two notes payable with a total balance of $100. The notes bear interest at 15% per annum payable monthly and were set to mature December 31, 2013. The notes were paid in full on July 1, 2010. Interest expense under the notes was $1 for the twelve days ended June 30, 2010, and is included in interest expense on the accompanying consolidated statement of operations.

NOTE 8 — PROPERTY AND EQUIPMENT

In connection with the acquisition of the Manager, the Company acquired certain property and equipment, which consisted of the following at June 30, 2010:

June 30, 2010
Furniture and equipment	$1,233
Computer and communication equipment	1,130
Leasehold improvements	644
Automobile and Other	60
Total	3,067
Less accumulated depreciation and amortization	(1,357)
Property and equipment, net of accumulated depreciation and amortization	$1,710

Depreciation and amortization expense on property and equipment was $18 for the period from acquisition, June 18, 2010, through June 30, 2010. Additionally, included in real estate held for sale are certain assets with carrying values totaling $22,450 which were being depreciated until the Company implemented a plan to dispose of such assets. Depreciation expense taken for this property totaled $615 for the six months ended June 30, 2010.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 9 — LEASE COMMITMENTS

The Company leases 28,238 square feet of office space in Scottsdale, Arizona. The lease expires on June 19, 2017. The lease payments include the use of all of the tenant improvements and various computer related equipment. Rent expense was $26 and $0 for the six months ended June 30, 2010 and 2009, respectively, and is included in operating expenses in the accompanying consolidated statement of earnings. The Company is currently paying 50% of the monthly rental. Rents currently due and payable to the lessor totaled $391 as of June 30, 2010, and are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Future minimum lease payments under the amended sublease agreement are as follows:

Years ended	Amount
2010	$758
2011	734
2012	734
2013	741
2014	762
Thereafter	1,874
Total	$5,602

NOTE 10 — INCOME TAXES

The consolidated statements of operations for the six months ended June 30, 2010 reflect income taxes of the Company for the period from the recapitalization of the Fund and acquisition of the Manager on June 18, 2010 through June 30, 2010. During the year ended June 30, 2010, the current and deferred tax provision for federal and state taxes was zero.

The difference between the provision for income taxes in the consolidated statements of operations and the amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Amount	%
Computed tax benefit at federal statutory rate of 35%	$(15,766)	35.0%
Permanent Differences:
State Taxes, Net of Federal Benefit	(1,762)	4.0%
Pre C-Corporation earnings	17,412	(38.7)%
Change of Entity Tax Status	(106,779)	237.0%
Change in Valuation Allowance	106,895	(237.3)%
Provision (benefit) for income taxes	$—	0.0%

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 10 — INCOME TAXES - (continued)

The significant components of deferred tax assets and liabilities of the Company in the consolidated balance sheet as of June 30, 2010, are as follows (in thousands):

Current Deferred Tax Assets / (Liabilities)
Allowance for Credit Loss / Valuation Allowance	$98,145
Accrued Interest	2,432
Total Current Deferred Tax Assets / (Liabilities) Before Valuation Allowance	100,577
Current Valuation Allowance	(100,577)
Net Current Deferred Tax Assets / (Liabilities)	—
Non-Current Deferred Tax Assets / (Liabilities)
Basis Difference in Real Estate Owned	6,292
Loss Carryforwards	26
Total Non-Current Deferred Tax Assets / (Liabilities) Before Valuation Allowance	6,318
Current Valuation Allowance	(6,318)
Net Non-Current Deferred Tax Assets / (Liabilities)	—
Total Deferred Tax Assets / (Liabilities) Net of Valuation Allowance	$—

Upon the consummation of the Conversion Transactions (recapitalization of the Fund), the Company is a corporation and subject to Federal and state income tax. Under GAAP, a change in tax status from a non-taxable entity to a taxable entity requires recording deferred taxes as of the date of change in tax status. For tax purposes, the Conversion Transactions were a contribution of assets at historical tax basis for holders of the Fund that are subject to federal income tax, and at fair market value for holders that are not subject to federal income tax.

The temporary differences that give rise to deferred tax assets and liabilities upon recapitalization of the Company are primarily related to the allowance for credit losses, valuation allowance for loans held for sale and impairment of real estate owned which are recorded on the Company’s books but deferred for tax purposes.

The Company evaluated the deferred tax asset to determine if it was more likely than not that it would be realized and concluded that a valuation allowance was required for the net deferred tax assets. In making the determination of the amount of valuation allowance, we evaluated both positive and negative evidence including recent historical financial performance, forecasts of future income, tax planning strategies and assessments of the current and future economic and business conditions.

In the event of a change in control, under Internal Revenue Code Section 382, the utilization of the Company’s existing net operating loss carryforwards and built in losses may be subject to limitation.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 11 — STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE

The Company’s capital structure consists of the following at June 30, 2010:

	Conversion Transactions
	Authorized	Conversion of Fund	Acquisition of Manager	Total Issued and Outstanding
Common Stock
Common Stock	150,208,500
Class B Common Stock:
Class B-1	4,023,400	3,811,342	—	3,811,342
Class B-2	4,023,400	3,811,342	—	3,811,342
Class B-3	8,165,700	7,632,355	88,700	7,721,055
Class B-4	781,644	—	627,579	627,579
Total Class B Common Stock	16,994,144	15,255,039	716,279	15,971,318
Class C Common Stock	16,000,000	838,448	—	838,448
Class D Common Stock	16,994,144	—	—	—
Total Common Stock	200,000,000	16,093,487	716,279	16,809,766
Preferred Stock	100,000,000	—	—	—
Total	300,000,000	16,093,487	716,279	16,809,766

Common Stock — The Common Stock represents unrestricted, fully tradable, voting common stock. Upon liquidation, assets of the Company are distributed pro rata to the holders of common stock, after payment in full of any liabilities and amounts due to preferred stockholders.

Holders of Class B, C, and D Common Stock generally have the same relative powers and preferences as the common stockholders, except for certain transfer restrictions, as follows:

Class B Common Stock — The Class B common stock, which was issued in exchange for membership units of the Fund or the stock of the Manager or membership units of Holdings, is held by a custodian and divided into four separate series of Class B common stock. The Class B-1, B-2 and B-3 common stock are not eligible for conversion into common stock until, and subject to transfer restrictions that lapse upon, predetermined intervals of six, nine or 12 months following the earlier of 1) consummation of an initial public offering, or 2) the 90th day following notice given by the Board of Directors not to pursue an initial public offering, in the case of each of the Class B-1, Class B-2 and Class B-3 common stock, respectively. If, at any time after the five-month anniversary of the consummation of an initial public offering, the closing price of IMH Financial Corporation common stock price is greater than or equal to 125% of the offering price in an initial public offering for 20 consecutive trading days, all shares of Class B-1, Class B-2 and Class B-3 common stock will be convertible into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation. Each share of Class B-4 common stock shall be convertible to one share of Common Stock upon the four year anniversary of the consummation of the Conversion Transactions. The transfer restrictions will terminate earlier if (1) any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the Conversion Transactions), or (2) after entering into

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 11 — STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE - (continued)

an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of Class B common stock is terminated without cause, as this term will be defined in their employment agreements as approved by the compensation committee of IMH Financial Corporation. In addition, unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then, in the event of a liquidation of IMH Financial Corporation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78. All shares of Class B common stock automatically convert into Common Stock upon consummation of a change of control as defined in the certificate of incorporation.

All shares of Class B common stock not previously converted to common stock and still outstanding on the 12-month anniversary of the consummation of an initial public offering will be entitled to a special dividend of $0.95 per share of Class B common stock, or the Special Dividend, subject to the availability of legally distributable funds at that time and representation by the applicable holder to the custodian that the holder has complied with the applicable transfer restrictions. At any time after the expiration of the applicable transfer restriction period, any holder of Class B common stock may convert its Class B common stock into IMH Financial Corporation common stock only by submitting a notice of conversion to the custodian and representing to the custodian that the holder has complied with the applicable transfer restrictions. Following the 12-month anniversary of the consummation of an initial public offering, each remaining outstanding share of Class B-1, Class B-2, and Class B-3 common stock will automatically convert into one share of IMH Financial Corporation common stock.

Class C Common Stock — There is one series of Class C common stock which is also held by the custodian and will either be redeemed for cash or converted into shares of Class B common stock. Following the consummation of an initial public offering, we intend, in our sole discretion, to use up to 30% of the net proceeds from the offering to effect a pro rata redemption of Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in the initial public offering. It is expected that the amount the electing stockholders of Class C common stock will receive per share will be less than the amount of their original investment in the Fund per unit and less than the current net asset value of the Fund per unit held by such stockholders. In the event of consummation of an initial public offering, any shares of Class C common stock that are not so redeemed will automatically convert into shares of Class B common stock as follows: 25% of the outstanding shares of Class C common stock will convert into shares of Class B-1 common stock, 25% will convert into shares of Class B-2 common stock and 50% will convert into shares of Class B-3 common stock. If our board of directors determines that it will not pursue an initial public offering, we may, beginning 90 days after that determination, convert up to 20% of the outstanding shares of Class C common stock into common stock. The remaining shares of Class C common stock would automatically convert into shares of Class B common stock according to the ratios set forth above. All shares of Class C common stock automatically convert into Common Stock upon consummation of a change of control as defined in the certificate of incorporation.

Class D Common Stock — If any holder of Class B common stock submits a notice of conversion to the custodian, but represents to the custodian that the holder has not complied with the applicable transfer restrictions, all shares of Class B common stock held by the holder will be automatically converted into Class D common stock and will not be entitled to the Special Dividend and will not be convertible into common stock until the 12-month anniversary of an initial public offering and, then, only if the holder submits a representation to the custodian that the applicable holder has complied with the applicable transfer

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 11 — STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE - (continued)

restrictions in the 90 days prior to such representation and is not currently in violation. If any shares of Class B common stock owned by a particular holder are automatically converted into shares of Class D common stock, as discussed above, then each share of Class C common stock owned by the holder will convert into one share of Class D common stock.

Preferred Stock — To the fullest extent permitted under Delaware law, the Company’s board of directors is authorized by resolution to divide and issue shares of preferred stock in series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any series of preferred stock and any qualifications, limitations or restrictions of the series as are stated and expressed in the resolution or resolutions providing for the issue of the stock adopted by the board of directors.

Subject to prevailing market conditions and regulatory approvals, we intend to conduct an initial public offering of the Company’s Common Stock and we contemplate that the shares of the Common Stock of IMH Financial Corporation will become publicly traded on the NYSE. We do not plan to list the shares of the Class B, Class C or Class D common stock on any securities exchange or include the shares of Class B, Class C or Class D common stock in any automated quotation system, and no trading market for the shares of such classes of common stock is expected to develop.

In connection with the Conversion Transactions, each membership unit held in the Fund was exchanged, at the member’s election, for 220.3419 shares of Class B common stock or 220.3419 shares of Class C common stock of IMH Financial Corporation, or some combination thereof. The number of shares issued was computed as follows:

Units outstanding as of June 18, 2010 (rounded)	73,038
Conversion Factor	220.3419
Shares issued to Members in Conversion Transactions	16,093,487

In addition, the Conversion Transactions included the acquisition by IMH Financial Corporation of all of the outstanding equity interests in the Manager and Holdings (including shares issuable to participant’s in the Manager’s stock appreciation rights plan), in exchange for an aggregate of 895,750 shares of Class B-3 and B-4 common stock in IMH Financial Corporation, thereby making the Manager and Holdings wholly-owned subsidiaries of IMH Financial Corporation. This includes 781,644 shares issuable to Messrs. Albers and Meris in exchange for their equity interests in the Manager and Holdings of a separate series of Class B shares called Class B-4 common stock which is subject to transfer restrictions for a four year period following the consummation of the Conversion Transactions, subject to release in certain circumstances. Moreover, holders of stock appreciation right units in the Manager had their stock appreciation right units cancelled in exchange for a portion of the 895,750 Class B shares being issued to or on behalf of the stockholders of the Manager and the members of Holdings in the Conversion Transactions. The number of Class B shares otherwise issuable to stock appreciation right recipients was reduced in lieu of payment by each stock appreciation right recipient of applicable cash withholding tax. The aggregate number of shares issuable to the owners of the Manager and Holdings was reduced by one share for each $20 of the net loss incurred by the Manager and Holdings from January 1, 2010 through the closing date of June 18, 2010. Based on a net loss of $3,531, the shares issued to the owners of the Manager and Holdings was reduced, on a pro rata basis, by 176,554 shares.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 11 — STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE - (continued)

Earnings per share

Earnings per share (EPS) is computed in accordance with applicable accounting guidance. Shares of Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock share proportionately in the earnings and losses of the Company. Earnings (loss) per share are calculated utilizing net earnings (loss) divided by the weighted average number of shares of Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock outstanding. Pro forma weighted average common shares for the three and six months ended June 20, 2009 were computed by multiplying the actual weighted average member units outstanding for the respective period by the conversion factor.

	Six months ended June 30		Three months ended June 30,
	2009	2010	2009	2010
Net Earnings (Loss)	$14,217	$(45,046)	$3,140	$(42,194)
Weighted Average Units Outstanding (rounded)	73,038	73,038	73,038	73,038
Conversion Factor	220.3419	220.3419	220.3419	220.3419
Proforma Weighted Average Member Common Shares Outstanding	16,093,487	16,093,487	16,093,487	16,093,487
Add: Weighted Average Shares for purchase of Manager	—	47,752	—	95,504
Proforma Weighted Average Common Shares Outstanding	16,093,487	16,141,239	16,093,487	16,188,991
Proforma Net Earnings (Loss) per Share	$0.88	$(2.79)	$0.20	$(2.61)

NOTE 12 — COMMITMENTS AND CONTINGENCIES

In connection with the acquisition of the Manager, the Company is subject to a contingent liability which exists with respect to potential payment of previously earned commissions to certain broker-dealers. Member units of the Fund were offered through certain employees of the Manager, and through a network of licensed broker-dealers and their respective registered representatives. Any sales commissions or other forms of remuneration paid to broker-dealers or their respective registered representatives in connection with the sale of units were paid by the Manager. Generally, broker-dealer selling agreements provide for a 2% selling commission and a 25 to 50 basis point trailing commission, which is an annual commission paid on the balance of units sold by a broker-dealer or its registered representatives that are outstanding at each anniversary of the initial issuance of the units. Such costs were expensed as period costs in the Manager’s statement of operations. While new member investments in the Fund were suspended in October 2008, the trail commission payable to brokers for Fund member capital that remained in the Fund was to continue until the Fund was terminated. Effective August 1, 2009, the agreement with most broker dealers was amended such that the broker dealers agreed to forgo the “trail” commission and would receive in its place 50% of the amount paid to the Manager for the Manager’s 25% share of any Fund late fees, penalties and any net proceeds from the sale of a foreclosed asset, after payment to the Fund of its original principal and accrued interest due in connection with the loan associated with the foreclosed asset. It is uncertain what, if any, obligations the Company currently has under these agreements. Due to the significant devaluation of such assets, the likelihood of any liability is generally considered remote. Nevertheless, during the quarter ended June 30, 2010, the Company realized a gain in the amount of $183 from the payoff of a certain loan during the period, of which 25%, or $46 would have been allocable to the Manager. Based on this, the Company

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 12 — COMMITMENTS AND CONTINGENCIES - (continued)

accrued a liability to the broker-dealers under this arrangement of $23 during the quarter ended June 30, 2010. While we believe that the likelihood of further liability is generally considered remote, such amounts may be due in the future.

Undisbursed loans-in-process and interest reserves reflected on the accompanying consolidated balance sheets generally represent the unaccompanied portion of construction loans pending completion of additional construction, and interest reserves for all or part of the loans’ terms. As of December 31, 2009 and June 30, 2010, undisbursed loans-in-process and interest reserves balances were as follows:

	December 31, 2009			June 30, 2010
	Loans Held to Maturity	Loans Held for Sale	Total	Loans Held to Maturity	Loans Held for Sale	Total
Undisbursed Loans-in-process per Note Agreement	$63,001	$—	$63,001	$—	$61,701	$61,701
Less: amounts not to be funded	(47,026)	—	(47,026)	—	(45,755)	(45,755)
Undisbursed Loans-in-process per Financial Statements	$15,975	$—	$15,975	$—	$15,946	$15,946

A breakdown of loans-in-process expected to be funded is presented below:

Loans-in-Process Allocation:	December 31, 2009	June 30, 2010
Construction/Operations Commitments	$3,731	$3,176
Unfunded Interest Reserves	7,524	6,820
Deferred Loan Fees due to Manager	2,360	—
Reserve for Protective Advances	654	4,244
Taxes and Other	1,706	1,706
Total Loan-in-Process	$15,975	$15,946

While the contractual amount of unfunded loans in process and interest reserves totaled $63,001 and $61,701 at December 31, 2009 and June 30, 2010, respectively, we estimate that we will fund approximately $15,946 subsequent to June 30, 2010. Of the $15,946 expected to be funded, $6,820 relates to unfunded interest reserves on a loan restructured in December 2009 (which is a non-cash commitment), $3,176 relates to anticipated borrower construction or operating costs, $1,706 relates to tax related reserves, and $4,244 relates to reserves for protective advances not required under the terms of the loan agreement but that we expects to fund to protect our interest in the asset. The difference of $45,755, which is not expected to be funded, relates to loans that are in default, loans that have been modified to lower the funding amount, and loans whose funding is contingent on various project milestones, many of which have not been met to date and are not expected to be met given current economic conditions. Accordingly, these amounts are not reflected as funding obligations in the accompanying consolidated balance sheet. With available cash and cash equivalents of $3,537 at June 30, 2010, scheduled loan payoffs, the suspension of member redemptions, the suspension of new loan request funding, debt financing secured for the Company, and other available sources of liquidity, including potential loan participations, loan sales or sales of real estate owned assets, we expect to meet our obligation to fund these undisbursed amounts in the normal course of business. See Note 1 for discussion of the Company’s liquidity.

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 12 — COMMITMENTS AND CONTINGENCIES - (continued)

At December 31, 2009, one of the Company’s borrowers had established unfunded interest reserves, no borrowers had funded interest reserves, and one borrower prepaid interest on the related note through the conveyance of certain real estate, and the remaining 53 of the Company’s borrowers were obligated to pay interest from their own alternative sources. At June 30, 2010, three of the Company’s borrowers had established unfunded interest reserves, no borrowers had funded interest reserves available, and 44 of the Company’s borrowers were obligated to pay interest from their own alternative sources. As noted in the table above, we had $6,820 of remaining interest reserves on three loans totaling $31,902 at June 30, 2010.

During the six months ended June 30, 2009 and 2010, the Company recognized $5,202 and $11 respectively, in mortgage loan interest which was satisfied by the use of unfunded interest reserves, which represented approximately 29.6% and 1.2% of total mortgage loan interest income for the periods, respectively. During the three months ended June 30, 2009 and 2010, the Company recognized $1,940 and $6 respectively, in mortgage loan interest which was satisfied by the use of unfunded interest reserves, which represented approximately 34.5% and 1.5% of total mortgage loan interest income for the periods, respectively. Additionally, during the six months ended June 30, 2009 and 2010, the Company recognized $7,146 and $0, respectively, in mortgage loan interest which was satisfied by the use of funded interest reserves, which represented approximately 40.7% and 0% of total mortgage loan interest income for the periods, respectively. During the three months ended June 30, 2009 and 2010, the Company recognized $1,107 and $0, respectively, in mortgage loan interest which was satisfied by the use of funded interest reserves, which represented approximately 18.1% and 0% of total mortgage loan interest income for the periods, respectively.

We may be a party to litigation as the plaintiff or defendant in the ordinary course of business in connection with loans that go into default, or for other reasons, including, without limitation, potential claims or judicial actions relating to the Conversion Transactions. While various asserted and unasserted claims exist, resolution of these matters cannot be predicted with certainty, and we believe, based upon currently available information, that the final outcome of such matters will not have a material adverse effect, if any, on our results of operations or financial condition.

Following the suspension of certain of our activities, including the suspension of member redemptions, certain of the members of the Fund requested that their redemption requests be honored due to financial hardships or other reasons. In each instance, we responded that we will not grant those requests and we are treating all members uniformly. While we have not been served with any lawsuits from members, certain members have filed grievances with the SEC and other regulatory agencies related to our administration of the Fund (including regarding our suspension of redemptions), and these members’ disapproval of the Conversion Transactions.

After we filed the initial Registration Statement on Form S-4 with the SEC on December 30, 2009, or the Form S-4, in connection with the Conversion Transactions, various disputes have arisen relating to the consent solicitation/prospectus and the proposed transactions contained therein.

Three proposed class action lawsuits were filed in the Delaware Court of Chancery (May 26, 2010, June 15, 2010 and June 17, 2010) against us and our affiliated named individuals and entities. The May 26 and June 15, 2010 lawsuits contain similar allegations, claiming that fiduciary duties owed to Fund members and to the Fund were breached because the Conversion Transactions were unfair to Fund members, constitute self-dealing and because the Form S-4 and/or information provided about the Form S-4 or Conversion Transactions are false and misleading. The June 17, 2010 lawsuit focuses on whether the Conversion Transactions constitute a “roll up” transaction under the Fund’s operating agreement, and seeks damages for

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 12 — COMMITMENTS AND CONTINGENCIES - (continued)

breach of the operating agreement. We and our affiliated named individuals and entities dispute these claims and will defend vigorously against these actions.

An action was filed on June 14, 2010 by Fund members Ronald Tucek and Cliff Ratliff, as well as LGM Capital Partners, LLC (also known as The Committee to Protect IMH Secured Loan Fund, LLC) in the Delaware Court of Chancery against us and affiliated named individuals and entities. The June 14, 2010 lawsuit claims that that fiduciary duties and the duty of disclosure owed to Fund members and to the Fund were breached because the Conversion Transactions were unfair to Fund members, constitute self-dealing and because the Form S-4 and/or information provided about the Form S-4 or Conversion Transactions are false and misleading. We and our affiliated named individuals and entities dispute these claims and will defend vigorously against this action.

A lawsuit was filed in the Superior Court of California, County of Santa Barbara and served on June 1, 2010 by a purported Fund member, Barney Weinman, against the Manager and individuals and entities associated with a broker dealer that placed Weinman with the Fund. This action alleges that the broker dealer who placed Weinman in the Fund did so in breach of his fiduciary duties to Weinman, and also alleges that the Manager knew that the Fund’s business was declining and that redemptions would be frozen, but failed to disclose that to Weinman. The action seeks return of his investment and damages. We dispute these claims and will defend vigorously against this action.

The Company is subject to oversight by various state and federal regulatory authorities, including, but not limited to, the Arizona Corporation Commission, or ACC, the Arizona Department of Revenue, the Arizona Department of Financial Institutions (Banking), the SEC and the Internal Revenue Service, or IRS.

We believe that we have always been, and currently are, in compliance with all regulations that materially affect us and our operations, and that we have acted in accordance with our operating agreement prior to its termination as a result of the Conversion Transactions. However, there can be no guarantee that this is the case or that the above-described or other matters will be resolved favorably, or that we or our affiliates may not incur significant legal and other defense costs, damage or settlement payments, regulatory fines, or limitations or prohibitions relating to our or our affiliates’ business activities, any of which could harm our operations

We received notice from the SEC on June 8, 2010 that it is conducting an investigation related to us, as well as requests for documents. Our present intention is to work cooperatively with the SEC in its investigation, but we do not believe that we have violated any federal securities laws.

Our income tax returns have not been examined by taxing authorities and all statutorily open years remain subject to examination.

NOTE 13 — SUBSEQUENT EVENTS

As discussed in Note 3 – Conversion Transaction, the Conversion Transactions were undertaken primarily to position us for an initial public offering through the filing of Form S-11 with the SEC. After consultation with our potential underwriters, legal counsel and others, management believes that it is not probable at this time that it will be in a position to complete an IPO until matters concerning the SEC’s investigation, as described in Note 12, are clarified or resolved and market conditions are more favorable. We cannot determine at this time when the matters before the SEC will be clarified or resolved.

As a result of this change in circumstances, due to the postponement of the proposed IPO by more than 90 days and the fact that we cannot assert that it is probable that it will occur in the near term, we wrote-off

IMH FINANCIAL CORPORATION
(formerly known as IMH Secured Loan Fund, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(In thousands except unit and share data)

NOTE 13 — SUBSEQUENT EVENTS - (continued)

all previously capitalized incremental costs totaling $6,497 relating to the IPO to our current operations during the quarter ended September 30, 2010. Such costs totaled $4,144 as of June 30, 2010.

IMH Asset or Loan Collateral

Office Space
San Francisco, California

Artist Condos
North Hollywood, California

Gated Golf Community
Flagstaff, Arizona

Until           , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

         Shares

Common Stock

PROSPECTUS

            , 2010

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$8,199.50
FINRA filing fee		12,000.00
NYSE listing fee		*
Printing and engraving fees		*
Legal fees and expenses (including Blue Sky fees)		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*

*	To be completed by amendment.

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

During the years ended December 31, 2007 and 2008, IMH Secured Loan Fund, LLC (the “Fund”), the predecessor entity to IMH Financial Corporation, sold 37,569 and 27,406 membership units in the Fund, respectively, to new and existing fund members (including through distribution reinvestments at the election of Fund members) primarily through registered representatives and registered investment advisors for an aggregate sales price of $375,687,651 and $274,062,973, respectively. All such sales were made in private placements to accredited investors pursuant to section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D thereunder. Pursuant to the terms of a consulting services agreement and in consideration of services provided to us, we expect to issue 50,000 shares of common stock to ITH and warrants exercisable for ten years to purchase 150,000 shares of common stock at the offering price. Such issuance is made in a private placement pursuant to section 4(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

The certificate of incorporation of IMH Financial Corporation provides for the limitation of liability and indemnification of our directors to the fullest extent provided by the DGCL, as it exists or may hereafter be amended.

Under Section 102(b)(7) of the DGCL, a corporation’s certificate of incorporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Section 145(a) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent, or former director, officer, employee or agent, or is or was serving, as the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation, or any person who was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in registration statement.

(b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11:

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Conversion and Contribution, dated May 10, 2010, by and among IMH Secured Loan Fund, LLC, Investors Mortgage Holdings Inc. and its stockholders, and IMH Holdings, LLC and its members (filed as Exhibit 2.1 to the Quarterly Report on Form 10-Q filed on August 23, 2010 and incorporated herein by reference).
3.1	Certificate of Incorporation of IMH Financial Corporation (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 23, 2010 and incorporated herein by reference).
3.2	Bylaws of IMH Financial Corporation (filed as Exhibit 3.2 to Report on Form 8-K filed on June 23, 2010 and incorporated herein by reference).
4.1	2010 IMH Financial Corporation Employee Stock Incentive Plan (filed as Exhibit 4.1 to Report on Form 8-K filed on June 23, 2010 and incorporated herein by reference).
5.1*	Opinion of O’Melveny & Myers LLP as to the legality of the securities being issued.
10.1	Management Agreement by and between Strategic Wealth & Income Fund, LLC and SWI Management, LLC (filed as Exhibit 10.3 to Amendment No. 3 to Registration Statement on Form S-4 filed on March 18, 2010 and incorporated herein by reference).
10.2	Form of Selling Agreement (filed as Exhibit 10.4 to Amendment No. 6 to Registration Statement on Form S-4 filed on April 22, 2010 and incorporated herein by reference).
10.3	Form of Amendment to Selling Agreement (filed as Exhibit 10.5 to Amendment No. 6 to Registration Statement on Form S-4 filed on April 22, 2010 and incorporated herein by reference).
10.4†	Selling Agreement (filed as Exhibit 10.6 to Amendment No. 9 to Registration Statement on Form S-4 filed on May 10, 2010 and incorporated herein by reference).
10.5†	Amendment to Selling Agreement (filed as Exhibit 10.7 to Amendment No. 9 to Registration Statement on Form S-4 filed on May 10, 2010 and incorporated herein by reference).
10.6*	Consulting Agreement by and Between IMH Financial Corporation and ITH Partners LLC
23.1	Consent of BDO USA, LLP.
23.2*	Consent of O’Melveny & Myers LLP (included within Exhibit 5.1 and incorporated herein by reference).
23.3	Consent of Cushman & Wakefield, Inc. (filed as Exhibit 23.5 to Amendment No. 8 to Registration Statement on Form S-4 filed on May 6, 2010 and incorporated herein by reference).
23.4	Consent of Director Nominee Donald McQuade
23.5	Consent of Director Nominee William Petsas
23.6	Consent of Director Nominee Fred Shaulis
24.1	Power of Attorney (included on signature page hereto)

*	To be filed by amendment.
†	One example agreement has been filed pursuant to Item 601 of Regulation S-K. Confidential treatment has been requested with respect to information identifying the counterparty to this agreement, and the schedule provided pursuant to Item 601 identifying the counterparties to the other agreements and certain other differences. The omitted information and schedule has been filed separately with the U.S. Securities and Exchange Commission.

Item 37. Undertakings.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant is the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Scottsdale, State of Arizona, on October 26, 2010.

IMH FINANCIAL CORPORATION

By:	/s/ SHANE C. ALBERS Shane C. Albers Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shane Albers, William Meris and Steven Darak, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ SHANE C. ALBERS Shane C. Albers	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	October 26, 2010
/s/ WILLIAM MERIS William Meris	President and Director	October 26, 2010
/s/ STEVEN DARAK Steven Darak	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 26, 2010

Index to Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Conversion and Contribution, dated May 10, 2010, by and among IMH Secured Loan Fund, LLC, Investors Mortgage Holdings Inc. and its stockholders, and IMH Holdings, LLC and its members (filed as Exhibit 2.1 to the Quarterly Report on Form 10-Q filed on August 23, 2010 and incorporated herein by reference).
3.1	Certificate of Incorporation of IMH Financial Corporation (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 23, 2010 and incorporated herein by reference).
3.2	Bylaws of IMH Financial Corporation (filed as Exhibit 3.2 to Report on Form 8-K filed on June 23, 2010 and incorporated herein by reference).
4.1	2010 IMH Financial Corporation Employee Stock Incentive Plan (filed as Exhibit 4.1 to Report on Form 8-K filed on June 23, 2010 and incorporated herein by reference).
5.1*	Opinion of O’Melveny & Myers LLP as to the legality of the securities being issued.
10.1	Management Agreement by and between Strategic Wealth & Income Fund, LLC and SWI Management, LLC (filed as Exhibit 10.3 to Amendment No. 3 to Registration Statement on Form S-4 filed on March 18, 2010 and incorporated herein by reference).
10.2	Form of Selling Agreement (filed as Exhibit 10.4 to Amendment No. 6 to Registration Statement on Form S-4 filed on April 22, 2010 and incorporated herein by reference).
10.3	Form of Amendment to Selling Agreement (filed as Exhibit 10.5 to Amendment No. 6 to Registration Statement on Form S-4 filed on April 22, 2010 and incorporated herein by reference).
10.4†	Selling Agreement (filed as Exhibit 10.6 to Amendment No. 9 to Registration Statement on Form S-4 filed on May 10, 2010 and incorporated herein by reference).
10.5†	Amendment to Selling Agreement (filed as Exhibit 10.7 to Amendment No. 9 to Registration Statement on Form S-4 filed on May 10, 2010 and incorporated herein by reference).
10.6*	Consulting Agreement by and Between IMH Financial Corporation and ITH Partners LLC
23.1	Consent of BDO USA, LLP.
23.2*	Consent of O’Melveny & Myers LLP (included within Exhibit 5.1 and incorporated herein by reference).
23.3	Consent of Cushman & Wakefield, Inc. (filed as Exhibit 23.5 to Amendment No. 8 to Registration Statement on Form S-4 filed on May 6, 2010 and incorporated herein by reference).
23.4	Consent of Director Nominee Donald McQuade
23.5	Consent of Director Nominee William Petsas
23.6	Consent of Director Nominee Fred Shaulis
24.1	Power of Attorney (included on signature page hereto)

*	To be filed by amendment.
†	One example agreement has been filed pursuant to Item 601 of Regulation S-K. Confidential treatment has been requested with respect to information identifying the counterparty to this agreement, and the schedule provided pursuant to Item 601 identifying the counterparties to the other agreements and certain other differences. The omitted information and schedule has been filed separately with the U.S. Securities and Exchange Commission.